     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         NATURAL RESOURCE PARTNERS L.P.
             (Exact Name of Registrant as Specified in Its Charter)
                             ---------------------

           DELAWARE                          1222                         35-2164875
 (State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of Incorporation or         Classification Code Number)       Identification Number)
         Organization)

                        601 JEFFERSON STREET, SUITE 3600
                              HOUSTON, TEXAS 77002
                                 (713) 751-7507
         (Address, Including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                                DWIGHT L. DUNLAP
                        601 JEFFERSON STREET, SUITE 3600
                              HOUSTON, TEXAS 77002
                                 (713) 751-7507
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

               DAN A. FLECKMAN                                JOSHUA DAVIDSON
            CHRISTOPHER S. COLLINS                           BAKER BOTTS L.L.P.
            VINSON & ELKINS L.L.P.                             910 LOUISIANA
           1001 FANNIN, SUITE 2300                          HOUSTON, TEXAS 77002
             HOUSTON, TEXAS 77002                              (713) 229-1234
                (713) 758-2222

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                         AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common units representing limited partnership interests.....     $106,805,370            $9,827
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes common units issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 19, 2002

PROSPECTUS

                                     (LOGO)
                         NATURAL RESOURCE PARTNERS L.P.
                             4,500,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            $       PER COMMON UNIT
                             ---------------------

     We are selling 2,521,333 common units and Arch Coal, Inc., as the selling unitholder, is selling 1,901,250 common units. We will not receive any proceeds from the sale of common units by Arch Coal, Inc. We and Arch Coal, Inc. have granted the underwriters a 30-day option to purchase up to an additional 663,387 common units on the same terms and conditions as set forth in this prospectus to cover over-allotments of common units, if any. To the extent the underwriters do not exercise this option in full, affiliates of our general partner will purchase up to an additional 77,417 common units at the initial public offering price, such that a minimum of 4,500,000 common units will be sold in the offering.

     We are a limited partnership recently formed by Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and Arch Coal, Inc. This is the initial public offering of our common units. We expect the initial public offering price to be
between $          and $     per unit. We intend to make a minimum quarterly
distribution of available cash of $0.50 per unit, or $2.00 per unit on an annualized basis, before any distributions are paid on our subordinated units, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We intend to list the units on the New York Stock Exchange under the symbol "NRP."
                             ---------------------

     INVESTING IN THE COMMON UNITS INVOLVES RISK.   PLEASE READ "RISK FACTORS"
BEGINNING ON PAGE 14.

     These risks include the following:

     - We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.
     - A substantial or extended decline in coal prices could reduce our coal royalty revenues and the value of our coal reserves.
     - Our lessees' coal mining operations are subject to operating risks that could result in lower coal royalty revenues to us.
     - Our lessees are subject to federal, state and local laws and regulations that may limit their ability to produce and sell coal from our properties.
     - We depend on a limited number of primary operators for a significant portion of our coal royalty revenues.
     - The owners of our general partner and their affiliates may engage in substantial competition with us and have other conflicts of interest and limited fiduciary responsibilities that may permit them to favor their own interests to your detriment.
     - Even if unitholders are dissatisfied, they cannot easily remove our general partner.
     - The control of our general partner may be transferred to a third party without unitholder consent.
     - You will experience immediate and substantial dilution of $7.97 per common unit.
     - You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                                 PER
                                                                COMMON
                                                                 UNIT       TOTAL
                                                              ----------   --------
Public Offering Price                                         $            $
Underwriting Discount                                         $            $
Proceeds to Natural Resource Partners L.P. before expenses    $            $
Proceeds to Selling Unitholder                                $            $

     The underwriters expect to deliver the common units on or about           ,
2002.

SALOMON SMITH BARNEY                                             LEHMAN BROTHERS

          , 2002

                               TABLE OF CONTENTS

SUMMARY.....................................................     1
  Natural Resource Partners.................................     1
  Demand for Coal...........................................     2
  Summary of Risk Factors...................................     2
  Business Strategy.........................................     3
  Competitive Strengths.....................................     4
  Our Relationship with the WPP Group and Arch Coal.........     5
PARTNERSHIP STRUCTURE AND MANAGEMENT........................     6
THE OFFERING................................................     8
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
  DATA......................................................    11
SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY
  RESPONSIBILITIES..........................................    13
RISK FACTORS................................................    14
  Risks Related to Our Business.............................    14
     We may not have sufficient cash from operations to pay
      the minimum quarterly distribution following
      establishment of cash reserves and payment of fees and
      expenses, including payments to our general partner...    14
     A substantial or extended decline in coal prices could
      reduce our coal royalty revenues and the value of our
      coal reserves.........................................    15
     Our lessees' coal mining operations are subject to
      operating risks that could result in lower coal
      royalty revenues to us................................    15
     We depend on a limited number of primary operators for
      a significant portion of our coal royalty revenues,
      and the loss of or reduction in production from any of
      our major operators could reduce our coal royalty
      revenues..............................................    16
     We may not be able to terminate our leases if any of
      our lessees declare bankruptcy, and we may experience
      delays and be unable to replace lessees that do not
      make royalty
       payments.............................................    16
     If our lessees do not manage their operations well,
      their production volumes and our coal royalty revenues
      could decrease........................................    16
     Any decrease in the demand for metallurgical coal could
      result in lower coal production by our lessees, which
      would thereby reduce our coal royalty revenues........    17
     We may not be able to expand and our business will be
      adversely affected if we are unable to replace or
      increase our reserves or obtain other mineral reserves
      through acquisitions..................................    17
     Any change in fuel consumption patterns by electric
      power generators resulting in a decrease in the use of
      coal could result in lower coal production by our
      lessees, which would reduce our coal royalty
      revenues..............................................    17
     Current conditions in the coal industry may make it
      difficult for our lessees to extend existing contracts
      or enter into supply contracts with terms of one year
      or more, which could adversely affect the stability
      and profitability of their operations and adversely
      affect our coal royalty revenues......................    17
     Competition within the coal industry may adversely
      affect the ability of our lessees to sell coal, and
      excess production capacity in the industry could put
      downward pressure on coal prices......................    18
     Lessees could satisfy obligations to their customers
      with coal from properties other than ours, depriving
      us of the ability to receive amounts in excess of
      minimum royalty payments..............................    18
     Fluctuations in transportation costs and the
      availability or reliability of transportation could
      reduce the production of coal mined from our
      properties............................................    19
     Our reserve estimates depend on many assumptions that
      may be inaccurate, which could materially adversely
      affect the quantities and value of our reserves.......    19

     Our lessees' work forces could become increasingly
      unionized in the future...............................    19
  Regulatory and Legal Risks................................    20
     Our lessees are subject to federal, state and local
      laws and regulations that may limit their ability to
      produce and sell coal from our properties.............    20
     A substantial portion of our coal has a high sulfur
      content. This coal may become more difficult to sell
      because the Clean Air Act limits the ability of
      electric utilities to burn high sulfur coal...........    21
     The Clean Air Act affects the end-users of coal and
      could significantly affect the demand for our coal and
      reduce our coal royalty revenues......................    21
     We may become liable under federal and state mining
      statutes if our lessees are unable to pay mining
      reclamation costs.....................................    22
     A recent federal district court decision could limit
      our lessees' ability to conduct underground mining
      operations............................................    22
     Restructuring of the electric utility industry could
      lead to reduced coal prices...........................    23
     We could become liable under federal and state
      Superfund and waste management statutes...............    23
  Risks Related to Our Partnership Structure................    23
     The WPP Group and Arch Coal may engage in substantial
      competition with us...................................    23
     The WPP Group, Arch Coal and their affiliates have
      conflicts of interest and limited fiduciary
      responsibilities, which may permit them to favor their
      own interests to your detriment.......................    24
     Even if unitholders are dissatisfied, they cannot
      easily remove our general partner.....................    25
     The control of our general partner may be transferred
      to a third party without unitholder consent...........    26
     Our general partner's absolute discretion in
      determining the level of cash reserves may adversely
      affect our ability to make cash distributions to
      unitholders...........................................    26
     You will experience immediate and substantial dilution
      of $7.97 per common unit..............................    27
     We may issue additional common units without your
      approval, which would dilute your existing ownership
      interests.............................................    27
     Cost reimbursements due our general partner may be
      substantial and will reduce the cash available for
      distribution to you...................................    27
     Our general partner's discretion in establishing
      reserves may reduce the amount of available cash for
      distribution to you...................................    28
     Our general partner has a limited call right that may
      require you to sell your units at an undesirable time
      or price..............................................    28
     Your liability may not be limited if a court finds that
      unitholder action constitutes control of our
      business..............................................    28
     Unitholders may have liability to repay
      distributions.........................................    28
  Tax Risks to Common Unitholders...........................    29
     The IRS could treat us as a corporation for tax
      purposes, which would substantially reduce the cash
      available for distribution to you.....................    29
     A successful IRS contest of the federal income tax
      positions we take may adversely affect the market for
      our common units, and the cost of any IRS contest will
      be borne by our unitholders and our general partner...    29
     You may be required to pay taxes on income from us even
      if you do not receive any cash distributions from
      us....................................................    29
     Tax gain or loss on disposition of common units could
      be different than expected............................    30
     Tax-exempt entities, regulated investment companies and
      foreign persons face unique tax issues from owning
      common units that may result in adverse tax
      consequences to them..................................    30
     We will register as a tax shelter. This may increase
      the risk of an IRS audit of us or you.................    30

     You will likely be subject to state and local taxes in states where you do not live as a result of an
      investment in units.................................................................................         30
USE OF PROCEEDS...........................................................................................         31
CAPITALIZATION............................................................................................         32
DILUTION..................................................................................................         33
CASH DISTRIBUTION POLICY..................................................................................         35
  Quarterly Distributions of Available Cash...............................................................         35
  Operating Surplus and Capital Surplus...................................................................         35
  Subordination Period....................................................................................         35
  Distributions of Available Cash From Operating Surplus During the Subordination Period..................         37
  Distributions of Available Cash from Operating Surplus After the Subordination Period...................         37
  Incentive Distribution Rights...........................................................................         37
  Percentage Allocations of Available Cash from Operating Surplus.........................................         38
  Distributions From Capital Surplus......................................................................         38
  Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.............................         39
  Distributions of Cash Upon Liquidation..................................................................         39
CASH AVAILABLE FOR DISTRIBUTION...........................................................................         42
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA..........................................................         45
  WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP.......................................................         46
  GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP...........................................................         47
  NEW GAULEY COAL CORPORATION.............................................................................         48
  ARCH COAL CONTRIBUTED PROPERTIES........................................................................         49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................         50
  Introduction............................................................................................         50
  Results of Operations...................................................................................         52
  Related Party Transactions..............................................................................         57
  Liquidity and Capital Resources.........................................................................         57
  Contractual Obligations and Commercial Commitments......................................................         58
  Inflation...............................................................................................         59
  Environmental...........................................................................................         59
  Recent Accounting Pronouncements........................................................................         59
  Critical Accounting Policies............................................................................         60
  Quantitative and Qualitative Disclosures about Market Risk..............................................         60
COAL INDUSTRY OVERVIEW....................................................................................         61
  Introduction............................................................................................         61
  Coal Markets............................................................................................         61
  Industry Trends.........................................................................................         62
  Coal Royalty Business...................................................................................         63
  Largest U.S. Coal Producers.............................................................................         64
  Imports and Exports.....................................................................................         64
  Coal Characteristics....................................................................................         65
  Coal Mining Techniques..................................................................................         66
  Coal Preparation........................................................................................         67
  Coal Regions............................................................................................         67
  Coal Prices.............................................................................................         68

BUSINESS..................................................................................................         71
  Business Strategy.......................................................................................         71
  Competitive Strengths...................................................................................         72
  Our Relationship with the WPP Group and Arch Coal.......................................................         72
  Coal Reserves and Production............................................................................         73
  Coal Leases.............................................................................................         75
  Central Appalachia (Eastern Kentucky and Virginia)......................................................         76
  Central Appalachia (Southern West Virginia).............................................................         78
  Northern Appalachia.....................................................................................         81
  Southern Appalachia.....................................................................................         82
  Illinois Basin..........................................................................................         83
  Northern Powder River Basin.............................................................................         85
  Other Operations........................................................................................         87
  Coal Industry Sales Contracts...........................................................................         87
  Competition.............................................................................................         87
  Regulation..............................................................................................         88
  Title to Property.......................................................................................         97
  Employees and Labor Relations...........................................................................         97
  Legal Proceedings.......................................................................................         97
MANAGEMENT................................................................................................         98
  GP Natural Resource Partners LLC Will Manage Us.........................................................         98
  Directors and Executive Officers of GP Natural Resource Partners LLC....................................         99
  Reimbursement of Expenses of our General Partner........................................................        100
  Executive Compensation..................................................................................        100
  Compensation of Directors...............................................................................        100
  Long-Term Incentive Plan................................................................................        101
  Annual Incentive Plan...................................................................................        102
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................        103
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................................        104
  Distributions and Payments to the General Partner and its Affiliates....................................        104
  Agreements Governing the Transactions...................................................................        105
  Omnibus Agreement.......................................................................................        105
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES......................................................        108
  Conflicts of Interest...................................................................................        108
  Fiduciary Responsibilities..............................................................................        110
SELLING UNITHOLDER........................................................................................        113
DESCRIPTION OF THE COMMON UNITS...........................................................................        114
  The Units...............................................................................................        114
  Transfer Agent and Registrar............................................................................        114
  Transfer of Common Units................................................................................        114
DESCRIPTION OF THE SUBORDINATED UNITS.....................................................................        116
  Conversion of Subordinated Units........................................................................        116
  Limited Voting Rights...................................................................................        117
  Distributions Upon Liquidation..........................................................................        117

THE PARTNERSHIP AGREEMENT.................................................................................        118
  Organization............................................................................................        118
  Purpose.................................................................................................        118
  Power of Attorney.......................................................................................        118
  Capital Contributions...................................................................................        118
  Limited Liability.......................................................................................        119
  Voting Rights...........................................................................................        120
  Issuance of Additional Securities.......................................................................        121
  Amendment of the Partnership Agreement..................................................................        122
  Actions Relating to Operating Company...................................................................        124
  Merger, Sale or Other Disposition of Assets.............................................................        124
  Termination and Dissolution.............................................................................        124
  Liquidation and Distribution of Proceeds................................................................        125
  Withdrawal or Removal of the General Partner............................................................        125
  Transfer of General Partner Interest....................................................................        126
  Transfer of Incentive Distribution Rights...............................................................        127
  Transfer of Ownership Interests in the General Partner..................................................        127
  Change of Management Provisions.........................................................................        127
  Limited Call Right......................................................................................        127
  Meetings; Voting........................................................................................        128
  Status as Limited Partner or Assignee...................................................................        128
  Non-Citizen Assignees; Redemption.......................................................................        129
  Indemnification.........................................................................................        129
  Books and Reports.......................................................................................        129
  Right to Inspect Our Books and Records..................................................................        130
  Registration Rights.....................................................................................        130
UNITS ELIGIBLE FOR FUTURE SALE............................................................................        131
MATERIAL TAX CONSEQUENCES.................................................................................        133
  Partnership Status......................................................................................        133
  Limited Partner Status..................................................................................        134
  Tax Consequences of Unit Ownership......................................................................        135
  Tax Treatment of Operations.............................................................................        139
  Disposition of Common Units.............................................................................        141
  Tax-Exempt Organizations and Other Investors............................................................        143
  Administrative Matters..................................................................................        144
  State, Local and Other Tax Considerations...............................................................        146
INVESTMENT IN NATURAL RESOURCE PARTNERS BY EMPLOYEE BENEFIT PLANS.........................................        147
UNDERWRITING..............................................................................................        148
VALIDITY OF THE COMMON UNITS..............................................................................        150
EXPERTS...................................................................................................        150
WHERE YOU CAN FIND MORE INFORMATION.......................................................................        151
FORWARD-LOOKING STATEMENTS................................................................................        151
INDEX TO FINANCIAL STATEMENTS.............................................................................        F-1

Appendix A -- First Amended and Restated Agreement of
  Limited Partnership of Natural Resource Partners L.P. ....   A-1
Appendix B -- Application for Transfer of Common Units......   B-1
Appendix C -- Glossary of Terms.............................   C-1
Appendix D -- Pro Forma Available Cash From Operating
  Surplus...................................................   D-1
Appendix E -- Coal Reserve Audit Summary Report of Weir
  International Mining Consultants..........................   E-1
Appendix F -- Coal Reserve Audit Summary Report of Stagg
  Resource Consultants, Inc.................................   F-1

                             ---------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Until           , 2002 (25 days after the date of this prospectus), all
dealers effecting transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the financial statements and the notes to those statements. The information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit, (2) that the underwriters' over-allotment option is not exercised and (3) that an additional 77,417 common units are purchased by New Gauley Coal Corporation and Great Northern Properties Limited Partnership. You should read "Summary of Risk Factors" beginning on page 2 and "Risk Factors" beginning on page 14 for more information about important risks that you should consider before buying common units. In this prospectus, we refer to Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership and New Gauley Coal Corporation collectively as the WPP Group. The estimates of Arch Coal, Inc.'s and the WPP Group's proven and probable reserves have been audited as of December 31, 2001 by Weir International Mining Consultants and Stagg Resource Consultants, Inc., respectively. Their Coal Reserve Audit Summary Reports have been included in this prospectus as Appendices E and F, respectively. Additionally, we have included a "Glossary of Terms" as Appendix C.

                           NATURAL RESOURCE PARTNERS

     We are a limited partnership recently formed by the WPP Group, the largest owner of coal reserves in the United States other than the U.S. government, and Arch Coal, Inc., the second largest U.S. coal producer. We engage principally in the business of owning and managing coal properties in the three major coal-producing regions of the United States: Appalachia, the Illinois Basin and the Western United States. As of December 31, 2001, we controlled approximately
1.15 billion tons of proven and probable coal reserves in eight states. In 2001, our lessees produced 29 million tons of coal from our properties and our total revenues were $47.2 million on a pro forma basis, including coal royalty revenues of $42.4 million.

     We lease coal reserves to experienced mine operators under long-term leases that grant the operators the right to mine our coal reserves in exchange for royalty payments. Our royalty payments are based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, subject to a minimum payment. Our reserves are located on 45 separate properties and are subject to 62 leases with 31 lessees. In 2001, approximately 57% of the coal produced from our properties came from underground mines and 43% came from surface mines. As of December 31, 2001, approximately 65% of our reserves were low sulfur coal and approximately 25% of our reserves were compliance coal, which meets the standards imposed by the Clean Air Act. Coal produced from our properties is burned in electric power plants located east of the Mississippi River and in Montana and Minnesota. Approximately 12% of our lessees' 2001 coal production was metallurgical coal, which our lessees sold to steel companies in the Eastern United States, South America, Europe and Asia. The table below shows coal production, coal royalty revenues and reserve tonnage for our properties as of December 31, 2001 on a pro forma basis.

            COAL ROYALTY REVENUES, PRODUCTION AND RESERVES BY REGION

                                                        YEAR ENDED            AT DECEMBER 31,
                                                     DECEMBER 31, 2001             2001
                                                 -------------------------   -----------------
                                                 COAL ROYALTY                   PROVEN AND
                                                   REVENUES     PRODUCTION   PROBABLE RESERVES
                                                 ------------   ----------   -----------------
                                                                (IN THOUSANDS)
Appalachia.....................................    $32,327        19,648           958,581
Illinois Basin.................................      3,155         2,659            28,398
Western United States..........................      6,951         6,683           166,939
                                                   -------        ------         ---------
     Total.....................................    $42,433        28,990         1,153,918
                                                   =======        ======         =========

                                DEMAND FOR COAL

     Over the last two decades, total domestic coal consumption in the United States has increased from approximately 733 million tons in 1981 to 1.1 billion tons in 2001. The growth in demand for coal has been primarily driven by growth in electricity consumption. In 2001, electric utilities accounted for approximately 90% of domestic coal consumption.

     We believe that demand for coal will continue to grow for the following reasons:

     - Demand for electricity will continue to increase as the economy grows. In order to meet the projected increase in demand for electricity, demand for coal is expected to increase by 1.2% per year between 2000 and 2020. We believe much of the projected increase in demand for electricity will be supplied by existing coal-fired power plants because they possess excess capacity that can be utilized at low incremental costs.

     - Coal prices have historically been lower and more stable than natural gas prices. The market price of natural gas has historically been more volatile and higher on an energy-equivalent basis than the market price of coal. While new natural gas-fired power plants generally are less expensive to construct than new coal-fired plants, we believe that higher prices and volatility will continue to make natural gas a less attractive energy source than coal for many utilities, particularly for baseload electricity generation.

     - There is an abundant supply of coal. Coal makes up approximately 95% of fossil fuel reserves in the United States, with an estimated 250-year supply of coal based on current usage rates.

     - Coal is increasingly less polluting. As a result of improved technology and coal consumption trends to lower sulfur coal, sulfur dioxide emissions from U.S. coal-fired power plants have declined by more than 20% since 1970, even as coal consumption for domestic electric power generation has almost tripled.

     - Demand for non-compliance coal production will continue. Although the Clean Air Act emission requirements have caused a general shift in demand toward lower sulfur coal, we believe that demand for our medium and high sulfur coal will continue because utilities currently may satisfy the Clean Air Act requirements by (1) burning lower sulfur coal mixed with medium or high sulfur coal, (2) installing pollution control devices, such as scrubbers, to reduce emissions from high sulfur coal or (3) purchasing or trading emission credits.

                            SUMMARY OF RISK FACTORS

     An investment in our common units involves risks associated with our business, regulatory and legal matters, our partnership structure and the tax characteristics of our common units. Please carefully read the risks relating to these matters under "Risk Factors."

  RISKS RELATED TO OUR BUSINESS

     - We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

     - A substantial or extended decline in coal prices could reduce our coal royalty revenues and the value of our coal reserves.

     - Our lessees' coal mining operations are subject to operating risks that could result in lower coal royalty revenues to us.

     - We depend on a limited number of primary operators for a significant portion of our coal royalty revenues, and the loss of or reduction in production from any of our major operators could reduce our coal royalty revenues.

     - We may not be able to terminate our leases if any of our lessees declare bankruptcy, and we may experience delays and be unable to replace lessees that do not make royalty payments.

     - If our lessees do not manage their operations well, their production volumes and our coal royalty revenues could decrease.

     - Any decrease in demand for metallurgical coal could result in lower coal production by our lessees, which would thereby reduce our coal royalty revenues.

  REGULATORY AND LEGAL RISKS

     - Our lessees are subject to federal, state and local laws and regulations that may limit their ability to produce and sell coal from our properties.

     - A substantial portion of our coal has a high sulfur content. This coal may become more difficult to sell because the Clean Air Act limits the ability of electric utilities to burn high sulfur coal.

     - The Clean Air Act affects the end-users of coal and could significantly affect the demand for our coal and reduce our coal royalty revenues.

     - We may become liable under federal and state mining statutes if our lessees are unable to pay mining reclamation costs.

     - A recent federal district court decision could limit our lessees' ability to conduct underground mining operations.

  RISKS RELATED TO OUR PARTNERSHIP STRUCTURE

     - The WPP Group and Arch Coal may engage in substantial competition with us.

     - The WPP Group, Arch Coal and their affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to your detriment.

     - Even if unitholders are dissatisfied, they cannot easily remove our general partner.

     - The control of our general partner may be transferred to a third party without unitholder consent.

     - Our general partner's absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to unitholders.

     - You will experience immediate and substantial dilution of $7.97 per common unit.

  TAX RISKS TO COMMON UNITHOLDERS

     - The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

     - A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the cost of any IRS contest will be borne by our unitholders and our general partner.

     - You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

     - Tax gain or loss on disposition of common units could be different than expected.

                               BUSINESS STRATEGY

     We intend to execute the following strategies that we believe reflect our competitive strengths:

     - Maximize royalty revenues from our existing properties. We work with our lessees by providing technical knowledge of our reserves, including information about title and geology. We also review mine plans to assure efficient recovery of reserves and periodically audit our lessees to verify that royalties have been properly paid.

     - Explore new opportunities with our existing lessees. Our lessees are generally subsidiaries of large coal producers that have long-term plans to expand their operations. We intend to further develop our relationships with our current lessees in order to participate in future opportunities that our lessees may identify for acquiring or leasing new properties.

     - Add new lessees to diversify our coal mine operator base. We have identified additional public and private coal mine operators that meet our guidelines as qualified lessee candidates. As we expand our royalty business, we will be seeking new lessees to mine our properties. The addition of these new lessees will allow us to further diversify our coal mine operator base.

     - Expand and diversify our coal reserves. We intend to actively pursue opportunities to expand and diversify our reserves by acquiring additional coal properties that generate royalty income. We will review potential reserve acquisitions in all coal producing regions of the United States in order to acquire marketable reserves that we believe will be attractive to lessees.

     - Diversify our portfolio to include minerals other than coal. We plan to explore opportunities to acquire other royalty-producing mineral properties in addition to coal properties. These royalty-producing mineral properties may include oil and gas, iron ore and other minerals.

                             COMPETITIVE STRENGTHS

     We believe the following competitive strengths will enable us to execute our business strategies successfully:

     - Our royalty structure generates stable production and cash flow. Our leases provide for royalty rates generally equal to the higher of a percentage of the gross sales price or a fixed price per ton of coal, subject to a minimum payment. This structure generally allows our production and cash flow to be stable and predictable in periods of low coal prices, while enabling us to benefit during periods of higher coal prices.

     - We do not directly bear operating costs and risks. Because we do not operate any mines, we do not bear ordinary operating costs and have limited direct exposure to environmental compliance, permitting and labor risks, which are principally borne by our lessees, the operators of the mines.

     - We primarily lease to large lessees that have a diverse customer base. Our royalty income is primarily from leases to subsidiaries of publicly-held coal companies. In 2001, we derived approximately 76% of our revenues from subsidiaries of seven of the top ten coal producers in the United States.

     - Our reserves are diverse and strategically located. Our reserves are geographically diverse and cover a broad range of heat and sulfur content. By offering both metallurgical and steam coal, our coal reserves are marketable to a diverse customer base, thereby enabling our lessees to adjust to changing markets and sustain sales volumes and prices.

     - We are well-positioned to pursue acquisitions of coal reserves and other minerals. The coal royalty business is highly fragmented and characterized by numerous small entities that present potentially attractive acquisition opportunities. In conjunction with this offering, we are entering into a $100 million credit facility that, combined with our ability to issue additional units, should provide the financial flexibility to pursue acquisitions. Upon the closing of this offering, we anticipate that we will have no outstanding indebtedness.

     - We have experienced, knowledgeable management. Our management team has a successful record of managing, leasing and acquiring properties. Each member of our management team has at least 20 years of experience in the mining industry.

               OUR RELATIONSHIP WITH THE WPP GROUP AND ARCH COAL

     The WPP Group and Arch Coal have a significant interest in our partnership through their combined ownership of a 79.9% limited partner interest and the 2% general partner interest in our partnership. Both the WPP Group and Arch Coal have a history of successfully completing and integrating acquisitions in the coal industry. We expect to pursue acquisitions with the WPP Group and Arch Coal, as well as with other companies. We may acquire coal reserve properties, other mineral properties or producing coal properties, in which event we would expect to work with a coal producing company that would acquire the mine assets and lease the reserves from us. While our relationship with both the WPP Group and Arch Coal should provide significant benefits to us, it is also a source of potential conflict. In addition, the WPP Group and Arch Coal may engage in substantial competition with us. Please read "Conflicts of Interest and Fiduciary Responsibilities" and "Certain Relationships and Related
Transactions -- Omnibus Agreement."

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

     Our operations will be conducted through, and our operating assets will be owned by, our subsidiaries. We will own our subsidiaries through an operating company, NRP (Operating) LLC. Upon consummation of the offering of the common units and the related transactions:

     - NRP (GP) LP, our general partner, will own the 2% general partner interest in us, as well as 65% of the incentive distribution rights, which entitle the holder to receive a higher percentage of cash distributed in excess of $0.55 per unit in any quarter;

     - the WPP Group will own 25% of the incentive distribution rights and Arch Coal will own the remaining 10% of the incentive distribution rights;

     - we will own 100% of the membership interests in the operating company;
       and

     - the operating company will own 100% of the membership interests in its subsidiaries: NNG LLC, WPP LLC, GNP LLC and ACIN LLC.

     Our general partner has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, will conduct its business and operations and the board of directors and officers of GP Natural Resource Partners LLC will make decisions on behalf of us. Arch Coal is entitled to nominate three directors, including one independent director, of GP Natural Resource Partners LLC. Corbin J. Robertson, Jr., who controls the WPP Group, is entitled to nominate five directors, including two independent directors, of GP Natural Resource Partners LLC. The senior executives and other officers who currently manage Western Pocahontas Properties Limited Partnership will continue to manage us. They will remain employees of Western Pocahontas Properties Limited Partnership and will allocate varying percentages of their time to managing our operations. Neither our general partner, GP Natural Resource Partners LLC nor their affiliates will receive any management fee or other compensation in connection with the management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

     The offices of Western Pocahontas Properties Limited Partnership are located at P.O. Box 2827, 1035 Third Avenue, Suite 300, Huntington, West Virginia 25727 and the telephone number is (304) 522-5757. Our principal executive offices are located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 and our phone number is (713) 751-7507.

     The chart on the following page depicts the organization and ownership of Natural Resource Partners after giving effect to the offering of the common units and the related formation transactions.

 [Chart depicting the organization and ownership of Natural Resource Partners]

                                  THE OFFERING

Common units offered by us....   2,521,333 common units.

                                 2,904,439 common units if the underwriters exercise their over-allotment option from us in full. To the extent the underwriters exercise their over-allotment option, the net proceeds received by us from the sale of 46.1% of the additional units pursuant to the over-allotment option will be used to redeem an equal number of common units from Western Pocahontas Properties Limited Partnership. To the extent the underwriters do not exercise this over-allotment option, New Gauley Coal Corporation and Great Northern Properties Limited Partnership will purchase up to 77,417 additional common units from us.

Common units offered by Arch
Coal, Inc., as the selling
unitholder....................   1,901,250 common units.

                                 2,181,531 common units offered by Arch Coal if the underwriters exercise their over-allotment option in full. We will not receive any proceeds from the sale of common units by Arch Coal.

Units outstanding after this
offering......................   12,005,000 common units and 12,005,000
                                 subordinated units, each representing
                                 approximately a 49% limited partner interest in us.

Cash distributions............   We intend to make minimum quarterly
                                 distributions of $0.50 per common unit to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

                                 - first, 98% to the common units and 2% to the
                                   general partner, until each common unit has received a minimum quarterly distribution of $0.50 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters;

                                 - second, 98% to the subordinated units and 2%
                                   to the general partner, until each
                                   subordinated unit has received a minimum quarterly distribution of $0.50; and

                                 - third, 98% to all units, pro rata, and 2% to
                                   the general partner, until each unit has received a distribution of $0.55.

                                 If cash distributions per unit exceed $0.55 in any quarter, the holders of the incentive distribution rights will receive, on a pro rata basis, a higher percentage of the cash we distribute in excess of that amount in increasing percentages up to an aggregate of 48%. We refer to these distributions as incentive distributions.

                                 We must distribute all of our cash on hand at the end of each quarter, after payment of fees and expenses, less reserves established by our general partner in its discretion. We refer to this cash as available cash, and we define its meaning in our partnership agreement and in the glossary in Appendix C. The amount of available cash, if any, at the end of any quarter may be greater than or less than the minimum quarterly distribution.

                                 We believe, based on the assumptions beginning on page 44 of this prospectus, that we will have sufficient cash from operations, including working capital borrowings, to enable us to make the minimum quarterly distribution of $0.50 on the common units and the subordinated units for each quarter through June 30, 2003. The amount of pro forma cash available for distribution generated during 2001 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units but only 73.9% of the minimum quarterly distribution on the subordinated units during this period. Please read "Cash Available for Distribution" and Appendix D to this prospectus for the calculation of our ability to have paid the minimum quarterly distributions during 2001.

Subordination period..........   During the subordination period, the
                                 subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before June 30, 2007. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.

Early conversion of
subordinated
units.........................   If we meet the financial tests in the
                                 partnership agreement for any quarter ending on or after June 30, 2005, 25% of the subordinated units will convert into common units. If we meet these tests for any quarter ending on or after June 30, 2006, an additional 25% of the subordinated units will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of subordinated units.

Issuance of additional
units.........................   In general, during the subordination period we
                                 may issue up to 6,002,500 additional common units, or 50% of the common units outstanding immediately after this offering, without obtaining unitholder approval. We can also issue an unlimited number of common units for acquisitions that increase cash flow from operations per unit on a pro forma basis, and we can issue additional common units if the proceeds of the issuance are used to repay up to $25 million of certain of our indebtedness.

Limited voting rights.........   Our general partner will manage and operate us.
                                 Unlike the holders of common stock in a
                                 corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or the directors of GP Natural Resource
                                 Partners LLC on an annual or other regular basis. Our general partner may not be removed except by the vote of the holders of at least
                                 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates, voting together as a single class.
                                 Upon the consummation of this offering, our general partner and its affiliates will own
                                 81.6% of our outstanding limited partner units.
                                 This will give our general partner the
                                 practical ability to prevent its involuntary removal.

Limited call right............   If at any time our general partner and its
                                 affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than their then current market price.

Estimated ratio of taxable
income to distributions.......   We estimate that if you own the common units
                                 that you purchase in this offering through June
                                 30, 2005 you will be allocated, on a cumulative
                                 basis, an amount of federal taxable income for
                                 that period that will be approximately      %
                                 of the cash distributed to you with respect to
                                 that period. A substantial portion of the
                                 income that will be allocated to you is
                                 expected to be long-term capital gain, which
                                 for individuals is subject to a significantly
                                 lower maximum federal income tax rate
                                 (currently 20%) than ordinary income (currently
                                 taxable at a maximum rate of 38.6%). If you are
                                 an individual taxable at the maximum rate of
                                 38.6% on ordinary income, the effect of this
                                 lower capital gains rate is to produce an after
                                 tax return to you that is the same as if the
                                 amount of federal ordinary taxable income
                                 allocated to you for that period were
                                 approximately   % of the cash distributed to
                                 you for that period. Please read "Material Tax
                                 Consequences -- Tax Consequences of Unit
                                 Ownership -- Ratio of Taxable Income to
                                 Distributions" for the basis of this estimate.

Exchange listing..............   We intend to list our common units on the New
                                 York Stock Exchange, or NYSE, under the symbol
                                 "NRP."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The historical combined information was derived by combining the historical financial statements of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and Arch Coal Contributed Properties as of and for the year ended December 31, 2001.

     The pro forma financial statements of Natural Resource Partners L.P. show the pro forma effect of the offering and the related transactions. The summary pro forma financial and operating data presented below as of and for the year ended December 31, 2001 are derived from the unaudited pro forma financial statements. The pro forma balance sheet assumes the offering and the related transactions occurred as of December 31, 2001, and the pro forma statement of income assumes the offering and the related transactions occurred on January 1, 2001. A more complete explanation of the pro forma adjustments can be found in "Notes to Pro Forma Financial Statements."

     We define Adjusted EBITDA as income from operations plus depreciation, depletion and amortization, plus the effect of asset impairment charges, less gain on sale of property and equipment. Adjusted EBITDA provides additional information as to our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. Adjusted EBITDA should not be considered as an alternative to net income, income before income taxes, cash flow from operations or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, and other entities may not calculate EBITDA in the same manner as we calculate Adjusted EBITDA.

     We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the audited historical and the unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." While substantially all of the producing coal-related assets and operations of the WPP Group are being contributed to us, some assets and liabilities are being retained by the WPP Group.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                          YEAR ENDED DECEMBER 31, 2001

                                                              HISTORICAL       PRO          PRO FORMA
                                                               COMBINED      FORMA(A)    AS ADJUSTED(B)
                                                              -----------   ----------   ---------------
                                                               (IN THOUSANDS, EXCEPT PER UNIT AND PRICE
                                                                                DATA)
INCOME STATEMENT DATA:
REVENUES:
  Coal royalties............................................   $ 42,939      $ 42,433       $ 42,433
  Timber royalties..........................................      3,691            --             --
  Gain on sale of property..................................      3,589           220            220
  Lease and easement income.................................        787           381            381
  Property taxes............................................      2,333         2,187          2,187
  Other.....................................................      3,967         2,028          2,028
                                                               --------      --------       --------
  Total revenues............................................     57,306        47,249         47,249
EXPENSES:
  General and administrative................................      3,633         1,960          1,960
  Taxes other than income...................................      2,645         2,187          2,187
  Depreciation, depletion and amortization..................     10,107         9,892         20,103
  Other.....................................................        283           283            283
                                                               --------      --------       --------
  Total expenses............................................     16,668        14,322         24,533
                                                               --------      --------       --------
Income from operations......................................     40,638        32,927         22,716
Other income (expense):
  Interest expense..........................................     (7,750)       (2,657)            --
  Interest income...........................................        592            --             --
  Reversionary interest.....................................     (2,009)       (2,009)        (2,009)
                                                               --------      --------       --------
Net income..................................................   $ 31,471      $ 28,261       $ 20,707
                                                               ========      ========       ========
General partners' interest in net income....................                                $    414
                                                                                            ========
Limited partners' interest in net income....................                                $ 20,293
                                                                                            ========
Net income per limited partners' unit.......................                                $   0.85
                                                                                            ========
Weighted average number of limited partners' units
  outstanding...............................................                                  24,010
                                                                                            ========
BALANCE SHEET DATA (AT PERIOD END):
Total assets................................................   $253,818      $185,682       $315,154
Long-term debt..............................................     96,425        45,729             --
Deferred revenue............................................     22,960        20,411         20,411
Total liabilities...........................................    134,736        66,140         20,411
Owners' equity/partners' capital............................   $119,082      $119,542       $294,743
OTHER DATA:
Royalty coal tons produced by lessees.......................     30,817        28,990         28,990
Average gross coal royalty per ton..........................   $   1.39      $   1.46       $   1.46
OTHER FINANCIAL DATA:
  Adjusted EBITDA...........................................   $ 47,156      $ 42,599       $ 42,599

---------------

(a) The pro forma information was derived by adjusting the historical combined amounts to reflect net assets and operations that are not being contributed to us.

(b) The pro forma as adjusted information was derived by adjusting the pro forma information for the offering and related transactions.

        SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

     NRP (GP) LP, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in state statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. Because our general partner and its general partner, GP Natural Resource Partners LLC, are owned by the WPP Group and Arch Coal, however, the officers and directors of GP Natural Resource Partners LLC also have fiduciary duties to manage GP Natural Resource Partners LLC's and our general partner's business in a manner beneficial to the owners of the WPP Group and to the stockholders of Arch Coal. The officers of GP Natural Resource Partners LLC have significant relationships with, and responsibilities to, the WPP Group, and the directors of GP Natural Resource Partners LLC have significant relationships with, and responsibilities to, the WPP Group and Arch Coal. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partner and GP Natural Resource Partners LLC, please read "Conflicts of Interest and Fiduciary Responsibilities."

     Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

     Although the WPP Group and Arch Coal have agreed in the omnibus agreement to restrictions on their ability to compete with us in the leasing of coal reserves, these restrictions are subject to numerous exceptions that will enable the WPP Group and Arch Coal to engage in substantial competition with us should they choose to do so. For a description of the terms of the omnibus agreement that contains these noncompete provisions, please read "Risk Factors -- The WPP Group and Arch Coal may engage in substantial competition with us" and "Certain Relationships and Related Transactions -- Omnibus Agreement."

                                  RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

     If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  WE MAY NOT HAVE SUFFICIENT CASH FROM OPERATIONS TO PAY THE MINIMUM QUARTERLY DISTRIBUTION FOLLOWING ESTABLISHMENT OF CASH RESERVES AND PAYMENT OF FEES AND EXPENSES, INCLUDING PAYMENTS TO OUR GENERAL PARTNER.

     The amount of cash we can distribute on our units principally depends upon the amount of royalties we receive from our lessees, which will fluctuate from quarter to quarter based on, among other things:

     - the amount of coal our lessees are able to produce from our properties;

     - the price at which our lessees are able to sell coal;

     - the level of our operating costs, including payments to our general partner; and

     - prevailing economic conditions.

     In addition, the actual amount of cash we will have available for distribution will depend on other factors that include:

     - the costs of acquisitions, if any;

     - fluctuations in our working capital;

     - the level of capital expenditures we make;

     - the restrictions contained in our debt instruments and our debt service requirements;

     - our ability to borrow under our working capital facility to make distributions to our unitholders; and

     - the amount, if any, of cash reserves established by our general partner in its discretion.

     In determining the number of units and the minimum quarterly distribution, we have made the assumptions set forth in "Cash Available for Distribution" about the factors listed above. These assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we expect. If these assumptions are not realized, we may not be able to pay the minimum quarterly distribution or any amount on the common units or the subordinated units, in which event the market price of the common units may decline materially.

     You should also be aware that our ability to pay the minimum quarterly distribution each quarter depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and we may not make distributions during periods when we record net income.

     The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after the offering is approximately $49 million. If we had completed the transactions contemplated in this prospectus on January 1, 2001, pro forma available cash from operating surplus generated during 2001
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

would have been approximately $42.6 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units but only 73.9% of the minimum quarterly distribution on the subordinated units during this period. For a calculation of our ability to make distributions to unitholders based on our pro forma results in 2001, please read "Cash Available for Distribution" and Appendix D.

  A SUBSTANTIAL OR EXTENDED DECLINE IN COAL PRICES COULD REDUCE OUR COAL ROYALTY REVENUES AND THE VALUE OF OUR COAL RESERVES.

     After the rapid increase in coal prices that began in late 2000 and prevailed through most of 2001, spot prices began to decline in late 2001 as demand for coal fell due to unusually warm weather and the sluggish U.S. economy. The prices our lessees receive for their coal depend upon factors beyond their or our control, including:

     - the supply of and demand for domestic and foreign coal;

     - weather conditions;

     - the proximity to and capacity of transportation facilities;

     - worldwide economic conditions;

     - domestic and foreign governmental regulations and taxes;

     - the price and availability of alternative fuels; and

     - the effect of worldwide energy conservation measures.

     A substantial or extended decline in coal prices could materially and adversely affect us in two ways. First, lower prices may reduce the quantity of coal that may be economically produced from our properties. This, in turn, could reduce our coal royalty revenues and the value of our coal reserves. Second, even if production is not reduced, the royalties we receive on each ton of coal sold may be reduced. Additionally, volatility in coal prices could make it difficult to estimate with precision the value of our coal reserves and any coal reserves that we may consider for acquisition.

  OUR LESSEES' COAL MINING OPERATIONS ARE SUBJECT TO OPERATING RISKS THAT COULD RESULT IN LOWER COAL ROYALTY REVENUES TO US.

     Our coal royalty revenues are largely dependent on our lessees' level of production from our coal reserves. The level of our lessees' production is subject to operating conditions or events beyond their or our control including:

     - the inability to acquire necessary permits or mining or surface rights;

     - changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

     - changes in governmental regulation of the coal industry or the electric utility industry;

     - mining and processing equipment failures and unexpected maintenance problems;

     - interruptions due to transportation delays;

     - adverse weather and natural disasters, such as heavy rains and flooding;

     - labor-related interruptions; and

     - fires and explosions.

     These conditions may increase our lessees' cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time. Any interruptions to the production of coal from our reserves could reduce our coal royalty revenues.

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

  WE DEPEND ON A LIMITED NUMBER OF PRIMARY OPERATORS FOR A SIGNIFICANT PORTION OF OUR COAL ROYALTY REVENUES, AND THE LOSS OF OR REDUCTION IN PRODUCTION FROM ANY OF OUR MAJOR OPERATORS COULD REDUCE OUR COAL ROYALTY REVENUES.

     We depend on a limited number of primary operators for a significant portion of our coal royalty revenues. In 2001, the following six operators and their subsidiaries, affiliates or contractors, accounted for approximately 84% of our coal royalty revenues: Arch Coal, Inc. (25%), Massey Energy Company (14%), CONSOL Energy Inc. (12.5%), Western Energy Company (12.5%), Resource Development L.L.C. (11%) and Peabody Energy Corporation (9%). As a result of lower spot coal prices caused by unusually warm winter weather and the sluggish U.S. economy, Arch Coal, Massey Energy, Peabody Energy and CONSOL Energy have each recently announced reduced production and capital expenditure estimates for 2002, including reduced production on our leases. Additionally, we are aware of proposed but unannounced reductions by some of our smaller lessees. If these reductions in production are implemented on our properties and sustained, our revenues may be substantially affected. If a lessee were to experience financial difficulty, the lessee might not be able to pay its royalty payments or continue its operations, which could have a material adverse impact on us.

  WE MAY NOT BE ABLE TO TERMINATE OUR LEASES IF ANY OF OUR LESSEES DECLARE BANKRUPTCY, AND WE MAY EXPERIENCE DELAYS AND BE UNABLE TO REPLACE LESSEES THAT DO NOT MAKE ROYALTY PAYMENTS.

     A failure on the part of our lessees to make coal royalty payments could give us the right to terminate the lease, repossess the property and enforce payment obligations under the lease. If we repossessed any of our properties, we would seek a replacement lessee. We might not be able to find a replacement lessee and, if we did, we might not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, the outgoing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If we enter into a new lease, the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult for us to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher-technology mining operations in order to increase productivity.

  IF OUR LESSEES DO NOT MANAGE THEIR OPERATIONS WELL, THEIR PRODUCTION VOLUMES AND OUR COAL ROYALTY REVENUES COULD DECREASE.

     We depend on our lessees to effectively manage their operations on our properties. Our lessees make their own business decisions with respect to their operations within the constraints of their leases, including decisions relating to:

     - marketing of the coal mined;

     - mine plans, including the amount to be mined and the method of mining;

     - processing and blending coal;

     - credit risk of their customers;

     - permitting;

     - insurance and surety bonding;

     - acquisition of surface rights and other mineral estates;

     - employee wages;

     - coal transportation arrangements;

     - compliance with applicable laws, including environmental laws;

     - negotiations and relations with unions; and

     - mine closure and reclamation.

     If our lessees do not manage their operations well, their production could be reduced, which would result in lower coal royalty revenues to us.

  ANY DECREASE IN THE DEMAND FOR METALLURGICAL COAL COULD RESULT IN LOWER COAL PRODUCTION BY OUR LESSEES, WHICH WOULD THEREBY REDUCE OUR COAL ROYALTY REVENUES.

     Our lessees produce a significant amount of the metallurgical coal that is used in both the U.S. and foreign steel industries. In 2001, approximately 12% of the coal production from our properties was metallurgical coal that was sold to the steel industry for the manufacture of coke. The steel industry has increasingly relied on electric arc furnaces or pulverized coal processes to make steel. These processes do not use coke. If this trend continues, the amount of metallurgical coal that our lessees mine could further decrease. Additionally, since the amount of steel that is produced is tied to global economic conditions, a decline in those conditions could result in the decline of steel, coke and coal production. Since metallurgical coal is priced higher than steam coal, some mines on our properties may only operate profitably if all or a portion of their production is sold as metallurgical coal. If they are unable to sell metallurgical coal, these mines may not be economically viable and may close.

  WE MAY NOT BE ABLE TO EXPAND AND OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REPLACE OR INCREASE OUR RESERVES OR OBTAIN OTHER MINERAL RESERVES THROUGH ACQUISITIONS.

     Because our reserves decline as our lessees mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves or other mineral reserves that are economically recoverable. If we are unable to replace or increase our coal reserves or acquire other mineral reserves on acceptable terms, our royalty revenues will decline as our reserves are depleted. In addition, if we are unable to successfully integrate the companies, businesses or properties we are able to acquire, our royalty revenues may decline and we could experience a material adverse effect on our business, financial condition or results of operations. If we acquire additional reserves, there is a possibility that any acquisition could be dilutive to earnings and reduce our ability to make distributions to unitholders. Any debt we incur to finance an acquisition may similarly affect our ability to make distributions to unitholders. Our ability to make acquisitions in the future also could be limited by restrictions under our existing or future debt agreements, competition from other mineral companies for attractive properties or the lack of suitable acquisition candidates.

  ANY CHANGE IN FUEL CONSUMPTION PATTERNS BY ELECTRIC POWER GENERATORS RESULTING IN A DECREASE IN THE USE OF COAL COULD RESULT IN LOWER COAL PRODUCTION BY OUR LESSEES, WHICH WOULD REDUCE OUR COAL ROYALTY REVENUES.

     Domestic electric power generation accounts for approximately 90% of domestic coal consumption. The amount of coal consumed for domestic electric power generation is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as natural gas, nuclear, fuel oil and hydroelectric power and environmental and other governmental regulations. We expect many new power plants will be built to produce electricity during peak periods of demand. Many of these new power plants will likely be fired by natural gas because of lower construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. As discussed under "-- Regulatory and Legal Risks," the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants.

  CURRENT CONDITIONS IN THE COAL INDUSTRY MAY MAKE IT DIFFICULT FOR OUR LESSEES TO EXTEND EXISTING CONTRACTS OR ENTER INTO SUPPLY CONTRACTS WITH TERMS OF ONE YEAR OR MORE, WHICH COULD ADVERSELY AFFECT THE STABILITY AND PROFITABILITY OF THEIR OPERATIONS AND ADVERSELY AFFECT OUR COAL ROYALTY REVENUES.

     As electric utilities adjust to the Phase II requirements of the Clean Air Act and the possible deregulation of their industry, they are becoming increasingly less willing to enter into coal supply contracts with terms of more than one year. Instead, these utilities are purchasing higher percentages of coal on the spot market. The industry shift away from long-term supply contracts could adversely affect our lessees, and the level of our royalties, in several ways. First, fewer electric utilities will have a contractual obligation to purchase coal from our lessees, thereby increasing the risk that our lessees will not have a market for their coal production. Second, the prices our lessees receive in the spot market may be less than a contractual price an electric utility is willing to pay for a committed supply. Finally, spot market prices tend to be more volatile than contractual prices, which could result in decreased coal royalty revenues and adversely affect our ability to pay the minimum quarterly distribution in any one quarter.

     In addition, price adjustment, price reopener and other similar provisions in supply contracts with terms of one year or more may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Some coal supply contracts contain provisions which allow for the price at which coal is purchased to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price. In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Any adjustment or renegotiation leading to a significantly lower contract price could result in decreased coal royalty revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.

     Some supply contracts also contain provisions which allow the customer to suspend or terminate performance under the contract upon the occurrence or continuation of specified events. These events typically include:

     - the inability of our lessees to deliver the volume or qualities of coal specified;

     - changes in the Clean Air Act rendering use of coal inconsistent with the customer's pollution control strategies; and

     - the occurrence of events beyond the reasonable control of the affected party, including labor disputes, mechanical malfunctions and changes in government regulations.

  COMPETITION WITHIN THE COAL INDUSTRY MAY ADVERSELY AFFECT THE ABILITY OF OUR LESSEES TO SELL COAL, AND EXCESS PRODUCTION CAPACITY IN THE INDUSTRY COULD PUT DOWNWARD PRESSURE ON COAL PRICES.

     Our lessees compete with numerous other coal producers in various regions of the United States for domestic sales. During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Any increases in coal prices could also encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices and therefore reduce our coal royalty revenues.

     Competition from coal with lower production costs shipped east from western coal mines has resulted in increased competition for coal sales in the Appalachian region and the Illinois Basin. This competition could result in decreased market share for our lessees operating in these regions and decreased coal royalty revenues to us.

     The amount of coal exported from the United States has declined over the last few years due to adverse economic conditions in Asia and the higher relative cost of U.S. coal due to the strength of the U.S. dollar. In addition, the recently imposed tariff on steel imports could exacerbate this decline in coal exports. This decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on coal prices.

  LESSEES COULD SATISFY OBLIGATIONS TO THEIR CUSTOMERS WITH COAL FROM PROPERTIES OTHER THAN OURS, DEPRIVING US OF THE ABILITY TO RECEIVE AMOUNTS IN EXCESS OF MINIMUM ROYALTY PAYMENTS.

     Coal supply contracts do not generally require operators to satisfy their obligations to their customers with coal mined from specific reserves. Several factors may influence a lessee's decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the lessee's lease with us, mining conditions, mining operations costs, cost and availability of transportation, and customer coal specifications. If a lessee satisfies its obligations to its customers with coal from properties we do not own or lease, production on our properties will decrease and we will receive lower coal royalty revenues.

  FLUCTUATIONS IN TRANSPORTATION COSTS AND THE AVAILABILITY OR RELIABILITY OF TRANSPORTATION COULD REDUCE THE PRODUCTION OF COAL MINED FROM OUR PROPERTIES.

     Transportation costs represent a significant portion of the total cost of coal for the customers of our lessees. Increases in transportation costs could make coal a less competitive source of energy or could make coal produced by some or all of our lessees less competitive than coal produced from other sources. On the other hand, significant decreases in transportation costs could result in increased competition for our lessees from coal producers in other parts of the country.

     Our lessees depend upon railroads, barges, trucks and beltlines to deliver coal to their customers. Disruption of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks and other events could temporarily impair the ability of our lessees to supply coal to their customers. Our lessees' transportation providers may face difficulties in the future that may impair the ability of our lessees to supply coal to their customers, resulting in decreased coal royalty revenues to us.

  OUR RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY BE INACCURATE, WHICH COULD MATERIALLY ADVERSELY AFFECT THE QUANTITIES AND VALUE OF OUR RESERVES.

     Our reserve estimates may vary substantially from the actual amounts of coal our lessees may be able to economically recover from our reserves. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

     - future coal prices, operating costs, capital expenditures, severance and excise taxes, and development and reclamation costs;

     - future mining technology improvements;

     - the effects of regulation by governmental agencies; and

     - geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experiences in areas where our lessees currently mine.

     Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve data included in this prospectus.

  OUR LESSEES' WORK FORCES COULD BECOME INCREASINGLY UNIONIZED IN THE FUTURE.

     Seven mines on our properties are operated by unionized employees of our lessees or their affiliates. Our lessees' employees could become increasingly unionized in the future. Some labor unions active in our lessees' areas of operations are attempting to organize the employees of some of our lessees. If some or all of our lessees' non-unionized operations were to become unionized, it could adversely affect their productivity, increase costs and increase the risk of work stoppages. In addition, our lessees' operations may be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our lessees' operations. Any further unionization of our lessees' employees could adversely affect the stability of production from our reserves and reduce our coal royalty revenues.

REGULATORY AND LEGAL RISKS

  OUR LESSEES ARE SUBJECT TO FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT MAY LIMIT THEIR ABILITY TO PRODUCE AND SELL COAL FROM OUR PROPERTIES.

     Our lessees may incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, including regulations and governmental enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our lessees' operations. Our lessees may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from their operations. If our lessees are pursued for these sanctions, costs and liabilities, their mining operations and, as a result, our coal royalty revenues, could be adversely affected.

     For example, the West Virginia Department of Environmental Protection has issued "show cause" orders to Green Valley Coal Company, our lessee, and Marfork Coal Company, both of which are subsidiaries of Massey Energy Company, for alleged patterns of violations relating to water quality, which could affect our Dorothy-Sarita, Eunice and New Gauley properties in West Virginia. In early 2002, the West Virginia Department of Environmental Protection entered two orders finding a pattern of violations and suspending one of Green Valley's permits for three days and another permit for thirty days. Green Valley filed appeals and obtained stays of enforcement of the orders pending resolution of the appeals. The thirty day suspension was upheld on appeal on April 9, 2002. Also, in January 2002, the West Virginia Department of Environmental Protection entered an order finding a pattern of violations by Marfork Coal and suspending its permit for operations adjacent to the Dorothy-Sarita property for 14 days. Marfork Coal filed an appeal and obtained a stay of enforcement of this order. The Surface Mining Board heard the appeal and reduced the suspension to nine days. The suspension has been temporarily blocked pending entry of the order and an appeal by Massey Energy to the circuit court. The show cause order issued to Marfork Coal could also have an impact on the longwall mining operations of another subsidiary of Massey Energy, Performance Coal, that are conducted at the Eunice property because coal mined from this part of the Eunice property is sent to the Marfork Coal preparation plant for processing. If this show cause order is not resolved on favorable terms, the permits issued to Massey Energy and its subsidiaries could be suspended or revoked and production could be decreased at mines on the Dorothy-Sarita property and at the longwall mine operated by Performance Coal at the Eunice property, reducing our coal royalty revenues.

     If these permits are revoked, Massey Energy and its subsidiaries could be prohibited from obtaining additional permits. In the event of future violations at these properties or at other properties operated by these entities, the existence of those orders may increase the nature and gravity of any sanctions sought in the event that the state decides to pursue any enforcement.

     Recently, water from a mine operated by Marfork Coal has leaked through the subsurface strata, resulting in a discharge of water into water from a nearby creek. This discharge is from a mine that is not on our property, but it is possible that Marfork Coal could be subject to further enforcement actions that could impact its ability to continue mining on our property, or that this could be taken into account in connection with the show cause order discussed above.

     During its 2002 session, the West Virginia House of Representatives considered legislation that, if passed, would have significantly increased the scope of powers available to enforce the current weight restrictions on trucks carrying coal. Past sessions of the legislature have considered, but not adopted, similar legislation. The legislature and the governor have appointed a task force to study the issue and to recommend legislation, if necessary. If increased enforcement of the existing weight restrictions continues, the costs of transporting coal in the state would increase. An increase in transportation costs could have an adverse effect on our lessees' ability to increase or to maintain production on our properties and a similar adverse effect on our coal royalty revenues.

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

     Some species indigenous to our properties are protected under the Endangered Species Act. Federal and state legislation for the protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on road building and other mining activities in areas containing the affected species. Additional species on our properties may receive protected status, and currently protected species may be discovered within our properties. Either event could result in increased costs to us or our lessees.

     New environmental legislation and new regulations under existing environmental laws, including regulations to protect endangered species, could further regulate or tax the coal industry and may also require our lessees to change their operations significantly or to incur increased costs which could decrease our coal royalty revenues. Please read "Business -- Regulation."

  A SUBSTANTIAL PORTION OF OUR COAL HAS A HIGH SULFUR CONTENT. THIS COAL MAY BECOME MORE DIFFICULT TO SELL BECAUSE THE CLEAN AIR ACT LIMITS THE ABILITY OF ELECTRIC UTILITIES TO BURN HIGH SULFUR COAL.

     In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btus, and in 2000, Phase II of the Clean Air Act tightened these sulfur dioxide restrictions further to 1.2 pounds of sulfur dioxide per million Btus. These restrictions may significantly reduce the demand by electric utilities for high sulfur coal. Currently, electric utilities operating coal-fired plants can purchase credits that allow them to comply with the sulfur dioxide emission compliance requirements. Many of the power plants supplied by our lessees do not currently have scrubbers. As of December 31, 2001, 75% of our coal reserves were not compliance coal. If our lessees' customers, or their potential customers in our market areas, choose not to purchase our noncompliance coal, our lessees may be unable to find other buyers for this coal at current price and volume levels, which could materially adversely affect our revenues and our ability to make distributions to our unitholders. See "Business -- Regulation -- Clean Air Act" for a description of the Phase II requirements of the Clean Air Act.

  THE CLEAN AIR ACT AFFECTS THE END-USERS OF COAL AND COULD SIGNIFICANTLY AFFECT THE DEMAND FOR OUR COAL AND REDUCE OUR COAL ROYALTY REVENUES.

     The Clean Air Act and corresponding state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted from industrial boilers and power plants, including those that use our coal. These regulations constitute a significant burden on coal customers and stricter regulation could adversely affect the demand for and price of our coal, especially higher sulfur coal, resulting in lower coal royalty revenues.

     In July 1997, the U.S. Environmental Protection Agency adopted more stringent ambient air quality standards for particulate matter and ozone. Particulate matter includes small particles that are emitted during the coal combustion process. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA's position, although it remanded the EPA's ozone implementation policy for further consideration. On remand, the Court of Appeals for the D.C. Circuit affirmed the EPA's adoption of these more stringent ambient air quality standards. As a result of the finalization of these standards, states that have not attained these standards will have to revise their State Implementation Plans to include provisions for the control of ozone precursors and/or particulate matter. Revised State Implementation Plans could require electric power generators to further reduce nitrogen oxide and particulate matter emissions. The potential need to achieve such emissions reductions could result in reduced coal consumption by electric power generators. Thus, future regulations regarding ozone, particulate matter and other by-products of coal combustion could restrict the market for coal and the development of new mines by our lessees. This in turn may result in decreased production by our lessees and a corresponding decrease in our coal royalty revenues.

     Furthermore, in October 1998, the EPA finalized a rule that will require 19 states in the Eastern United States that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants will be required to install additional control measures. The installation of these measures will make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel.

     Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that the power plants operated by these utilities have failed to obtain permits required under the Clean Air Act for facility modifications. Our lessees supply coal to some of the affected utilities, and it is possible that other of our lessees' customers will be sued. These lawsuits could require the affected utilities to pay penalties and install pollution control equipment or undertake other emission reduction measures, which could adversely affect their demand for coal. Any outcome that adversely affects our lessees' customers and their demand for coal could adversely affect our coal royalty revenues.

     Other proposed initiatives may have an effect upon our lessees' coal operations. One such proposal is the Bush Administration's recently announced Clear Skies Initiative. As proposed, this initiative is designed to reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed in Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of a number of air pollutants. Were such initiatives enacted into law, power plants could choose to shift away from coal as a fuel source to meet these requirements.

     The Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations, the EPA recently announced that it will regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by approximately 2009. These controls are likely to require significant new investments in controls by power plant owners. Like other environmental regulations, these standards and future standards could result in a decreased demand for coal. Please read "Business -- Regulation -- Clean Air Act."

  WE MAY BECOME LIABLE UNDER FEDERAL AND STATE MINING STATUTES IF OUR LESSEES ARE UNABLE TO PAY MINING RECLAMATION COSTS.

     The Surface Mining Control and Reclamation Act of 1977, or SMCRA, and state statutes adopted pursuant to SMCRA impose various permitting and operational requirements on mine operators. In addition, SMCRA assigns to operators the responsibility of restoring the land to its approximate original contour or compensating the surface owner for types of damages occurring as a result of mining operations, and requires mine operators to post performance bonds to ensure compliance with any reclamation obligations. Regulatory authorities may attempt to assign the liabilities of our lessees to us if any of our lessees are not financially capable of fulfilling those obligations. Please read
"Business -- Regulation."

  A RECENT FEDERAL DISTRICT COURT DECISION COULD LIMIT OUR LESSEES' ABILITY TO CONDUCT UNDERGROUND MINING OPERATIONS.

     On March 29, 2002, the U.S. District Court for the District of Columbia issued a ruling that could restrict underground mining activities conducted in the vicinity of public roads, within a variety of federally protected lands, within national forests and within a certain proximity of occupied dwellings. The lawsuit, Citizens Coal Council v. Norton, was filed in February 2000 to challenge regulations issued by the Department of Interior providing, among other things, that subsidence and underground activities that may lead to subsidence are not surface mining activities within the meaning of SMCRA. SMCRA generally contains restrictions and certain prohibitions on the locations where surface mining activities can be conducted. The District Court entered summary judgment upon the plaintiffs' claims that the Secretary of the Interior's determination violated SMCRA. By order dated April 9, 2002, the court remanded the regulations to the Secretary of the Interior for reconsideration.

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

     None of the deep mining activities undertaken on our properties are within the federally protected lands or national forests where SMCRA restricts surface mining, or within any real proximity to occupied dwellings. However, this case poses a potential restriction on underground mining within 100 feet of a public road. If these SMCRA restrictions ultimately apply to underground mining, considerable uncertainty would exist about the nature and extent of this restriction.

     The significance of this decision for the coal mining industry remains unclear because this ruling is subject to appellate review, and the Department of Interior and the National Mining Association, a trade group that intervened in this action, have announced their intention to seek a stay of the order pending appeal to the U.S. Court of Appeals for the District of Columbia Circuit. If the stay is not granted, if the District Court's decision is not overturned, or if some legislative solution is not enacted, this ruling could have a material adverse affect on all coal mine operations that utilize underground mining techniques, including those of our lessees. While it may still be possible to obtain permits for underground mining operations in these areas, the time and expense of that permitting process are likely to increase significantly.

  RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY COULD LEAD TO REDUCED COAL PRICES.

     A number of states and the District of Columbia have passed legislation to allow retail price competition in the electric utility industry. If ultimately implemented at both the state and federal levels, restructuring of the electric utility industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market. Congress is currently contemplating legislation that would further enhance competition in the electric industry. We believe that a fully competitive electricity market may put downward pressure on fuel prices, including coal, because electric utilities will be competing with other suppliers and will no longer necessarily be able to pass increased fuel costs on to their customers. In addition, some of these initiatives may or do mandate the increased use of alternative or renewable fuels as alternatives to burning fossil fuels.

  WE COULD BECOME LIABLE UNDER FEDERAL AND STATE SUPERFUND AND WASTE MANAGEMENT STATUTES.

     The Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or "Superfund," and similar state laws create liabilities for the investigation and remediation of releases and threatened releases of hazardous substances to the environment and damages to natural resources. As landowners, we are potentially subject to liability for these investigation and remediation obligations. Please read "Business -- Regulation."

RISKS RELATED TO OUR PARTNERSHIP STRUCTURE

  THE WPP GROUP AND ARCH COAL MAY ENGAGE IN SUBSTANTIAL COMPETITION WITH US.

     Although the WPP Group and Arch Coal have agreed in the omnibus agreement to some restrictions on their ability to compete with us in the leasing of coal reserves, these restrictions are subject to numerous exceptions that will enable the WPP Group and Arch Coal to engage in substantial competition with us should they choose to do so. The restrictions on Arch Coal's ability to compete with us are materially less burdensome than the restrictions on the WPP Group. The partnership agreement provides that the engaging in of competitive activities by Arch Coal and the WPP Group that are not prohibited by the omnibus agreement will not constitute a breach of their fiduciary duties to us or the unitholders. To the extent that Arch Coal or the WPP Group competes with us, our growth prospects may be reduced and our results of operations and financial condition may be materially adversely affected. Furthermore, because they control us, the WPP Group and Arch Coal may have information regarding our operations and business strategies that may give them an advantage in competing with us that a third-party competitor would not have.

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

     The exceptions to the noncompete obligations of the WPP Group and Arch Coal include the following:

     - The WPP Group or Arch Coal may lease their owned coal reserves within the United States to affiliates. For example, Arch Coal or an Arch Coal subsidiary may acquire new coal reserves and lease them directly to an operating subsidiary of Arch Coal and collect royalties on the lease without offering us the opportunity to acquire these reserves.

     - The WPP Group or Arch Coal may compete with us as long as the fair market value of the assets of any competing business are $10 million or less; provided, that with respect to the WPP Group, the total value of all competing businesses do not exceed $75 million. In addition, with respect to the WPP Group, any coal reserves that are owned and unleased at the time of the closing of the offering that are subsequently leased to third parties will not be considered in calculating the $75 million limitation.

     - In certain circumstances, the WPP Group and Arch Coal will be required to offer a competing business to us for purchase, but if they make a good faith decision in their sole discretion not to accept our offer, they will be able to continue to own and operate the business in competition with us. There is no provision in the omnibus agreement requiring the WPP Group or Arch Coal to sell the business to us at a fair market value determined by a third party investment banking firm or appraiser.

     - Arch Coal is not required to offer us the opportunity to buy its interest in a competing business if that interest is a general partner interest or a managing member interest in a limited liability company. Arch Coal may buy such an interest provided it divests itself of such interest within six months of acquisition or it divests itself of participation in the control of our general partner. During the time Arch Coal owns such general partner interest or managing member interest, it may operate it in competition with us, but during such time the representatives of Arch Coal on the Board of Directors of GP Natural Resources Partners LLC must recuse themselves from all board functions and governance of our general partner or us.

     - There is no restriction on the ability of the WPP Group and Arch Coal to compete with us in the ownership and operation of other business, including the leasing of other mineral properties such as oil and gas and iron ore. It is our strategy to diversify into the acquisition of mineral properties in addition to coal properties.

     - There is no restriction on the ability of the WPP Group and Arch Coal to own a noncontrolling equity interest in a competing business, including an economic stake that is greater than their stake in us.

     If the WPP Group or Arch Coal, as applicable, ceases to participate in the control of our general partner, then it will no longer be bound by the noncompetition provisions of the omnibus agreement.

     Please see "Certain Relationships and Related Transactions -- Omnibus Agreement" for a description of the omnibus agreement.

  THE WPP GROUP, ARCH COAL AND THEIR AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO YOUR DETRIMENT.

     Following the offering, the WPP Group, Arch Coal and their affiliates will own an aggregate 79.9% limited partner interest in us and together will own and control our general partner. Conflicts of interest may arise between the WPP Group, Arch Coal and their affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

     - Some officers of the WPP Group, who will provide services to us, will also devote significant time to the businesses of the WPP Group and will be compensated by the WPP Group for the services they provide. Please read "Management -- Directors and Executive Officers of GP Natural Resource Partners LLC."

     - Neither the partnership agreement nor any other agreement requires the WPP Group or Arch Coal to pursue a business strategy that favors us. The directors and officers of the WPP Group have a fiduciary duty to make decisions in the best interests of the WPP Group's limited partners and shareholders, and Arch Coal's directors and officers have a fiduciary duty to make decisions in the best interests of Arch Coal's shareholders.

     - As described above, the WPP Group and its affiliates and Arch Coal and its affiliates may engage in substantial competition with us.

     - Our general partner is allowed to take into account the interests of parties other than us, such as the WPP Group and Arch Coal, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders.

     - Our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

     - Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

     - Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

     - Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

     - Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

     - Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

     - In some instances, our general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

     Please read "Certain Relationships and Related Transactions -- Omnibus Agreement" and "Conflicts of Interest and Fiduciary Responsibilities."

  EVEN IF UNITHOLDERS ARE DISSATISFIED, THEY CANNOT EASILY REMOVE OUR GENERAL PARTNER.

     Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or the board of directors of GP Natural Resource Partners LLC and will have no right to elect our general partner or the board of directors of GP Natural Resource Partners LLC on an annual or other continuing basis.

     The board of directors of GP Natural Resource Partners LLC is elected by Corbin J. Robertson, Jr., our chief executive officer and chairman and an affiliate of the WPP Group, and by Arch Coal. Mr. Robertson has the right to elect five members and Arch Coal has the right to elect three members of the board. Although our general partner has a fiduciary duty to manage our business in a manner beneficial to us and the unitholders, the directors of GP Natural Resource Partners LLC have a fiduciary duty to manage the general partner in a manner beneficial to its members, Mr. Robertson and Arch Coal.

     Furthermore, if unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. First, our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because affiliates of the general partner will control approximately 81.6% of all the outstanding units, the general partner currently cannot be removed without the consent of the general partner and its affiliates. Also, if our general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

     Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholders' dissatisfaction with the general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

     Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

     As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the takeover price.

  THE CONTROL OF OUR GENERAL PARTNER MAY BE TRANSFERRED TO A THIRD PARTY WITHOUT UNITHOLDER CONSENT.

     Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owners of our general partner or its general partner, GP Natural Resource Partners LLC, from transferring their ownership interest in the general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

  OUR GENERAL PARTNER'S ABSOLUTE DISCRETION IN DETERMINING THE LEVEL OF CASH RESERVES MAY ADVERSELY AFFECT OUR ABILITY TO MAKE CASH DISTRIBUTIONS TO UNITHOLDERS.

     Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will reduce the amount of cash available for distribution to unitholders.

  YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF $7.97 PER COMMON
  UNIT.

     The assumed initial public offering price of $20.00 per unit exceeds pro forma net tangible book value of $12.03 per unit. Based on the assumed initial public offering price, you will incur immediate and substantial dilution of $7.97 per common unit. The main factor causing dilution is that our general partner and its affiliates acquired interests in us at equivalent per unit prices less than the public offering price. Please read "Dilution."

  WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE YOUR EXISTING OWNERSHIP INTERESTS.

     During the subordination period, our general partner may cause us to issue up to 6,002,500 additional common units without your approval. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without your approval, in a number of circumstances, such as:

     - the issuance of common units in connection with acquisitions or capital improvements that our general partner determines would increase cash flow from operations per unit on a pro forma basis;

     - the conversion of subordinated units into common units;

     - the conversion of units of equal rank with the common units into common units under some circumstances;

     - the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

     - the issuance of common units under our incentive plans; or

     - issuances of common units to repay up to $25 million of certain indebtedness.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance at any time of equity securities ranking junior to the common units.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - your proportionate ownership interest in us will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

  COST REIMBURSEMENTS DUE OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND WILL REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including GP Natural Resource Partners LLC and the officers and directors of GP Natural Resource Partners LLC, for all expenses they incur on our behalf. Please read "Conflicts of Interest and Fiduciary Responsibilities -- Conflicts of Interest." The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Please read "Certain Relationships and Related Transactions." Our general partner has sole discretion to determine the amount of these expenses. In addition, our general partner and its affiliates may provide us with other services for which we will be charged fees as determined by our general partner.

  OUR GENERAL PARTNER'S DISCRETION IN ESTABLISHING RESERVES MAY REDUCE THE AMOUNT OF AVAILABLE CASH FOR DISTRIBUTION TO YOU.

     The partnership agreement requires our general partner to deduct from operating surplus cash reserves that it believes, in its reasonable discretion, are necessary to fund our future operating expenditures. The partnership agreement also permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These reserves will affect the amount of cash available for distribution to you.

  OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If, at any time, our general partner and its affiliates own more than 80% of the common units then outstanding, our general partner has the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units at a price not less than the then-current market price of the units. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur tax liability upon a sale of your units. For further information about the call right, please read "The Partnership Agreement -- Limited Call Right."

  YOUR LIABILITY MAY NOT BE LIMITED IF A COURT FINDS THAT UNITHOLDER ACTION CONSTITUTES CONTROL OF OUR BUSINESS.

     A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. While our partnership is organized under Delaware law, we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

     - a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

     - your right to act with other unitholders to remove or replace the general partner, to approve some amendment to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

     Please read "The Partnership Agreement -- Limited Liability" for a discussion of the implications of the limitations on the liability of a unitholder.

  UNITHOLDERS MAY HAVE LIABILITY TO REPAY DISTRIBUTIONS.

     Unitholders will not be liable for assessments in addition to their initial capital investment in our units. Under certain circumstances, however, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership. However, assignees are not liable for obligations unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

TAX RISKS TO COMMON UNITHOLDERS

     You should read "Material Tax Consequences" for a full discussion of the expected material federal income tax consequences of owning and disposing of common units.

  THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

     If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you may be taxed again as corporate dividends, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. If we were treated as a corporation there would be a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

     Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

  A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY AFFECT THE MARKET FOR OUR COMMON UNITS, AND THE COST OF ANY IRS CONTEST WILL BE BORNE BY OUR UNITHOLDERS AND OUR GENERAL PARTNER.

     We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS FROM US.

     You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even the tax liability that results from that income.

  TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

     If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN PERSONS FACE UNIQUE TAX ISSUES FROM OWNING COMMON UNITS THAT MAY RESULT IN ADVERSE TAX CONSEQUENCES TO THEM.

     Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, some of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, may be unrelated business taxable income and will be taxable to such a unitholder. Very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding tax at the highest effective tax rate applicable to individuals, and non-U.S. unitholders will be required to file federal income tax returns and pay tax on their share of our taxable income.

  WE WILL REGISTER AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR YOU.

     We intend to register with the IRS as a "tax shelter." The federal income tax laws require that some types of entities, including some partnerships, register as tax shelters in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments may be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expense incurred in connection with an examination of your tax return.

  YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own assets and do business in Alabama, Illinois, Indiana, Kentucky, Maryland, Montana, Virginia and West Virginia. Each of these states currently imposes a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $48.7 million from the sale of 2,598,750 common units offered by this prospectus, after deducting underwriting discounts but before paying estimated offering expenses. We base these proceeds on an assumed public offering price of $20.00 per common unit, an assumed purchase of 77,417 common units by New Gauley Coal Corporation and Great Northern Properties Limited Partnership and no exercise of the underwriters' over-allotment option. We will not receive any proceeds from the sale of the common units by Arch Coal, Inc.

     We anticipate using the aggregate net proceeds of this offering to:

     - repay $45.7 million of debt we will assume from the WPP Group consisting of:

          - $36.0 million assumed from Western Pocahontas Properties Limited Partnership, of which $30.0 million was incurred with the purchase of CSX's reversionary interest in March 2002;

          - $1.5 million assumed from New Gauley Coal Corporation;

          - $8.2 million assumed from Great Northern Properties Limited Partnership;

     - pay $2.2 million for expenses associated with the offering and related transactions;

     - fund working capital of $0.6 million; and

     - distribute $0.2 million to the WPP Group.

     As of March 31, 2002, $6.0 million of the debt to be repaid by Western Pocahontas Properties Limited Partnership bore interest at 7.6% and matures in April 2013 and $30 million bore interest at 4.91% and matures in March 2012; the debt to be repaid by New Gauley Coal Corporation bore interest at 7.6% and matures in April 2013; and the debt to be repaid by Great Northern Properties Limited Partnership bore interest at 4.7% and matures in September 2004.

     If the underwriters do not exercise any portion of their over-allotment option, New Gauley Coal Corporation and Great Northern Properties Limited Partnership will purchase 77,417 common units from us at the assumed initial public offering price of $20.00 per unit. We will receive net proceeds of $1.5 million from such sale, which will not be reduced by the underwriting discount.

     If the underwriters exercise their over-allotment option in full, we will sell 383,106 units (57.75% of the total over-allotment option) for net proceeds of $7.2 million and Arch Coal will sell 280,281 units (42.25% of the total over-allotment option) for net proceeds of $5.2 million. We will use our net proceeds from this exercise to redeem a number of common units from Western Pocahontas Properties Limited Partnership equal to 46.1% of the total common units purchased by the underwriters pursuant to the over-allotment option and we will use the remainder to repay indebtedness assumed from New Gauley Coal Corporation and Great Northern Properties Limited Partnership.

                                 CAPITALIZATION

     The following table shows (1) our historical capitalization as of December 31, 2001 on an actual basis and (2) our pro forma capitalization as of December 31, 2001, as adjusted to reflect the offering of the common units and the application of the net proceeds in the manner described under "Use of Proceeds." This table is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, our historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read the table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                AT DECEMBER 31, 2001
                                                              ------------------------
                                                               COMBINED     PRO FORMA
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................   $  5,563     $  1,000
                                                               ========     ========
Long-term debt..............................................   $ 96,425     $     --
Owners' equity/partners' capital:
  Owners' equity............................................    119,082           --
  Common unitholders........................................         --      141,016
  Subordinated unitholders..................................         --      147,699
  General partner...........................................         --        6,028
                                                               --------     --------
     Total owners' equity/partners' capital.................    119,082      294,743
                                                               --------     --------
Total capitalization........................................   $215,507     $294,743
                                                               ========     ========

                                    DILUTION

     Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2001, after giving effect to the offering of common units and the related transactions, our net tangible book value was $294.7 million, or $12.03 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit..............  $20.00
Pro forma net tangible book value per common unit before the offering(1)...............................................  $5.46
Increase in net tangible book value per common unit
  attributable to purchasers in the offering................   6.57
                                                              -----
Less: Pro forma net tangible book value per common unit after the
  offering(2)......................................................   12.03
                                                                     ------
Immediate dilution in tangible net book value per common unit to new investors....................................................  $ 7.97
                                                                     ======

---------------

(1) Determined by dividing the number of units to be issued to affiliates of our general partner (9,406,250 common units, 12,005,000 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 490,000 units) for their contribution of assets and liabilities to us into the net pro forma tangible book value of the contributed assets and liabilities.

(2) Determined by dividing the total number of units to be outstanding after the offering and the related transactions (12,005,000 common units, 12,005,000 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 490,000 units) into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering and the related transactions.

     The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

                                              UNITS ACQUIRED
                                           --------------------       TOTAL
                                             NUMBER     PERCENT   CONSIDERATION    PERCENT
                                           ----------   -------   --------------   -------
                                                                  (IN THOUSANDS)
General partner and its affiliates(1)....  21,978,667     89.7%      $248,562        83.1%
New investors............................   2,521,333     10.3%        50,427        16.9%
                                           ----------   ------       --------      ------
  Total..................................  24,500,000    100.0%      $298,989       100.0%
                                           ==========   ======       ========      ======

---------------

(1) The units acquired by the general partner and its affiliates consist of 9,483,667 common units, including 77,417 common units acquired by affiliates if the underwriters' over-allotment option is not exercised, 12,005,000 subordinated units and the 2% general partner interest, having a dilutive effect equivalent to 490,000 units.

                            CASH DISTRIBUTION POLICY

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     General. Within 45 days after the end of each quarter, beginning with the quarter ending June 30, 2002, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2002 based on the actual length of the period.

     Definition of Available Cash. We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

     - less the amount of cash reserves that our general partner determines in its reasonable discretion is necessary or appropriate to:

      - provide for the proper conduct of our business;

      - comply with applicable law, any of our debt instruments or other agreements; or

      - provide funds for distributions to our unitholders and our general partner for any one or more of the next four quarters;

     - plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

     Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.50, or $2.00 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. There is no guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under our credit facility.

OPERATING SURPLUS AND CAPITAL SURPLUS

     General. All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

     Maintenance capital expenditures are capital expenditures made to maintain, over the long term, the operating capacity of our assets as they existed at the time of the expenditure. Expansion capital expenditures are capital expenditures made to increase over the long term the operating capacity of our assets as they existed at the time of the expenditure. The general partner has the discretion to determine how to allocate a capital expenditure for the acquisition or expansion of coal reserves between maintenance capital expenditures and expansion capital expenditures, and its good faith allocation will be conclusive. Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not.

     Definition of Operating Surplus. We define operating surplus in the glossary, and it generally means:

     - our cash balance on the closing date of this offering; plus

     - $15.0 million (as described below); plus

     - all of our cash receipts after the closing of this offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

     - all of our operating expenditures after the closing of this offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

     - the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

     Definition of Capital Surplus. We also define capital surplus in the glossary, and it will generally be generated only by:

     - borrowings other than working capital borrowings; or

     - sales of debt and equity securities; or

     - sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

SUBORDINATION PERIOD

     General. During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2007 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Early Conversion of Subordinated Units. Before the end of the subordination period, 50% of the subordinated units, or up to 6,002,500 subordinated units, will convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

     - June 30, 2005, with respect to 25% of the subordinated units; and

     - June 30, 2006, with respect to 25% of the subordinated units.

     The early conversions will occur if at the end of the applicable quarter each of the following occurs:

     - distributions of available cash from operating surplus on each of the outstanding common units and the subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     The second early conversion of the subordinated units may not occur, however, until at least one year following the first early conversion of the subordinated units.

     Definition of Adjusted Operating Surplus. We define adjusted operating surplus in the glossary and for any period it generally means:

     - operating surplus generated with respect to that period; less

     - any net increase in working capital borrowings with respect to that period; less

     - any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

     - any net decrease in working capital borrowings with respect to that period; plus

     - any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

     Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net reductions of reserves of cash generated in prior periods.

     Effects of Expiration of Subordination Period. Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of that removal:

     - the subordination period will end and each subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to our general partner, until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we have distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until we have distributed for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights" below.

INCENTIVE DISTRIBUTION RIGHTS

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner, the members of the WPP Group and Arch Coal currently hold 65%, 25% and 10%, respectively, of the incentive distribution rights. The WPP Group and Arch Coal may transfer these rights, but our general partner may only transfer these rights separately from its general partner interest in accordance with restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus on each common unit and subordinated unit in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder has received a total of $0.55 per unit for that quarter (the "first target distribution");

     - Second, 85% to all unitholders, and 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.65 per unit for that quarter (the "second target distribution");

     - Third, 75% to all unitholders, and 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder has received a total of $0.75 per unit for that quarter (the "third target distribution"); and

     - Thereafter, 50% to all unitholders and 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

     In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

PERCENTAGE ALLOCATIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

     The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                   MARGINAL PERCENTAGE INTEREST IN
                                                                            DISTRIBUTIONS
                                                                 ------------------------------------
                                                                                          HOLDERS OF
                                        TOTAL QUARTERLY                                   INCENTIVE
                                      DISTRIBUTION TARGET                      GENERAL   DISTRIBUTION
                                            AMOUNT               UNITHOLDERS   PARTNER      RIGHTS
                                      -------------------        -----------   -------   ------------
Minimum Quarterly
  Distribution................               $0.50                    98%         2%          --
First Target Distribution.....         $0.50 up to $0.55              98%         2%          --
Second Target Distribution....      above $0.55 up to $0.65           85%         2%         13%
Third Target Distribution.....      above $0.65 up to $0.75           75%         2%         23%
Thereafter....................            above $0.75                 50%         2%         48%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus, if any, in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we have distributed for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied, however, to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

     - the minimum quarterly distribution;

     - the target distribution levels;

     - the unrecovered initial unit price;

     - the number of common units issuable during the subordination period without a unitholder vote; and

     - the number of common units into which a subordinated unit is convertible.

     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

     In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we become subject to a maximum combined marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. There may not be sufficient gain upon our liquidation, however, to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

     Manner of Adjustment for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:

      (1) the unrecovered initial unit price; plus

      (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

      (3) any unpaid arrearages in payment of the minimum quarterly distribution;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

      (1) the unrecovered initial unit price; and

      (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the unitholders, pro rata, and 2% to our general partner for each quarter of our existence;

     - Fifth, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner for each quarter of our existence;

     - Sixth, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the unitholders, pro rata, 23% to the holders of the incentive distribution rights, pro rata and 2% to our general partner for each quarter of our existence; and

     - Thereafter, 50% to all unitholders, pro rata, and 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

     Manner of Adjustment for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units, pro rata, and 2% to the general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to the general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that the first bullet point above will no longer be applicable.

     Adjustments to Capital Accounts upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the general partner's capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

     We intend to pay each quarter, to the extent we have sufficient available cash from operating surplus including working capital borrowings, the minimum quarterly distribution of $0.50 per unit, or $2.00 per year, on all the common units and subordinated units. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter, plus working capital borrowings after the end of the quarter, as adjusted for reserves. Operating surplus generally consists of cash on hand at closing, cash generated from operations after deducting related expenditures and other items, plus working capital borrowings after the end of the quarter, plus $15.0 million, as adjusted for reserves. The definitions of available cash and operating surplus are in the glossary.

     The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units and the subordinated units and to pay the related distribution on the general partner interest to be outstanding immediately after this offering are approximately:

                                                              ONE QUARTER   FOUR QUARTERS
                                                              -----------   -------------
                                                                    (IN THOUSANDS)
Common units................................................   $ 6,002.5      $24,010.0
Subordinated units..........................................     6,002.5       24,010.0
2% general partner interest.................................       245.0          980.0
                                                               ---------      ---------
  Total.....................................................   $12,250.0      $49,000.0
                                                               =========      =========

  PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS DURING 2001 WOULD NOT HAVE BEEN SUFFICIENT TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON ALL UNITS.

     If we had completed the transactions contemplated in this prospectus on January 1, 2001, pro forma available cash from operating surplus generated during 2001 would have been approximately $42.6 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and approximately 73.9% of the minimum quarterly distribution on the subordinated units.

     We derived the amounts of pro forma available cash from operating surplus shown above from our pro forma financial statements in the manner described in Appendix D. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, the amount of pro forma available cash from operating surplus should only be viewed as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods. A more complete explanation of the pro forma adjustments can be found in the Notes to Pro Forma Financial Statements for Natural Resource Partners.

     Furthermore, pro forma available cash from operating surplus has not been reduced to reflect incremental general and administrative expenses, such as cost of tax return preparation, accounting support services, annual and quarterly reports to unitholders, investor relations and registrar and transfer agents fees, of approximately $1.5 million per year that we expect to incur as a result of becoming a publicly traded partnership.

  WE BELIEVE WE WILL HAVE SUFFICIENT AVAILABLE CASH FROM OPERATING SURPLUS FOLLOWING THE OFFERING TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON ALL UNITS THROUGH JUNE 30, 2003.

     We believe that we will have sufficient available cash from operating surplus, including from working capital borrowings, to allow us to make the full minimum quarterly distribution on all the common units and subordinated units for each quarter through June 30, 2003.

     Our belief is based on a number of general business assumptions that include:

     - we will not be obligated to make any unexpected cash payments associated with post-mine reclamation, workers' compensation claims or environmental litigation or cleanup;

     - there will be no changes in federal, state or local environmental, regulatory or tax laws or the enforcement or interpretation thereof that would materially affect our lessees' operations;

     - none of our lessees will have their permits to mine our properties revoked or suspended;

     - we will not experience any unanticipated loss of, or material changes in the terms of, any material lease with a lessee and our lessees will perform their obligations under their leases with us;

     - our lessees will not experience any labor or industrial disputes or other disturbances or disputes that would materially affect our operations;

     - our lessees will not have any major mine-related accidents or production interruptions;

     - we will not make any material acquisitions or dispositions of assets; and

     - there will not be any material adverse change in the domestic coal industry, the electric power generation industry, the domestic steel industry or in general economic conditions.

     In addition to the assumptions above, the financial and operating assumptions include:

     - Our coal royalty revenues will increase to $54.8 million for the twelve months ending June 30, 2003 from $42.4 million for the year ended December 31, 2001, an increase of $12.4 million, or 29%, due to a 19% increase in coal production, from 29.0 million tons to 34.5 million tons. This increased production will occur on our Appalachia properties and will be partially offset by marginal decreases on our Illinois Basin and Northern Powder River Basin properties. Coal prices received by our lessees will be essentially unchanged from the prices received in late 2001, as they reflect the contractual prices of coal that were negotiated prior to the increase in the spot price of coal in late 2000 and 2001.

     - Production at our Appalachia properties will increase to 27.4 million tons from 19.6 million tons, an increase of 7.8 million tons, or 39%, for the following principal reasons:

        - Production from the Eunice property will increase 1.4 million tons, from 1.8 million tons to 3.2 million tons, or 78%, as a longwall mining operation moves onto our property from an adjacent property in 2002. This increase follows a 1.3 million ton decrease from 2000 to 2001 due primarily to the closure of another longwall mine as a result of adverse geologic conditions and a portion of the surface mining being performed on an adjacent property during 2001.

        - Production from our Y&O property will increase 557,000 tons, from 853,000 tons to 1,410,000 tons, or 65%, due to the opening of a new mine in early 2003 by our lessee.

        - Production from our West Fork property will increase 2.4 million tons, from 0.2 million tons to 2.6 million tons, as our lessee moves its longwall mining operations onto our property from an adjacent property in mid-2002.

        - Production from our Welch/Wyoming property will increase 509,000 tons, from 221,000 tons to 730,000 tons, primarily because the twelve months ending June 30, 2003 will reflect a full year's operations of a new continuous miner that began operating in mid-2001.

        - Production from our Kingston property will increase 498,000 tons, from 740,000 tons to 1,238,000 tons, or 67%, as a continuous mining operation that had been on an adjacent property during 2001 moved back onto our property in mid-2002. In addition, our lessee opened a new underground mine in early 2002.

        - Our Sincell property, which had no production in 2001, will produce 499,000 tons in the twelve months ending June 30, 2003, as our lessee's operations move onto our property from an adjacent property in early 2003.

        - Production from our Lynch property will increase 0.3 million tons, from 3.1 million tons to 3.4 million tons, or 9%, due to an underground mine reaching full production and the commencement of operations of a new surface mine in early 2003.

        - Production from our Lone Mountain property will increase 0.3 million tons, from 2.8 million tons to 3.1 million tons, or 10%, due to our lessee adding an additional continuous mining unit to its mining operation in late 2001.

     - Production at our Northern Powder River Basin properties will decline 2.2 million tons, from 6.7 million tons to 4.5 million tons, or 32%. This decrease is the result of the typical variations that can result from our checkerboard ownership pattern on our properties in this area.

     - Other income will decrease $1.4 million, from $2.4 million to $1.0 million, because other income for 2001 included the recognition of transportation fees from a lessee that had been previously unreported by the lessee for several years.

     - General and administrative expenses will increase $2.4 million, from $2.0 million to $4.4 million, primarily attributable to annual incremental costs of approximately $1.5 million that we expect to incur as a result of becoming a publicly traded partnership. These incremental expenses include costs associated with tax return preparation, accounting support fees, annual and quarterly reports to unitholders, investor relations and registrar and transfer agent fees. The remaining increase includes additional personnel and office expenses related to managing the Arch Coal Contributed Properties, which had no allocated general and administrative expenses for these items.

     - We will have no interest expense as we do not anticipate having any outstanding borrowings during the year ending June 30, 2003. We will, however, incur a commitment fee of $0.5 million on our bank credit facility.

     - We will incur less than $100,000 in capital expenditures.

     While we believe that these assumptions are reasonable in light of management's current beliefs concerning future events, the assumptions underlying the projections are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all units, in which event the market price of the common units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash from operating surplus to pay the full minimum quarterly distribution on all units for each quarter through June 30, 2003 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in this prospectus.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following tables show selected historical financial and operating data for Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and the Arch Coal Contributed Properties, in each case for the periods and as of the dates indicated. The selected historical financial data for the WPP Group are derived from the audited financial statements of the WPP Group, and the selected historical financial data for the Arch Coal Contributed Properties as of and for the years ended December 31, 1999, 2000 and 2001 are derived from the audited financial statements of the Arch Coal Contributed Properties. The selected historical financial data for the Arch Coal Contributed Properties as of and for the years ended December 31, 1997 and 1998 are derived from the accounting records of Arch Coal.

     We define Adjusted EBITDA as income from operations, plus depreciation, depletion and amortization, plus the effect of asset-impairment charges, less gain on sale of property and equipment. Adjusted EBITDA provides additional information as to our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. Adjusted EBITDA should not be considered as an alternative to net income, income before income taxes, cash flow from operations or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, and other entities may not calculate EBITDA in the same manner as we calculate Adjusted EBITDA.

     We derived the information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included elsewhere in this prospectus. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." While substantially all of the producing coal-related assets and operations of the WPP Group are being contributed to us, some assets and liabilities are being retained by the WPP Group.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                                                      YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                          1997       1998       1999       2000       2001
                                        --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PRICE DATA)
INCOME STATEMENT DATA:
REVENUES:
  Coal royalties......................  $ 15,475   $ 20,412   $ 15,754   $ 11,585   $ 15,458
  Timber royalties....................     3,475      3,738      3,770      4,236      3,691
  Gain on sale of property............        75         70        205      3,982(a)    3,125(a)
  Property taxes......................     1,264      1,538      1,163      1,404      1,184
  Other...............................     1,175      1,416      1,293      1,342      2,512
                                        --------   --------   --------   --------   --------
  Total revenues......................    21,464     27,174     22,185     22,549     25,970
EXPENSES:
  General and administrative..........     2,977      3,092      3,161      3,009      2,981
  Taxes other than income.............     1,596      1,858      1,447      1,701      1,457
  Depreciation, depletion and
     amortization.....................     1,708      1,996      1,270      1,168      1,369
                                        --------   --------   --------   --------   --------
  Total expenses......................     6,281      6,946      5,878      5,878      5,807
                                        --------   --------   --------   --------   --------
Income from operations................    15,183     20,228     16,307     16,671     20,163
Other income (expense):
  Interest expense....................    (4,894)    (5,505)    (4,353)    (4,167)    (3,966)
  Interest income.....................       225        292        254        321        270
  Reversionary interest...............        --         --         --         --     (1,924)(b)
                                        --------   --------   --------   --------   --------
Net income............................  $ 10,514   $ 15,015   $ 12,208   $ 12,825   $ 14,543
                                        ========   ========   ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Total assets..........................  $ 79,521   $ 78,297   $ 76,089   $ 76,510   $ 88,224
Deferred revenue......................     8,512      7,191      7,301      7,468      7,916
Long-term debt........................    33,048     55,979     53,431     50,681     47,716
Total liabilities.....................    50,017     66,378     64,038     61,584     68,055
Partners' capital.....................    29,504     11,919     12,051     14,926     20,169
CASH FLOW DATA:
Net cash flow provided by (used in):
  Operating activities................  $ 12,186   $ 16,210   $ 13,838   $ 10,670   $ 13,056
  Investing activities................        48        (46)       188      3,976      2,685
  Financing activities................   (12,607)   (15,472)   (14,645)   (14,630)   (15,434)
OTHER DATA:
Royalty coal tons produced by
  lessees.............................     8,681     10,568      9,799      7,422     10,309
Average gross coal royalty per ton....  $   1.78   $   1.93   $   1.61   $   1.56   $   1.50
OTHER FINANCIAL DATA:
Adjusted EBITDA.......................  $ 16,816   $ 22,154   $ 17,372   $ 13,857   $ 18,407
Capital expenditures..................        48        109         23         25      8,974(b)

---------------

(a) Western Pocahontas Properties Limited Partnership sold surface land at a gain of $4.0 million and $3.1 million in 2000 and 2001, respectively.

(b) The previous owner of Western Pocahontas Properties Limited Partnership's coal and timber properties retained a reversionary interest in those properties whereby it received either a 25% or 28% interest in the net revenues of the properties after July 1, 2001. Western Pocahontas Properties Limited Partnership accrued approximately $1.9 million related to the reversionary interest in 2001. In December 2001, Western Pocahontas Properties Limited Partnership purchased the reversionary interest related to its Kentucky properties for approximately $8.9 million.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                                                          YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------
                                              1997      1998      1999        2000      2001
                                             -------   -------   -------     -------   -------
                                                     (IN THOUSANDS, EXCEPT PRICE DATA)
INCOME STATEMENT DATA:
REVENUES:
  Coal royalties...........................  $ 7,421   $ 8,684   $11,688     $ 7,966   $ 7,457
  Lease and easement income................      568       490       480         583       787
  Gain on sale of property.................    1,845       930        12         709       439
  Property taxes...........................       89        82        81          87        88
  Other....................................      120       101        73          45        31
                                             -------   -------   -------     -------   -------
  Total revenues...........................   10,043    10,287    12,334       9,390     8,802
EXPENSES:
  General and administrative...............      698       488       574         481       611
  Taxes other than income..................      104       100        98         107       110
  Depreciation, depletion and
     amortization..........................    1,971     2,178     3,603       2,244     2,144
                                             -------   -------   -------     -------   -------
  Total expenses...........................    2,773     2,766     4,275       2,832     2,865
                                             -------   -------   -------     -------   -------
Income from operations.....................    7,270     7,521     8,059       6,558     5,937
Other income (expense):
  Interest expense.........................   (6,153)   (5,450)   (4,078)     (4,657)   (3,652)
  Interest income..........................      201        30        63         376       307
                                             -------   -------   -------     -------   -------
Net income before extraordinary item.......    1,318     2,101     4,044       2,277     2,592
  Loss on early extinguishment of debt.....       --        --    (2,721)(a)      --        --
                                             -------   -------   -------     -------   -------
Net income.................................  $ 1,318   $ 2,101   $ 1,323     $ 2,277   $ 2,592
                                             =======   =======   =======     =======   =======
BALANCE SHEET DATA (AT PERIOD END):
Total assets...............................  $69,177   $68,148   $69,616     $70,514   $70,236
Deferred revenue...........................    1,368     1,783     1,207       1,297     1,034
Long-term debt.............................   54,391    51,115    50,125      48,625    47,125
Total liabilities..........................   62,492    59,362    53,508      52,129    50,110
Partners' capital..........................    6,685     8,786    16,108(a)   18,385    20,126
CASH FLOW DATA:
Net cash flow provided by (used in):
  Operating activities.....................  $    54   $ 3,522   $ 1,350     $ 5,731   $ 3,677
  Investing activities.....................    4,029     1,102         2         726       475
  Financing activities.....................   (4,416)   (3,984)   (1,336)     (6,205)   (4,564)
OTHER DATA:
Royalty coal tons produced by lessees......    8,896     9,744    11,746       9,172     8,509
Average gross coal royalty per ton.........  $  0.83   $  0.89   $  1.00     $  0.87   $  0.88
OTHER FINANCIAL DATA:
Adjusted EBITDA............................  $ 7,396   $ 8,769   $11,650     $ 8,093   $ 7,642
Capital expenditures.......................       --        --        --          --        --

---------------

(a) Great Northern Properties Limited Partnership paid a prepayment penalty and expensed deferred financing costs related to the retirement of $57.0 million of debt in 1999. These expenses were classified as an extraordinary loss on the early extinguishment of debt. Simultaneously with the debt extinguishment, Great Northern Properties Limited Partnership borrowed $52.0 million and the partners contributed $6.0 million to the partnership.

                          NEW GAULEY COAL CORPORATION

                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------
                                               1997      1998      1999      2000     2001
                                              -------   -------   -------   ------   -------
                                                    (IN THOUSANDS, EXCEPT PRICE DATA)
INCOME STATEMENT DATA:
REVENUES:
  Coal royalties............................  $   327   $ 1,429   $ 1,332   $  955   $ 1,609
  Timber royalties..........................       --        33        67       --        --
  Gain on sale of property..................       --        --        --       --        25
  Property taxes............................       10        23        26       25        28
  Other.....................................        4        32         8       32        61
                                              -------   -------   -------   ------   -------
  Total revenues............................      341     1,517     1,433    1,012     1,723
EXPENSES:
  General and administrative................       17        30        27       32        41
  Taxes other than income...................       55        62        54       48        45
  Depreciation, depletion and
     amortization...........................       34       160       214      132       212
                                              -------   -------   -------   ------   -------
  Total expenses............................      106       252       295      212       298
                                              -------   -------   -------   ------   -------
Income from operations......................      235     1,265     1,138      800     1,425
Other income (expense):
  Interest expense..........................     (270)     (175)     (145)    (139)     (132)
  Interest income...........................       26         6        --       --        15
  Reversionary interest.....................       --        --        --       --       (85)(a)
                                              -------   -------   -------   ------   -------
Net income..................................  $    (9)  $ 1,096   $   993   $  661   $ 1,223
                                              =======   =======   =======   ======   =======
BALANCE SHEET DATA (AT PERIOD END):
Total assets................................  $ 4,599   $ 4,925   $ 4,636   $4,553   $ 4,625
Long-term debt..............................    1,964     1,866     1,781    1,682     1,584
Deferred revenue............................    4,589     4,189     3,902    3,747     3,601
Total liabilities...........................    6,438     6,169     5,787    5,542     5,391
Shareholders' deficit.......................   (1,839)   (1,244)   (1,151)    (989)     (766)
CASH FLOW DATA:
Net cash flow provided by (used in):
  Operating activities......................  $   316   $   600   $   900   $  604   $ 1,123
  Investing activities......................      (21)       --       (67)      --        25
  Financing activities......................     (505)     (370)     (979)    (591)   (1,091)
OTHER DATA:
Royalty coal tons produced by lessees.......      118       522       572      356       718
Average gross coal royalty per ton..........  $  2.77   $  2.74   $  2.33   $ 2.68   $  2.24
OTHER FINANCIAL DATA:
Adjusted EBITDA.............................  $   269   $ 1,425   $ 1,352   $  932   $ 1,612
Capital expenditures........................       21        --        67       --        --

---------------

(a) The previous owner of New Gauley Coal's Corporation's Alabama property retained a 25% interest in the net revenue of the property after July 1, 2001. New Gauley Coal Corporation accrued approximately $85,000 related to the reversionary interest in 2001.

                        ARCH COAL CONTRIBUTED PROPERTIES

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997         1998       1999      2000      2001
                                          --------     --------   --------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PRICE DATA)
INCOME STATEMENT DATA:
REVENUES:
  Coal royalties........................  $  9,306     $ 11,379   $ 13,193   $16,152   $18,415
  Other royalties.......................       971          954        983       907     1,363
  Property taxes........................       975        1,239      1,173     1,204     1,033
                                          --------     --------   --------   -------   -------
  Total revenues........................    11,252       13,572     15,349    18,263    20,811
DIRECT COSTS AND EXPENSES:
  Depletion.............................     3,095        4,769      5,625     5,395     6,382
  Property taxes........................       975        1,239      1,173     1,204     1,033
  Other expense.........................        --           --         --        18       283
  Write-down of impaired assets.........        --           --     65,229(a)      --       --
                                          --------     --------   --------   -------   -------
  Total expenses........................     4,070        6,008     72,027     6,617     7,698
                                          --------     --------   --------   -------   -------
Excess (deficit) of revenues over direct
  costs and expenses....................  $  7,182     $  7,564   $(56,678)  $11,646   $13,113
                                          ========     ========   ========   =======   =======
BALANCE SHEET DATA (AT PERIOD END):
Total assets............................  $112,562     $107,932   $102,168   $97,230   $90,733
Deferred revenue........................     7,857        8,971     10,078    10,035    10,409
Total liabilities.......................     8,583        9,897     10,937    10,954    11,180
Net assets purchased....................   103,979       98,035     91,231    86,276    79,553
CASH FLOW DATA:
Direct cash flow from contributed
  properties............................    (b)        $ 13,708   $ 15,355   $16,601   $19,836
OTHER DATA:
Royalty coal tons produced by lessees...     4,634        6,565      7,702     9,862    11,281
Average gross coal royalty per ton......  $   2.01     $   1.73   $   1.71   $  1.64   $  1.63
OTHER FINANCIAL DATA:
Adjusted EBITDA.........................  $ 10,277     $ 12,333   $ 14,176   $17,041   $19,495
Capital Expenditures....................        --           --         --        --        --

---------------

(a) During 1999, pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the carrying value of certain coal reserves was written down to fair value resulting in a non-cash impairment charge of $65.2 million.

(b) Cash flow information for 1997 is not available.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following financial information, see the notes to the historical and pro forma financial statements.

     After the Introduction, there is a separate section for each of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and for the Arch Coal Contributed Properties. The Arch Coal Contributed Properties include the properties contributed to us by Ark Land Company, a subsidiary of Arch Coal, Inc.

     This discussion includes certain forward-looking statements. You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, we urge you to review the risk factors set forth in "Risk Factors" beginning on page 14. These and other risks could cause our actual results to differ materially from those contained in any forward-looking statement. Please read "Forward Looking Statements."

INTRODUCTION

     We are a limited partnership recently formed by the WPP Group, the largest owner of coal reserves in the United States other than the U.S. government, and Arch Coal, Inc., the second largest U.S. coal producer. We engage principally in the business of owning and managing coal properties in the three major coal-producing regions of the United States: Appalachia, the Illinois Basin and the Western United States. As of December 31, 2001, we controlled approximately
1.15 billion tons of proven and probable coal reserves in eight states. In 2001, our lessees produced 29 million tons of coal from our properties and our total revenues were $47.2 million on a pro forma basis, including coal royalty revenues of $42.4 million.

     We lease coal reserves to experienced mine operators under long-term leases that grant the operators the right to mine our coal reserves in exchange for royalty payments. Our royalty payments are based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, subject to a minimum payment. Our reserves are located on 45 separate properties and are subject to 62 leases with 31 lessees. In 2001, approximately 57% of the coal produced from our properties came from underground mines and 43% came from surface mines. As of December 31, 2001, approximately 65% of our reserves were low sulfur coal and approximately 25% of our reserves were compliance coal, which meets the standards imposed by the Clean Air Act. Coal produced from our properties is burned in electric power plants located east of the Mississippi River and in Montana and Minnesota. Approximately 12% of our lessees' 2001 coal production was metallurgical coal, which our lessees sold to steel companies in the Eastern United States, South America, Europe and Asia.

     The WPP Group retained coal reserve properties that are leased to third parties but that are short-lived, that are subject to leases that contain uneconomic terms or that are experiencing permitting problems. The WPP Group has retained other unleased coal reserve properties, surface lands and timberlands that generated approximately $5.7 million, $10.6 million, and $9.8 million of revenue for the years ended 1999, 2000 and 2001, respectively. The historical financial statements and related discussions that follow for the members of the WPP Group include results of operations related to these retained properties. The historical financial statements for the WPP Group do not reflect the historical results that would have been obtained if only the contributed properties had been presented.

     The Arch Coal Contributed Properties historical financial statements include only properties that are being contributed to us. The Arch Coal Contributed Properties is not a legal entity and, except for revenues earned from the properties and certain direct costs and expenses of the properties, no separate financial information was maintained or is presented.

     During the last few years, steam coal prices have varied greatly. At the beginning of 2000, demand for steam coal was depressed due to excessive stockpiling of coal by utilities in anticipation of "Y2K" problems. By late summer of 2000, these stockpiles returned to normal levels, utilities reentered the market to buy coal and sufficient supply was not available to meet demand. These events contributed to a rapid increase in coal prices during late 2000. These higher spot prices prevailed for most of 2001. In late 2001, prices began to decline as demand for coal fell due to unusually warm weather during the winter of 2001-2002 and the sluggish U.S. economy. The effect of these lower spot prices on our results of operations for the near future will be limited because our lessees are receiving contractual prices for much of their production. If these lower spot prices continue, we expect our per ton revenues from coal royalties and our lessees' production to decline, which will reduce our coal royalty revenues.

     During the first quarter of 2002, in response to lower spot coal prices, a number of producers announced reductions in anticipated coal production at various mines, some of which are on our property. The companies announcing reductions include Arch Coal, Massey Energy, CONSOL Energy and Peabody Energy. Additionally, we are aware of proposed but unannounced reductions by some of our smaller lessees. However, to date, production on our properties has not materially declined and our overall revenues have not been materially affected by these announced reductions. If these production reductions are implemented on our properties and are sustained, our revenues may be substantially affected.

     Prices of metallurgical coal have remained relatively stable in the past two years. Metallurgical coal, because of its unique chemical characteristics, is usually priced $3 to $6 per ton higher than steam coal. Metallurgical coal production has gradually decreased during the past few years due to a decline in exports as a result of the strength of the U.S. dollar and increasing use of electric arc furnaces and pulverized coal, rather than metallurgical coal, for steel production. Metallurgical coal can also be used as steam coal. However, some metallurgical coal mines on our properties may only operate profitably if all or a portion of their production is sold as metallurgical coal due to its higher price. If they are unable to sell metallurgical coal, these mines may not be economically viable and may close.

     In addition to coal royalty revenue, we will generate nominal revenue from the royalty on oil and gas and coalbed methane leases, an overriding royalty arrangement and wheelage payments, which are toll payments for the right to transport third-party coal over or through our property. We will not have any timber revenues in the future because the WPP Group has retained all of the timber on our properties and the Arch Coal Contributed Properties does not include any timber assets.

     Most lessees are required to reimburse us for property taxes we pay on the leased property. These property tax reimbursements are shown as revenue on the historical financial statements included in this prospectus. The corresponding property tax expenses are included as "taxes other than income." The WPP Group's property tax expenses are higher than its property tax revenue because the WPP Group is retaining certain properties and because some of the properties contributed by the WPP Group are unleased and, therefore, no reimbursements are received.

     General and administrative expenses include salary and benefits, rent, expenses and other costs related to managing the properties. An affiliate charges the WPP Group for certain finance, tax, treasury and insurance expenses. The Arch Coal Contributed Properties do not maintain stand-alone corporate treasury, legal, tax, human resources, general administration or other similar corporate support functions. Corporate general and administrative expenses have not been previously allocated to the Arch Coal Contributed Properties because there was not sufficient information to develop a reasonable cost allocation. In the future, we will reimburse our general partner and its affiliates for direct and indirect expenses they incur on our behalf, including general and administrative expenses.

     Depreciation, depletion and amortization consists primarily of depletion on the coal properties. Depletion of coal reserve properties is calculated on a unit-of-production basis and thus closely correlates to the amount of coal production and coal royalty revenue for the period.

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RESULTS OF OPERATIONS

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

  Year ended December 31, 2001 compared with year ended December 31, 2000

     Revenues: Combined revenues in 2001 were $26.0 million compared to $22.5 million in 2000, an increase of $3.5 million, or 15%.

     Coal royalty revenues in 2001 were $15.5 million compared to $11.6 million in 2000, an increase of $3.9 million, or 33%. Over these same periods, production increased by 2.9 million tons, or 39%, from 7.4 million tons to 10.3 million tons. The increases in production and coal royalties were primarily due to:

     - Eastern Kentucky:  Production from the Evans-Laviers property increased
       2.6 million tons, from 1.2 million tons to 3.8 million tons, which resulted in increased royalty revenues of $3.8 million. This increase was primarily due to the opening of a new deep mine late in 2000, a large underground mine reaching full production in 2001 and the reopening of a temporarily idled surface and highwall mine in July 2001 at a higher royalty rate. On the Chesapeake Mineral property, production increased by 218,000 tons in 2001 due to the reopening of the mine under new ownership. This was partially offset by the reduction of production at another lease on this property. This resulted in a royalty revenue increase of $327,000.

     - Southern West Virginia:  Production from the Eunice property decreased by
       1.3 million tons, from 3.1 million tons to 1.8 million tons, resulting in a decrease in royalty revenues of $1.1 million. This decrease was due primarily to the closure of a longwall mine as a result of adverse geologic conditions and surface mining being performed on adjacent property during the year. This decrease in production was partially offset by an increase in production from the Dorothy-Sarita property of 301,000 tons, from 351,000 tons to 652,000 tons, that resulted in increased royalty revenues of $487,000. This increase in production was due to the addition of a surface and highwall mine. On the Rockhouse Fork property, production decreased by 148,000 tons, from 470,000 tons to 322,000 tons, that reduced royalty revenues by $348,000. This decrease in production was due to a decision to mine in a thinner part of the coal seam, geologic conditions and a change in contractors by the lessee.

     Timber revenues decreased to $3.7 million in 2001 from $4.2 million in 2000, a decrease of $0.5 million, or 13%. The decrease was due to:

     - A one-time sale of timber in 2000 for $700,000 on a parcel in Northern Appalachia, which contained 1.5 million board feet of timber.

     - A deferral of the harvest of 700,000 board feet of timber in Southern West Virginia during the second half of 2001 due to weak overall timber markets, lower prices and a decline in demand for timber.

     Gain on sale of property was $3.1 million in 2001 and $4.0 million in 2000. These gains were related to the sale of 1,928 and 1,391 acres of land in 2001 and 2000, respectively.

     Other revenues increased to $2.5 million in 2001 from $1.3 million in 2000, an increase of $1.2 million, or 87%. This increase was due to a determination that a lessee was required to pay transportation fees that were previously unreported by the lessee for several years.

     Expenses: Aggregate expenses for 2001 were $5.8 million compared to $5.9 million for 2000, a decrease of $0.1 million or 1%, primarily due to a decrease in property taxes that was partially offset by increased depletion attributed to higher coal production.

     Other Income (Expense): Interest expense was $4.0 million for 2001 compared to $4.2 million for 2000, a decrease of $0.2 million, or 5%. This decrease was due to scheduled principal reductions.

     Reversionary Interest: The previous owner of Western Pocahontas Properties Limited Partnership's coal and timber properties (CSX Corporation and certain of its affiliates) retained a reversionary interest in those properties whereby it received either a 25% or 28% interest in the properties and the net revenues of the properties after July 1, 2001, and in the net proceeds of any property sale occurring prior to July 1, 2001. In 2001, we accrued $1.9 million related to the reversionary interest.

     Net Income: Net income was $14.5 million in 2001 compared to $12.8 million in 2000, an increase of $1.7 million or 13%. This increase was primarily due to increased coal production by our lessees and correspondingly higher royalty payments.

  Year ended December 31, 2000 compared with year ended December 31, 1999

     Revenues: Combined revenues in 2000 were $22.5 million compared to $22.2 million in 1999, an increase of $0.3 million, or 2%.

     Coal royalty revenues in 2000 were $11.6 million compared to $15.8 million in 1999, a decrease of $4.2 million, or 26%. Over these same periods, production decreased by 2.4 million tons, or 24%, from 9.8 million tons to 7.4 million tons. The decreases in production and coal royalties were primarily due to:

     - Eastern Kentucky:  Production from the Evans-Laviers property decreased
       0.6 million tons, from 1.8 million tons to 1.2 million tons, which resulted in decreased royalty revenue of $0.8 million. The decrease resulted primarily from a sublessee losing a major sales contract in February 2000 and a resulting decision to temporarily idle the mine.

     - Southern West Virginia: Production from the Dorothy-Sarita property decreased by 564,000 tons, from 915,000 tons to 351,000 tons, which resulted in decreased royalty revenue of $783,000. The decrease resulted primarily from the closing of a deep mine due to exhaustion of reserves in the seam being mined. This decrease in production was partially offset by an increase in certain royalty rates. On the Eunice property, production was nearly constant but royalty revenue decreased $465,000 because of a decrease in the sales price of the coal and a shift in production to mining methods that yielded a lower royalty rate. On the Y&O property, production decreased 515,000 tons, from 1,249,000 tons to 734,000 tons, which resulted in decreased royalty revenue of $1.3 million. This decrease was primarily due to the lessee's longwall mine ceasing operations in early 2000 upon exhaustion of reserves in the seam being mined and was partially offset by production increases at two other leases on this property. On the Rockhouse Fork property, production decreased 100,000 tons from 570,000 tons to 470,000 tons, which resulted in a royalty revenue decrease of $228,000. This decrease was due to the a thinning coal seam and other adverse geologic conditions.

     Timber revenues increased to $4.2 million in 2000 from $3.8 million in 1999, an increase of $0.4 million, or 12%. This increase was primarily attributable to higher rates under a renegotiated contract starting in January 2000 with our principal timber operator in Southern West Virginia.

     Gain on sale of property was $4.0 million in 2000 and $0.2 million in 1999. The gain in 2000 was the result of the sale of 1,391 acres of surface land.

     Other Income (Expense): Interest expense was $4.2 million for 2000 compared to $4.4 million for 1999, a decrease of $0.2 million, or 4%, resulting from principal reductions.

     Net Income: Net income was $12.8 million for 2000 compared to $12.2 million for 1999, an increase of $0.6 million, or 5%. This increase primarily resulted from a gain on sale of property and was partially offset by decreased coal royalty payments.

GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

  Year ended December 31, 2001 compared with year ended December 31, 2000

     Revenues: Combined revenues in 2001 were $8.8 million compared to $9.4 million in 2000, a decrease of $0.6 million, or 6%. Coal royalty revenues in 2001 were $7.5 million compared to $8.0 million in 2000, a decrease of $0.5 million, or 6%. Over these periods, production decreased by 663,000 tons, or

7%, from 9.2 million tons to 8.5 million tons. These decreases in production and coal royalties were primarily due to:

     - Production from the Western Energy property decreased by 783,000 tons, from 5.7 million tons to 4.9 million tons, which resulted in decreased royalty revenues of $1.1 million. This decrease in production was the result of the typical variations which can result from our checkerboard ownership pattern in this mine. This ownership pattern causes mining operations to periodically move from our property to contiguous non-owned property and back again.

     - Production from the Big Sky property increased by 0.4 million tons, from
       1.4 million to 1.8 million tons, which resulted in increased royalty revenues of $0.4 million. These increases were due to the favorable location of mining operations relative to the checkerboard ownership pattern.

     Lease and easement income in 2001 was $787,000 compared to $583,000 in 2000. This increase was primarily attributable to surface use payments relating to increased mining on surface property owned by us.

     Gain on sale of property was $439,000 in 2001.

     Other Income (Expense): Interest expense was $3.7 million for 2001 compared to $4.7 million for 2000, a decrease of $1.0 million, or 22%. This decrease primarily resulted from a reduction in the outstanding principal balance of debt combined with a reduction in interest rates from an average of 9.3% in 2000 to 7.5% in 2001.

     Net Income: Net income was $2.6 million for 2001 compared to $2.3 million for 2000, an increase of $0.3 million, or 14%. This increase primarily resulted from a reduction in interest expense that was partially offset by lower coal royalties.

  Year ended December 31, 2000 compared with year ended December 31, 1999

     Revenues: Combined revenues in 2000 were $9.4 million compared to $12.3 million in 1999, a decrease of $2.9 million, or 24%. Coal royalty revenues in 2000 were $8.0 million compared to $11.7 million in 1999, a decrease of $3.7 million, or 32%. Over these same periods, production decreased by 2.5 million tons, or 22%, from 11.7 million tons to 9.2 million tons. The decrease in production and coal royalties were primarily due to:

     - Production from the Western Energy property decreased in 2000 by 1.6 million tons, from 7.3 million tons to 5.7 million tons, and the contract price per ton decreased as a result of a price reopener provision, which resulted in decreased royalty revenues of $2.2 million. This decrease in production was the result of the typical variations which can result from our checkerboard ownership pattern in the mine.

     - Production from the Big Sky property decreased in 2000 by 1.4 million tons, from 2.8 million tons to 1.4 million tons, which resulted in decreased royalty revenues of $1.0 million. This decrease in production was primarily due to the lessee losing a significant sales contract at the beginning of 2000.

     Gain on sale of property was $709,000 in 2000 resulting from the sale of surface land in Montana.

     Lease and easement income in 2000 was $583,000 compared to $480,000 in 1999. This increase was primarily attributable to surface use payments from increased mining on surface property owned by us.

     Expenses: Aggregate expenses for 2000 were $2.8 million compared to $4.3 million for 1999, a decrease of $1.5 million, or 34%. The decrease in expenses in 2000 primarily related to the decrease in depletion associated with the reduction in production during the period.

     Other Income (Expense): Interest expense was $4.7 million for 2000 compared to $4.1 million for 1999, an increase of $0.6 million, or 14%. This increase was due to an increase in interest rates, which was partially offset by the reduction in the principal balance.

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

     Interest income increased to $376,000 for 2000 from $63,000 in 1999, due to cash placed in restricted accounts as required under the loan agreement.

     Extraordinary Item: In 1999, there was a one-time loss of $2.7 million relating to the early extinguishment of debt.

     Net Income: Net income was $2.3 million for 2000 compared to $1.3 million for 1999, an increase of $1.0 million, or 72%. This increase was primarily due to the extraordinary item in 1999, partially offset by lower coal revenues in 2000.

NEW GAULEY COAL CORPORATION

  Year ended December 31, 2001 compared with year ended December 31, 2000

     Revenues: Combined revenues in 2001 were $1.7 million compared to $1.0 million in 2000, an increase of $0.7 million, or 70%. Coal royalty revenues in 2001 were $1.6 million compared to $1.0 million in 2000, an increase of $0.6 million, or 68%. Over these same periods, production increased by 362,000 tons, or 102%, from 356,000 tons to 718,000 tons. This increase in production and coal royalties was primarily due to:

     - Production from the West Virginia property increased by 329,000 tons, from 112,000 tons to 441,000 tons, which resulted in increased royalty revenues of $687,000. This increase resulted from the lessee's mining operations moving onto New Gauley Coal Corporation's property from adjacent reserves and an increase in the royalty rate.

     Expenses: Aggregate expenses for 2001 were $298,000 compared to $212,000 for 2000, an increase of $86,000, or 41%. This increase was due primarily to increased depletion associated with the increased production during the period.

     Net Income: Net income was $1.2 million for 2001 compared to $0.7 million for 2000, an increase of $0.5 million, or 85%. This increase was primarily due to increased coal royalty revenues.

  Year ended December 31, 2000 compared with year ended December 31, 1999

     Revenues: Combined revenues in 2000 were $1.0 million compared to $1.4 million in 1999, a decrease of $0.4 million, or 29%. Coal royalty revenues in 2000 were $1.0 million compared to $1.3 million in 1999, a decrease of $0.3 million, or 28%. Over these same periods, production decreased by 216,000 tons, or 38%, from 572,000 tons to 356,000 tons. This decrease in production and coal royalties was primarily due to:

     - Production from the West Virginia property decreased by 94,000 tons, from 206,000 tons to 112,000 tons, which resulted in decreased royalty revenues of $70,000. This decrease was caused by the lessee moving its mining operations to adjacent reserves.

     - Production from the Alabama property decreased by 72,000 tons, from 239,000 tons to 167,000 tons, which resulted in decreased royalty revenues of $78,000. This decrease resulted from the lessee's decision to decrease sales and production due to depressed market prices.

     Timber revenues of $67,000 in 1999 were generated from one timber parcel cut during that year. There were no timber revenues in 2000.

     Expenses: Aggregate expenses for 2000 were $212,000 compared to $295,000 for 1999, a decrease of $83,000, or 28%. This decrease was primarily related to a decrease in depletion associated with reduced production during the period.

     Net Income: Net income was $661,000 for 2000 compared to $993,000 for 1999, a decrease of $332,000, or 33%. This decrease was primarily due to a reduction in coal royalties.

ARCH COAL CONTRIBUTED PROPERTIES

  Year ended December 31, 2001 compared with year ended December 31, 2000

     Revenues: Revenues in 2001 were $20.8 million compared with $18.3 million in 2000, an increase of $2.5 million, or 14%.

     Coal royalty revenues in 2001 were $18.4 million compared to $16.2 million in 2000, an increase of $2.2 million, or 14%. Production increased by 1.4 million tons, or 14%, from 9.9 million tons to 11.3 million tons. The increase in production and coal royalties were primarily attributable to the following:

     - Eastern Kentucky: Production from the Central Appalachia properties increased 1.2 million tons, from 6.2 million tons to 7.4 million tons, which resulted in increased coal royalty revenues of $2.0 million. This increase was due primarily to the ramp up of production at various surface and underground mines at the Lynch property that increased production from 2.0 million tons in 2000 to 3.1 million tons in 2001. Production at the Lone Mountain property also increased from 2.2 million tons in 2000 to 2.8 million tons in 2001 due to the installation of additional equipment at the lessee's mine.

     Other royalty revenues for 2001 were $1.4 million compared to $0.9 million in 2000, an increase of $0.5 million. Other royalty revenues are primarily attributable to override royalties associated with coal mined by lessees. Override royalties were $1.2 million in 2001 compared to $0.8 million in 2000.

     Direct costs and expenses: Direct costs and expenses in 2001 were $7.7 million compared to $6.6 million in 2000, an increase of $1.1 million, or 16%. This increase was largely due to increased depletion resulting from the increased production during the period. Depletion expense increased $1.0 million to $6.4 million in 2001 from $5.4 million in 2000.

  Year ended December 31, 2000 compared with year ended December 31, 1999

     Revenues: Revenues in 2000 were $18.3 million compared to $15.3 million in 1999, an increase of $3.0 million, or 19%.

     Coal royalty revenues in 2000 were $16.2 million compared to $13.2 million in 1999, an increase of $3.0 million, or 22%. Production increased by 2.2 million tons, or 28%, from 7.7 million tons to 9.9 million tons. The increase in production and coal royalty revenues was primarily attributable to the following:

     - Eastern Kentucky: Production increased on the Central Appalachia properties by 2.3 million tons, from 3.9 million tons to 6.2 millions tons, which resulted in an increase in coal royalty revenues of $3.8 million. This increase was due primarily to the start up of production at various surface and underground mines at the Lynch property that increased production from 0.1 million tons in 1999 to 2.0 million tons in 2000.

     Direct Costs and Expenses: Direct costs and expenses in 2000 were $6.6 million compared to $72.0 million in 1999, a decrease of $65.4 million. This decrease is primarily due to a $65.2 million non-cash impairment charge on certain properties in 1999. During the fourth quarter of 1999, Arch Coal determined that, as a result of several adverse regulatory rulings and the continued negative pricing trends related to Central Appalachian coal production experienced by Arch Coal at that time, an evaluation of the recoverability of its active mining operations and coal reserves was necessary pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The evaluation indicated that the future undiscounted cash flows of certain coal reserves were below the carrying value of such assets. Accordingly, Arch Coal adjusted the value of certain reserves. The estimated fair value for the coal reserves with no future mine plans was based upon the fair value of these properties to be derived from subleased operations. The Arch Coal Contributed Properties affected by the write-down were written down to approximately $47.1 million, resulting in a non-cash impairment charge of $65.2 million. The impairment loss was recorded as a write-down of impaired assets in the statement of revenues and direct costs and expenses.

     Depletion expense decreased $0.2 million to $5.4 million in 2000 from $5.6 million in 1999. The decrease was a result of reduced depletion expense corresponding to the impairment charge. The impairment charge reduced the depletion rate on a per ton basis for 2000. The impact of the lower rates was partially offset by increased production in 2000.

RELATED PARTY TRANSACTIONS

     A company controlled by the owner of the general partner of Western Pocahontas Properties Limited Partnership provided certain administrative services to Western Pocahontas Properties Limited Partnership and charged Western Pocahontas Properties Limited Partnership for direct costs related to the administrative services. The total expenses charged to Western Pocahontas Properties Limited Partnership under this arrangement were $500,000 for each of the years ended December 31, 1999, 2000 and 2001.

     Western Pocahontas Properties Limited Partnership has a management contract to provide certain management, engineering and accounting services to Great Northern Properties Limited Partnership. The contract provides for, and Great Northern Properties Limited Partnership paid, a $250,000 annual fee, in each of the three years ended December 31, 1999, 2000 and 2001 which is intended to reimburse Western Pocahontas Properties Limited Partnership for its expense. The contract may be canceled upon 90 days advance notice by Great Northern Properties Limited Partnership.

     Certain of the Arch Coal Contributed Properties are leased to affiliates of Arch Coal that mine on the properties. Contracted royalty rates from these affiliates ("affiliate royalties") for the three years ended December 31, 2001 were 6.5% of the gross sales price of coal sold from the property using underground mining methods and 7.5% of the gross sales price of coal sold from the property using surface mining methods, which are similar to those that are received from third parties. Affiliate royalties amounted to $10.5 million, $10.2 million and $10.3 million during the years ended December 31, 2001, 2000 and 1999, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS AND CAPITAL EXPENDITURES

     Historically, each of the WPP Group and the Arch Coal Contributed Properties satisfied their working capital requirements and funded capital expenditures, other than property acquisitions, with cash generated from operations. Funds for property acquisitions have generally been obtained through borrowings.

     Following this offering, we believe that cash generated from operations and our borrowing capacity under our new credit facility will be sufficient to meet our working capital requirements and anticipated capital expenditures for the next several years. Our ability to satisfy any debt service obligations, to fund planned capital expenditures, to make acquisitions and to pay distributions to our unitholders will depend upon our future operating performance, which will be affected by prevailing economic conditions in the coal industry and financial, business and other factors, some of which are beyond our control. For a more complete discussion of factors that will affect cash flow we generate from our operations, please read "Risk Factors." Our capital expenditures have historically been minimal. Please read "Cash Available for Distribution."

  Western Pocahontas Properties Limited Partnership

     Net cash provided by operations was $13.1 million in 2001, $10.7 million in 2000 and $13.8 million in 1999. The decrease in 2000, as compared to 2001 and 1999, resulted from a decline in coal royalty revenues due to the idling of two operations in Kentucky and the exhaustion of reserves on one property in West Virginia. The two mines idled in 2000 resumed production in 2001.

     Net cash provided by investing activities was $2.7 million, $4.0 million and $0.2 million in 2001, 2000 and 1999, respectively. Net cash provided by investing activities relates to proceeds from sales of properties partially offset by capital expenditures. Proceeds from sales of surface land were $3.7 million, $4.0 million and $0.2 million in 2001, 2000 and 1999, respectively. Capital expenditures in 2001 increased $8.9 million due to the acquisition of the reversionary interest from the previous owner of the properties. A portion of this acquisition was financed with an $8.0 million note payable to the seller of the reversionary interest.

     Cash flows from financing activities were $15.4 million in 2001, $14.6 million in 2000 and $14.6 million in 1999. This activity reflects principal repayments on debt, distributions to partners and the placement of cash in restricted accounts as required under the loan agreement.

  Great Northern Properties Limited Partnership

     Net cash provided by operations was $3.7 million in 2001, $5.7 million in 2000 and $1.4 million in 1999. Cash provided by operating activities in 2000 includes increased accounts receivable collections. Accounts receivable levels declined in 2000 as a result of lower production levels.

     Net cash provided by investing activities, primarily from proceeds from the sales of surface land, was $475,000, $726,000 and $2,000 in 2001, 2000 and 1999,
respectively.

     Cash flows used in financing activities were $4.6 million in 2001, $6.2 million in 2000 and $1.3 million in 1999. This activity reflects principal repayments on debt, distributions to partners and the placement of cash in restricted accounts as required under the loan agreement.

  New Gauley Coal Corporation

     Net cash provided by operations was $1,123,000, $604,000 and $900,000 for the years 2001, 2000 and 1999, respectively. The decrease in 2000 was primarily the result of a lessee moving onto adjacent property during 2000.

     Net cash provided by (used in) investing activities was $25,000, $0, and $(67,000) for the years 2001, 2000 and 1999, respectively. This reflects capital expenditures in 1999 and proceeds from asset sales in 2001.

     Net cash used in financing activities was a $1,091,000, $591,000 and $979,000 for the years 2001, 2000 and 1999, respectively. This activity primarily reflects dividends to stockholders.

  Arch Coal Contributed Properties

     The Arch Coal Contributed Properties do not maintain cash accounts. Cash receipts and expenditures are maintained by Ark Land.

     Direct cash flows from the Arch Coal Contributed Properties were $19.8 million in 2001, $16.6 million in 2000 and $15.4 million in 1999. The increase during the three years was a result of increased coal royalties generated from the Arch Coal Contributed Properties.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

  Description of Credit Facility

     In connection with the closing of this offering, we will enter into a three year $100 million revolving credit facility. The credit facility includes a
$     million working capital sublimit that can be used for working capital needs and distributions. The revolving credit facility will be available for general partnership purposes, including future acquisitions. At the closing of this offering, we expect that all of the $100 million credit facility will be available for borrowing.

     Our obligations under the credit facility will be unsecured.

     We may prepay all loans at any time without penalty. We must reduce all borrowings under the working capital subfacility to zero for a period of at least 15 consecutive days once during each year, beginning on the effective date of the credit agreement.

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

     Indebtedness under the credit facility will bear interest at LIBOR plus an
applicable margin that we expect will range from   % to   %. We will incur a
commitment fee on the unused portions of the revolving credit facility.

     In addition, the credit facility will contain various covenants limiting our operating company's and its subsidiaries' ability to:

     - incur indebtedness;

     - grant certain liens;

     - engage in mergers and acquisitions or changes in business;

     - sell assets;

     - make distributions other than from available cash; or

     - create obligations for some lease payments.

     The credit facility also will contain covenants requiring us to maintain specified ratios of:

     - EBITDA (as defined in the credit facility), pro forma for any asset
       acquisition, to interest expense of not less than      to      ; and

     - total debt to EBITDA, pro forma for any asset acquisitions, of not more
       than      to      .

  Partnership Agreement

     Our general partner will not receive any management fee or other compensation for its management of Natural Resource Partners. However, in accordance with the partnership agreement, our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. All direct general and administrative expenses will be charged to us as incurred. Indirect general and administrative costs, including certain legal, accounting, treasury, information technology, insurance, administration of employee benefits and other corporate services incurred by our general partner and its affiliates will be reimbursed. Cost reimbursements and fees due our general partner may be substantial and will reduce our cash available for distribution to unitholders. For additional information, please read "Certain Relationships and Related Transactions -- Omnibus Agreement."

INFLATION

     Inflation in the United States has been relatively low in recent years and did not have a material impact on operations for the years ended December 31, 1999, 2000 or 2001.

ENVIRONMENTAL

     The operations of our lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. The terms of substantially all of our leases impose liability for all environmental and reclamation liabilities arising under those laws and regulations on the relevant lessees. However, if a particular lessee is not financially capable of fulfilling those obligations, there is a possibility that regulatory authorities could attempt to assign the liabilities to us as the landowner. We would contest such an assignment. Please read "Risk Factors -- Regulatory and Legal Risks" and "Business -- Regulation."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the WPP Group's or the Arch Coal Contributed Properties' historical financial position or results of operations.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. With regard to intangible assets, SFAS No. 142 states that acquired intangible assets should be recognized separately if the benefit of the intangible asset is obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, without regard to the acquirer's intent. The future adoption of SFAS No. 142 on January 1, 2002 will not have a material impact on the WPP Group's or the Arch Coal Contributed Properties' historical financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and a reconciliation of changes in the components of those obligations. We are evaluating the future financial effects of adopting SFAS No. 143 and expect to adopt the standard effective January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS No. 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to SFAS No. 121. We do not expect adoption of SFAS No. 144 to have a material impact on our financial position or results of operations.

CRITICAL ACCOUNTING POLICIES

     Coal Royalties. Coal royalty revenues are recognized on the basis of tons of coal sold by our lessees and the corresponding revenue from those sales. Generally, the lessees make payments to us based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum monthly, quarterly or annual payments.

     Minimum Royalties. Most of our lessees must make minimum monthly, quarterly or annual payments which are generally recoupable over certain time periods. These minimum payments are recorded as deferred revenue. The deferred revenue attributable to the minimum payment is recognized as coal royalty revenues either when the lessee recoups the minimum payment through production or when the period during which the lessee is allowed to recoup the minimum payment expires. The minimum payments expected to be recouped during the next twelve months are classified as current deferred revenue on the balance sheet.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risks to which we are exposed are interest rate risk and coal price risk. Debt we incur under our credit facility will bear variable interest at either the applicable base rate or a rate based on LIBOR. Unless interest rates increase significantly in the future, our exposure to interest rate risk should be minimal. Please read "Coal Industry Overview -- Coal Prices" for a discussion of coal price exposure risk.

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

                             COAL INDUSTRY OVERVIEW

     We obtained the information provided in this Coal Industry Overview regarding coal consumption, coal market prices and other data from the Energy Information Administration, the independent statistical and analytical agency within the U.S. Department of Energy, which we refer to in this prospectus as "EIA," as well as Resource Data International, Inc., a private market research firm, which we refer to in this prospectus as "RDI," and the National Mining Association, the primary trade association for the coal industry. The EIA bases its forecasts on assumptions about, among other things, trends in various economic sectors, including the residential, transportation and industrial sectors, economic growth rates, technological improvements and demand for other energy sources. Unless we indicate otherwise below, we have obtained the information in this Coal Industry Overview from the EIA.

INTRODUCTION

     Coal is an abundant, efficient and affordable natural resource used primarily to provide fuel for the generation of electric power. World-wide recoverable coal reserves are estimated to be approximately 1.1 trillion tons. The United States is the world's second largest producer of coal and has approximately 25% of global coal reserves, representing approximately 250 years of supply based on current usage rates. Coal reserves in the United States represent approximately 95% of the nation's total fossil fuel reserves.

COAL MARKETS

     Coal is primarily consumed by utilities to generate electricity, by steel companies to make steel products with blast furnaces and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. In general, coal is characterized by end use as either steam coal or metallurgical coal. Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coke, which is used in the production of steel. Over the past quarter century, total coal consumption in the United States has nearly doubled to approximately 1.1 billion tons in 2001. The growth in the demand for coal has coincided with an increased demand for coal from electric power generators. Continued demand for coal will primarily depend on coal consumption patterns of the electricity and steel industries and the industrial sector, and the availability, location and price of alternative fuel sources such as natural gas, oil, nuclear and hydroelectric power.

     The following table sets forth historical and projected demand trends for U.S. coal by end use consumer through 2020.

                        COAL DEMAND BY END USE CONSUMER

                                                                                                      PROJECTED ANNUAL
                                                                                                        GROWTH 2000-
                                  1999    2000    2001(E)   2005(F)    2010(F)    2015(F)   2020(F)         2020
                                  -----   -----   -------   --------   --------   -------   -------   ----------------
                                                            (TONS IN MILLIONS)
END USE CONSUMER:
Electricity Generation..........    953     991    1,013     1,065      1,141      1,183     1,254           1.2%
Industrial......................     65      65       62        80         81         83        86           1.4%
Steel Production................     28      29       27        26         24         22        20          (1.8%)
Residential/Commercial..........      5       4        4         5          6          6         6           0.9%
Export..........................     58      58       49        56         54         53        55          (0.3%)
                                  -----   -----    -----     -----      -----      -----     -----
  Total.........................  1,109   1,147    1,155     1,232      1,306      1,347     1,421           1.1%
                                  =====   =====    =====     =====      =====      =====     =====

---------------

(e) estimated

(f) forecasted

Source: EIA Annual Energy Outlook 2002 and EIA Monthly Energy Review, October 2001, December 2001 and March 2002.

Over the past ten years, coal-fired power plants have produced over 50% of the electricity in the United States. Coal is the principal source of fuel for electric utilities because of its relative low cost and availability throughout the United States.

     The following table sets forth the fuel sources for the generation of electric power in the United States for the last five years.

          DOMESTIC ELECTRIC POWER GENERATORS' FUEL SOURCES COMPARISON

                                                     1997     1998     1999     2000     2001(E)
                                                     ----     ----     ----     ----     -------
FUEL SOURCE:
Coal...............................................   53%      52%      51%      52%        51%
Nuclear............................................   18%      19%      20%      20%        20%
Conventional hydroelectric.........................   10%       9%       9%       7%         6%
Natural gas(1).....................................   14%      15%      15%(e)   16%(e)     17%
Other..............................................    5%       5%       5%       5%         6%
                                                     ---      ---      ---      ---        ---
Total..............................................  100%     100%     100%     100%       100%
                                                     ===      ===      ===      ===        ===

---------------

(1) Includes supplemental gaseous fuels.
(e) estimated
Source: EIA Monthly Energy Review, January 2002.

     Coal's primary advantage is its relative low cost compared to other fuels used to generate electricity. On an average cost per megawatt-hour basis, coal-fired generation is substantially less expensive than electricity generated utilizing natural gas, oil or nuclear power. Hydroelectric power is less expensive but is limited geographically, and there are few suitable sites for new hydroelectric power dams.

     The following table sets forth historical delivered fuel prices to electric utilities through 2001.

                  DELIVERED FUEL PRICES TO ELECTRIC UTILITIES

                                                        1997     1998      1999      2000     2001(E)
                                                        -----   -------   -------   -------   -------
                                                                (DOLLARS PER MILLION BTUS)
FUEL:
Petroleum (Heavy Oil).................................  $2.79    $2.08     $2.44     $4.29     $3.91
Natural Gas...........................................   2.76     2.38      2.57      4.30      5.08
Coal..................................................   1.27     1.25      1.22      1.20      1.24

---------------

(e) estimated
Source: EIA Monthly Energy Review, January 2002.

INDUSTRY TRENDS

     In recent years, the coal industry has experienced several significant trends including:

     Significant Gains in Mining Productivity. U.S. coal production more than doubled from 1968 to 1998 due largely to changes in work practices and the introduction of new technologies that have greatly increased mine productivity. According to RDI, overall coal mine productivity, measured in tons produced per miner shift, has increased from 28.5 tons in 1990 to 55.0 tons in 2000.

     Growth in Coal Consumption. Coal consumption should continue to expand as demand for electricity continues to increase. According to RDI and EIA, between 1990 and 2000, electricity production by domestic electric power producers has increased 27% and coal consumption by electric power producers has increased 22%. To date, the deregulation in the U.S. electric utility industry is motivating power companies to utilize generating plants with the lowest fuel cost, a trend we believe will continue to contribute to the demand for coal in the future.

     Industry Consolidation. U.S. coal producers have experienced consolidation over the last 25 years. According to the 1977 Keystone Blue Book of the Coal Industry, in 1976, the 10 largest coal companies accounted for approximately 38% of total domestic coal production, whereas in 2001, the 10 largest coal companies accounted for approximately 63% of total domestic coal production. Despite the considerable consolidation, according to RDI the industry still remains relatively fragmented with more than 700 coal producers in the United States.

     Increased Utilization of Existing Capacity of Coal-Fired Power Plants. We believe that existing coal-fired plants will supply much of the projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. The average coal-fired generating plant utilization is projected to increase to 82% in 2020 from 72% in 2000.

     Restructuring of Electricity Industry. In October 1992, Congress enacted the Energy Policy Act of 1992, which gave wholesale electricity suppliers access to the transmission lines of U.S. utility companies. In May 1996, the Federal Energy Regulatory Commission issued the first of a series of orders establishing rules to promote competition in wholesale electricity markets by providing wholesale electricity suppliers open access to electricity transmission systems. In 1999, the Federal Energy Regulatory Commission issued a rule to encourage the establishment of regional transmission organizations. Wholesale competition has resulted in a substantial increase in non-utility generating capacity in the United States.

     Increasingly Stringent Air Quality Laws. The coal industry has witnessed a shift in demand to low sulfur coal production driven by regulatory restrictions on sulfur dioxide emissions from coal-fired power plants. In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btu, and in 2000, Phase II of the Clean Air Act tightened these sulfur dioxide restrictions further to 1.2 pounds of sulfur dioxide per million Btu. Currently, electric power generators operating coal-fired plants can comply with these requirements by:

     - burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

     - installing pollution control devices such as scrubbers, which reduce the emissions from high sulfur coal;

     - reducing electricity generating levels; or

     - purchasing or trading emission credits to allow them to comply with the sulfur dioxide emission compliance requirements.

     Eventually, however, owners of these plants may have to retrofit their operations or switch to burning Phase II compliance coal. We believe that the Clean Air Act will increase the demand for the lower sulfur coal that our lessees produce and sell. However, we believe demand for medium and high sulfur coal will also remain strong in certain markets as many coal-fired power plants continue to burn medium and high sulfur coal, either exclusively or mixed with lower sulfur coal.

COAL ROYALTY BUSINESS

     Coal royalty businesses are principally engaged in the business of owning and managing coal reserves. As an owner of coal reserves, royalty businesses typically are not responsible for operating mines, but instead enter into long-term leases with third-party coal mine operators granting them the right to mine coal reserves on the owner's property in exchange for a royalty payment. A standard lease has a 5 to 10 year base term, with the lessee having an option to extend the lease for additional five-year terms. Leases often include the right to renegotiate rents and royalties for the extended term.

     Typically, lessees make payments based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold. Therefore, coal royalty revenues are affected by changes in coal prices, lessees' supply contracts and, to a lesser extent, fluctuations in the spot market prices for coal. The prevailing price for coal depends on a number of factors, including the supply-demand relationship, the price and availability of alternative fuels, overall economic conditions and governmental regulations. In addition to their royalty obligation, lessees are often subject to pre-established minimum monthly, quarterly or annual payments. These minimum rentals reflect amounts owners are entitled to receive even if no mining activity occurred during the period. Minimum rentals are often credited against future production royalties that are earned when coal production commences.

     Because royalty businesses do not operate any mines, they do not bear ordinary operating costs and have limited direct exposure to environmental, permitting and labor risks. As operators, the lessees are subject to environmental laws, permitting requirements and other regulations adopted by various governmental authorities. In addition, the lessees bear the labor risks, including health care legacy costs, black lung benefits and workmen's compensation costs, associated with operating the mines. Royalty businesses typically pay property taxes and then are reimbursed by the lessee for the taxes on the leased property, pursuant to the terms of the lease.

LARGEST U.S. COAL PRODUCERS

     The ten largest coal producers in the United States accounted for 63% of total U.S. production in 2001. Our lessees include subsidiaries of seven of the top 10 coal producing companies in the United States.

     The following table sets forth the ten largest coal producers in the United States in 2001.

                          TOP TEN U.S. COAL PRODUCERS

                                                                             PERCENT OF TOTAL
                                                               TONS IN           U.S. COAL
COMPANY                                                       THOUSANDS         PRODUCTION
-------                                                       ---------   -----------------------
Peabody Energy Corporation*.................................   167,402              15%
Arch Coal, Inc.*............................................   116,377              10%
Kennecott Energy & Coal Co..................................   110,548              10%
CONSOL Energy Inc.*.........................................    70,565               6%
RAG American Coal Holding Inc.*.............................    65,131               6%
AEI Resources, Inc.*........................................    47,802               4%
Vulcan Partners, L.P........................................    43,049               4%
Massey Energy Company*......................................    42,729               4%
Westmoreland Coal Company*..................................    27,889               2%
North American Coal Corp....................................    26,728               2%
                                                               -------              --
  Total.....................................................   718,220              63%
                                                               =======              ==

---------------

* A subsidiary of this entity is our current lessee.

Source: RDI.

IMPORTS AND EXPORTS

     Coal imports into the United States represent a very small percentage of the total U.S. market for coal. Of the 1.1 billion tons of coal consumed in the United States in 2001, less than 1.8% came from foreign markets. The United States exported approximately 4.5% of 2001 total domestic production. The majority of coal exported from the United States has historically been metallurgical coal. Due to the increase of metallurgical coal available from other countries and technological advances in steel manufacturing, the export market for this coal has not been as attractive in recent years. Approximately 41.8% of U.S. coal exports in 2001 went to Europe, while the individual nations buying the most U.S. coal in 2001 were Canada, Brazil, Japan, Belgium, Luxembourg, Italy, the United Kingdom and France.

COAL CHARACTERISTICS

     There are four types of coal: lignite, subbituminous, bituminous and anthracite. Each has characteristics that make it more or less suitable for different uses. Heat value and sulfur content are two of the most important coal characteristics in determining the best consumer for particular types of coal.

     Heat Value. The heat value of coal is commonly measured in Btus per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the Eastern and Midwestern regions of the United States tends to have a heat content ranging from 10,000 to 14,000 Btus per pound, as received. As received Btus per pound includes the weight of moisture in the coal on an as sold basis. Most coal found in the Western United States ranges from 8,000 to 10,000 Btus per pound, as received. Our reserves primarily consist of subbituminous and bituminous coal. Unless otherwise stated, all heat values in this prospectus are presented on an as received basis.

     Lignite is a brownish-black coal with a heat content that generally ranges from 4,500 to 8,300 Btus per pound. Major lignite operations are located in Louisiana, Montana, North Dakota and Texas. Lignite is used almost exclusively in power plants located adjacent to or near these mines because any significant transportation costs, coupled with mining costs, would render its use uneconomical.

     Subbituminous coal is a black coal with a heat content that ranges from 8,300 to 11,500 Btus per pound. Most subbituminous reserves are located in Alaska, Colorado, Montana, New Mexico, Washington and Wyoming. Subbituminous coal is used almost exclusively by electricity generators and some industrial consumers.

     Bituminous coal is a soft black coal with a heat content that ranges from 10,500 to 14,000 Btus per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes and as metallurgical coal in steel production.

     Anthracite is a hard coal with a heat content that can be as high as 14,000 Btus per pound. There are a limited number of anthracite deposits primarily located in the Appalachian region of Pennsylvania. Anthracite is used primarily for industrial and home heating purposes.

     Sulfur Content. Sulfur content can vary from coal seam to coal seam and sometimes within each seam. Coal combustion produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coal has a variety of definitions, but we use it in this prospectus to refer to coal with a sulfur content of 1.0% or less by weight. Compliance coal refers to coal that, when burned, has a sulfur dioxide content of less than 1.2 pounds per million Btus. The strict emissions standards of the Clean Air Act have increased demand for low sulfur coal. We expect continued high demand for low sulfur coal as electricity generators meet the current Phase II requirements of the Clean Air Act. Approximately 65% of our coal reserves are low sulfur coal and 25% are compliance coal.

     Plants equipped with sulfur-reduction technology, known as scrubbers, reduce sulfur dioxide emissions by 50% to 95% and can use higher sulfur coal. Plants without scrubbers can use medium and high sulfur coal by purchasing emission allowances on the open market or blending medium or high sulfur coal with low sulfur coal. Each emission allowance permits the user to emit a ton of sulfur dioxide. Some older coal-based plants have been retrofitted with scrubbers. Any new coal-based generation built in the United States will likely use clean coal technologies to remove the majority of sulfur dioxide, nitrogen oxide and particulate matter emissions.

     Other Characteristics. Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from coal seam to coal seam. Ash content is an important characteristic of coal because it increases transportation costs and electric generating plants must handle and dispose of ash following combustion.

     Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value per pound of coal, thereby increasing the delivered cost per Btu. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal's weight.

COAL MINING TECHNIQUES

     Coal mining operations use six common techniques to extract coal from the ground. The most appropriate technique is determined by coal seam characteristics such as location and recoverable reserves. Data from core samples is used initially to define the size, depth and quality of the coal reserve area before committing to a specific mining technique. The six most common mining techniques are: continuous, longwall, truck-and-shovel/loader, dragline, highwall and auger.

     Because coal mining techniques rely heavily on technology, technological improvements have generally resulted in increased productivity. Coal mining technology is continually evolving and has led to improvements in, among other things, underground mining systems and earth-moving equipment for surface mines. For example, longwall mining technology has increased the average recovery of coal from large blocks of underground coal from 50% to 70%. At larger surface mines, haul truck capacity has nearly doubled in the last decade. This increase in capacity, along with larger shovels and draglines, has increased overall mine productivity.

  Underground Mining

     Continuous Mining. Continuous mining is an underground mining method in which main airways and transportation entries are developed and continuous miners extract coal from "rooms," leaving "pillars" to support the roof. Production is transported to a beltline for transportation to the surface. Seam recovery for this method is typically up to 60% and productivity for continuous mining averages 25 to 50 tons per miner shift.

     Longwall Mining. Longwall mining is an underground mining method that uses hydraulic jacks or shields, varying from four feet to twelve feet in height, to support the roof of the mine while a mobile cutting shearer advances through the coal. Chain belts then move the coal to a standard deep mine beltline system for delivery to the surface. Continuous mining is used to develop access to long rectangular panels of coal that are mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams. High capital costs as well as the cost of moving the equipment from block to block demand large, contiguous reserves. Seam recovery using longwall mining is typically 70% and productivity averages 48 to 80 tons per miner shift.

  Surface Mining

     Truck-and-Shovel/Loader Mining. Truck-and-shovel/loader mining is a surface mining method that uses large shovels or loaders to remove overburden, which is used to backfill pits after coal removal. Shovels or loaders load coal into haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the truck-and-shovel/loader mining method is typically 90%. Productivity depends on equipment, geologic composition and the ratio of overburden to coal. Productivity varies between 250 to 400 tons per miner shift in the Powder River Basin to 30 to 80 tons per miner shift in the Eastern United States.

     Dragline Mining. Dragline mining is a surface mining method that uses large capacity draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to a preparation plant or unit train loadout facility. Seam recovery using the dragline method is typically 90% or more and productivity levels are similar to those for truck-and-shovel/loader mining.

     Highwall Mining. Highwall mining is a surface mining method generally utilized in conjunction with truck-and-shovel/loader surface mining. At the highwall exposed by the truck-and-shovel/loader operation a modified continuous miner with an attached beltline system cuts horizontal passages from the surface into a seam. These passages can penetrate to a depth of up to 1,000 feet. This method typically recovers 30% to 40% of the reserve block penetrated.

     Auger Mining. Auger mining is a surface mining method generally utilized in conjunction with truck-and-shovel/loader operations. At the highwall exposed by a truck-and-shovel/loader operation, a spiral steel auger bit is used to bore a horizontal hole into the coal seam up to a depth of 250 feet. The auger also conveys the coal to the surface. Seam recovery using auger mining is typically 30%.

COAL PREPARATION

     Depending on coal quality and customer requirements, raw coal may be shipped directly from the mine to the customer or processed in a coal preparation plant. Most raw coal requires processing in a preparation plant to meet customer specifications. Preparation plants size coal, wash it in a water solution, remove waste materials and separate coal into grades. This processing increases the quality and heat content of the coal, and ultimately the value, by reducing sulfur, ash and moisture content. Coals of various qualities can be blended at a preparation plant or loading facility to meet specific customer requirements. Coal blending can increase profit margins by optimizing quality specifications for individual customer contracts.

COAL REGIONS

     Coal is mined from coal fields throughout the United States, with the major production centers located in Appalachia, the Illinois Basin and the Western United States. The quality of coal varies by region. Heat value and sulfur content are the two most important coal characteristics in measuring quality and determining the best end use of particular coal types. We have properties located in all three major production centers and in all three subregions of Appalachia.

     The following table presents U.S. coal production data by region for the five-year period 1997 through 2001.

                              U.S. COAL PRODUCTION

                                                   1997      1998      1999      2000      2001
                                                  -------   -------   -------   -------   -------
                                                                (TONS IN MILLIONS)
AREA:
Appalachia......................................    467.8     460.4     425.6     419.4     424.1
Illinois Basin..................................    170.9     168.4     162.5     143.5     151.6
Western United States(1)........................    451.3     488.8     512.3     510.7     542.5
                                                  -------   -------   -------   -------   -------
  Total.........................................  1,090.0   1,117.6   1,100.4   1,073.6   1,118.2
                                                  =======   =======   =======   =======   =======

---------------

(1) Our western coal is located in the Northern Powder River Basin in Southeastern Montana.

    Source: Coal Industry Annual 2000 and Coal Weekly, March 2002, EIA.

  Appalachia Region

     - Northern Appalachia. Northern Appalachia includes Maryland, Ohio, Pennsylvania and Northern West Virginia. Coal from this region generally has a high heat content of between 12,000 and 13,000 Btus per pound. Its typical sulfur content ranges from 1.5% to 2.5%, which does not satisfy the Phase II requirements of the Clean Air Act.

     - Central Appalachia. Central Appalachia includes Eastern Kentucky, Virginia and Southern West Virginia. Coal from this region generally has a low sulfur content of 0.7% to 1.5% and a high heat content of between 12,000 and 13,500 Btus per pound. Some of this coal satisfies the Phase II requirements of the Clean Air Act.

     - Southern Appalachia. Southern Appalachia includes Alabama and Tennessee. Coal from this region typically has a low sulfur content of 0.7% to 1.5% and a high heat content of between 12,000 and 13,000 Btus per pound. Some of this coal satisfies the Phase II requirements of the Clean Air Act.

  Illinois Basin

     - The Illinois Basin includes Illinois, Indiana and Western Kentucky. There has been significant consolidation among coal producers in the Illinois Basin over the past several years. Coal from this region varies in heat content from 10,000 to 12,500 Btus per pound and has a high sulfur content of 2.5% to 3.5%, which does not satisfy the Phase II requirements of the Clean Air Act.

  Western United States

     - Four Corners. The Four Corners area includes Northwestern New Mexico, Northeastern Arizona, Southwestern Utah and Southeastern Colorado. The coal from this region typically has a sulfur content of 0.75% to 1% and a heat content of between 9,000 and 10,000 Btus per pound. This coal does not satisfy the Phase II requirements of the Clean Air Act.

     - Uinta Basin. The Uinta Basin includes Western Colorado and Eastern Utah. The coal from this region typically has a sulfur content of 0.50% to 1% and a heat content of between 10,500 and 12,500 Btus per pound. Most of this coal satisfies the Phase II requirements of the Clean Air Act.

     - Southern Powder River Basin. The Southern Powder River Basin is located in Northeastern Wyoming. This coal has a very low sulfur content of between 0.25% to 0.65% and a low heat content of between 8,000 and 9,000 Btus per pound. Most of this coal satisfies the Phase II requirements of the Clean Air Act.

     - Northern Powder River Basin. The Northern Powder River Basin is located in Southeastern Montana and Northeastern Wyoming. This coal has a sulfur content of between 0.45% to 1.0% and a heat content of between 8,500 and 9,600 Btus per pound. Most of this coal does not satisfy the Phase II standards of the Clean Air Act.

     - Lignite. Major lignite fields are located in North Dakota, Montana, Louisiana and Texas. This coal has sulfur content of between 0.75% to 2.0% and a heat content of between 4,500 and 8,300 Btus per pound. This coal does not satisfy the Phase II requirements of the Clean Air Act.

COAL PRICES

     Coal prices are influenced by a number of factors and vary dramatically by region. The two principal components of the price of coal are the price of coal at the mine, which is influenced by mine operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. The most important criterion to electricity generators when purchasing coal is its delivered cost per million Btus.

     The following table summarizes average yearly open market steam coal prices for electric power generation for selected areas.

                     AVERAGE COAL PRICES FOR SELECTED AREAS

                                                                                            POUNDS OF SULFUR
                                               BTUS PER                                       DIOXIDE PER
                                               POUND(1)                                      MILLION BTU(1)
                           ------------------------------------------------    ------------------------------------------
APPALACHIA:
  Central Appalachia......          greater than 12,500                         less than or equal to 1.2
                                    greater than 12,500                                         1.21-1.80
                                    greater than 12,500                                          1.81-2.5
                           less than or equal to 12,500                         less than or equal to 1.2
                           less than or equal to 12,500                                         1.21-1.80
                           less than or equal to 12,500                                          1.81-2.5
  Southern Appalachia.....          greater than 12,000                                         1.21-1.80
                           less than or equal to 12,000                         less than or equal to 1.2
                           less than or equal to 12,000                                         1.21-1.80
  Northern Appalachia.....          greater than 12,500                        less than or equal to 2.50
                                    greater than 12,500                                  greater than 2.5
                           less than or equal to 12,500                                  greater than 2.5

ILLINOIS BASIN............          greater than 11,300                                         1.21-1.80
                                    greater than 11,300                                         1.81-2.50
                                    greater than 11,300                                  greater than 2.5
                           less than or equal to 11,300                                  greater than 2.5

NORTHERN POWDER RIVER
  BASIN...................           greater than 9,000                         less than or equal to 1.2
                            less than or equal to 9,000                                         1.21-1.80

                                       MAXIMUM
                                       PERCENT
                                        SULFUR
                                     VALUE(S) AT                AVERAGE PRICE PER TON OF COAL
                                     LIMITING BTU             ----------------------------------
                                      CONTENT(2)               1998     1999     2000    2001(3)
                            ------------------------------    ------   ------   ------   -------
APPALACHIA:
  Central Appalachia......                  0.75              $27.04   $25.14   $26.17   $40.25
                                       0.76-1.13               25.73    23.68    24.56    37.52
                                       1.14-1.56               24.63    22.19    23.64    36.26
                                            0.75               24.68    23.47    23.73    36.46
                                       0.76-1.13               23.29    22.49    22.16    35.10
                                       1.14-1.56               23.07    21.04    21.67    34.21
  Southern Appalachia.....             0.73-1.13               26.76    28.03    29.83    34.62
                                            0.72               23.93    26.84    26.88    33.39
                                       0.73-1.13               20.87    23.33    23.39    32.64
  Northern Appalachia.....                  1.50               24.53    23.60    25.95    38.11
                               greater than 1.50               23.17    20.68    23.42    33.98
                               greater than 1.50               21.52    20.05    20.63    29.33
ILLINOIS BASIN............             0.68-1.02               22.99    21.22    21.56    36.80
                                       1.03-1.41               22.77    20.94    21.34    35.73
                               greater than 1.41               20.57    19.30    19.65    30.83
                               greater than 1.41               18.06    17.01    14.50    26.23
NORTHERN POWDER RIVER
  BASIN...................                  0.54                6.84     6.12     6.51     7.25
                                            0.81                4.70     5.58     5.42     8.22

---------------

Source: RDI

(1) Average Btus per pound and pounds of sulfur dioxide per million Btus for spot coals in each quality category over the 1997 -- 2001 period.

(2) We have calculated these amounts. The percent sulfur values are the maximum sulfur values for the specified limiting Btu value. Where the limiting Btu value is expressed as "greater than," the percent sulfur value may increase only if the Btu value increases or if the sulfur dioxide value is not limited. Where the Btu value is expressed as "less than," the percent sulfur value is the absolute maximum unless the sulfur dioxide value is not limited.

(3) After the rapid increase in coal prices that began in late 2000 and prevailed through most of 2001, spot prices began to decline in late 2001 as demand for coal fell due to unusually warm weather and the sluggish U.S. economy.

     Price at the Mine. The price of coal at the mine is influenced by geologic characteristics such as seam thickness, overburden ratios and depth of underground reserves. It is generally cheaper to mine coal seams that are thick and located close to the surface than to mine thin underground seams. Typically, coal mining operations will begin at the part of the coal seam that is easiest and most economical to mine. As the seam is mined, it becomes more difficult and expensive to mine because the seam either becomes thinner or extends more deeply into the earth, requiring removal of more overburden. Underground mining is generally more expensive than surface mining as a result of high capital costs, including costs for modern mining equipment and construction of extensive ventilation systems and higher labor costs due to lower productivity.

     In addition to the cost of mine operations, the price of coal at the mine is also a function of quality characteristics such as heat value, sulfur, ash and moisture content. Metallurgical coal has higher carbon and lower ash content as well as other chemical characteristics and is generally priced $3 to $6 per ton higher than steam coal produced in the same regions. Generally, our coal royalty revenues are calculated based on price of coal at the mine.

     Transportation Costs. Coal used for domestic consumption is generally sold free on board at a loading point, and the purchaser normally pays the transportation costs. Most electric power generators arrange long-term shipping contracts with rail or barge companies to assure stable delivery costs. Transportation cost can be a large component of the purchaser's cost. Although our lessee's customers typically pay the transportation costs, access to good transportation is still important to us because the customer may choose a supplier based on the cost of transportation. Trucks and beltlines haul coal over shorter distances, while railroad and barges move coal over longer distances. According to RDI, railroads transport approximately 60% of U.S. coal production. CSX and Norfolk Southern railroads are the dominant carriers in the Eastern United States, and the Burlington Northern Santa Fe and Union Pacific railroads are the dominant carriers in the Western United States.

                                    BUSINESS

     We are a limited partnership recently formed by the WPP Group, the largest owner of coal reserves in the United States other than the U.S. government, and Arch Coal, Inc., the second largest U.S. coal producer. We engage principally in the business of owning and managing coal properties in the three major coal-producing regions of the United States: Appalachia, the Illinois Basin and the Western United States. As of December 31, 2001, we controlled approximately
1.15 billion tons of proven and probable coal reserves in eight states. We do not operate any mines. We lease coal reserves to experienced mine operators under long-term leases that grant the operators the right to mine our coal reserves in exchange for royalty payments. Our lessees are generally required to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, subject to a minimum payment.

     The WPP Group includes Western Pocahontas Properties Limited Partnership, New Gauley Coal Corporation and Great Northern Properties Limited Partnership, three privately-held companies that are primarily engaged in owning and managing mineral properties. Western Pocahontas Properties Limited Partnership was established in connection with the acquisition of properties located in West Virginia, Kentucky, Maryland, Indiana and Alabama from CSX Corporation in 1986. As part of Western Pocahontas Properties Limited Partnership's acquisition of the CSX properties, Western Pocahontas Properties Limited Partnership acquired New Gauley Coal Corporation, which held additional properties in West Virginia. Great Northern Properties Limited Partnership was established with the acquisition of properties primarily located in Montana from Burlington Resources in 1992. Arch Coal, Inc. is one of the largest coal producers in the United States and has been acquiring coal properties since 1969 in West Virginia, Kentucky, Illinois and Virginia.

BUSINESS STRATEGY

     We intend to execute the following strategies that we believe reflect our competitive strengths:

     - Maximize royalty revenues from our existing properties. We work with our lessees by providing technical knowledge of our reserves, including information about title and geology. We also review mine plans to assure efficient recovery of reserves and periodically audit our lessees to verify that royalties have been properly paid. We regularly visit mines to assure that the lessees are complying with the lease terms and approved mine plans. Our employees' extensive experience with our properties enables us to use our technical knowledge of the reserves and our knowledge of the coal industry to identify potential lessees who are best suited to develop and market our reserves.

     - Explore new opportunities with our existing lessees. Our lessees are generally subsidiaries of large coal producers that have long-term plans to expand their operations. We intend to further develop our relationships with our current lessees in order to participate in future opportunities that our lessees may identify for acquiring or leasing new properties.

     - Add new lessees to diversify our coal mine operator base. We have identified additional public and private coal mine operators that meet our guidelines as qualified lessee candidates. As we expand our royalty business, we will be seeking new lessees to mine our properties. The addition of these new lessees will allow us to further diversify our coal mine operator base.

     - Expand and diversify our coal reserves. We intend to actively pursue opportunities to expand and diversify our reserves by acquiring additional coal properties that generate royalty income. We will review potential reserve acquisitions in all coal producing regions of the United States in order to acquire marketable reserves that we believe will be attractive to lessees.

     - Diversify our portfolio to include minerals other than coal. We plan to explore opportunities to acquire other royalty-producing mineral properties in addition to coal properties. These royalty-producing mineral properties may include oil and gas, iron ore and other minerals.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths will enable us to execute our business strategies successfully:

     - Our royalty structure generates stable production and cash flow. Our leases provide for royalty rates generally equal to the higher of a percentage of the gross sales price or a fixed price per ton of coal mined, subject to a minimum monthly, quarterly or annual payment. This structure generally allows our production and cash flow to be stable and predictable in periods of low coal prices, while enabling us to benefit during periods of higher coal prices.

     - We do not directly bear operating costs and risks. Because we do not operate any mines, we do not bear ordinary operating costs and have limited direct exposure to environmental compliance, permitting and labor risks. Our lessees bear the labor risks, such as health care legacy costs, black lung benefits and workmen's compensation costs associated with operating the mines. In addition, we are typically not ultimately responsible for property taxes, which are paid by us but reimbursed by the lessee pursuant to the terms of the lease.

     - We primarily lease to large lessees that have a diverse customer base. Our royalty income is primarily from leases to subsidiaries of publicly-held coal companies. In 2001, we derived approximately 76% of our revenues from subsidiaries of seven of the top ten coal producers in the United States. These companies have made significant capital investments in the infrastructure on our properties and have effective marketing organizations. Consequently, our reserves are produced, processed and marketed in a highly efficient manner and sold to a diverse group of utilities, steel companies and industrial users.

     - Our reserves are diverse and strategically located. Our reserves are geographically diverse and cover a broad range of heat and sulfur content. By offering both metallurgical and steam coal, our coal reserves are marketable to a diverse customer base, thereby enabling our lessees to adjust to changing markets and sustain sales volumes and prices. By having reserves in different geographic areas and by having varied types of coal reserves, our lessees are able to serve a broad number of markets and take advantage of changing customer preferences.

     - We are well-positioned to pursue acquisitions of coal reserves and other minerals. The coal royalty business is highly fragmented and characterized by numerous small entities that present potentially attractive acquisition opportunities. We will be seeking acquisitions that complement our existing coal reserves, allow us to enter into additional coal regions and expand our property portfolio beyond coal to include other minerals. In conjunction with this offering, we are entering into a $100 million credit facility that will give us the ability to take advantage of acquisition opportunities which, combined with our ability to issue additional units, should provide the financial flexibility to pursue acquisitions. Upon the closing of this offering, we anticipate that we will have no outstanding indebtedness. We believe that our affiliation with Arch Coal and the WPP Group will provide us with a competitive advantage in pursuing acquisition opportunities. Both the WPP Group and Arch Coal have proven track records of successfully completing and integrating acquisitions.

     - We have experienced, knowledgeable management. Our management team has a successful record of managing, leasing and acquiring properties. Each member of our management team has at least 20 years of experience in the mining industry. We believe our management team has a comprehensive understanding of the areas in which our lessees mine coal, the mining environment and the mining operators who serve as our lessees. Furthermore, we believe our management team has the necessary skills and experience to identify and integrate future acquisitions.

OUR RELATIONSHIP WITH THE WPP GROUP AND ARCH COAL

     The WPP Group and Arch Coal have a significant interest in our partnership through their combined ownership of a 79.9% limited partner interest and the 2% general partner interest in our partnership. Both the WPP Group and Arch Coal have a history of successfully completing and integrating acquisitions in the coal industry. We expect to pursue acquisitions with the WPP Group and Arch Coal, as well as with other companies. We may acquire coal reserve properties, other mineral properties or producing coal properties, in which event we would expect to work with a coal producing company that would acquire the mine assets and lease the reserves from us. While our relationship with both the WPP Group and Arch Coal should provide significant benefits to us, it is also a source of potential conflict. In addition, the WPP Group and Arch Coal may engage in substantial competition with us. Please read "Conflicts of Interest and Fiduciary Responsibilities" and "Certain Relationships and Related
Transactions -- Omnibus Agreement."

COAL RESERVES AND PRODUCTION

     As of December 31, 2001, we controlled approximately 1.15 billion tons of proven and probable coal reserves in eight states located in Appalachia, the Illinois Basin and the Northern Powder River Basin. Our reserves are located on 45 separate properties and are subject to 62 leases with 31 lessees. We own 98% of our reserves and control 2% of our reserves under paid-up leases for which we have paid royalties sufficient to allow us to mine all of the coal reserves attributable to the property without further payment. We own the right to mine coal on approximately 525,000 acres.

     Reserves are coal tons that can be economically extracted or produced at the time of determination considering legal, economic and technical limitations. All of the estimates of our reserves that we present in this prospectus are of proven and probable reserves, which we define in the glossary. Weir International Mining Consultants has audited Arch Coal's estimates of coal reserves contributed by it as of December 31, 2001, and Stagg Resource Consultants, Inc. has audited the WPP Group's estimates of coal reserves contributed by it as of December 31, 2001. The audits included reviews of reserve maps, data from drill holes, reserve calculation methodologies and assumptions and available quality trend maps. Please see Appendix E, "Coal Reserve Audit Summary Report of Weir International Mining Consultants" and Appendix F, "Coal Reserve Audit Summary Report of Stagg Resource Consultants, Inc."

     We prepare our reserve estimates from geologic data assembled and analyzed by the staff of geologists and engineers at the WPP Group and Arch Coal. The geologic data is taken from thousands of drill holes, adjacent mine workings, outcrop prospect openings and other sources, including from third parties. These estimates also take into account legal, technical and economic limitations that may keep coal from being mined. Reserve estimates will change from time to time due to mining activities, analysis of new engineering and geologic data, acquisition or divestment of reserve holdings, modification of mining plans or mining methods, and other factors. In areas where geologic conditions indicate potential inconsistencies related to coal reserves, additional drilling is sometimes performed to ensure the continuity and mineability of the coal reserves. Consequently, sampling in those areas involves drill holes that are spaced closer together.

     Our lessees' customers burn coal produced from our properties in power plants located east of the Mississippi River and in Montana and Minnesota. Additionally, our metallurgical coal is processed in coke ovens in the Eastern United States, Europe, South America and Asia. Coal produced from our properties is transported by beltline, rail, barge and truck. All of our properties contain and have access to roads or highways.

     The following table sets forth on a pro forma basis coal royalty revenues we have received from our properties in each of the following areas: Central Appalachia, Northern Appalachia, Southern Appalachia, the Illinois Basin and the Northern Powder River Basin.

                             COAL ROYALTY REVENUES

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      2000      2001
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
AREA
Appalachia
  Central Appalachia
     Eastern Kentucky and Virginia......................  $ 9,779   $12,365   $18,029
     Southern West Virginia.............................   15,434    11,654    11,406
  Northern Appalachia...................................    2,028     1,669     2,268
  Southern Appalachia...................................      919       659       624
Illinois Basin..........................................    2,074     2,345     3,155
Northern Powder River Basin.............................   11,225     7,692     6,951
                                                          -------   -------   -------
       Total............................................  $41,459   $36,384   $42,433
                                                          =======   =======   =======

     The following table sets forth production data and reserve information for our properties in each of the following areas: Central Appalachia, Northern Appalachia, Southern Appalachia, the Illinois Basin and the Northern Powder River Basin.

                            PRODUCTION AND RESERVES

                                    PRODUCTION           PROVEN AND PROBABLE RESERVES AT
                             YEAR ENDED DECEMBER 31,            DECEMBER 31, 2001
                             ------------------------   ---------------------------------
                              1999     2000     2001    UNDERGROUND   SURFACE     TOTAL
                             ------   ------   ------   -----------   -------   ---------
                                                 (TONS IN THOUSANDS)
AREA
Appalachia
  Central Appalachia
     Eastern Kentucky and
       Virginia............   6,007    7,645   11,684     454,838      55,658     510,496
     Southern West
       Virginia............   9,121    7,587    6,878     221,272      30,223     251,495
  Northern Appalachia......     819      457      809     179,315       5,346     184,661
  Southern Appalachia......     239      167      277          --      11,929      11,929
Illinois Basin.............   1,761    1,705    2,659          --      28,398      28,398
Northern Powder River
  Basin....................  10,080    7,098    6,683          --     166,939     166,939
                             ------   ------   ------     -------     -------   ---------
     Total.................  28,027   24,659   28,990     855,425     298,493   1,153,918
                             ======   ======   ======     =======     =======   =========

     We classify low sulfur coal as coal with a sulfur content of less than 1.0%, medium sulfur coal as coal with a sulfur content between 1.0% and 1.5% and high sulfur coal as coal with a sulfur content of greater than 1.5%. Compliance coal is that portion of low sulfur coal that, when burned, emits less than 1.2 pounds of sulfur dioxide per million Btu. As of December 31, 2001, approximately 25% of our reserves met compliance standards for Phase II of the Clean Air Act. Unless otherwise indicated, we present the quality of the coal throughout this prospectus on an as received basis, which assumes 6% moisture for Appalachian reserves, 12% moisture for Illinois Basin reserves and 25% moisture for Northern Powder River Basin reserves. We own both steam and metallurgical coal reserves in Central and Southern Appalachia, and we own steam coal reserves in Northern Appalachia, the Illinois Basin and the Northern Powder River Basin.

     The following table sets forth our estimate of the sulfur content and the typical quality of our coal reserves in each area as of December 31, 2001.

                       SULFUR CONTENT AND TYPICAL QUALITY

                                                       SULFUR CONTENT                         TYPICAL QUALITY
                                       ----------------------------------------------   ----------------------------
                                          LOW        MEDIUM       HIGH
                          COMPLIANCE   (LESS THAN   (1.0% TO    (GREATER                 HEAT CONTENT
                           COAL(1)       1.0%)       1.5%)     THAN 1.5%)     TOTAL     (BTU PER POUND)   SULFUR (%)
                          ----------   ----------   --------   ----------   ---------   ---------------   ----------
                                              (TONS IN THOUSANDS)
AREA
Appalachia
  Central Appalachia
    Eastern Kentucky and
      Virginia..........   168,683      369,630      94,618      46,248       510,496        13,177            0.99
    Southern West
      Virginia..........    95,185      185,370      53,570      12,555       251,495        13,179            0.90
  Northern Appalachia...    12,735       21,029      10,986     152,646       184,661        13,224            2.28
  Southern Appalachia...    11,929       11,929          --          --        11,929        13,959            0.69
Illinois Basin..........        --           --      10,103      18,295        28,398        11,457            2.42
Northern Powder River
  Basin.................        --      166,939          --          --       166,939         8,444            0.72
                           -------      -------     -------     -------     ---------
    Total...............   288,532      754,897     169,277     229,744     1,153,918
                           =======      =======     =======     =======     =========

---------------

(1) Compliance coal meets the sulfur dioxide emission standards imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a sub-set of low sulfur coal and is, therefore, also reported within the amounts for low sulfur coal.

COAL LEASES

     We earn our coal royalty revenues under long-term leases that generally require our lessees to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton of coal they sell, with minimum monthly, quarterly or annual payments. We currently lease approximately 95% of our reserves to 31 lessees that operate 54 mines. A typical lease has a five to ten year base term, with the lessee having an option to extend the lease for additional five-year terms after the expiration of the base term. Many leases include the right to renegotiate rents and royalties for the extended term. Of our 62 leases, we will have five leases with Ark Land Company, an affiliate of Arch Coal. Although these leases will not be negotiated on an arm's-length basis, we believe that they will contain market terms and conditions.

     Substantially all of our leases require the lessee to pay minimum royalties in monthly, quarterly or annual installments, even if no mining activities have begun. Usually, for a period of three to five years from the time of payment of a minimum royalty, the lessee may credit the payment against production royalties. In 2001, our lessees paid us minimum royalties aggregating $4,062,650. If none of our lessees had produced coal during 2001, we would have received approximately $10,782,275 in minimum royalty payments.

     Substantially all of our leases impose on the lessee the following obligations:

     - to obtain and maintain all necessary permits;

     - to diligently mine the greatest amount of coal possible from the leased property using current mining techniques;

     - to employ a competent registered professional mining engineer to plan mining development and to plot the development on maps for our review;

     - to indemnify and hold us harmless for any damages we incur in connection with the lessee's mining operations;

     - to conduct mining operations in compliance with all applicable federal, state and local laws and regulations, including reclamation and bonding obligations;

     - to obtain our written consent prior to subleasing or assigning the lease or upon a change of control of the lessee;

     - to maintain general liability and property damage insurance in amounts we deem reasonable; and

     - to reimburse us for ad valorem property taxes we pay on the property.

     Substantially all of our leases grant us the following rights:

     - to terminate the lease and take possession of the leased premises in the event of a default by the lessee;

     - to review lessee mine plans and maps;

     - to enter the leased premises to examine mining operations and to conduct both engineering and financial audits to confirm the amount of coal mined from our properties and the sale price received for the coal by our lessees; and

     - to retain all rights to the leased premises other than the right to mine coal, including the right to use the surface of the leased property where we possess that right.

     In addition, each lease provides that we expressly deny any warranty as to the quality or quantity of coal on our property. Additionally, we do not ensure that the lessees have surface access. Our lessees are responsible for all processing and transportation of coal mined from our properties. We do not own any coal processing or transportation facilities.

CENTRAL APPALACHIA (EASTERN KENTUCKY AND VIRGINIA)

     Our Eastern Kentucky and Virginia properties are comprised of seven properties on approximately 140,000 acres. As of December 31, 2001, these properties contained 510 million tons of coal reserves. The typical quality of the coal produced from these properties is 0.99% sulfur and 13,177 Btus per pound. Production for these properties was 11.7 million tons for the year ended December 31, 2001. As of December 31, 2001, we leased more than 90% of our reserves on these properties to 11 lessees under 15 leases.

   [Map showing the location of properties in Eastern Kentucky and Virginia]

     The following table sets forth production data and reserve information with respect to our properties in Eastern Kentucky and Virginia.

         CENTRAL APPALACHIA PROPERTIES -- EASTERN KENTUCKY AND VIRGINIA

                                        PRODUCTION                 PROVEN AND PROBABLE
                                  YEAR ENDED DECEMBER 31,     RESERVES AT DECEMBER 31, 2001
                                 -------------------------   -------------------------------
PROPERTY                          1999     2000     2001     UNDERGROUND   SURFACE    TOTAL
--------                         ------   ------   -------   -----------   -------   -------
                                                     (TONS IN THOUSANDS)
Evans-Laviers (KY).............  1,818    1,195     3,813       63,007     43,711    106,718
Lynch (KY).....................    163    2,075     3,138      307,679      2,401    310,080
Lone Mountain (KY).............  2,052    2,227     2,773       49,341         --     49,341
Pardee (KY) (VA)...............  1,635    1,560     1,344       17,125      3,672     20,797
Chesapeake Mineral (KY)........    339      243       460       11,933        730     12,663
Johnson County (KY)............     --      345       156        5,328      4,344      9,672
Elkhorn (KY)...................     --       --        --          425        800      1,225
                                 -----    -----    ------      -------     ------    -------
  Total........................  6,007    7,645    11,684      454,838     55,658    510,496
                                 =====    =====    ======      =======     ======    =======

     The following is a summary of our major income producing properties in Eastern Kentucky and Virginia.

     Evans-Laviers. The Evans-Laviers property is located in Breathitt, Floyd, Knott and Magoffin Counties, Kentucky. As of December 31, 2001, the property included 107 million tons of medium and high sulfur coal. We lease the property to CONSOL of Kentucky Inc., a subsidiary of publicly-held CONSOL Energy Inc., which operates an underground mine and contracts the operations of other mines to third-party operators. Additionally, a sublessee operates a surface and highwall mine on the property. The underground mine is on our property as well as adjacent property. The coal produced from this property is trucked to the Big Sandy River for barge transport or is transported by truck or beltline to preparation plants located on-site and on adjacent property. Coal is shipped from the preparation plants on the CSX railroad to customers such as DuPont, Virginia Electric Power, Southern Company, American Electric Power and Electric Fuels.

     Lynch. The Lynch property is located in Harlan and Letcher Counties, Kentucky. As of December 31, 2001, this property contained 310 million tons of reserves, 94% of which were low sulfur coal. We primarily lease the property to Resource Development, L.L.C., an independent coal producer. Production comes from underground mines and a surface mine. Production from the mines is transported by truck to a preparation plant on the property and is shipped primarily on the CSX railroad to utility customers such as Georgia Power and Orlando Utilities.

     Lone Mountain. The Lone Mountain property is located in Harlan County, Kentucky. As of December 31, 2001, this property contained 49 million tons of reserves, 90% of which were low sulfur coal. We lease the property to Ark Land Company, a subsidiary of publicly-held Arch Coal, Inc. Production comes from underground mines. Production from the mines is transported primarily by beltline to a preparation plant on adjacent property and shipped on the Norfolk Southern or CSX railroads to utility customers such as Georgia Power and the Tennessee Valley Authority.

     Pardee. The Pardee property is located in Letcher County, Kentucky and Wise County, Virginia. As of December 31, 2001, this property contained 21 million tons of reserves, 82% of which were low sulfur coal. We lease the property to Ark Land. Production comes from underground mines and a surface mine. Production from the mines is transported by truck or beltline to a preparation plant on the property and is shipped primarily on the Norfolk Southern railroad to utility customers such as Georgia Power and the Tennessee Valley Authority.

CENTRAL APPALACHIA (SOUTHERN WEST VIRGINIA)

     Our Southern West Virginia properties are comprised of 17 properties on approximately 109,000 acres. As of December 31, 2001, these properties contained 251 million tons of coal reserves. The typical quality of the coal produced from these properties is 0.90% sulfur and 13,179 Btu per pound. Production from these properties was 6.9 million tons for the year ended December 31, 2001. As of December 31, 2001, we leased more than 90% of our reserves on these properties to 12 lessees under 22 leases.

       [Map showing the location of properties in Southern West Virginia]

     The following table sets forth production data and reserve information for our properties in Southern West Virginia.

            CENTRAL APPALACHIA PROPERTIES -- SOUTHERN WEST VIRGINIA

                                         PRODUCTION                PROVEN AND PROBABLE
                                  YEAR ENDED DECEMBER 31,     RESERVES AT DECEMBER 31, 2001
                                  ------------------------   -------------------------------
PROPERTY                           1999     2000     2001    UNDERGROUND   SURFACE    TOTAL
--------                          ------   ------   ------   -----------   -------   -------
                                                     (TONS IN THOUSANDS)
Eunice..........................  3,096    3,113    1,842        7,788      6,895     14,683
Campbell's Creek................  1,244    1,312    1,258       10,903         --     10,903
Y&O.............................  1,249      734      853       49,030     15,478     64,508
Kingston........................  1,147      942      740       10,708         --     10,708
Dorothy-Sarita..................    915      351      652       30,068         --     30,068
Rockhouse Fork..................    570      470      322       10,393         --     10,393
Boone/Lincoln...................    804      604      670       13,815      4,839     18,654
West Fork.......................     --       --      222       11,270        821     12,091
Welch/Wyoming...................     --       --      221       38,481         --     38,481
Sharp-McMillen..................     89       61       98          337        872      1,209
Skillet Fork....................      7       --       --          340         --        340
Clay-Nicholas...................     --       --       --       17,393         --     17,393
Hare............................     --       --       --        2,707        500      3,207
Jones-Gibson....................     --       --       --        1,196         --      1,196
Newberry-Ritter.................     --       --       --        5,605        616      6,221
Wehrle-Casto....................     --       --       --           --        202        202
Weirwood........................     --       --       --       11,238         --     11,238
                                  -----    -----    -----      -------     ------    -------
     Total......................  9,121    7,587    6,878      221,272     30,223    251,495
                                  =====    =====    =====      =======     ======    =======

     The following is a summary of the major income-producing properties in Southern West Virginia.

     Eunice. The Eunice property is located in Raleigh and Boone Counties, West Virginia. As of December 31, 2001, this property included 15 million tons of reserves, 84% of which were low sulfur coal. We lease the property to Boone East Development Co., a subsidiary of publicly-held Massey Energy Company. Boone East Development, through affiliates, conducts two operations on the property, including a surface operation and an underground (longwall) mine. These operations extend onto adjacent reserves and will also extend onto a portion of our nearby Y&O property. Production from this operation is generally transported by beltline and processed at two preparation plants located off the property. The preparation plants ship both metallurgical and steam coal on the CSX railroad to customers such as American Electric Power, CINergy, Louisville Gas & Electric, Virginia Electric Power, AK Steel and U.S. Steel.

     Campbell's Creek. The Campbell's Creek property is located in Kanawha County, West Virginia. As of December 31, 2001, this property contained 11 million tons of reserves, all of which were low sulfur coal. The property is leased to Ark Land. Production comes from an underground mine and is transported by truck to an on-site preparation plant. After preparation, the coal is trucked to various loading points for shipment by barge, or directly to customers such as Dayton Power & Light, Ohio Edison, Kentucky Utilities and Union Carbide.

     Y&O. The Y&O property is located in Boone County, West Virginia. As of December 31, 2001, the property contained 65 million tons of reserves, 86% of which were low sulfur coal. The property is subject to four coal leases. Two of the leases are with Boone East Development and the remaining two leases are with Cook Mountain Coal Company and Eastern Associated Coal Corp., subsidiaries of publicly-held Peabody Energy Corporation. The Cook Mountain lease was inactive during 2001 because mining occurred on adjacent property and production from the Eastern Associated Coal lease exhausted the small reserve block being mined. The Boone East leases cover the majority of reserves on the property. Production during 2001 on the leases was from underground mines. Production from the Cook Mountain lease is transported by beltline to a preparation plant owned by Peabody Energy. Both high-volatile metallurgical and steam coal are shipped on the CSX railroad from the plant to customers such as American Electric Power, Carolina Power and Light, Corus and Acominas. Production from the Boone East leases is conveyed by beltline to an off-site preparation plant, which ships both metallurgical and steam coal on the CSX railroad to customers such as American Electric Power, CINergy, Louisville Gas & Electric, Virginia Electric Power, AK Steel and U.S. Steel. A subsidiary of Massey Energy controls an on-site preparation plant with CSX rail service, although the plant is currently inactive.

     Kingston. The Kingston property is located in Fayette and Raleigh Counties, West Virginia. As of December 31, 2001, this property contained 11 million tons of reserves, 66% of which were low sulfur coal. We lease the property to Kingston Resources, a subsidiary of RAG American Coal Corporation. In 2001, production came from an underground mine and a surface mine. Production from the underground mine is transported by truck to a preparation plant on the property, after which it is trucked to various loading points for shipment by rail or barge, and production from the surface mine is trucked directly to the loading facility. Most of the coal on this property is sold to metallurgical coal customers.

     Dorothy-Sarita. The Dorothy-Sarita property is located in Raleigh County, West Virginia. As of December 31, 2001, this property included 30 million tons of reserves, 21% of which were low sulfur coal. We lease the property to Black King Mine Development Co., a subsidiary of Massey Energy. In 2001, production from this property was primarily from underground mines and a surface mine. Production from these mines is transported by beltline or truck to a preparation plant located on an adjacent property. Both high-volatile metallurgical and steam coal are shipped on the CSX railroad from the plant to customers such as AK Steel, U.S. Steel, American Electric Power and Virginia Electric Power.

     Rockhouse Fork. The Rockhouse Fork property is located in Raleigh County, West Virginia. As of December 31, 2001, this property contained 10 million tons of reserves, 92% of which were low sulfur coal. The property produces metallurgical coal and is subject to three coal leases, two of which are with affiliates of The Anker Coal Group, Inc. and the third of which is with White Mountain Mining Company LLC. The White Mountain Mining lease and one of the Anker Coal leases are producing from underground mines. The other lease to an Anker Coal Group affiliate is inactive. The coal from the active Anker Coal lease is processed at an on-site preparation plant and shipped on the CSX railroad to customers such as AK Steel. The coal from the White Mountain Mining lease is trucked to a preparation plant and shipped on either the Norfolk Southern or CSX railroads to customers such as Citizens Gas & Coke Utility.

     Boone/Lincoln. The Boone/Lincoln property is located in Boone and Lincoln Counties, West Virginia. As of December 31, 2001, this property contained 19 million tons of reserves, 45% of which were low sulfur coal. The property is leased to Ark Land. Production comes from an underground mine and a surface mine and is transported by truck and beltline to a preparation plant on adjacent property. The coal is shipped on the CSX railroad primarily to utility customers such as American Electric Power, Baltimore Gas & Electric and Consumers Power.

     West Fork. The West Fork property is located in Boone County, West Virginia. The property is leased to Eastern Associated Coal Corp. As of December 31, 2001, this property included 12 million tons of reserves, all of which were low sulfur coal. Production comes from an underground (longwall) mine. During late 2001, this longwall mine moved onto our property from adjacent property, contributing to an increase in production. Production from this mine is conveyed by beltline to an off-site preparation plant and shipped on the CSX railroad to both metallurgical and steam customers such as South Carolina Power and Light, Detroit Edison, Rouge Steel and U.S. Steel.

NORTHERN APPALACHIA

     Our Northern Appalachian properties are comprised of 13 properties on 178,000 acres in Northern West Virginia and Maryland. As of December 31, 2001, these properties contained 185 million tons of coal reserves. The typical quality of the coal produced from our Northern Appalachian properties is 2.28% sulfur and 13,224 Btus per pound. Production on these properties was 809,000 tons for the year ended December 31, 2001. As of December 31, 2001, we leased more than 90% of our reserves on these properties to eight lessees under 16 leases.

[Map showing the location of properties in Northern West Virginia and Maryland]

     The following table sets forth production data and reserve information for our properties in the Northern Appalachian area.

                         NORTHERN APPALACHIA PROPERTIES

                                                   PRODUCTION             PROVEN AND PROBABLE RESERVES AT
                                            YEAR ENDED DECEMBER 31,              DECEMBER 31, 2001
                                            ------------------------   -------------------------------------
                                            1999      2000      2001   UNDERGROUND      SURFACE       TOTAL
                                            ----      ----      ----   -----------   -------------   -------
                                                                  (TONS IN THOUSANDS)
New Gauley (WV)...........................  206       112       441        7,917            --         7,917
Thomas (WV)...............................  202       159       218           --           371           371
Stony River (WV)..........................   70        88        60        2,321         2,450         4,771
Beaver Creek (WV).........................  106        84        55           --         1,726         1,726
Hampshire (WV)............................   --        --        21           --            10            10
Mt. Storm-Elk Garden-Oakmont (WV).........   20        12        14       20,093            76        20,169
Eastern Pocahontas (MD)...................  215         2        --        2,311            --         2,311
Davis Lumber (WV).........................   --        --        --          604            --           604
Gauley (WV)...............................   --        --        --        3,221            --         3,221
Gaymont (WV)..............................   --        --        --        2,508            --         2,508
Hibbs Run (WV)............................   --        --        --       34,156            --        34,156
Sincell (MD)..............................   --        --        --       11,637           713        12,350
Wetzel County (WV)........................   --        --        --       94,547            --        94,547
                                            ---       ---       ---      -------         -----       -------
    Total.................................  819       457       809      179,315         5,346       184,661
                                            ===       ===       ===      =======         =====       =======

     The following is a summary of the major income-producing properties in Northern Appalachia.

     New Gauley. The New Gauley property is located in Nicholas and Greenbrier Counties, West Virginia. As of December 31, 2001, the property included 8 million tons of reserves, all of which were low sulfur coal. The majority of the property is leased to Green Valley Coal Company, a subsidiary of Massey Energy. Coal is produced from an underground mine and is trucked to a preparation plant on adjacent property. Because of its quality, this coal is consumed in the medium-volatile metallurgical and specialty coal markets by customers such as Citizens Gas, Elkem and Calgon Carbon.

     Stony River. The Stony River property is located in Grant and Tucker Counties, West Virginia. As of December 31, 2001, the property contained 5 million tons of high sulfur coal. The majority of the property is leased to Buffalo Coal Company, Inc. During 2001, coal was produced from surface mining. Buffalo Coal leases other reserves from us in the area as well as from other parties. A portion of the Buffalo Coal production is sold without processing, and the balance is trucked to Buffalo Coal's off-site preparation plant. This coal is primarily sold and delivered by truck to Virginia Electric Power. Buffalo Coal also can ship coal by rail to utilities such as Potomac Electric Power Company.

SOUTHERN APPALACHIA

     Our Southern Appalachian property is comprised of 24,258 acres in Alabama. As of December 31, 2001, this property contained 12 million tons of coal reserves. The typical quality of the coal produced from our Southern Appalachian property is 0.69% sulfur and 13,959 Btus per pound. Production from this property was 277,000 tons for the year ended December 31, 2001. As of December 31, 2001, we leased all of our reserves on this property to two lessees under two leases.

               [Map showing the location of property in Alabama]

     The following table sets forth production data and reserve information for our property in the Southern Appalachian area.

                          SOUTHERN APPALACHIA PROPERTY

                                        PRODUCTION YEAR      PROVEN AND PROBABLE RESERVES AT
                                       ENDED DECEMBER 31,           DECEMBER 31, 2001
                                       ------------------   ---------------------------------
                                       1999   2000   2001   UNDERGROUND    SURFACE     TOTAL
                                       ----   ----   ----   ------------   --------   -------
                                                        (TONS IN THOUSANDS)
Twin Pines (AL)......................  239    167    277          --         2,453     2,453
Drummond (AL)........................   --     --     --          --         9,476     9,476
                                       ---    ---    ---        ----        ------    ------
          Total......................  239    167    277          --        11,929    11,929
                                       ===    ===    ===        ====        ======    ======

     The following is a summary of the major income-producing lease in Southern Appalachia.

     Twin Pines. The Twin Pines property is located in Cullman County, Alabama. As of December 31, 2001, this property contained 2 million tons of coal, all of which were low sulfur coal. During 2001, coal was produced from a surface (dragline) mine. Coal produced by Twin Pines Coal Company, Inc. is shipped by truck without processing to customers such as ABC Coke Division -- Drummond Co., Monsanto and Alabama Power.

ILLINOIS BASIN

     Our Illinois Basin properties are comprised of five properties on 7,570 acres in Indiana and Illinois. As of December 31, 2001, these properties contained 28 million tons of coal reserves. The typical quality of the coal produced from our Illinois Basin properties is 2.42% sulfur and 11,457 Btus per pound. Production from these properties was 2.7 million tons for the year ended December 31, 2001. As of December 31, 2001, we leased all of our reserves on these properties to three lessees under four leases.

              [Map showing the location of properties in Illinois]

     The following table sets forth production data and reserve information for each of our properties in the Illinois Basin.

                           ILLINOIS BASIN PROPERTIES

                                           PRODUCTION YEAR ENDED    PROVEN AND PROBABLE RESERVES AT
                                               DECEMBER 31,                DECEMBER 31, 2001
                                           ---------------------   ---------------------------------
PROPERTY                                   1999    2000    2001    UNDERGROUND    SURFACE     TOTAL
--------                                   -----   -----   -----   ------------   --------   -------
                                                              (TONS IN THOUSANDS)
Hocking-Wolford (IN).....................  1,105     909   1,456         --        10,760    10,760
Sato (IL)................................    656     796     950         --         4,300     4,300
Trico (IL)...............................     --      --     253         --         2,149     2,149
Cummings (IN)............................     --      --      --         --         1,499     1,499
Peabody Mine #48 (IN)....................     --      --      --         --         9,690     9,690
                                           -----   -----   -----       ----        ------    ------
          Total..........................  1,761   1,705   2,659         --        28,398    28,398
                                           =====   =====   =====       ====        ======    ======

     The following is a summary of our major income producing properties in the Illinois Basin.

     Hocking-Wolford/Cummings. The Hocking-Wolford property and the Cummings property are both located in Sullivan County, Indiana. As of December 31, 2001, these two properties contained 12 million tons of medium and high sulfur coal. Both properties are under common lease to Black Beauty Coal Company, an affiliate of Peabody Energy. Production is currently from a surface mine, and a dragline is being moved onto the property. Coal is shipped by truck and railroad to customers such as Public Service of Indiana and Indianapolis Power and Light.

     Sato. The Sato property is located in Jackson County, Illinois. As of December 31, 2001, this property contained 4 million tons of medium sulfur coal. We lease the property to Knight Hawk Coal, LLC. Production comes from a surface mine and is transported by truck to the customer or to a loadout facility for transportation by barge. Other coal is processed at a preparation plant on the property and then trucked to the customer or to the loadout facility. Coal is marketed mainly to utility customers such as Ameren.

     Trico. The Trico property is located in Perry County, Illinois. As of December 31, 2001, this property contained 2 million tons of high sulfur coal. We lease the property to Knight Hawk Coal, LLC. Production comes from a surface mine and is transported by truck to a preparation plant located on Knight Hawk's Sato lease. The coal is trucked to the customer or to a loadout facility for transportation by barge. Coal is marketed mainly to utility customers such as Ameren.

NORTHERN POWDER RIVER BASIN

     Our Northern Powder River Basin properties are comprised of two properties on 52,191 acres in Rosebud and Treasure Counties, Montana. As of December 31, 2001, these properties contained 167 million tons of reserves. The typical quality of the coal produced from our Northern Powder River Basin properties is 0.72% sulfur and 8,444 Btu per pound. Production from these properties was 6.7 million tons for the year ended December 31, 2001. As of December 31, 2001, we leased all of our reserves on these properties to two lessees under three leases.

     These properties were part of the original land grant to the Great Northern Railway Company in 1864, and were purchased by Great Northern Properties from Burlington Resources in 1992. As provided in the original land grant, only the odd-numbered sections were conveyed, giving a "checkerboard" appearance to our ownership. The mineral rights on the intervening sections are generally owned either by the federal government or the State of Montana and are under lease to our lessee.

               [Map showing the location of property in Montana]

     The following table sets forth production data and reserve information for each of our properties in the Northern Powder River Basin.

                     NORTHERN POWDER RIVER BASIN PROPERTIES

                                        PRODUCTION YEAR ENDED    PROVEN AND PROBABLE RESERVES AT
                                             DECEMBER 31,               DECEMBER 31, 2001
                                        ----------------------   -------------------------------
PROPERTY                                 1999    2000    2001    UNDERGROUND   SURFACE    TOTAL
--------                                ------   -----   -----   -----------   -------   -------
                                                          (TONS IN THOUSANDS)
Western Energy (MT)...................   7,261   5,690   4,907        --       163,431   163,431
Big Sky Mine (MT).....................   2,819   1,408   1,776        --         3,508     3,508
                                        ------   -----   -----      ----       -------   -------
          Total.......................  10,080   7,098   6,683        --       166,939   166,939
                                        ======   =====   =====      ====       =======   =======

     The following is a summary of our major income producing properties in the Northern Powder River Basin.

     Western Energy. The Western Energy property is located in Rosebud and Treasure Counties, Montana. As of December 31, 2001, this property contained 163 million tons of low sulfur reserves. Western Energy Company, a subsidiary of publicly-held Westmoreland Coal Company, has two coal leases on the property with nearly identical provisions. Western Energy produces coal by surface (dragline) mining and the coal is transported by either truck or beltline to the four-unit 2,200-megawatt Colstrip generation station located at the mine mouth. A small amount of coal is transported by truck or the Burlington Northern Santa Fe railroad to other customers.

     Big Sky Mine. The Big Sky Mine property is located adjacent and to the south of the Western Energy property in Rosebud County, Montana. As of December 31, 2001, this property contained 4 million tons of low sulfur reserves. The coal mined from the Big Sky Mine is slightly lower in sulfur than coal mined from the Western Energy mine due to selective mining techniques. The property is leased to Big Sky Coal Company, a subsidiary of Peabody Energy. Big Sky Coal Company produces coal by surface (dragline) mining. Coal is shipped on the Burlington Northern Santa Fe railroad to utilities such as Minnesota Power and Northern States Power.

OTHER OPERATIONS

     We will have revenue from an overriding royalty arrangement and will have a small amount of revenue from wheelage payments, which are tolls paid for the privilege of transporting coal across or through our property. Additionally, we expect to have minimal revenues from royalties on oil and gas leases and coal bed methane leases. In the aggregate, these operations accounted for less than 4% of our total revenues in 2001 on a pro forma basis.

COAL INDUSTRY SALES CONTRACTS

     Our coal reserves are geographically diverse and cover a broad range of heat and sulfur content. By offering both metallurgical and steam coal, our lessees are able to serve a diverse customer base. This market diversity enables our lessees to adjust to changing market conditions and sustain high sales volumes and prices. Our larger lessees have efficient marketing abilities that provide competitive advantages when negotiating and renewing coal sales contracts.

     The terms of coal sales contracts are typically the results of both bidding procedures and extensive negotiations with the customers. As a result, the terms of these contracts vary significantly in many respects, including price adjustment features, price and contract reopener terms, permitted sources of supply, force majeure provisions, coal qualities, quantity, flexibility and adjustments. The contracts typically have terms of one to three years and are subject to price adjustment provisions that permit an increase or decrease periodically in the contract price to reflect changes in specified price indices or items such as taxes or royalties or increases and decreases in actual production costs. These provisions, however, may not assure that the contract price will reflect every change in production or other costs. Failure of the parties to agree on a price pursuant to an adjustment or a reopener provision can lead to early termination of a contract. Some multi-year contracts also permit the contract to be reopened to renegotiate terms and conditions in addition to price or to terminate the contract. The contracts typically stipulate procedures for quality control, sampling and weighing. Most contracts require operators to deliver coal within ranges for specific coal characteristics such as heat, sulfur, ash, moisture, volatility and other qualities. Failure to meet these specifications can result in economic penalties or termination of the contracts. While most of the contracts specify the approved seams and/or approved locations from which the coal is to be mined, some contracts allow the coal to be sourced from more than one mine or location. Although the volume to be delivered pursuant to a contract is stipulated, the buyers often have the option to vary the volume within specified limits.

COMPETITION

     The coal industry is intensely competitive primarily as a result of the existence of numerous producers. Our lessees compete with coal producers in various regions of the United States for domestic sales. The industry has undergone significant consolidation since 1976, as the top ten producers have increased their share of total domestic coal production from 38% in 1976 to 63% in 2001. This consolidation has led to a number of our lessees' parent companies having significantly larger financial and operating resources than their competitors. Our lessees primarily compete with both large and small producers nationwide. Our lessees compete on the basis of coal price at the mine, coal quality, transportation cost from the mine to the customer and the reliability of supply. Continued demand for our coal and the prices that our lessees obtain are also affected by demand for electricity and steel, as well as environmental and government regulations, technological developments and the availability and price of alternative fuel supplies, including nuclear, natural gas, oil and hydroelectric power.

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REGULATION

     The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

     - the discharge of materials into the environment;

     - employee health and safety;

     - mine permits and other licensing requirements;

     - reclamation and restoration of mining properties after mining is completed;

     - management of materials generated by mining operations;

     - surface subsidence from underground mining;

     - water pollution;

     - legislatively mandated benefits for current and retired coal miners;

     - air quality standards;

     - protection of wetlands;

     - endangered plant and wildlife protection;

     - limitations on land use;

     - storage of petroleum products and substances that are regarded as hazardous under applicable laws; and

     - management of electrical equipment containing polychlorinated biphenyls, or PCBs.

     In addition, the electric generating industry, which is the most significant end-user of coal, is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for our lessees' coal. The possibility exists that new legislation or regulations may be adopted or that the enforcement of existing laws could become more stringent, either of which may have a significant impact on the mining operations of our lessees or their customers' ability to use coal and may require our lessees or their customers to change operations significantly or incur substantial costs.

     Our lessees are obligated to conduct mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations are not unusual in the industry and, notwithstanding compliance efforts, we do not believe violations by our lessees can be eliminated completely. Except for the issues associated with the operations of the subsidiaries of Massey Energy noted below, we do not currently expect that future compliance will have a material adverse effect on us, our unitholders or our minimum quarterly distributions.

     While it is not possible to quantify the expenditures incurred by our lessees to maintain compliance with all applicable federal and state laws, those costs have been and are expected to continue to be significant. Our lessees post performance bonds pursuant to federal and state mining laws and regulations for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.

     Massey Energy Show Cause Order.  As discussed in "Risk
Factors -- Regulatory and Legal Risks," the West Virginia Department of Environmental Protection has issued "show cause" orders to Green Valley Coal Company, our lessee, and Marfork Coal Company, both of which are subsidiaries of Massey Energy Company, for alleged patterns of violations relating to water quality, which could affect the Dorothy-Sarita and New Gauley properties in West Virginia. In early 2002, the West Virginia Department of Environmental Protection entered two orders finding a pattern of violations and suspending one of Green

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Valley's permits for three days and another for thirty days. Green Valley filed appeals and obtained stays of enforcement of the orders pending resolution of the appeals. The thirty day suspension was upheld on appeal on April 9, 2002. Also, in January 2002, the West Virginia Department of Environmental Protection entered an order finding a pattern of violations by Marfork Coal and suspending its permit for operations adjacent to the Dorothy-Sarita property for 14 days. Marfork Coal filed an appeal and obtained a stay of enforcement of this order. The Surface Mining Board heard the appeal and reduced the suspension to nine days. The suspension has been temporarily blocked pending entry of the order and an appeal by Massey Energy to the circuit court. The show cause order issued to Marfork Coal could also have an impact on the longwall mining operations of another subsidiary of Massey Energy, Performance Coal, that are conducted at the Eunice property because coal mined from this part of the Eunice property is sent to the Marfork Coal preparation plant for processing. If this show cause order is not resolved on favorable terms, the permits issued to Massey Energy and its subsidiaries could be suspended or revoked and production could be decreased at the mines on the Dorothy-Sarita property and at the longwall mine operated by Performance Coal at the Eunice property, reducing our coal royalty revenues.

     If these permits are revoked, Massey Energy and its subsidiaries could be prohibited from obtaining additional permits. In the event of future violations at these properties or at other properties operated by these entities, the existence of those orders may increase the nature and gravity of any sanctions sought in the event that the state decides to pursue any enforcement.

     Recently, water from a mine operated by Marfork Coal has leaked through the subsurface strata, resulting in a discharge of water into a nearby creek. This discharge is from a mine that is not on our property, but it is possible that Marfork Coal could be subject to further enforcement actions which could impact its ability to continue mining on our property, or that this could be taken into account in connection with the show cause order discussed above.

     Clean Air Act. The federal Clean Air Act and similar state and local laws, which regulate emissions into the air, affect coal mining and processing operations primarily through permitting and emissions control requirements. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the emissions from coal-fired industrial boilers and power plants, which are the largest end-users of our coal. These regulations can take a variety of forms, as explained below.

     The Clean Air Act imposes obligations on the Environmental Protection Agency, or EPA, and the states to implement regulatory programs that will lead to the attainment and maintenance of EPA-promulgated ambient air quality standards, including standards for sulfur dioxide, particulate matter, nitrogen oxides and ozone. Owners of coal-fired power plants and industrial boilers have been required to expend considerable resources in an effort to comply with these ambient air standards. Significant additional emissions control expenditures will be needed in order to meet the current national ambient air standard for ozone. In particular, coal-fired power plants will be affected by state regulations designed to achieve attainment of the ambient air quality standard for ozone. Ozone is produced by the combination of two precursor pollutants: volatile organic compounds and nitrogen oxides. Nitrogen oxides are a by-product of coal combustion. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers will continue to become more demanding in the years ahead.

     In July 1997, the EPA adopted more stringent ambient air quality standards for particulate matter and ozone. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA's position, although it remanded the EPA's ozone implementation policy for further consideration. On remand, the Court of Appeals for the D.C. Circuit affirmed EPA's adoption of these more stringent ambient air quality standards. As a result of the finalization of these standards, states that are not in attainment for these standards will have to revise their State Implementation Plans to include provisions for the control of ozone precursors and/or particulate matter. Revised State Implementation Plans could require electric power generators to further reduce nitrogen oxide and particulate matter emissions. The potential need to achieve such emissions reductions could result in reduced coal consumption by electric power generators. Thus, future regulations regarding ozone, particulate matter and other pollutants could restrict the market for coal and the development of new mines by our lessees. This in turn may result in decreased production

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by our lessees and a corresponding decrease in our coal royalty revenues.
Although we cannot predict the future scope of these ozone and particulate matter regulations, future regulations regarding these and other ambient air standards could restrict the market for coal, the development of new mines and our ability to lease coal reserves. This in turn may have a material adverse effect on our royalty revenues.

     Furthermore, in October 1998, the EPA finalized a rule that will require 19 states in the Eastern United States that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants would be required to install additional control measures. The installation of these measures would make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel. Any reduction in coal's share of the electric power generation market could have a material adverse effect on our business, financial condition and results of operations and the business, financial condition and results of operations of our lessees.

     Along with these regulations addressing ambient air quality, EPA has initiated a regional haze program designed to protect and to improve visibility at and around National Parks, National Wilderness Areas and International Parks. This program restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. Moreover, this program may require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides and particulate matter. By imposing limitations upon the placement and construction of new coal-fired power plants, EPA's regional haze program could affect the future market for coal from our leases. Furthermore, the imposition of additional control requirements upon our lessees' customers could adversely affect our financial condition or results of operations.

     Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that these utilities have failed to obtain permits required under the Clean Air Act for alleged major modifications to their power plants. Our lessees supply coal to some of the currently affected utilities, and it is possible that other of our lessees' customers will be sued. These lawsuits could require the utilities to pay penalties and install pollution control equipment or undertake other emission reduction measures, which could adversely impact their demand for coal. Any outcome that adversely affects our lessees' customers and their demand for coal could adversely affect our financial condition or results of operations.

     Other Clean Air Act programs are also applicable to power plants that use our coal. For example, the acid rain control provisions of Title IV of the Clean Air Act require a reduction of sulfur dioxide emissions from power plants. Because sulfur is a natural component of coal, required sulfur dioxide reductions can affect coal mining operations. Title IV imposes a two phase approach to the implementation of required sulfur dioxide emissions reductions. Phase I, which became effective in 1995, regulated the sulfur dioxide emissions levels from 261 generating units at 110 power plants and targeted the highest sulfur dioxide emitters. Phase II, implemented January 1, 2000, made the regulations more stringent and extended them to additional power plants, including all power plants of greater than 25 megawatt capacity. Affected electric utilities can comply with these requirements by:

     - burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

     - installing pollution control devices such as scrubbers, which reduce the emissions from high sulfur coal;

     - reducing electricity generating levels; or

     - purchasing or trading emission credits.

     Specific emissions sources receive these credits that electric utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide. Each credit allows its holder to emit one ton of sulfur dioxide.

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     In addition to emissions control requirements designed to control acid rain and to attain the national ambient air quality standards, the Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations, the EPA recently announced that it will regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009. These controls are likely to require significant new improvements in controls by power plant owners. The most prominently targeted pollutant is mercury, although other by-products of coal combustion may be covered by future hazardous air pollutant standards for coal combustion sources.

     Other proposed initiatives may have an effect upon coal operations. One such proposal is the Bush Administration's recently announced Clear Skies Initiative. As proposed, this initiative is designed to reduce emissions of sulfur dioxide, nitrogen oxides, and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of a number of air pollutants. Were such initiatives enacted into law, power plants could choose to shift away from coal as a fuel source to meet these requirements.

     In summary, the effect that a variety of Clean Air Act regulations could have on the coal industry and thus our business cannot be predicted with certainty. We cannot assure you that future regulatory provisions will not materially adversely affect our business, financial condition or results of operations. Additionally, we have no ability to control, or specific knowledge regarding, the environmental and other regulatory compliance of purchasers of coal mined from our properties.

     West Virginia Mountaintop Mining/Valley Fill Litigation.  A lawsuit, Bragg
v. Robertson, was filed in federal court by the West Virginia Highlands Conservancy and several citizens in July 1998, and generally targeted mountaintop mining operations utilizing valley fills for mine overburden disposal. The plaintiffs in this case alleged that the procedures used by the West Virginia Department of Environmental Protection and the U.S. Army Corps of Engineers for issuing permits for valley fills used in mountaintop removal violated SMCRA, the Clean Water Act and the National Environmental Policy Act.

     In its ruling on the SMCRA claims, the district court enjoined the West Virginia Department of Environmental Protection from issuing mining permits for the construction of valley fills over both intermittent and perennial stream segments. The Fourth Circuit Court of Appeals vacated the district court's injunction in April 2001, ruling that the Eleventh Amendment to the U.S. Constitution barred suit against the state in federal court for alleged violations of state mining law. The plaintiffs appealed the Fourth Circuit's decision to the U.S. Supreme Court. In January 2002, the U.S. Supreme Court refused to hear the appeal. Because virtually all mining operations in West Virginia, including those of our lessees, utilize valley fills, all or a portion of our lessees' mining operations could have been affected by the permanent injunction. The plaintiffs could file a new lawsuit in state court challenging the West Virginia Department of Environmental Protection's practice of permitting valley fills. If a state court were to enjoin the construction of valley fills, our lessees might not be able to continue mining those reserves in West Virginia that are only accessible through mining techniques that use valley fills, unless such a decision were overturned or if a legislative or other solution were not achieved. The issuance of an injunction by a state court could have a material adverse effect on our lessees and on our acquisition and use of future reserves that require valley fills.

     The federal defendants had previously reached a settlement with the plaintiffs in December 1998 regarding the Clean Water Act and the National Environmental Policy Act claims. Under the agreement, the U.S. Army Corps of Engineers, in cooperation with other agencies, must prepare a programmatic environmental impact statement regarding the effects of valley fills on the environment. This environmental impact statement was to have been completed by January 2001. At this time, however, the environmental impact statement has not been completed, and it is uncertain when it will be completed. Until the environmental impact statement is completed, an individual Clean Water Act
Section 404 dredge and fill permit is required prior to the construction of any valley fill greater than 250 acres in size.

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     Mine Health and Safety Laws.  Stringent safety and health standards have been imposed by federal legislation since the adoption of the Mine Health and Safety Act of 1969. The Mine Health and Safety Act of 1969 resulted in increased operating costs and reduced productivity. The Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Health and Safety Act of 1969, imposes comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Health and Safety Acts of 1969 and 1977, the Black Lung Act requires payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease. Because the regulatory requirements imposed by mine worker health and safety laws are comprehensive and ongoing in nature, non-compliance cannot be eliminated completely. We believe our lessees have made all payments under the Black Lung Act, and are generally in compliance with all applicable mine health and safety laws.

     Surface Mining Control And Reclamation Act. SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, our lessees are contractually obligated under the terms of their leases to comply with all laws, including SMCRA and equivalent state and local laws. These obligations include reclaiming and restoring the mined areas by grading, shaping, preparing the soil for seeding and by seeding with grasses or planting trees for use as pasture or timberland, as specified in the approved reclamation plan. Because the regulatory requirements imposed by SMCRA on reclamation and closure are comprehensive and ongoing in nature, non-compliance cannot be eliminated completely.

     SMCRA also requires our lessees to submit a bond or otherwise financially secure the performance of their reclamation obligations. The earliest a reclamation bond can be completely released is five years after reclamation has been achieved. Federal law and some states impose on mine operators the responsibility for repairing the property or compensating the property owners for damage occurring on the surface of the property as a result of mine subsidence, a consequence of longwall mining and possibly other mining operations. In addition, the Abandoned Mine Lands Act, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton of coal produced from surface mines and $0.15 per ton of coal produced from underground mines. Since our lessees are responsible for these obligations and any related liabilities, we do not accrue for the estimated costs of reclamation and mine closing and we do not pay the tax described above.

     Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent mine lessees and other third parties could potentially be imputed to other companies that are deemed, according to the regulations, to have "owned" or "controlled" the mine operator. Sanctions against the "owner" or "controller" are quite severe and can include civil penalties, reclamation fees and reclamation costs. We are not aware of any currently pending or asserted claims against us asserting that we "own" or "control" our lessees. Except as disclosed herein regarding the Marfork and Green Valley matters, we believe our lessees are generally in compliance with all operation, reclamation and closure requirements under their SMCRA permits.

     On March 29, 2002, the U.S. District Court for the District of Columbia issued a ruling that could restrict underground mining activities conducted in the vicinity of public roads, within a variety of federally protected lands, within national forests and within a certain proximity of occupied dwellings. The lawsuit, Citizens Coal Council v. Norton, was filed in February 2000 to challenge regulations issued by the Department of Interior providing, among other things, that subsidence and underground activities that may lead to subsidence are not surface mining activities within the meaning of SMCRA. SMCRA generally contains restrictions and certain prohibitions on the locations where surface mining activities can be conducted. The District Court entered summary judgment upon the plaintiff's claims that the Secretary of the Interior's determination violated SMCRA. By order dated April 9, 2002, the court remanded the regulations to the Secretary of the Interior for reconsideration.

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     None of the deep mining activities undertaken on our properties are within federally protected lands or national forests where SMCRA restricts surface mining, even though several are within proximity to occupied dwellings. However, this case poses a potential restriction on underground mining within 100 feet of a public road. If these SMCRA restrictions ultimately apply to underground mining, considerable uncertainty would exist about the nature and extent of these restrictions.

     The significance of this decision for the coal mining industry remains unclear because this ruling is subject to appellate review, and the Department of Interior and the National Mining Association, a trade group that intervened in this action, have announced their intention to seek a stay of the order pending appeal to the U.S. Court of Appeals for the District of Columbia Circuit. If the stay is not granted, the District Court's decision is not overturned, or if some legislative solution is not enacted, this ruling could have a material adverse effect on all coal mine operations that utilize underground mining techniques, including those of our lessees. While it still may be possible to obtain permits for underground mining operations in these areas, the time and expense of that permitting process are likely to increase significantly.

     Framework Convention on Global Climate Change. The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, that is intended to limit or capture emissions of greenhouse gases such as carbon dioxide and methane. The U.S. Senate has neither ratified the treaty commitments, which would mandate a reduction in U.S. greenhouse gas emissions, nor enacted any law specifically controlling greenhouse gas emissions and the Bush Administration has withdrawn support for this treaty. Nonetheless, future regulation of greenhouse gases could occur either pursuant to future U.S. treaty obligations or pursuant to statutory or regulatory changes under the Clean Air Act. Efforts to control greenhouse gas emissions could result in reduced demand for coal if electric power generators switch to lower carbon sources of fuel. These restrictions or uncertainties could have a material adverse effect on our business.

     Clean Water Act. The Clean Water Act affects coal mining operations by imposing restrictions on effluent discharge into navigable waters, a term which courts have defined to include wetlands. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. Our lessees are also subject to Section 404 of the Clean Water Act, which imposes permitting and mitigation requirements associated with the dredging and filling of wetlands. Our lessees are contractually obligated under the terms of our leases to obtain all necessary wetlands permits required under Section 404 of the Clean Water Act, which permits are issued by the U.S. Army Corps of Engineers. However, mitigation requirements under those existing, and possible future, wetlands permits may vary considerably. To our knowledge, our lessees have obtained all permits required under the Clean Water Act and equivalent state laws.

     The U.S. Army Corps of Engineers' authority to issue Clean Water Act
Section 404 permits for the discharge of mining wastes into valley fills has, however, been challenged in an August 2001 lawsuit filed by a citizens group, the Kentuckians For The Commonwealth, Inc., in the United States District Court for the Southern District of West Virginia. The lawsuit, which specifically challenges the U.S. Army Corps of Engineers' issuance of permits to the Martin County Coal Corporation for a mine in Kentucky, claims that the U.S. Army Corps of Engineers improperly issued a discharge permit under Section 404 of the Clean Water Act rather than Section 402. Alternatively, plaintiff argues that the U.S. Army Corps of Engineers improperly issued a general Section 404 discharge permit rather than an individual Section 404 permit. Both individual Section 404 permits and Section 402 permits are subject to greater scrutiny by the regulatory authority and the public at large, and are more time-consuming and expensive to secure. If the plaintiff is eventually successful, the costs, time and difficulty associated with obtaining Clean Water Act permits for surface mining operations could increase, which could in turn increase the costs of coal production and therefore potentially adversely impact our royalty revenues. Additionally, conditions made part of individual Section 404 and 402 permits could require more extensive and costly reclamation, which could also potentially adversely impact our royalty revenues.

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     West Virginia Antidegradation Policy.  In January 2002, a number of environmental groups and individuals filed suit in the U.S. District Court for the Southern District of West Virginia to challenge the EPA's approval of West Virginia's antidegradation implementation policy. Under the federal Clean Water Act, state regulatory authorities must conduct an antidegradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality by the state. Antidegradation review involves public and intergovernmental scrutiny of permits and requires permittees to demonstrate that the proposed activities are justified in order to accommodate significant economic or social development in the area where the waters are located. The plaintiffs in this lawsuit, Ohio Valley Environmental Coalition v. Whitman, challenge provisions in West Virginia's antidegradation implementation policy that exempt current holders of National Pollutant Discharge Elimination System (NPDES) permits and Section 404 permits, among other parties, from the antidegradation-review process. Our lessees are current NPDES and/or Section 404 permit holders that are exempt from antidegradation review under these provisions. Revoking this exemption and subjecting our lessees to the antidegradation review process could delay the issuance or reissuance of Clean Water Act permits to our lessees or cause these permits to be denied. If the plaintiffs are successful and if our lessees discharge into waters that have been designated as high-quality by the state, the costs, time and difficulty associated with obtaining and complying with Clean Water Act permits for surface mining of operations could increase, which could in turn increase the costs of coal production, potentially reducing our royalty revenues.

     Comprehensive Environmental Response, Compensation and Liability
Act. CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on waste generators, site owners and lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could implicate the liability provisions of the statute. Thus, coal mines that we or our lessees currently own or have previously owned or operated, and sites to which our lessees sent waste materials, may be subject to liability under CERCLA and similar state laws. In particular, we may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination at sites where we own surface rights. We cannot assure you that we or our lessees will not become involved in future proceedings, litigation or investigations or that these liabilities will not be material.

     Mining Permits and Approvals. Numerous governmental permits or approvals are required for mining operations. We do not hold any mining permits. Under our leases, our lessees are responsible for obtaining and maintaining all permits. In connection with obtaining these permits and approvals, our lessees may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit can be refused or revoked if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits. Please read "Risk Factors -- Regulatory and Legal Risks."

     In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including our lessees, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically our lessees submit the necessary permit applications between 12 and 18 months before they plan to begin mining a new area. In our experience, permits generally are approved within 12 months after a completed application is submitted. In the past, our lessees have generally obtained their mining permits without significant delay. Our lessees have obtained or applied for permits to mine a majority of the reserves that

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are currently planned to be mined by our lessees over the next five years. Our lessees are in the planning phase for obtaining permits for the remaining reserves planned to be mined over the next five years. We cannot assure you, however, that they will not experience difficulty in obtaining mining permits in the future.

     Future legislation and administrative regulations may emphasize the protection of the environment and, as a consequence, the activities of mine operators, including our lessees, may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws, may also require substantial increases in equipment expenditures and operating costs, as well as delays, interruptions or the termination of operations. We cannot predict the possible effect of such regulatory changes.

     Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.

     West Virginia Cumulative Hydrologic Impact Analysis Litigation. In a lawsuit unrelated to the Bragg case, two environmental groups sued the West Virginia Department of Environmental Protection in January 2000 in federal court, alleging various violations of the Clean Water Act and SMCRA. The lawsuit was amended in September 2001 to name Gale Norton, Secretary of the Interior, as a defendant. The U.S. Office of Surface Mining is a division within the Department of Interior. The lawsuit, Ohio River Valley Environmental Coalition, Inc. v. Castle, specifically alleges that the West Virginia Department of Environmental Protection has violated its non-discretionary duty to require all surface and underground mining permit applications to include certain stream flow and water quality data and an analysis of the probable hydrologic consequences of the proposed mine, and that the West Virginia Department of Environmental Protection failed to conduct SMCRA-required cumulative hydrologic impacts analysis prior to issuing mining permits. The lawsuit also alleges that the Office of Surface Mining has a non-discretionary duty to apply the federal SMCRA law in West Virginia due to the deficiencies in the state program. In March 2001, the district court denied the plaintiff's motion for a preliminary injunction on its claims against the West Virginia Department of Environmental Protection. In September 2001, the district court denied a motion to dismiss for lack of jurisdiction under Bragg filed by defendant Michael Callaghan, Secretary of the West Virginia Department of Environmental Protection. Callaghan filed an interlocutory appeal of this decision in October 2001. The Fourth Circuit Court of Appeals is awaiting briefing under an extended schedule in this case. If the plaintiffs are eventually successful in this lawsuit, the West Virginia Department of Environmental Protection will have to modify its procedures and requirements for the content and review of mining permit applications, or the federal government will be ordered to assume control over mining permits in West Virginia. Any of these changes are likely to increase the cost of preparing applications and the time required for their review, and may entail additional operating expenditures and, possibly, restrictions on operating that could adversely impact our coal royalty revenues.

     Green Valley Coal Company, one of our lessees and a subsidiary of Massey Energy Company, intervened as a defendant in this lawsuit because a permit issued to Green Valley is alleged to have been improperly issued, and because several pending Green Valley permit applications are also alleged to be deficient.

     West Virginia SMCRA Bond Lawsuit. In November 2000, the West Virginia Highlands Conservancy filed a lawsuit in federal district court against the U.S. Department of Interior, the U.S. Office of Surface Mining and the West Virginia Department of Environmental Protection. The lawsuit, West Virginia Highlands Conservancy v. Norton, which seeks declaratory and injunctive relief, generally challenges the adequacy of the two-tier West Virginia alternative reclamation bond program. The first tier requires mine operators to post a bond of up to $5,000 per acre mined. The second tier creates a special reclamation fund which is funded by an assessment on mine operators of three cents per ton of coal. The West Virginia Highlands Conservancy claims that, individually and collectively, the alternative bond reclamation program has inadequate funds to cover the state's cost of conducting mining site reclamation for those sites where the mine operator has defaulted, or might default, on its reclamation obligations. Based upon the alleged inadequacy of the alternative bonding program, the lawsuit claims that the Department of the Interior and the Office of Surface Mining violated their obligations under SMCRA by either (1) not asserting federal control over the West Virginia SMCRA bonding program or (2) not revoking federal approval of the West Virginia SMCRA program and assuming control under SMCRA. The lawsuit also alleges that the West Virginia Department of Environmental Protection (1) failed to ensure that the state bonding program met certain minimum requirements and (2) improperly issued SMCRA permits without requiring mine operators to post sufficient reclamation bonds.

     In May 2001, the district court dismissed all claims against the West Virginia Department of Environment Protection based upon the principles of sovereign immunity articulated by the Fourth Circuit in the Bragg case. Please read "-- West Virginia Mountaintop Mining/Valley Fill Litigation." The Office of Surface Mining, in June 2001, initiated formal administrative action against the West Virginia Department of Environmental Protection regarding the alleged deficiencies in the state bonding program.

     The remaining claims in this lawsuit against the federal defendants were the subject of an August 2001 order by the district court. The court denied the federal defendants' motion to dismiss the suit and granted partial summary judgment for the plaintiffs. The court allowed the Office of Surface Mining to continue its administrative action. That action required the West Virginia Department of Environmental Protection to submit proposed new regulatory initiatives to the state legislature's rulemaking committee and, within 45 days of the close of the 2002 legislative session, the state was required to provide final, enacted legislation, signed by the Governor of West Virginia, that addressed all problems with the current state bonding system. The West Virginia Legislature passed, and the Governor of West Virginia signed, an amended alternative bond program, called the 7-Up Plan, and the U.S. Office of Surface Mining approved those amendments, although the time for public comment on the federal approval of the 7-Up Plan has not yet expired. The 7-Up Plan, however, remains in effect during the public comment period.

     The plaintiffs filed a motion in January 2002 asking the court to compel the Office of Surface Mining to perform its non-discretionary duties and find that the new alternative bonding program promulgated by West Virginia still fails to meet the requirements of the federal SMCRA. In March 2002, the court denied the plaintiffs' motion, based in part upon representations by the Office of Surface Mining that it would make a final determination regarding the adequacy of the 7-Up Plan by no later than May 28, 2002. In any event, the ultimate modification to the bonding program will likely result in an increase in the amount of reclamation bonds that coal mine operators in West Virginia, including our lessees, must post and could result in other taxes or fees related to the operation of coal mines in the state. This would increase the cost of operating the mines and could affect the royalties that we receive from our lessees. Any changes to the state reclamation bonding program could also complicate, protract the process of and increase the cost of applying for and obtaining necessary permits.

     Endangered Species. The federal Endangered Species Act and counterpart state legislation protects species threatened with possible extinction. Protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or silvicultural activities in areas containing the affected species. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our lessees' ability to mine coal from our properties in accordance with current mining plans. There can be no assurance, however, that additional species on our properties may not receive protected status under the Endangered Species Act or that currently protected species may not be discovered within our properties.

     Other Environmental Laws Affecting Our Lessees. Our lessees are required to comply with numerous other federal, state and local environmental laws in addition to those previously discussed. These additional laws include, for example, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act. We believe that our lessees are in substantial compliance with all applicable environmental laws.

TITLE TO PROPERTY

     Of the 1.15 billion tons of proven and probable coal reserves to which we had rights as of December 31, 2001, we owned approximately 1.13 billion, or 98%, of the reserves in fee. We lease approximately 20 million tons, or 2%, of our reserves from unaffiliated third parties. We believe that we have satisfactory title to all of our mineral properties. Although title to these properties is subject to encumbrances in certain cases, such as customary easements, rights-of way, interests generally retained in connection with the acquisition of real property, licenses, prior reservations, leases, liens, restrictions and other encumbrances, we believe that none of these burdens will materially detract from the value of our properties or from our interest in them or will materially interfere with their use in the operations of our business. Some of the leases, easements, rights-of-way, and licenses transferred or to be transferred to us require the consent of the grantor to transfer these rights, although the leases that represent the largest portion of the 20 million tons cited above do not require consent for transfer. We believe that we have obtained or will obtain the third-party consents and authorizations sufficient for the transfer to us of the properties necessary for us to operate our business in all material respects as described in the prospectus. With respect to any consents or authorizations that have not yet been obtained, we believe that those consents or authorizations will be obtained, or that the failure to obtain those consents or authorizations will have no material adverse effect on the operation of our business.

     For most of our properties, the surface, oil and gas and mineral or coal estates are owned by different entities. Some of those entities are our affiliates. State law and regulations in most of the states where we do business require the oil and gas owner to coordinate the location of wells so as to minimize the impact on the intervening coal seams. We do not anticipate that the existence of the severed estates will materially impede coal development on our properties.

EMPLOYEES AND LABOR RELATIONS

     To carry out our operations, our general partner and its affiliates employ approximately 14 employees who directly support our operations. None of our general partner's employees are subject to a collective bargaining agreement. Some of the employees of our lessees and sublessees are subject to collective bargaining agreements.

LEGAL PROCEEDINGS

     Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject. See "Business -- Regulation" above for a more complete discussion of our material environmental obligations.

                                   MANAGEMENT

GP NATURAL RESOURCE PARTNERS LLC WILL MANAGE US

     Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not, directly or indirectly, participate in our management or operation. Our general partner and GP Natural Resource Partners LLC owe a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations on a non-recourse basis.

     At least two members of the board of directors of GP Natural Resource Partners LLC will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or GP Natural Resource Partners LLC or directors, officers or employees of their affiliates and must meet the independence and experience standards to serve on an audit committee of a board of directors established by the NYSE. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, the members of the conflicts committee will also serve on an audit committee which will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. The members of the conflicts committee will also serve on the compensation committee, which will oversee compensation decisions for the officers of the general partner as well as the compensation plans described below.

     In compliance with the rules of the NYSE, the members of the board of directors named below will appoint two independent members within three months of the listing of the common units on the NYSE and one additional independent member within 12 months of that listing. The three newly appointed members will serve as the initial members of the conflicts, audit and compensation committees.

     We are managed and operated by the directors and officers of GP Natural Resource Partners LLC. We expect that most of our operational personnel will be employees of Western Pocahontas Properties Limited Partnership.

     The officers of GP Natural Resource Partners LLC will spend most of their time managing our business and affairs. These officers may face a conflict, however, regarding the allocation of their time between our business and the other business interests of the WPP Group. GP Natural Resource Partners LLC intends to cause its officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs. The board of directors of GP Natural Resource Partners LLC is presently composed of five directors and will be expanded to eight directors upon the appointment of three additional independent directors following the closing of the offering.

DIRECTORS AND EXECUTIVE OFFICERS OF GP NATURAL RESOURCE PARTNERS LLC

     The following table shows information for the directors and executive officers of GP Natural Resource Partners LLC. Executive officers and directors are elected for one-year terms.

NAME                                    AGE   POSITION WITH GP NATURAL RESOURCE PARTNERS LLC
----                                    ---   ----------------------------------------------
Corbin J. Robertson, Jr. .............  54    Chief Executive Officer and Chairman of the
                                              Board
Nick Carter...........................  55    President and Chief Operating Officer
Dwight L. Dunlap......................  48    Chief Financial Officer, Secretary and
                                              Treasurer
Kevin Wall............................  45    Vice President and Chief Engineer
Kenneth Hudson........................  47    Controller
Steven F. Leer........................  49    Director
S. Reed Morian........................  56    Director
David B. Peugh........................  47    Director
W. W. Scott, Jr. .....................  57    Director

     Corbin J. Robertson, Jr. is the Chief Executive Officer and the Chairman of the Board of Directors of GP Natural Resource Partners LLC. Mr. Robertson has served as the Chief Executive Officer and Chairman of the Board of the general partners of Western Pocahontas Properties Limited Partnership since 1986, Great Northern Properties Limited Partnership since 1992 and Quintana Minerals Corporation since 1978 and as Chairman of the Board of Directors of New Gauley Coal Corporation since 1986. He also serves as Chairman of the Board of the Baylor College of Medicine and of the Cullen Trust for Higher Education and on the boards of the American Petroleum Institute, the National Petroleum Council, the Texas Medical Center and the World Health and Golf Association.

     Nick Carter is the President and Chief Operating Officer of GP Natural Resource Partners LLC. He has also served as President of the general partner of Western Pocahontas Properties Limited Partnership and New Gauley Coal Corporation since 1990 and as President of the general partner of Great Northern Properties Limited Partnership from 1992 to 1998. Prior to 1990, Mr. Carter held various positions with MAPCO Coal Corporation and was engaged in the private practice of law. He serves as President of the National Council of Coal Lessors, as Chair of the West Virginia Chamber of Commerce and as a board member of the Kentucky Coal Association.

     Dwight L. Dunlap is the Chief Financial Officer, Secretary and Treasurer of GP Natural Resource Partners LLC. Mr. Dunlap has served as Vice President-Treasurer of Quintana Minerals Corporation and as Chief Financial Officer, Treasurer and Secretary of the general partner of Western Pocahontas Properties Limited Partnership and Great Northern Properties Limited Partnership since 2000. Mr. Dunlap has worked for Quintana Minerals since 1982 and has served as Vice President and Treasurer since 1987. Mr. Dunlap is a Certified Public Accountant with over 25 years of experience in financial management, accounting and reporting including six years of audit experience with a Big Five international public accounting firm.

     Kevin Wall is a Vice President and Chief Engineer of GP Natural Resource Partners LLC. Mr. Wall has served as Vice President -- Engineering for the general partner of Western Pocahontas Properties Limited Partnership since 1998 and the general partner of Great Northern Properties Limited Partnership since 1992. He has also served as the Vice President -- Engineering of New Gauley Coal Corporation since 1998. He has performed duties in the land management, planning, project evaluation, acquisition and engineering areas since 1981. He is a Registered Professional Engineer in West Virginia and is a member of the American Institute of Mining, Metallurgical, and Petroleum Engineers and of the National Society of Professional Engineers. Mr. Wall also serves on the Board of Directors of Leadership Tri-State and is the immediate past president of the West Virginia Society of Professional Engineers.

     Kenneth Hudson is the Controller of GP Natural Resource Partners LLC. He has served as Controller of the general partner of Western Pocahontas Properties Limited Partnership and of New Gauley Coal Corporation since 1988 and of the general partner of Great Northern Properties Limited Partnership since 1992. He was also Controller of Blackhawk Mining Co., Quintana Coal Co. and other related operations from 1985 to 1988. Prior to that time, Mr. Hudson worked in public accounting.

     Steven F. Leer is a member of the Board of Directors of GP Natural Resource Partners LLC. Mr. Leer has also served as President, Chief Executive Officer and a director of Arch Coal, Inc. since 1992. He is also a Director of the Norfolk Southern Corporation, Chairman of the Center for Energy and Economic Development and Chairman of the National Coal Council.

     S. Reed Morian is a member of the Board of Directors of GP Natural Resource Partners LLC. Mr. Morian has served as a member of the Board of Directors of the general partner of Western Pocahontas Properties Limited Partnership and New Gauley Coal Corporation since 1986 and has served as a member of the Board of Directors of the general partner of Great Northern Properties Limited Partnership since 1992. Mr. Morian has served since 1971 in various capacities with Dixie Chemical Company and is currently its Chairman and Chief Executive Officer. He has also served in various capacities since 1971 with DX Holding Company, currently as Chairman, Chief Executive Officer and President.

     David B. Peugh is a member of the Board of Directors of GP Natural Resource Partners LLC. Mr. Peugh has also served as Vice President -- Business Development of Arch Coal, Inc. since 1993. He is also a director of ZECA Corporation, a company developing an emission-free process of producing electricity from coal.

     W. W. Scott, Jr. is a member of the Board of Directors of GP Natural Resource Partners LLC. Mr. Scott was Executive Vice President and Chief Financial Officer of the general partners of Western Pocahontas Properties Limited Partnership and Great Northern Properties Limited Partnership and of Quintana Minerals Corporation, New Gauley Coal Corporation and other related entities. He served in those and various other capacities for 15 years, retiring in December of 1999. He continues to serve as a director of the general partner of Western Pocahontas Properties Limited Partnership, New Gauley Coal Corporation and Quintana Minerals Corporation.

REIMBURSEMENT OF EXPENSES OF OUR GENERAL PARTNER

     Our general partner will not receive any management fee or other compensation for its management of our partnership. Our general partner and its affiliates will, however, be reimbursed for all expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to us and all other expenses necessary or appropriate to the conduct of our business and allocable to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

EXECUTIVE COMPENSATION

     Our general partner and GP Natural Resource Partners LLC were formed in April 2002. Accordingly, GP Natural Resource Partners LLC paid no compensation to its directors and officers in 2001. We have not accrued any obligations with respect to management incentive or retirement benefits for the directors and officers for 2001. Officers and employees of GP Natural Resource Partners LLC may participate in employee benefit plans and arrangements sponsored by GP Natural Resource Partners LLC or its affiliates, including plans that may be established by the general partner or its affiliates in the future.

COMPENSATION OF DIRECTORS

     No additional remuneration will be paid to officers or employees of GP Natural Resource Partners LLC who also serve as directors. GP Natural Resource Partners LLC anticipates that each director will receive compensation for attending meetings of the board of directors and committee meetings. The amount of compensation to be paid to directors has not yet been determined. The directors who are appointed by Arch Coal, other than the independent director appointed by Arch Coal, will assign any compensation and benefits they receive in their capacity as directors to Arch Coal. In addition, each director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law.

LONG-TERM INCENTIVE PLAN

     GP Natural Resource Partners LLC has adopted the Natural Resource Partners Long-Term Incentive Plan for employees and directors of GP Natural Resource Partners LLC and employees of its affiliates who perform services for us. The long-term incentive plan consists of two components: restricted units and unit options. The long-term incentive plan currently permits the grant of awards covering a number of common units equal to three percent of the number of common units outstanding immediately following the initial public offering of common units. The plan is administered by the compensation committee of GP Natural Resource Partners LLC's board of directors.

     GP Natural Resource Partners LLC's board of directors in its discretion may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. GP Natural Resource Partners LLC's board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

     Restricted Units. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may make grants under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan. The compensation committee will determine the period over which restricted units granted to employees and directors will vest. The committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of Natural Resource Partners, our general partner, or GP Natural Resource Partners LLC.

     If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered upon the vesting of restricted units may be common units acquired by GP Natural Resource Partners LLC in the open market, common units already owned by the general partner, common units acquired by GP Natural Resource Partners LLC directly from us or any other person or any combination of the foregoing. GP Natural Resource Partners LLC will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase.

     We intend the issuance of the common units upon vesting of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

     Unit Options. The long-term incentive plan currently permits the grant of options covering common units. The compensation committee may determine to make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price that, in the discretion of the committee, may not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change in control.

     Upon exercise of a unit option, the general partner will acquire common units in the open market or directly from us or any other person or use common units already owned by GP Natural Resource Partners LLC, or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the difference between the cost incurred by GP Natural Resource Partners LLC in acquiring these common units and the proceeds received by GP Natural Resource Partners LLC from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and GP Natural Resource Partners LLC will pay us the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

ANNUAL INCENTIVE PLAN

     The general partner has adopted the Natural Resource Partners Annual Incentive Compensation Plan. The annual incentive plan is designed to enhance the performance of GP Natural Resource Partners LLC's and its affiliates' key employees by rewarding them with cash awards for achieving annual financial and operational performance objectives. The compensation committee in its discretion may determine individual participants and payments, if any, for each fiscal year. The board of directors of GP Natural Resource Partners LLC may amend or change the annual incentive plan at any time. We will reimburse GP Natural Resource Partners LLC for payments and costs incurred under the plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of units of Natural Resource Partners that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by directors of GP Natural Resource Partners LLC and by all directors and executive officers of GP Natural Resource Partners LLC as a group. The address of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership and New Gauley Coal Corporation is 601 Jefferson Street, Suite 3600, Houston, Texas 77002. The address of Ark Land Company is CityPlace One, Suite 300, St. Louis, Missouri, 63141.

                                                    PERCENTAGE OF                  PERCENTAGE OF
                                     COMMON UNITS      COMMON       SUBORDINATED   SUBORDINATED     PERCENTAGE OF
                                        TO BE        UNITS TO BE    UNITS TO BE     UNITS TO BE    TOTAL UNITS TO
                                     BENEFICIALLY   BENEFICIALLY    BENEFICIALLY   BENEFICIALLY    BE BENEFICIALLY
NAME OF BENEFICIAL OWNER                OWNED           OWNED          OWNED           OWNED            OWNED
------------------------             ------------   -------------   ------------   -------------   ---------------
Western Pocahontas Properties
  Limited Partnership..............    3,493,978         29.1%        5,531,904          46.1%           37.6%
Great Northern Properties Limited
  Partnership......................      745,352          6.2%        1,180,092           9.8%            8.0%
New Gauley Coal
  Corporation......................      139,516          1.2%          220,892           1.8%            1.5%
Ark Land Company(1)(2).............    3,203,571         26.7%        5,072,113          42.3%           34.5%
Corbin J. Robertson, Jr.(3) .......                          %                               %               %
Nick Carter........................                          %                               %               %
Dwight L. Dunlap...................                          %                               %               %
Kevin Wall.........................                          %                               %               %
Kenneth Hudson.....................                          %                               %               %
Steven F. Leer.....................                          %                               %               %
S. Reed Morian.....................                          %                               %               %
David B. Peugh.....................                          %                               %               %
W.W. Scott, Jr. ...................                          %                               %               %
All directors and executive
  officers as a group (9
  persons).........................                          %                               %               %

---------------

(1) Arch Coal, Inc. is the parent company of Ark Land Company and, as such, Arch Coal, Inc. may be deemed to beneficially own the units held by Ark Land Company

(2) In the event the underwriters exercise the over-allotment option in full, Ark Land Company will sell 280,281 common units to the underwriters, thereby reducing Ark Land Company's beneficial ownership of common units to 2,923,290.

(3) Mr. Robertson may be deemed to beneficially own the units held by Western Pocahontas Properties Limited Partnership and New Gauley Coal Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     After this offering, affiliates of our general partner will own 7,582,417 common units and 12,005,000 subordinated units representing a 79.9% limited partner interest in us. In addition, our general partner will own the 2% general partner interest in us.

DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNER AND ITS AFFILIATES

     The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Natural Resource Partners. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

                                FORMATION STAGE

The consideration received by
our general partner and its
affiliates for the
contribution of the assets and
liabilities to us.............   - 7,582,417 common units;

                                 - 12,005,000 subordinated units;

                                 - 2% general partner interest in Natural
                                   Resource Partners;

                                 - the incentive distribution rights; and

                                 - the assumption of $45.7 million of
                                   indebtedness of the WPP Group.

                               OPERATIONAL STAGE

Distributions of available
cash to our general partner
and its affiliates............   We will generally make cash distributions 98%
                                 to the unitholders, including affiliates of our general partner, as holders of all of the subordinated units, and 2% to the general partner. In addition, if distributions exceed the target distribution levels, the holders of the incentive distribution rights, including our general partner, will be entitled to increasing percentages of the distributions, up to an aggregate of 48% of the distributions above the highest target level.

                                 Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive distributions of approximately $1.0 million on its 2% general partner interest and our affiliates would receive distributions of approximately $15.2 million on their common units and $24.0 million on their subordinated units.

Payments to our general
partner and its affiliates....   Our general partner and its affiliates will not
                                 receive any management fee or other
                                 compensation for the management of our
                                 partnership. Our general partner and its affiliates will be reimbursed, however, for all direct and indirect expenses incurred on our behalf. Our general partner has the sole discretion in determining the amount of these expenses.

Withdrawal or removal of our
general partner...............   If our general partner withdraws or is removed,
                                 its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.
                                 See "The Partnership Agreement -- Withdrawal or
                                 Removal of the General Partner."

                               LIQUIDATION STAGE

Liquidation...................   Upon our liquidation, the partners, including
                                 our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

AGREEMENTS GOVERNING THE TRANSACTIONS

     We and other related parties have entered into the various documents and agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and we cannot assure you that they, or that any of the transactions which they provide for, will be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

OMNIBUS AGREEMENT

  Non-competition Provisions

     As part of the omnibus agreement to be entered into among Natural Resource Partners, our general partner, the WPP Group, Arch Coal, Ark Land Company and Corbin J. Robertson concurrently with the closing of this offering, the WPP Group and Arch Coal, which we refer to in this section as the GP affiliates, have each agreed that neither they nor their affiliates will, directly or indirectly, engage or invest in entities that engage in the following activities (each, a "restricted business") in specific circumstances described below:

     - the entering into or holding of leases with a party other than an affiliate of the GP affiliate for any GP affiliate owned fee coal reserves within the United States; and

     - the entering into or holding of subleases with a party other than an affiliate of the GP affiliate for coal reserves within the United States controlled by a paid-up lease owned by any GP affiliate or its affiliate.

     "Affiliate" means, with respect to any sponsor, any other entity in which such GP affiliate owns, through one or more intermediaries, 50% or more of the then outstanding voting securities or other ownership interests of such entity. Except as described below, the WPP Group, Arch Coal and their respective controlled affiliates will not be prohibited from engaging in activities in which they compete directly with us. Please see "Risk Factors -- The WPP Group and Arch Coal may engage in substantial competition with us."

     A GP affiliate may, directly or indirectly, engage in a restricted business if:

     - the GP affiliate was engaged in the restricted business at the closing of the offering; provided that if the fair market value of the asset or group of related assets of the restricted business subsequently exceeds $10 million, the GP affiliate must offer the restricted business to Natural Resource Partners pursuant to the offer procedures described below.

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     - the asset or group of related assets of the restricted business have a fair market value of $10 million or less; provided that if the fair market value of the assets of the restricted business subsequently exceeds $10 million, the GP affiliate must offer the restricted business to Natural Resource Partners pursuant to the offer procedures described below.

     - the asset or group of related assets of the restricted business have a fair market value of more than $10 million and the general partner (with the concurrence of the conflicts committee) has elected not to cause Natural Resource Partners to purchase such assets pursuant to the procedures described below.

     - its ownership in the restricted business consists solely of a noncontrolling equity interest.

For purposes of this paragraph, "fair market value" means the fair market value as determined in good faith by the relevant GP affiliate.

     Notwithstanding the foregoing, the total fair market value in the good faith opinion of the WPP Group of all restricted businesses engaged in by the WPP Group (other than those engaged in by the WPP Group at closing of the offering) may not exceed $75 million. For purposes of this restriction, the fair market value of any entity engaging in a restricted business purchased by the WPP Group shall be determined based on the fair market value of the entity as a whole, without regard for any lesser ownership interest therein to be acquired. Arch Coal is not subject to a similar restriction on the total fair market value of restricted businesses it may own.

     If the WPP Group desires to acquire a restricted business or an entity that engages in a restricted business with a fair market value in excess of $10 million and such restricted business constitutes greater than 50% of the value of the business to be acquired, then the WPP Group must first offer Natural Resource Partners the opportunity to purchase the restricted business. If (i) Arch Coal desires to acquire a restricted business or an entity that engages in a restricted business with a fair market value in excess of $10 million or if
(ii) the WPP Group desires to acquire a restricted business or an entity that engages in a restricted business with a value in excess of $10 million and such restricted business constitutes 50% or less of the value of the business to be acquired, then such GP affiliate may purchase the restricted business first and then offer Natural Resource Partners the opportunity to purchase the restricted business within six months of acquisition. For purposes of this paragraph, "restricted business" excludes a general partner interest or managing member interest, which is addressed in a separate restriction summarized below. For purposes of this paragraph only, "fair market value" means the fair market value as determined in good faith by the relevant GP affiliate.

     If Natural Resource Partners wants to purchase the restricted business and the GP affiliate and the general partner (with the concurrence of the conflicts committee) agree on the fair market value and other terms of the offer within 60 days after the general partner receives the offer from the GP affiliate, Natural Resource Partners will purchase the restricted business as soon as commercially practicable. If the GP affiliate and the general partner (with the concurrence of the conflicts committee) are unable to agree in good faith on the fair market value and other terms of the offer within 60 days after the general partner receives the offer, then the GP affiliate may sell the restricted business to a third party within two years for no less than the purchase price and on terms no less favorable to the GP affiliate than last offered by Natural Resource Partners. During this two year period, the GP affiliate may operate the restricted business in competition with Natural Resource Partners, subject to the restriction on total fair market value of restricted businesses owned in the case of the WPP Group.

     If, at the end of the two year period, the restricted business has not been sold to a third party and the restricted business retains a value (in the good faith opinion of the relevant GP affiliate) in excess of $10 million, then the GP affiliate must reoffer the restricted business to the general partner. If the GP affiliate and the general partner (with the concurrence of the conflicts committee) agree on the fair market value and other terms of the offer within 60 days after the general partner receives the second offer from the GP affiliate, Natural Resource Partners will purchase the restricted business as soon as commercially practicable. If the GP Affiliate and the general partner (with the concurrence of the conflicts

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committee) again fail to agree after negotiation in good faith on the fair market value of the restricted business, then the GP affiliate will be under no further obligation to Natural Resource Partners with respect to the restricted business, subject to the restriction on total fair market value of restricted businesses owned in the case of the WPP Group.

     In addition, if during the two year period described above, a change occurs in the restricted business that, in the good faith opinion of the GP affiliate, affects the fair market value of the restricted business by more than 10 percent and the fair market value of the restricted business remains (in the good faith opinion of the relevant GP affiliate) in excess of $10 million, the GP affiliate will be obligated to reoffer the restricted business to the general partner at the new fair market value, and the offer procedures described above will recommence.

     If the restricted business to be acquired is in the form of a general partner interest in a publicly-held partnership or a managing member interest in a publicly-held limited liability company, the WPP Group may not acquire such restricted business even if we decline to purchase such restricted business. If the restricted business to be acquired is in the form of a general partner interest in a non publicly-held partnership or a managing member of a non publicly-held limited liability company, the WPP Group may acquire such restricted business subject to the restriction on total fair market value of restricted businesses owned and the offer procedures described above. If the restricted business to be acquired is in the form of a general partner interest in a partnership or a managing member interest in a limited liability company, Arch Coal may acquire such restricted business as part of a larger transaction so long as (x) it sells such interest to us or a third party within six months of the acquisition or (y) the general partner (with the concurrence of the conflicts committee) agrees that the restricted business will be subject to the offer procedures described in the preceding paragraphs without reference again to this paragraph. If, following the six month period, Arch Coal has made a good faith, reasonable attempt to divest such interest, but is unable to do so, it may request an extension from the conflicts committee for such time as is reasonably necessary to divest such interest. The conflicts committee, in its discretion, may grant an extension to Arch Coal to either (1) complete the divestiture of the restricted business or (2) divest Arch Coal's participation in the control of our general partner. If the conflicts committee declines to grant an extension to Arch Coal, Arch Coal will immediately recuse its representatives from participation in the governance and decision-making of Natural Resource Partners and from having access to confidential information concerning our affairs until such time as either (1) Arch Coal has completed the divestiture of the restricted business or (2) Arch Coal no longer participates in the control of our general partner.

  Indemnification

     Under the omnibus agreement, the WPP Group and Arch Coal, jointly and severally, will indemnify us for (1) three years after the closing of this offering against environmental liabilities associated with the properties contributed to us and occurring before the closing date of this offering and (2) all tax liabilities attributable to the operation of the partnership assets prior to the closing of this offering. The environmental indemnity will be limited to a maximum amount of $10.0 million. Liabilities resulting from a change in law after the closing of the offering are excluded from the environmental indemnity.

     The omnibus agreement may be amended at any time subsequent to the offering by the general partner, with the concurrence of the conflicts committee. The respective obligations of the WPP Group and Arch Coal under the omnibus agreement terminate when the WPP Group and its affiliates, or Arch Coal and its affiliates, as the case may be, cease to participate in the control of the general partner.

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              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

     Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including the WPP Group and Arch Coal) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of GP Natural Resource Partners LLC have fiduciary duties to manage GP Natural Resource Partners LLC and our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

     The partnership agreement contains provisions that allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duties to our unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and our partnership or any other partner, on the other, our general partner will resolve that conflict. A conflicts committee of the board of directors of GP Natural Resource Partners LLC will, at the request of our general partner, review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

     - approved by the conflicts committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

     - on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

     - fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

     In resolving a conflict, our general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

     - the relative interests of the parties involved in the conflict or affected by the action;

     - any customary or accepted industry practices or historical dealings with a particular person or entity; and

     - generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

     Conflicts of interest could arise in the situations described below, among others.

  ACTIONS TAKEN BY OUR GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE RIGHT TO CONVERT SUBORDINATED UNITS.

     The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

     - amount and timing of asset purchases and sales;

     - cash expenditures;

     - borrowings;

     - the issuance of additional units; and

     - the creation, reduction or increase of reserves in any quarter.

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

     In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:

     - enabling our general partner to receive distributions on any subordinated units held by our general partner or the incentive distribution rights; or

     - hastening the expiration of the subordination period.

     For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and subordinated units, our partnership agreement permits us to borrow funds which may enable us to make this distribution on all outstanding units. Please read "Cash Distribution Policy -- Subordination Period."

     The partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.

  WE DO NOT HAVE ANY OFFICERS OR EMPLOYEES AND RELY SOLELY ON OFFICERS AND EMPLOYEES OF GP NATURAL RESOURCE PARTNERS LLC AND ITS AFFILIATES.

     We will not have any officers or employees and will rely solely on officers and employees of GP Natural Resource Partners LLC, its affiliates and the employees of our subsidiaries. Affiliates of GP Natural Resource Partners LLC will conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of GP Natural Resource Partners LLC will not be required to work full time on our affairs. These officers will devote significant time to the affairs of the WPP Group or its affiliates and will be compensated by these affiliates for the services rendered to them.

  WE WILL REIMBURSE OUR GENERAL PARTNER AND ITS AFFILIATES FOR EXPENSES.

     We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

  OUR GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY REGARDING OUR OBLIGATIONS.

     Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF OUR GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH US.

     Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  CONTRACTS BETWEEN US, ON THE ONE HAND, AND OUR GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS.

     The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered to us, provided these services are rendered on terms that are fair and reasonable. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf.

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

Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

     All of these transactions entered into after the sale of the common units offered in this offering are to be on terms that are fair and reasonable to us.

     Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

  COMMON UNITS ARE SUBJECT TO OUR GENERAL PARTNER'S LIMITED CALL RIGHT.

     Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. For a description of this right, please read "The Partnership Agreement -- Limited Call Right."

  WE MAY NOT CHOOSE TO RETAIN SEPARATE COUNSEL FOR OURSELVES OR FOR THE HOLDERS OF COMMON UNITS.

     The attorneys, independent auditors and others who have performed services for us regarding the offering have been retained by our general partner, its affiliates and us and may continue to be retained by our general partner, its affiliates and us after the offering. Attorneys, independent auditors and others who will perform services for us in the future will be selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, after the sale of the common units offered in this prospectus, depending on the nature of the conflict. We do not intend to do so in most cases.

  OUR GENERAL PARTNER'S AFFILIATES MAY COMPETE WITH US.

     The partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in our partnership agreement and in the omnibus agreement, affiliates of our general partner will not be prohibited from engaging in activities in which they compete directly with us. Please read "Certain Relationships and Related Transactions -- Omnibus Agreement."

FIDUCIARY RESPONSIBILITIES

     Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.

     In order to induce our general partner to manage our business, the partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner to take into account the interests of parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because GP Natural Resource Partners LLC's directors have fiduciary duties to manage our general partner in a manner beneficial both to its owners as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit the general partner by enabling it to take into consideration

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

all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty
standards.....................   Fiduciary duties are generally considered to
                                 include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

                                 The Delaware Act generally provides that a limited partner may institute legal action on behalf of the limited partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified
standards.....................   The partnership agreement contains provisions
                                 that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held.

                                 The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" our general partner may consider the interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner will not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held.

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

                                 In addition to the other more specific
                                 provisions limiting the obligations of our general partner, the partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

Rights and remedies of
unitholders...................   The Delaware Act generally provides that a
                                 limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions could include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

     In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

     We are required to indemnify our general partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required if our general partner or any of these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests. Indemnification is also required for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met these requirements concerning good faith and our best interests. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read "The Partnership Agreement -- Indemnification."

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                               SELLING UNITHOLDER

     Arch Coal is selling 1,901,250 common units in the initial public offering. Arch Coal will sell an additional 280,281 common units if the underwriters exercise the over-allotment option in full. Please read "-- Security Ownership of Certain Beneficial Owners and Management."

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                        DESCRIPTION OF THE COMMON UNITS

THE UNITS

     The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section, "Cash Distribution Policy" and "Description of Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

     Duties.            will serve as registrar and transfer agent for the
common units. We will pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by unitholders:

     - surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

     - special charges for services requested by a holder of a common unit; and

     - other similar fees or charges.

     There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

     Resignation or Removal. The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

     The transfer of the common units to persons who purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. The form of transfer application is set forth as Appendix B to this prospectus and is also set forth on the reverse side of the certificates representing units. By executing and delivering a transfer application, the transferee of common units:

     - becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

     - automatically requests admission as a substituted limited partner in our partnership;

     - agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

     - represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

     - grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

     - makes the consents and waivers contained in the partnership agreement.

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

     An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

     Transfer applications may be completed, executed and delivered by a transferee's broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

     - the right to assign the common unit to a purchaser or other transferee;
       and

     - the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

     Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

     - will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

     - may not receive some federal income tax information or reports furnished to record holders of common units.

     The transferor of common units will have a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership
Agreement -- Status as Limited Partner or Assignee."

     Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

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                     DESCRIPTION OF THE SUBORDINATED UNITS

     The subordinated units are a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to our general partner and to the holders of common units, until the holders of common units have received the minimum quarterly distribution plus any arrearages, and then, to the extent there is available cash remaining, will be distributed to the holders of subordinated units. Please read "Cash Distribution Policy."

CONVERSION OF SUBORDINATED UNITS

     The subordination period will generally extend from the closing of this offering until the first day of any quarter beginning after June 30, 2007 in which each of the following events occur:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Before the end of the subordination period, 25% of the subordinated units will convert early into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after June 30, 2005 and 25% of the subordinated units will convert early into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after June 30, 2006 if at the end of the applicable quarter each of the following three events occurs:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

provided, however, that the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

     Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if NRP (GP) LP is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

     - the subordination period will end and each outstanding subordinated unit will immediately convert into one common unit;

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     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED VOTING RIGHTS

     Holders of subordinated units will sometimes vote as a single class together with the holders of common units and sometimes vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

     - a sale or exchange of all or substantially all of our assets;

     - the election of a successor general partner in connection with the removal of our general partner;

     - a dissolution or reconstitution of our partnership;

     - a merger of our partnership;

     - issuance of limited partner interests in some circumstances; and

     - some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

     The subordinated units are not entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

     - the affirmative vote of 66 2/3% of all outstanding units voting as a single class; and

     - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

     Under the partnership agreement, our general partner generally will be permitted to effect amendments to the partnership agreement that do not materially and adversely affect unitholders without the approval of any unitholders.

DISTRIBUTIONS UPON LIQUIDATION

     If we liquidate during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per-unit difference will be dependent upon the amount of gain or loss recognized by us in liquidating our assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation of our partnership.

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                           THE PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of our partnership agreement. The form of the partnership agreement is included in this prospectus as Appendix A. The form of limited liability company agreement of the operating company is included as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of the forms of these agreements upon request at no charge.

     We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

     - with regard to distributions of available cash, please read "Cash Distribution Policy."

     - with regard to the transfer of common units, please read "Description of the Common Units -- Transfer of Common Units."

     - with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

ORGANIZATION

     Our partnership was formed on April 9, 2002 and will have a perpetual existence.

PURPOSE

     Our purpose under our partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or its subsidiaries or that are approved by our general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

     - its operations as conducted immediately before our initial public offering;

     - any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

     - any activity that enhances the operations of an activity that is described in either of the preceding two clauses.

     Although our general partner has the ability to cause us and the operating company or its subsidiaries to engage in activities other than the ownership of coal and mineral reserves and the leasing of those reserves to mine operators in exchange for royalties from the sale of coal or other minerals mined from our reserves, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

POWER OF ATTORNEY

     Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner (and, if appointed, a liquidator), a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

CAPITAL CONTRIBUTIONS

     Unitholders are not obligated to make additional capital contributions, except as described below under "-- Limited Liability."

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LIMITED LIABILITY

     Participation in the Control of Our Partnership. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

     - to remove or replace the general partner;

     - to approve some amendments to our partnership agreement; or

     - to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

     Unlawful Partnership Distributions. Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business. Our subsidiaries will initially conduct business in eight states. Maintenance of limited liability for Natural Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

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VOTING RIGHTS

     The following matters require the unitholder vote specified below:

Issuance of additional common
units or units of equal rank
with the common units during
the subordination period......   Unit majority, with certain exceptions
                                 described under "-- Issuance of Additional
                                 Securities."

Issuance of units senior to
the common units during the
subordination period..........   Unit majority.

Issuance of units junior to
the common units during the
subordination period..........   No approval right.

Issuance of additional units
after the subordination
period........................   No approval right.

Amendment of the partnership
agreement.....................   Certain amendments may be made by the general
                                 partner without the approval of the
                                 unitholders. Other amendments generally require the approval of a unit majority. Please read
                                 "-- Amendment of the Partnership Agreement."

Merger of our partnership or
the sale of all or
substantially all of our
assets........................   Unit majority. Please read "-- Merger, Sale or
                                 Other Disposition of Assets."

Dissolution of our
partnership...................   Unit majority. Please read "-- Termination and
                                 Dissolution."

Reconstitution of our
partnership upon
dissolution...................   Approval of a majority of the common units and
                                 subordinated units, voting as separate classes.

Withdrawal of the general
partner.......................   The approval of a majority of the common units,
                                 excluding common units held by the general partners and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2012 in a manner which would cause a dissolution of our partnership. Please read
                                 "-- Withdrawal or Removal of the General
                                 Partner."

Removal of the general
partner.......................   Not less than 66 2/3% of the outstanding units,
                                 including units held by our general partner and its affiliates. Please read "-- Withdrawal or Removal of the General Partner."

Transfer of the general
partner interest..............   We may transfer the general partner interest
                                 without a vote of our unitholders in connection with the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to such person.
                                 The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2012. Please read "-- Transfer of
                                 General Partner Interest."

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Transfer of incentive
distribution rights...........   Except for transfers to an affiliate (other
                                 than an individual) or another person (other than an individual) as part of the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2012.
                                 Please read "-- Transfer of Incentive
                                 Distribution Rights.

Transfer of ownership
interests in the general
partner.......................   No approval required at any time. Please read
                                 "-- Transfer of Ownership Interests in the
                                 General Partner."

     Matters requiring the approval of a "unit majority" require:

     - during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

     - after the subordination period, the approval of a majority of the common units.

ISSUANCE OF ADDITIONAL SECURITIES

     Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 6,002,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

     During the subordination period or thereafter, we may issue an unlimited number of common units without the approval of the unitholders as follows:

     - upon exercise of the underwriters' overallotment option;

     - upon conversion of the subordinated units;

     - under employee benefit plans;

     - upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

     - in the event of a combination or subdivision of common units;

     - in connection with an acquisition or a capital improvement that the general partner determines would increase cash flow from operations per unit on a pro forma basis; or

     - if the proceeds of the issuance are used exclusively to repay up to $25.0 million of our indebtedness.

     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

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

     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

     Upon issuance of additional partnership securities, other than upon exercise of the underwriters' over-allotment option, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

     General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

     Prohibited Amendments.  No amendment may be made that would:

     - enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

     - enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

     - change the duration of our partnership;

     - provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

     - give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

     The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting together as a single class (including units owned by the general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 81.6% of the outstanding units.

     No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

     - a change in our name, the location of our principal place of our business, our registered agent or our registered office;

     - the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

     - a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or continue our qualification as a limited partnership or a partnership in which the limited

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

       partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

     - an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

     - subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

     - any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

     - an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

     - any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

     - a change in our fiscal year or taxable year and related changes; and

     - any other amendments substantially similar to any of the matters described in the clauses above.

     In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

     - do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

     - are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

     - are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

     - are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

     - are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

     Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "-- No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership or cause us, the operating company or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

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

     Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

ACTIONS RELATING TO OPERATING COMPANY

     Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

     Our general partner is generally prohibited, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

     If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of its subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

TERMINATION AND DISSOLUTION

     We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

     - the election of our general partner to dissolve us, if approved by the holders of a unit majority;

     - the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and the subsidiaries;

     - the entry of a decree of judicial dissolution of our partnership; or

     - the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

     Upon a dissolution under the last clause above, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute our partnership and continue its business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership

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agreement and having as general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

     - the action would not result in the loss of limited liability of any limited partner; and

     - neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution
Policy -- Distributions of Cash upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

     Except as described below, our general partner has agreed not to withdraw voluntarily as general partner of our partnership prior to June 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interests in our partnership without the approval of the unitholders. See "-- Transfer of General Partner Interest."

     Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue the business of Natural Resource Partners and to appoint a successor general partner. See "-- Termination and Dissolution."

     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 81.6% of the outstanding units.

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     Our partnership agreement also provides that if NRP (GP) LP is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

     - the subordination period will end and each outstanding subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

     If the above-described option is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

     In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

TRANSFER OF GENERAL PARTNER INTEREST

     Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

     - an affiliate of our general partner (other than an individual); or

     - another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. Our general partner and its affiliates may at any time, however, transfer units to one or more persons without unitholder approval, except that they may not transfer subordinated units to us.

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TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS

     The WPP Group and Arch Coal may freely transfer their incentive distribution rights at any time. Our general partner or a later holder of the general partner's incentive distribution rights may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such other entity or the transfer by such holder or its affiliates, of all or substantially all of its assets to another entity, without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement. Prior to June 30, 2012, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partner or its affiliates. On or after June 30, 2012, all of the incentive distribution rights will be freely transferable.

TRANSFER OF OWNERSHIP INTERESTS IN THE GENERAL PARTNER

     At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in our general partner without the approval of the unitholders.

CHANGE OF MANAGEMENT PROVISIONS

     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NRP (GP) LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

     Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

     - the subordination period will end and each outstanding subordinated unit will immediately convert into one common unit;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED CALL RIGHT

     If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

     - the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

     - the current market price as of the date three days before the date the notice is mailed.

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     As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material Tax Consequences -- Disposition of Common Units."

MEETINGS; VOTING

     Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

     Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

     Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "-- Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

STATUS AS LIMITED PARTNER OR ASSIGNEE

     Except as described above under "-- Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee
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who has not become a substitute limited partner at the written direction of the assignee. See "-- Meetings; Voting." Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See "Description of the Common Units -- Transfer of Common Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

INDEMNIFICATION

     Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

     - our general partner;

     - any departing general partner;

     - any person who is or was an affiliate of a general partner or any departing general partner;

     - any person who is or was a member, partner, officer, director, employee, agent or trustee of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

     - any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

BOOKS AND REPORTS

     Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

     We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

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     We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

RIGHT TO INSPECT OUR BOOKS AND RECORDS

     Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

     - a current list of the name and last known address of each partner;

     - a copy of our tax returns;

     - information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

     - copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

     - information regarding the status of our business and financial condition; and

     - any other information regarding our affairs as is just and reasonable.

     Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

     Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

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                         UNITS ELIGIBLE FOR FUTURE SALE

     After the sale of the common units offered hereby, and assuming that the over-allotment option is not exercised, affiliates of the WPP Group and Arch Coal will hold an aggregate of 7,582,417 common units and 12,005,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

     The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

     - 1% of the total number of the securities outstanding; or

     - the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

     Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

     Prior to the end of the subordination period, we may not issue equity securities of the partnership ranking prior or senior to the common units or an aggregate of more than 6,002,500 additional common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to certain exceptions described under "The Partnership Agreement -- Issuance of Additional Securities."

     Our partnership agreement provides that, after the subordination period, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Our partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement -- Issuance of Additional Securities."

     Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

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     The WPP Group, Arch Coal and their affiliates, including our partnership, our operating company, our general partner and the directors and executive officers of our general partner, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

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                           MATERIAL TAX CONSEQUENCES

     This section addresses all of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in this section, is the opinion of Vinson & Elkins L.L.P., special counsel to our general partner and us, insofar as it relates to legal conclusions with respect to United States federal income tax matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which may be changed. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Natural Resource Partners and the operating company.

     No attempt has been made in this section to comment on all federal income tax matters affecting us or the unitholders. Moreover, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of common units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are the opinion of Vinson & Elkins L.L.P., unless otherwise noted, and are based upon the accuracy of representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or our unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne indirectly by the unitholders and the general partner. Furthermore, the treatment of Natural Resource Partners, or an investment in Natural Resource Partners, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

     - the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales"); and

     - whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
       "-- Disposition of Common Units -- Allocations Between Transferors and Transferees").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships whose gross income for every taxable year

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consists of at least 90% "qualifying income." Qualifying income includes income and gains derived from the marketing of coal. Other types of qualifying income include interest (from other than a financial business), dividends, gains from the sale or lease of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes
qualifying income. We estimate that less than   % of our current income is not
qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of our gross income constitutes qualifying income.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of Natural Resource Partners or the operating company for federal income tax purposes. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, applicable regulations, published revenue rulings and court decisions and the representations described below, Natural Resource Partners will be treated as a partnership and the operating company will be disregarded as an entity separate from Natural Resource Partners for federal income tax purposes.

     In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

     - Neither Natural Resource Partners nor the operating company will elect to be treated as an association or corporation; and

     - For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and Natural Resource Partners so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we will be treated as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Natural Resource Partners will be treated as partners of Natural Resource Partners for federal income tax purposes. Also:

     - assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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     - unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Natural Resource Partners for federal income tax purposes.

     As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to these units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Natural Resource Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution from us. Each unitholder will be required to include in income his share of income, gain, loss and deduction for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Our distributions to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, he will be treated as having received his proportionate share of our Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

     Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in the offering who holds those common units from the date of closing of the offering through June 30, 2005, will
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be allocated an amount of federal taxable income for that period that will be
less than   % of the cash distributed with respect to that period. A substantial portion of the income that will be allocated to a unitholder is expected to be long-term capital gain which for individuals is subject to a significantly lower maximum federal income tax rate (currently 20%) than ordinary income (currently taxable at a maximum rate of 38.6%). If a unitholder is an individual taxable at the maximum rate of 38.6% on ordinary income, the effect of this lower capital gains rate is to produce an after tax return to the unitholder which is the same as if the amount of ordinary taxable income allocated to the unitholder for that
period were less than   % of the cash distributed to him for that period. These
estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may prove to be incorrect. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

     Basis of Common Units. A unitholder's initial tax basis for his common units generally will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by our distributions to him, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder generally will have no share of our debt that is recourse to the general partner, but will have a share of our nonrecourse liabilities, generally based on his share of our profits. Please read "-- Disposition of Common
Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they
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exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by our passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

     Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, foreign, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, the amount of that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and certain limited partners referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution. In addition, recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital
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accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's distributive share of an item of income, gain, loss or deduction.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by him;

     - any cash distributions received by him for those units would be fully taxable; and

     - all of these distributions would appear to be treated as ordinary income.

     Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read also "-- Disposition of Common
Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Although it is not expected that we will generate significant tax preference items or adjustments, each unitholder will be required to take into account his share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2002 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

     Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. Instead, allocations as to contributed property will be made generally with the same effect. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders.

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the

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Section 743(b) adjustment among our assets must be made in accordance with the
Internal Revenue Code. The IRS could seek to reallocate some or all of any
Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than tangible assets. We cannot assure you that the determinations made by us will not be successfully challenged by the IRS and the deductions resulting from them may not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our
Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We will use the year ending December 31 as our taxable year and we will adopt the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depletion and Amortization. The tax basis of our assets will be used for purposes of computing depletion deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed to us and the tax basis established for that property will be borne by the partner that contributed the property to us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction."

     We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depletable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depletion previously deducted will be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken depletion deductions with respect to property owned by us may be required to recapture those deductions as ordinary income upon a sale of his units in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (known as syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of Natural Resource Partners. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur will be treated as syndication expenses.

     Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) of the Internal Revenue Code provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read "-- Sales of Coal Reserves." In computing such gain or loss, the amount realized is
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reduced by the adjusted depletion basis in the coal, determined as described in
"-- Coal Depletion." For purposes of Section 631(c) of the Internal Revenue Code, the coal generally is deemed to be disposed of on the day on which the coal is mined.

     Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 of the Internal Revenue Code applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231 of the Internal Revenue Code. Please read
"-- Sales of Coal Reserves." Our royalties that do not qualify under Section 631(c)of the Internal Revenue Code generally will be taxable as ordinary income in the year of receipt.

     Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If
Section 631(c) of the Internal Revenue Code applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please read
"-- Coal Income."

     Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read "-- Tax Consequences of Unit Ownership -- Alternative Minimum Tax." In addition, a corporate unitholder's allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner's allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

     Sales of Coal Reserves. If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves are held:

     - for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property),

     - for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

     - as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

     We intend to hold our coal reserves for the purposes of generating cash flow from coal royalties and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in coal reserves.

     If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than one year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue

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Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

     A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

     If we are not a dealer with respect to our coal reserves, and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

     Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our non-recourse liabilities. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than his tax basis in that common unit, even if the price is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depletion recapture or other "unrealized receivables" or to "inventory

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items" owned by us. The term "unrealized receivables" includes potential recapture items, including depletion recapture. Ordinary income attributable to unrealized receivables, inventory items and depletion recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred provided that he consistently uses that method for all subsequent unit transactions. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock but, under the Treasury regulations, can designate specific common units sold for purposes of determining the holding period of the units sold. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

     Provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests such as our units, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units in the open market may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

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     A unitholder who owns units at any time during a quarter and who disposes of those units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A person who purchases units from a unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months' of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of any deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Some of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to the unitholder.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of units. As a consequence they will be required to file federal tax returns for their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Under rules applicable to publicly traded partnerships, we will withhold at the highest marginal tax rate applicable to individuals from actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. We cannot assure you that any of those conventions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The partnership agreement appoints the general partner as the Tax Matters Partner of Natural Resource Partners.

     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

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

     Nominee Reporting. Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

     - the name, address and taxpayer identification number of the beneficial owner and the nominee;

     - whether the beneficial owner is a person that is not a United States person, a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or a tax-exempt entity;

     - the amount and description of units held, acquired or transferred for the beneficial owner; and

     - specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the general partner, as the principal organizer of us, has applied to register us as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     We will supply our tax shelter registration number to you when one has been assigned to us. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish this registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. In addition, unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     - for which there is, or was, "substantial authority"; or

     - as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including foreign, state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We will initially own property or do business in Alabama, Illinois, Indiana, Kentucky, Maryland, Montana, Virginia, and West Virginia. A unitholder will likely be required to file state income tax returns and to pay state income taxes in these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states or in foreign jurisdictions in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all foreign, state and local, as well as United States federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the foreign, state or local tax consequences of an investment in us.

       INVESTMENT IN NATURAL RESOURCE PARTNERS BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     - whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

     - whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

     - whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b) the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

     Salomon Smith Barney Inc. and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase from us, and we and Arch Coal have agreed to sell to the underwriters, the number of common units set forth opposite the underwriter's name.

                                                                NUMBER OF
UNDERWRITERS                                                   COMMON UNITS
------------                                                   ------------
Salomon Smith Barney Inc....................................
Lehman Brothers Inc.........................................
                                                                ----------
  Total.....................................................     4,500,000
                                                                ==========

     The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units offered (other than those covered by the over-allotment option described below) if they purchase any of the common units.

     The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common units to dealers at the public offering price
less a concession not to exceed $          per common unit. The underwriters may
allow, and dealers may reallow, a concession not to exceed $          per common
unit on sales to other dealers. If all of the units are not sold at the initial public offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that they do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     We and Arch Coal have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 663,387 additional common units at the public offering price less the underwriting discount. We will sell 57.75% of the over-allotment units and Arch Coal will sell 42.25% of the over-allotment units. We will not receive any of the proceeds from sales of common units by Arch Coal. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to conditions, to purchase a number of additional common units approximately proportionate to the underwriter's initial purchase commitment. If the underwriters do not exercise this option, New Gauley Coal Corporation and Great Northern Properties Limited Partnership together will purchase an additional 77,417 common units from Natural Resource Partners at the initial public offering price, and the proceeds from this sale will not be reduced by the underwriting discount and commission described below.

     The WPP Group, Arch Coal and their affiliates, including our partnership, the operating company, the general partner and the executive officers and directors of our general partner, have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any of our common units or subordinated units or any securities convertible into or exchangeable for our common units or subordinated units. Salomon Smith Barney in its sole discretion may release any of the common units or subordinated units subject to the lock-up agreements at any time without notice.

     At our request, the underwriters have reserved up to   % of the common
units for sale at the initial public offering price to persons who are officers, directors, employees or who are otherwise associated with the WPP Group, Arch Coal and their affiliates through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

     Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations among our general partner, Arch Coal and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and current prevailing conditions in the equity securities markets, including current market valuations of publicly traded companies comparable to our company. We cannot assure you, however, that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

     We intend to list our common units on the NYSE under the symbol "NRP." The underwriters have undertaken to sell the common units to a minimum of 2,000 beneficial owners in lots of 100 or more units to meet the NYSE distribution requirements for trading.

     The following table shows the per common unit and total underwriting discounts and commissions to be paid to the underwriters in connection with this offering. The amounts shown assume both no exercise and full exercise of the underwriters' option to purchase additional common units.

                                              PAID BY NATURAL
                                             RESOURCE PARTNERS             PAID BY ARCH COAL
                                        ---------------------------   ---------------------------
                                        NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                                        -----------   -------------   -----------   -------------
Per common unit.......................   $              $              $              $
  Total...............................   $              $              $              $

     In addition to the underwriting fee, we will pay a fee to Lehman Brothers Inc. for advisory services in connection with the evaluation, analysis and structuring of our partnership.

     In connection with this offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriters' over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities by the underwriters may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that otherwise would exist in the open market in the absence of such transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     The underwriters have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We estimate that our portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.2 million.

     A prospectus in electronic format may be made available on Internet sites or through online services maintained by one or more of the underwriters. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree to allocate a specific number of common units to underwriters for sale to their online brokerage account holders. These allocations for online distributions will be made by the underwriters on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

     Other than the prospectus in electronic format, information contained in any other Internet site maintained by an underwriter is not a part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any common units. The underwriters are not responsible for information contained in Internet sites that they do not maintain.

     The WPP Group, Arch Coal, Natural Resource Partners, our general partner and certain of their affiliates have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

     Because the National Association for Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules.

                          VALIDITY OF THE COMMON UNITS

     The validity of the common units will be passed upon for Natural Resource Partners by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     Ernst & Young LLP, independent public accountants, have audited (i) the Arch Coal, Inc. Contributed Properties financial statements at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 and (ii) the balance sheets of Natural Resource Partners L.P., NRP (GP) LP and GP Natural Resource Partners LLC, as set forth in their reports. We have included the Arch Coal Contributed Properties financial statements and the balance sheets of Natural Resource Partners L.P., NRP (GP) LP and GP Natural Resource Partners LLC in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The financial statements of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, and New Gauley Coal Corporation as of December 31, 2000 and 2001, and each of the three years in the period ended December 31, 2001 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The reserve report and estimates of our proven and probable coal reserves attributable to properties contributed to us by Arch Coal included in this prospectus have, to the extent described in this prospectus, been prepared by Arch Coal and audited by Weir International Mining Consultants. The reserve report and estimates of our proven and probable coal reserves attributable to properties contributed to us by the WPP Group included in this prospectus have, to the extent described in this prospectus, been prepared by the WPP Group and audited by Stagg Resource Consultants, Inc. A summary of the estimates contained in the coal reserve audit summary reports of Weir International Mining Consultants and Stagg Resource Consultants, Inc. have been included in this prospectus as Appendix E and Appendix F, respectively, in reliance upon those firms as experts with respect to the measurement of coal reserves.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including its exhibits and schedules. You may desire to review the full text of any contracts, agreements or other documents filed as exhibits to the registration statement for a more complete description of the matter involved. The registration statement, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     As a result of the offering, we will file periodic reports and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates, or obtained from the SEC's web site on the Internet at http://www.sec.gov.

     We intend to furnish our unitholders annual reports containing audited financial statements and furnish or make available quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

                           FORWARD-LOOKING STATEMENTS

     Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements.

     Such forward-looking statements include, among other things, statements regarding capital expenditures, acquisitions and dispositions, expected commencement dates of coal mining, projected quantities of future coal production by our lessees producing coal from our reserves leased, projected demand or supply for coal which will affect sales levels, prices and royalties realized by us.

     These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number or risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

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

     Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

     - the cost of acquiring new coal reserves;

     - the ability to acquire coal reserves on satisfactory terms;

     - the prices for which coal from our properties can be sold;

     - the volatility of commodity prices for coal;

     - our ability to lease new and existing coal reserves;

     - the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves;

     - the ability of our lessees to obtain favorable sales contracts for coal produced from our reserves;

     - competition among producers in the coal industry generally;

     - the extent to which the amount and quality of actual production differs from estimated coal reserves;

     - unanticipated geologic problems;

     - availability of required materials and equipment;

     - the occurrence of unusual weather events, accidents, changes in governmental regulation, equipment failures, transportation delays, labor-related interruptions or operating conditions, including force majeure;

     -the timing of receipt by our lessees of necessary governmental permits;

     - our lessees' labor relations and costs;

     - changes in governmental regulation or enforcement practices, especially with respect to mining environmental, health and safety matters, such as emissions levels applicable to coal-burning power generators and steel manufacturers;

     - the experience and financial condition of lessees of coal reserves, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; and

     - fluctuations in transportation costs and the availability or reliability of transportation of coal from our properties;

     - any future announcements of production cuts or implementation of previously announced cuts by our lessees;

     - a decrease in the demand for coal by the electricity generation or steel production industries;

     - any increase or decrease in coal imports or exports; and

     - risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions.

     Many of such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

                         NATURAL RESOURCE PARTNERS L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Natural Resource Partners L.P. Unaudited Pro Forma Financial
  Statements:
  Basis of Presentation.....................................   F-3
  Pro Forma Balance Sheet as of December 31, 2001...........   F-4
  Pro Forma Statement of Income for the year ended December
     31, 2001...............................................   F-5
  Notes to Pro Forma Financial Statements...................   F-6
The WPP Group:
  Western Pocahontas Properties Limited Partnership:
     Report of Independent Public Accountants...............   F-9
     Balance Sheets as of December 31, 2000 and 2001........  F-10
     Statements of Income for the years ended December 31,
      1999, 2000 and 2001...................................  F-11
     Statements of Changes in Partners' Capital for the
      years ended December 31, 1999, 2000 and 2001..........  F-12
     Statements of Cash Flows for the years ended December
      31, 1999, 2000 and 2001...............................  F-13
     Notes to Financial Statements..........................  F-14
  Great Northern Properties Limited Partnership:
     Report of Independent Public Accountants...............  F-22
     Balance Sheets as of December 31, 2000 and 2001........  F-23
     Statements of Income for the years ended December 31,
      1999, 2000 and 2001...................................  F-24
     Statements of Changes in Partners' Capital for the
      years ended December 31, 1999, 2000 and 2001..........  F-25
     Statements of Cash Flows for the years ended December
      31, 1999, 2000 and 2001...............................  F-26
     Notes to Financial Statements..........................  F-27
  New Gauley Coal Corporation:
     Report of Independent Public Accountants...............  F-32
     Balance Sheets as of December 31, 2000 and 2001........  F-33
     Statements of Income for the years ended December 31,
      1999, 2000 and 2001...................................  F-34
     Statements of Changes in Stockholders' Equity (Deficit)
      for the years ended December 31, 1999, 2000 and
      2001..................................................  F-35
     Statements of Cash Flows for the years ended December
      31, 1999, 2000 and 2001...............................  F-36
     Notes to Financial Statements..........................  F-37
Arch Coal, Inc. Contributed Properties:
     Report of Independent Public Accountants...............  F-42
     Statements of Assets Purchased and Liabilities Assumed
      as of December 31, 2000 and 2001......................  F-43
     Statements of Revenues and Direct Costs and Expenses
      for the years ended December 31, 1999, 2000 and
      2001..................................................  F-44
     Notes to Financial Statements..........................  F-45
Natural Resource Partners L.P.:
     Report of Independent Public Accountants...............  F-49
     Balance Sheet as of April 15, 2002.....................  F-50
     Note to Balance Sheet..................................  F-51
NRP (GP) LP
     Report of Independent Public Accountants...............  F-52
     Balance Sheet as of April 15, 2002.....................  F-53
     Note to Balance Sheet..................................  F-54

                                                              PAGE
                                                              ----
GP Natural Resource Partners LLC:
     Report of Independent Public Accountants...............  F-55
     Balance Sheet as of April 15, 2002.....................  F-56
     Note to Balance Sheet..................................  F-57

                         NATURAL RESOURCE PARTNERS L.P.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     Following are the unaudited pro forma financial statements of Natural Resource Partners L.P., a newly formed limited partnership, as of December 31, 2001 and for the year then ended. The pro forma balance sheet assumes that the offering and related transactions occurred as of December 31, 2001, and the pro forma statement of income assumes that the offering and related transactions occurred on January 1, 2001. These transaction adjustments are presented in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read together with the financial statements and related notes of the WPP Group and the Arch Coal Contributed Properties included elsewhere in the prospectus.

     The pro forma balance sheet and the pro forma statements of income were derived by adjusting the historical financial statements of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and the Arch Coal Contributed Properties. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Natural Resource Partners had the offering actually been completed as of the dates indicated. Moreover, the statements do not project the financial position or results of operations of Natural Resource Partners for any future date or period.

                         NATURAL RESOURCE PARTNERS L.P.
                            PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       HISTORICAL
                                              ------------------------------------------------------------   ADJUSTMENTS
                                                                                     ARCH COAL                 FOR NET
                                               WESTERN      GREAT         NEW       CONTRIBUTED                ASSETS
                                              POCAHONTAS   NORTHERN   GAULEY COAL   PROPERTIES    COMBINED    RETAINED
                                              ----------   --------   -----------   -----------   --------   -----------
                                                         ASSETS

Current assets:
 Cash and cash equivalents...................  $ 4,415     $   749      $  399       $     --     $ 5,563     $ (5,563)(a)
 Restricted cash.............................    4,912       9,923          --             --      14,835      (14,835)(a)
 Cash in escrow..............................    1,000          --          --             --       1,000       (1,000)(a)
 Accounts receivable.........................    2,787       1,647         121          1,434       5,989       (5,989)(a)
 Other.......................................       37          --         200             --         237         (237)(a)
                                               -------     -------      ------       --------     --------    --------
Total current assets.........................   13,151      12,319         720          1,434      27,624      (27,624)
Property and equipment, at cost..............  121,424      72,720       6,490        242,730     443,364      (57,845)(b)
Less-accumulated depletion, depreciation and
 amortization................................  (47,321)    (15,709)     (2,786)      (153,431)    (219,247)     19,410(b)
                                               -------     -------      ------       --------     --------    --------
                                                74,103      57,011       3,704         89,299     224,117      (38,435)
Deferred financing costs.....................      970         906         201             --       2,077       (2,077)(c)
                                               -------     -------      ------       --------     --------    --------
Total assets.................................  $88,224     $70,236      $4,625       $ 90,733     $253,818    $(68,136)
                                               =======     =======      ======       ========     ========    ========

                                        LIABILITIES AND PARTNERS' CAPITAL/EQUITY
Current liabilities
 Current portion of long-term debt...........  $ 2,966     $ 1,500      $   99       $     --     $ 4,565     $ (4,565)(a)
 Notes payable...............................    7,848          --          --             --       7,848       (7,848)(a)
 Accounts payable-affiliate..................       24          --          --             --          24          (24)(a)
 Accrued liabilities.........................      720         140         107            771       1,738       (1,738)(a)
 Accrued interest............................       --         311          --             --         311         (311)(a)
 Reversionary interest payable...............      865          --          --             --         865         (865)(a)
 Deferred revenue............................      962          47         373             --       1,382          (47)(c)
                                               -------     -------      ------       --------     --------    --------
Total current liabilities....................   13,385       1,998         579            771      16,733      (15,398)
Deferred revenue.............................    6,954         987       3,228         10,409      21,578       (2,502)(c)
Long-term debt...............................   47,716      47,125       1,584             --      96,425      (50,696)(d)
Partners' capital/equity.....................   20,169      20,126        (766)        79,553     119,082      (12,273)(a)
                                                                                                               (38,435)(b)
                                                                                                                   472(c)
                                                                                                                50,696(d)
Common units
 4,422,583 units held by public..............
 4,378,846 units held by WPP Group...........
 3,203,571 units held by Arch Coal...........
       Total common units (12,005,000
         units)..............................
Subordinated units
 6,932,887 units held by the WPP Group.......
 5,072,113 units held by Arch Coal...........
       Total subordinated units (12,005,000
         units)..............................
General partner interest.....................
                                               -------     -------      ------       --------     --------    --------
Total partners' capital......................   20,169      20,126        (766)        79,553     119,082          460
                                               -------     -------      ------       --------     --------    --------
Total liabilities and partners' capital......  $88,224     $70,236      $4,625       $ 90,733     $253,818    $(68,136)
                                               =======     =======      ======       ========     ========    ========


                                                            OFFERING       PRO FORMA
                                               PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                               ---------   -----------    -----------
                                                               ASSETS

Current assets:
 Cash and cash equivalents...................  $     --     $ 51,975(e)    $  1,000
                                                              (5,516)(f)
                                                             (45,729)(g)
                                                                (153)(f)
                                                                 845 (f)
                                                                (422)(f)
 Restricted cash.............................        --           --             --
 Cash in escrow..............................        --           --             --
 Accounts receivable.........................        --           --             --
 Other.......................................        --           --             --
                                               --------     --------       --------
Total current assets.........................        --        1,000          1,000
Property and equipment, at cost..............   385,519      127,472(i)     512,991
Less-accumulated depletion, depreciation and
 amortization................................  (199,837)          --       (199,837)
                                               --------     --------       --------
                                                185,682      127,472        313,154
Deferred financing costs.....................        --        1,000(f)       1,000
                                               --------     --------       --------
Total assets.................................  $185,682     $129,472       $315,154
                                               ========     ========       ========

                                                     LIABILITIES AND PARTNERS'
                                                           CAPITAL/EQUITY
Current liabilities
 Current portion of long-term debt...........  $     --     $     --       $     --
 Notes payable...............................        --           --             --
 Accounts payable-affiliate..................        --           --             --
 Accrued liabilities.........................        --           --             --
 Accrued interest............................        --           --             --
 Reversionary interest payable...............        --           --             --
 Deferred revenue............................     1,335           --          1,335
                                               --------     --------       --------
Total current liabilities....................     1,335           --          1,335
Deferred revenue.............................    19,076           --         19,076
Long-term debt...............................    45,729      (45,729)(g)         --
Partners' capital/equity.....................   119,542     (119,542)(h)         --
Common units
 4,422,583 units held by public..............                 51,975(e)
                                                              (5,091)(f)     46,884
 4,378,846 units held by WPP Group...........                 26,072(h)
                                                              27,801(i)      53,873
 3,203,571 units held by Arch Coal...........                    845(f)
                                                              19,074(h)
                                                              20,340(i)      40,259
                                                            --------       --------
       Total common units (12,005,000
         units)..............................                141,016        141,016
                                                            --------       --------
Subordinated units
 6,932,887 units held by the WPP Group.......                 41,279(h)
                                                              44,017(i)      85,296
 5,072,113 units held by Arch Coal...........                 30,200(h)
                                                              32,203(i)      62,403
                                                            --------       --------
       Total subordinated units (12,005,000
         units)..............................                147,699        147,699
                                                            --------       --------
General partner interest.....................                  2,917(h)
                                                               3,111(i)       6,028
                                               --------     --------       --------
Total partners' capital......................   119,542      175,201        294,743
                                               --------     --------       --------
Total liabilities and partners' capital......  $185,682     $129,472       $315,154
                                               ========     ========       ========

  The accompanying footnotes are an integral part of these pro forma financial statements.

                         NATURAL RESOURCE PARTNERS L.P.

       PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                       HISTORICAL
                                           ------------------------------------------------------------------   ADJUSTMENTS
                                                                                      ARCH COAL                     FOR
                                              WESTERN        GREAT     NEW GAULEY    CONTRIBUTED                 EARNINGS
                                             POCAHONTAS     NORTHERN      COAL       PROPERTIES     COMBINED     RETAINED
                                           --------------   --------   -----------   -----------   ----------   -----------
Revenues
 Coal royalties..........................     $15,458        $7,457      $1,609        $18,415      $42,939      $   (506)(j)
 Timber royalties........................       3,691            --          --             --        3,691        (3,691)(j)
 Gain on sale of property................       3,125           439          25             --        3,589        (3,369)(j)
 Lease and easement income...............          --           787          --             --          787          (406)(j)
 Property taxes..........................       1,184            88          28          1,033        2,333          (146)(k)
 Other...................................       2,512            31          61          1,363        3,967        (1,939)(j)
                                              -------        ------      ------        -------      -------      --------
Total revenues...........................      25,970         8,802       1,723         20,811       57,306       (10,057)
                                              -------        ------      ------        -------      -------      --------
Expenses
 General and administrative..............       2,981           611          41             --        3,633        (1,673)(k)
 Taxes other than income.................       1,457           110          45          1,033        2,645          (458)(k)
 Depreciation, depletion and
   amortization..........................       1,369         2,144         212          6,382       10,107          (215)(k)
 Other expenses..........................          --            --          --            283          283            --
                                              -------        ------      ------        -------      -------      --------
Total expenses...........................       5,807         2,865         298          7,698       16,668        (2,346)
                                              -------        ------      ------        -------      -------      --------
Income from operations...................      20,163         5,937       1,425         13,113       40,638        (7,711)
Other income (expense)
 Interest expense........................      (3,966)       (3,652)       (132)            --       (7,750)        5,093(m)
 Interest income.........................         270           307          15             --          592          (592)(l)
 Reversionary interest...................      (1,924)           --         (85)            --       (2,009)           --
                                              -------        ------      ------        -------      -------      --------
Net income...............................     $14,543        $2,592      $1,223        $13,113      $31,471      $ (3,210)
                                              =======        ======      ======        =======      =======      ========
General partner's interest in net
 income..................................
Limited partners' interest in net
 income..................................
Net income per limited partners' unit....
Weighted average number of limited
 partners' units outstanding.............


                                                        OFFERING      PRO FORMA
                                           PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                           ---------   -----------   -----------
Revenues
 Coal royalties..........................   $42,433      $    --       $42,433
 Timber royalties........................        --           --            --
 Gain on sale of property................       220           --           220
 Lease and easement income...............       381           --           381
 Property taxes..........................     2,187           --         2,187
 Other...................................     2,028           --         2,028
                                            -------      -------       -------
Total revenues...........................    47,249           --        47,249
                                            -------      -------       -------
Expenses
 General and administrative..............     1,960           --         1,960 (n)
 Taxes other than income.................     2,187           --         2,187
 Depreciation, depletion and
   amortization..........................     9,892       10,211(o)     20,103
 Other expenses..........................       283           --           283
                                            -------      -------       -------
Total expenses...........................    14,322       10,211        24,533
                                            -------      -------       -------
Income from operations...................    32,927      (10,211)       22,716
Other income (expense)
 Interest expense........................    (2,657)       2,657(p)         --
 Interest income.........................        --           --            --
 Reversionary interest...................    (2,009)          --        (2,009)
                                            -------      -------       -------
Net income...............................   $28,261      $(7,554)      $20,707
                                            =======      =======       =======
General partner's interest in net
 income..................................                              $   414
                                                                       =======
Limited partners' interest in net
 income..................................                              $20,293
                                                                       =======
Net income per limited partners' unit....                              $  0.85 (q)
                                                                       =======
Weighted average number of limited
 partners' units outstanding.............                               24,010 (q)
                                                                       =======

  The accompanying footnotes are an integral part of these pro forma financial statements.

                         NATURAL RESOURCE PARTNERS L.P.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

OFFERING AND TRANSACTIONS

     The pro forma financial statements reflect the closing of the following transactions:

     - The transfer of certain assets and liabilities by the WPP Group to Natural Resources Partners in exchange for the issuance by Natural Resource Partners to the WPP Group of 4,301,429 common units and 6,932,887 subordinated units and 25% of the incentive distribution rights.

     - The transfer of certain assets and liabilities by Arch Coal to Natural Resource Partners in exchange for the issuance by Natural Resource Partners to Arch Coal of 5,104,821 common units and 5,072,113 subordinated units and 10% of the incentive distribution rights.

     - The public offering by Natural Resource Partners of 2,521,333 common units at an assumed initial offering price of $20.00 per common unit, resulting in gross proceeds to Natural Resource Partners of $50.4 million. Arch Coal will sell 1,901,250 of its common units. Natural Resource Partners will not receive any proceeds from the sale of the common units by Arch Coal.

     - The issuance by Natural Resource Partners of 77,417 common units to Great Northern Properties Limited Partnership and New Gauley Coal Corporation (which assumes that the underwriters do not exercise their over-allotment option).

     - The repayment of $45.7 million of debt contributed by the WPP Group with proceeds from the offering.

     - The contribution of $0.8 million by Arch Coal to Natural Resource Partners, representing Arch Coal's share of the deferred financing costs and initial working capital.

     - The payment of $0.2 million by Natural Resource Partners to the WPP
       Group.

PRO FORMA ADJUSTMENTS TO BALANCE SHEET

     (a)Represents the working capital of the WPP Group that will not be contributed to Natural Resource Partners.

     (b)Represents the property, plant and equipment and related accumulated depletion, depreciation and amortization of the WPP Group that will not be contributed to Natural Resource Partners. The property retained is as follows (in thousands):

                                                        WESTERN       GREAT
     GROSS PROPERTY (EXCLUDING ACCUMULATED DEPLETION,  POCAHONTAS    NORTHERN    NEW GAULEY
     DEPRECIATION AND AMORTIZATION)                    PROPERTIES   PROPERTIES      COAL       TOTAL
     ------------------------------------------------  ----------   ----------   ----------   -------
     Coal.........................................      $25,116       $14,814       $88       $40,018
     Timber.......................................       12,915            --        --        12,915
     Land.........................................        4,144            --        --         4,144
     Other........................................          768            --        --           768
                                                        -------       -------       ---       -------
       Total......................................      $42,943       $14,814       $88       $57,845
                                                        =======       =======       ===       =======

     (c)Represents deferred financing costs and deferred revenues of the WPP Group that will not be contributed to Natural Resource Partners. The deferred revenues not contributed relate to a coal property that is not contributed to Natural Resource Partners.

                         NATURAL RESOURCE PARTNERS L.P.

     (d)Represents debt which will not be contributed to Natural Resource Partners by the WPP Group. The total debt not contributed to Natural Resource Partners is as follows (in thousands):

         Western Pocahontas Properties...............................  $11,716
         Great Northern Properties...................................   38,930
         New Gauley Coal.............................................       50
                                                                       -------
           Total.....................................................  $50,696
                                                                       =======

     (e)Reflects gross proceeds to Natural Resource Partners of $52.0 million from the issuance and sale of 2,598,750 common units at an assumed initial offering price of $20.00 per share, of which 2,521,333 common units were sold to the public and 77,417 were sold to Great Northern Properties and New Gauley Coal Corporation.

     (f)Reflects payment of fees of $577,500 for the new credit facility, underwriting discount of approximately $3,278,000 (assuming the underwriters do not exercise their over-allotment option) and legal and other professional fees and expenses of approximately $1,660,000 associated with the offering and $577,500 for working capital purposes. The fees for the new revolving credit facility that will be capitalized and amortized and the underwriting commissions and offering expenses will be allocated to the common units. Also reflects $846,000 cash contribution by Arch Coal to provide $423,000 of working capital and $423,000 for fees for the new revolving credit facility that will be capitalized and amortized. Also reflects payment of $153,000 by Natural Resource Partners to the WPP Group.

     (g)Represents the repayment of $45.7 million of debt assumed from the WPP Group.

     (h)Represents the pro rata allocation of the net assets contributed by the WPP Group and Arch Coal of $119.5 million.

     (i)Reflects the acquisition of the net assets of Arch Coal in exchange for common and subordinated units in Natural Resource Partners. The purchase price related to the Arch Coal Contributed Properties is as follows:

         Assumed enterprise value of Natural Resource Partners.......  $490,000
         Arch Coal ownership interest................................    42.25%
                                                                       --------
         Purchase price for Arch Coal Contributed Properties.........  $207,025
                                                                       ========

        Under the purchase method of accounting, the purchase price was allocated to the Arch Coal assets based on the fair value determination indicated above. The total purchase price in excess of the historical cost of Arch Coal's assets was calculated as follows:

         Purchase price for Arch Coal Contributed Properties.........  $207,025
         Less: Historical net book value of Arch Coal Contributed
           Properties................................................    79,553
                                                                       --------
         Purchase price in excess of historical cost of Arch Coal
           Contributed Properties....................................  $127,472
                                                                       ========

             The allocation of the purchase price of the Arch Coal Contributed Properties based on their relative fair values resulted in an increase to property and equipment of $127,472, to reflect these assets at their estimated fair values. This allocation is preliminary and may change based on the final terms of the transactions.

             The excess purchase price is allocated to the WPP Group and Arch Coal on a pro rata basis.

                         NATURAL RESOURCE PARTNERS L.P.

PRO FORMA ADJUSTMENTS TO INCOME STATEMENT

     (j)Represents coal royalties, timber royalties, gain on sale of property and other revenue related to properties not contributed to Natural Resource Partners by the WPP Group.

     (k)Represents property tax revenue and expenses, depletion and general and administrative expenses directly related to properties not contributed to Natural Resource Partners by the WPP Group.

     (l)Represents interest income related to working capital investments not contributed to Natural Resource Partners by the WPP Group.

     (m)Represents interest expense related to debt retained by the WPP Group.

     (n)Upon completion of the offering, Natural Resource Partners anticipates incurring incremental general and administrative costs (e.g., cost of tax return preparation, accounting support services, annual and quarterly reports to unitholders, investor relations and registrar and transfer agent fees) at an annual rate of approximately $1.5 million. The pro forma financial statements do not reflect any adjustment for these estimated incremental costs, or costs due to the Arch Coal Contributed Properties.

     (o)Represents the incremental depletion associated with the assets contributed by Arch Coal being recorded at fair value by Natural Resource Partners.

     (p)Represents the elimination of interest expense associated with the debt contributed to Natural Resource Partners and retired from the proceeds of this offering.

     (q)The weighted average limited partners' units outstanding used in the income per unit calculation includes the limited partners' common units and subordinated units and excludes the general partner interest.

PRO FORMA NET INCOME PER UNIT

     Pro forma net income per unit is determined by dividing the pro forma net income per unit that would have been allocated to holders of the common units and subordinated units, which is 98% of pro forma net income, by the number of common units and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common units and subordinated units outstanding of 24,010,000 was assumed to have been outstanding since January 1, 2001. Pursuant to the partnership agreement, to the extent that the minimum quarterly distribution exceeds certain thresholds, the general partner and other holders of incentive distribution rights are entitled to certain incentive distributions which will result in less net income proportionately being allocated to the holders of the common units and subordinated units. The pro forma net income per unit assumes that no incentive distributions were made to the general partner and other holders of the incentive distribution rights for the periods presented. Basic and diluted pro forma net income per unit are equal as there are no dilutive units.

     WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Western Pocahontas
Properties Limited Partnership

     We have audited the accompanying balance sheets of Western Pocahontas Properties Limited Partnership (a Delaware limited partnership) as of December 31, 2000 and 2001, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Pocahontas Properties Limited Partnership as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /ARTHUR ANDERSEN LLP/

Houston, Texas
March 27, 2002

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,108   $  4,415
  Restricted cash...........................................     2,526      4,912
  Cash in escrow............................................        --      1,000
  Accounts receivable.......................................     1,689      2,787
  Other.....................................................        33         37
                                                              --------   --------
     Total current assets...................................     8,356     13,151
Property and equipment, at cost.............................   113,137    121,424
  Less accumulated depletion and depreciation...............   (46,039)   (47,321)
                                                              --------   --------
                                                                67,098     74,103
                                                              --------   --------
Deferred financing costs....................................     1,056        970
                                                              --------   --------
     Total assets...........................................  $ 76,510   $ 88,224
                                                              ========   ========

                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current portion of long-term debt.........................  $  2,749   $  2,966
  Note payable (Note 3).....................................        --      7,848
  Accounts payable -- affiliate.............................        15         24
  Accrued liabilities.......................................       671        720
  Reversionary interest payable (Note 3)....................        --        865
  Deferred revenue..........................................     1,593        962
                                                              --------   --------
     Total current liabilities..............................     5,028     13,385
Deferred revenue............................................     5,875      6,954
Long-term debt..............................................    50,681     47,716
Commitments and contingencies (Note 8)......................        --         --
Partners' capital...........................................    14,926     20,169
                                                              --------   --------
     Total liabilities and partners' capital................  $ 76,510   $ 88,224
                                                              ========   ========

 The accompanying footnotes are an integral part of these financial statements.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
REVENUES:
  Coal royalties............................................  $15,754   $11,585   $15,458
  Timber royalties..........................................    3,770     4,236     3,691
  Gain on sale of property..................................      205     3,982     3,125
  Property tax..............................................    1,163     1,404     1,184
  Other.....................................................    1,293     1,342     2,512
                                                              -------   -------   -------
          Total revenues....................................   22,185    22,549    25,970
EXPENSES:
  General and administrative................................    3,161     3,009     2,981
  Taxes other than income...................................    1,447     1,701     1,457
  Depreciation, depletion and amortization..................    1,270     1,168     1,369
                                                              -------   -------   -------
          Total expenses....................................    5,878     5,878     5,807
                                                              -------   -------   -------
Income from operations......................................   16,307    16,671    20,163
Other income (expense):
  Interest expense..........................................   (4,353)   (4,167)   (3,966)
  Interest income...........................................      254       321       270
  Reversionary interest (Note 3)............................       --        --    (1,924)
                                                              -------   -------   -------
Net income..................................................  $12,208   $12,825   $14,543
                                                              =======   =======   =======

 The accompanying footnotes are an integral part of these financial statements.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                         GENERAL PARTNER   LIMITED PARTNERS    TOTAL
                                                         ---------------   ----------------   -------
                                                                        (IN THOUSANDS)
BALANCE, DECEMBER 31, 1998.............................       $164             $11,756        $11,920
Net income.............................................        122              12,086         12,208
Cash distributions.....................................       (121)            (11,956)       (12,077)
                                                              ----             -------        -------
BALANCE, DECEMBER 31, 1999.............................        165              11,886         12,051
Net income.............................................        128              12,697         12,825
Cash distributions.....................................       (100)             (9,850)        (9,950)
                                                              ----             -------        -------
BALANCE, DECEMBER 31, 2000.............................        193              14,733         14,926
Net income.............................................        146              14,397         14,543
Cash distributions.....................................        (93)             (9,207)        (9,300)
                                                              ----             -------        -------
BALANCE, DECEMBER 31, 2001.............................       $246             $19,923        $20,169
                                                              ====             =======        =======

 The accompanying footnotes are an integral part of these financial statements.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $12,208   $12,825   $14,543
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............    1,270     1,168     1,369
     Gain on sale of properties.............................     (205)   (3,982)   (3,125)
     Change in working capital
       (Increase) decrease in accounts receivable...........      541       580    (1,098)
       (Increase) decrease in other assets..................        2       (11)       (4)
       Increase (decrease) in accounts
          payable -- affiliate..............................       --       (14)        9
       Increase (decrease) in accrued liabilities...........      (88)       39        49
       Increase in reversionary interest payable............       --        --       865
       Increase in deferred revenues........................      110        65       448
                                                              -------   -------   -------
          Net cash provided by operating activities.........   13,838    10,670    13,056
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of properties..........................      211     4,001     3,659
  Capital expenditures......................................      (23)      (25)     (974)
                                                              -------   -------   -------
          Net cash provided by investing activities.........      188     3,976     2,685
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt.........................................   (2,363)   (2,549)   (2,748)
  Distributions to partners.................................  (12,077)   (9,950)   (9,300)
  Cash placed in restricted accounts, net...................     (205)   (2,131)   (2,386)
  Cash placed in escrow.....................................       --        --    (1,000)
                                                              -------   -------   -------
          Net cash used in financing activities.............  (14,645)  (14,630)  (15,434)
                                                              -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (619)       16       307
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD...........    4,711     4,092     4,108
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD.................  $ 4,092   $ 4,108   $ 4,415
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $ 4,353   $ 4,167   $ 3,966
Non-cash transactions:
  Issuance of note payable for reversionary interest........  $    --   $    --   $ 8,000

 The accompanying footnotes are an integral part of these financial statements.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     Western Pocahontas Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed in 1986 to own and manage land and mineral rights and timber located in West Virginia, Kentucky, Alabama, Maryland and Indiana. Western Pocahontas Corporation ("WPC"), a Texas corporation, serves as the general partner. All items of income, gain, loss, deduction and credit of the Partnership are allocated 1% to the general partner and 99% to the limited partners.

     The Partnership enters into leases with various third-party operators for the right to mine coal reserves and harvest timber on the Partnership's land in exchange for royalty payments. Generally, the coal lessees make payments to the Partnership based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments. The timber lessees make payments to the Partnership based on pre-determined rates per board foot harvested.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     Preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash represents cash and cash equivalents placed in a defeasance trust and are pledged to the Partnership's lender for debt service requirements. Cash placed in escrow in the amount of $1.0 million relates to the purchase of a reversionary interest by the Partnership subsequent to December 31, 2001 (see
Note 11).

  PROPERTY AND EQUIPMENT

     Land, coal property and timberlands are carried at cost and include expenditures for additions and improvements, such as roads and land improvements, which substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Coal properties are depleted on a unit-of-production basis by lease based upon coal mined in relation to the net cost of the mineral properties and estimated proven tonnage therein. Timberlands are depleted based on the volume of timber harvested in relation to the amount of estimated merchantable timber volume.

  ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

  CONCENTRATION OF CREDIT RISK

     Substantially all of the Partnership's accounts receivable result from amounts due from third party companies in the coal industry. This concentration of customers may impact the Partnership's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP economic or other conditions. Receivables are generally not collateralized. Historical credit losses incurred by the Partnership on receivables have not been significant.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The carrying value of these financial instruments approximate fair value.

  DEFERRED FINANCING COSTS

     Deferred financing costs consists of legal and other costs related to the issuance of the Partnership's long-term note payable. These costs are amortized over the term of the note payable.

  REVENUES

     Coal Royalties. Coal royalty revenues are recognized on the basis of tons of coal sold by the Partnership's lessees and the corresponding revenue from those sales. Generally, the coal lessees make payments to the Partnership based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

     Timber Royalties. Timber is sold on a contract basis where independent contractors harvest and sell the timber. Timber revenues are recognized when the timber has been harvested by the independent contractors.

     Minimum Royalties. Most of the Partnership's lessees must make minimum annual or quarterly payments which are generally recoupable over certain time periods. These minimum payments are recorded as deferred revenue. The deferred revenue attributable to the minimum payment is recognized as coal royalty revenues either when the lessee recoups the minimum payment through production or when the period during which the lessee is allowed to recoup the minimum payment expires. The minimum payments expected to be recouped during the next twelve months are classified as current deferred revenue on the balance sheet.

  PROPERTY TAXES

     The Partnership is responsible for paying property taxes on the properties it owns. The lessees are responsible for reimbursing the Partnership for property taxes on the leased properties. The reimbursement of property taxes is included in revenues in the statement of income as property tax.

  INCOME TAXES

     The Partnership is not a taxpaying entity as the individual partners are responsible for reporting their pro-rata share of the Partnership's taxable income or loss. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if an adjustment in the Partnership's income is ultimately sustained by the taxing authorities.

  NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the Partnership's financial position or results of operations. The Partnership currently does not use derivative instruments.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. With regard to intangible assets, SFAS No. 142 states that acquired intangible assets should be recognized separately if the benefit of the intangible asset is obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, without regard to the acquirer's intent. The adoption of SFAS No. 142 on January 1, 2002 will not have a material impact on the Partnership's financial position or results of operations. The Partnership currently does not have any goodwill or intangible assets recorded in its financial statements.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and a reconciliation of changes in the components of those obligations. The Partnership is evaluating the future financial effects of adopting SFAS No. 143 and expects to adopt the standard effective January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS No. 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to SFAS No. 121. The Partnership will adopt SFAS No. 144 effective January 1, 2002 and does not expect such adoption to have a material impact on its financial position or results of operations.

3.  REVERSIONARY INTEREST

     The previous owner of the Partnership's coal and timber properties (CSX Corporation and certain of its affiliates, or "CSX") retained a reversionary interest in those properties whereby it receives either a 25% or 28% interest in the properties and the net revenues, as defined, from the properties after July 1, 2001, and in the net proceeds, as defined, from any property sale occurring prior to July 1, 2001.

     In 2000, the Partnership sold 1,391 acres of surface land to a third party and paid $1.3 million to CSX related to its reversionary interest in the property. In 2001, the Partnership sold 1,928 acres of surface land to various third parties and paid $936,000 to CSX related to its reversionary interest in these properties (see Note 4).

     In December 2001, the Partnership purchased from CSX its reversionary interest in the Partnership's Kentucky properties for $2.0 million in cash and a note payable of $7.9 million (see Notes 5 and 11). The Partnership allocated $8.8 million to coal and timber properties and $1.1 million to a reduction in the reversionary interest payable for the six months ended December 31, 2001.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

4.  PROPERTY AND EQUIPMENT

     Property and equipment includes:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $  4,497   $  4,144
Coal properties.............................................    95,799    103,922
Timberlands.................................................    12,420     12,915
Other.......................................................       421        443
                                                              --------   --------
                                                              $113,137   $121,424
                                                              ========   ========

     In 2000, the Partnership sold 1,391 acres of surface land and recognized a gain of $4.0 million after considering CSX's reversionary interest (see Note 3). In connection with the sale, the Partnership was required to place $1.9 million in its debt service account (see Note 5).

     In 2001, the Partnership sold 1,928 acres of surface land and recognized a gain of $3.1 million after considering CSX's reversionary interest (see Note 3). In connection with the sale, the Partnership was required to place $2.3 million in its debt service account (see Note 5).

5.  DEBT

     Long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
7.6% fixed notes payable due April 1, 2013..................  $53,430   $50,682
Less -- Current portion of notes payable....................   (2,749)   (2,966)
                                                              -------   -------
Long-term debt..............................................  $50,681   $47,716
                                                              =======   =======

     As of December 31, 2001, principal maturities of long-term debt over the next five years were as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              (IN THOUSANDS)
2002........................................................     $ 2,966
2003........................................................       3,199
2004........................................................       3,451
2005........................................................       3,722
2006........................................................       4,015
Thereafter..................................................     $33,329

     The notes are collateralized by a mortgage on the Partnership's properties, a security interest in accounts receivable, other assets and the partners' interest in the Partnership and the common stock of WPC. The Partnership is required to maintain an aggregate minimum balance of $3.0 million in cash and cash equivalents, which is pledged to its lenders. The Partnership is allowed to make cash distributions to its partners provided no event of default exists, as defined, and the aggregate cash balance is not reduced below $4.0 million by any distribution.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

     The Partnership is required to contribute cash or cash equivalents to a debt service account when the Partnership receives royalties related to coal tonnage or timber harvested greater than a predetermined amount or sells certain properties. Pursuant to these provisions, the Partnership contributed $2.1 million and $2.4 million to the debt service account for the years ended December 31, 2000 and 2001, respectively.

     On December 10, 2001, the Partnership issued a $8.0 million non-interest bearing note payable to an affiliate of CSX in conjunction with the purchase of CSX's reversionary interest in properties located in Kentucky (see Note 3), and is subject to a certain Purchase and Sale Agreement between the CSX affiliate and the Partnership. The note is payable on March 29, 2002. A discount of $152,000 was imputed for the period ended December 31, 2001 (see Note 11).

6.  RELATED PARTY TRANSACTIONS

     A company controlled by the owner of WPC provides certain administrative services to the Partnership and charges the Partnership for the direct costs related to the administrative services. The total expenses charged to the Partnership under this arrangement were $500,000 for each of the years ended December 31, 1999, 2000 and 2001. These costs are reflected in the general and administrative expenses in the accompanying statements of income.

     The Partnership has a management contract to provide certain management, engineering and accounting services to Great Northern Properties Limited Partnership ("GNP"), a limited partnership which has certain common ownership with the Partnership. The contract provides for a $250,000 annual fee, which is intended to reimburse the Partnership for its expense. This fee is presented as other revenue in the accompanying statement of income. The contract may be canceled upon 90 days advance notice by GNP.

7.  EMPLOYEE BENEFIT PLANS

     Substantially all employees of the Partnership are covered by a noncontributory retirement plan and a defined contribution thrift plan. Under the retirement plan, the Partnership contributes annually an amount equal to one-twelfth of each participant's base compensation. Participants vest in the retirement plan based on the following:

YEARS OF SERVICE                                               PERCENT VESTED
----------------                                               --------------
0-4.........................................................         50%
5...........................................................         60%
6...........................................................         80%
7 or more...................................................        100%

     A participant is fully vested upon termination of employment as a result of death, disability, reduction of labor force or retirement on or after age 55. For each of the years ended December 31, 1999, 2000 and 2001, the Partnership contributed approximately $90,000 to the retirement plan.

     Under the thrift plan, participants may contribute up to 12% of their base compensation, subject to a maximum set by IRS regulations, on a tax-deferred basis. The Partnership makes matching contributions equal to 100% of each participant's contributions to the extent of 3% of base compensation and 50% of each participant's contributions between 3% and 6% of base compensation. The Partnership's contribution is 40% vested after two years of service with the vested interest increasing by 20% for each additional year of service. A participant is fully vested as to his own contributions and is fully vested as to the Partnership's contributions upon termination of employment as a result of death, reduction of labor force,

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP disability or retirement on or after age 55. For each of the years ended December 31, 1999, 2000 and 2001, the Partnership made matching contributions in an amount of approximately $50,000.

8.  COMMITMENTS AND CONTINGENCIES

  LEGAL

     The Partnership is involved, from time to time, in various legal proceedings arising in the ordinary course of business. While the ultimate results of these proceedings cannot be predicted with certainty, Partnership management believes these claims will not have a material effect on the Partnership's financial position, liquidity or operations.

  ENVIRONMENTAL COMPLIANCE

     The operations conducted on Partnership properties by its lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. As owner of surface interests in some properties, the Partnership may be liable for certain environmental conditions occurring at the surface properties. The terms of substantially all of the Partnership's coal leases require the lessee to comply with all applicable laws and regulations, including environmental. The lessees obtain reclamation bonds and substantially all of the leases require the lessee to indemnify the Partnership against, among other things, environmental liabilities. Some of these indemnifications survive the termination of the lease. Employees of the Partnership regularly visit the mines to ensure compliance with lease terms, but the duty to comply with all regulations rests with the lessees. Management believes that the Partnership's lessees will be able to comply with existing regulations and does not expect any material impact on its financial condition or results of operations. The Partnership has neither incurred, nor is aware of, any material environmental charges imposed on it related to its properties for the years ended December 31, 1999, 2000 and 2001.

  LEASE COMMITMENTS AND GUARANTEES

     The total rental and lease expenses for each of the years ended December 31, 1999, 2000 and 2001 were approximately $143,000, $167,000 and $142,000, respectively. The minimum rental payments for the next five years are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               --------------
                                                               (IN THOUSANDS)
2002........................................................        $110
2003........................................................         110
2004........................................................         110
2005........................................................         115
2006........................................................         115

     The Partnership guaranteed a $2.0 million note payable of New Gauley Coal Corporation, the outstanding balance of which totaled approximately $1.8 million and $1.7 million at December 31, 2000 and 2001, respectively. New Gauley Coal Corporation was formerly wholly owned by the Partnership.

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

9.  MAJOR LESSEES

     The Partnership depends on a few lessees for a significant portion of its revenues. Revenues from major lessees which exceed ten percent of total revenues are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                         1999                 2000                 2001
                                  ------------------   ------------------   ------------------
                                  REVENUES   PERCENT   REVENUES   PERCENT   REVENUES   PERCENT
                                  --------   -------   --------   -------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
Lessee A........................   $4,410     19.9%     $4,018     17.8%     $2,875     11.1%
Lessee B........................    2,360     10.6%        924      4.1%         --      --
Lessee C........................    2,202      9.9%      1,464      6.5%      5,273     20.3%

10.  SEGMENT INFORMATION

     Segment information has been provided in accordance with SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." The Partnership's reportable segments are as follows:

     Coal Royalty. The coal royalty segment is engaged in managing the Partnership's coal properties.

     Timber Royalty. The Partnership's timber segment is engaged in the selling of standing timber on the Partnership's properties.

     The following is a summary of certain financial information relating to the Partnership's segments:

                                          COAL ROYALTY   TIMBER ROYALTY    OTHER    COMBINED
                                          ------------   --------------   -------   --------
                                                            (IN THOUSANDS)
FOR THE YEAR ENDED DECEMBER 31, 1999
Revenues................................    $16,916          $3,770       $ 1,499   $22,185
Operating costs and expenses............      3,017             801           790     4,608
Depreciation, depletion and
  amortization..........................        912             235           123     1,270
                                            -------          ------       -------   -------
Operating income........................    $12,987          $2,734       $   586    16,307
                                            =======          ======       =======
Interest expense........................                                             (4,353)
Interest income.........................                                                254
Other income............................                                                 --
                                                                                    -------
Net income..............................                                            $12,208
                                                                                    =======
Total assets............................    $57,573          $5,853       $12,663   $76,089
Capital expenditures....................         --              --            23        23

               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

                                          COAL ROYALTY   TIMBER ROYALTY    OTHER    COMBINED
                                          ------------   --------------   -------   --------
                                                            (IN THOUSANDS)
FOR THE YEAR ENDED DECEMBER 31, 2000
Revenues................................    $12,989          $4,236       $ 5,324   $22,549
Operating costs and expenses............      3,140             771           799     4,710
Depreciation, depletion and
  amortization..........................        798             234           136     1,168
                                            -------          ------       -------   -------
Operating income........................    $ 9,051          $3,231       $ 4,389   $16,671
                                            =======          ======       =======
Interest expense........................                                             (4,167)
Interest income.........................                                                321
Other income............................                                                 --
                                                                                    -------
Net income..............................                                            $12,825
                                                                                    =======
Total assets............................    $56,775          $5,619       $14,116   $76,510
Capital expenditures....................         --              --            25        25
FOR THE YEAR ENDED DECEMBER 31, 2001
Revenues................................    $16,642          $3,691       $ 5,637   $25,970
Operating costs and expenses............      3,109             757           572     4,438
Depreciation, depletion and
  amortization..........................      1,035             210           124     1,369
                                            -------          ------       -------   -------
Operating income........................    $12,498          $2,724       $ 4,941   $20,163
                                            =======          ======       =======
Interest expense........................                                             (3,966)
Interest income.........................                                                270
Other income............................                                             (1,924)
                                                                                    -------
Net income..............................                                            $14,543
                                                                                    =======
Total assets............................    $63,930          $5,903       $18,391   $88,224
Capital expenditures....................      8,447             494            33     8,974

11.  SUBSEQUENT EVENTS

     On March 7, 2002, the Partnership purchased the reversionary interest retained by CSX in Alabama, Maryland, West Virginia, and Indiana for $36.4 million, less the amount accrued in reversionary interest up until that date, which was approximately $1.5 million. The purchase was financed with a $45.0 million loan, and a portion of the loan proceeds were used to retire the $8.0 million note that the Partnership issued in December of 2001 as part of the consideration for the purchase of the reversionary interest in Kentucky (see Notes 3 and 5).

     In connection with the formation of Natural Resource Partners L.P., the Partnership intends to transfer certain assets and liabilities related to its coal properties that are currently under lease to coal mine operators to Natural Resource Partners L.P. in connection with its proposed public offering of limited partnership units. The Partnership will retain a coal reserve property that is leased to a third party which is experiencing permitting problems. Additionally, the Partnership will retain unleased coal reserve properties, surface and timberlands. The Partnership will also retain liabilities except for portions of deferred revenue and long-term debt.

       GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Great Northern
Properties Limited Partnership

     We have audited the accompanying balance sheets of Great Northern Properties Limited Partnership (a Delaware limited partnership) as of December 31, 2000 and 2001, and the related statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Northern Properties Limited Partnership as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /ARTHUR ANDERSEN LLP/

Houston, Texas
March 27, 2002

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,161   $    749
  Restricted cash...........................................     7,711      9,923
  Accounts receivable.......................................     1,538      1,637
  Other.....................................................         8         10
                                                              --------   --------
     Total current assets...................................    10,418     12,319
Property and equipment, at cost.............................    72,755     72,720
  Less accumulated depletion and depreciation...............   (13,970)   (15,709)
                                                              --------   --------
                                                                58,785     57,011
                                                              --------   --------
Deferred financing costs....................................     1,311        906
                                                              --------   --------
     Total assets...........................................  $ 70,514   $ 70,236
                                                              ========   ========

                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current portion of long-term debt.........................  $  1,500   $  1,500
  Accounts payable..........................................        41        140
  Accrued interest..........................................       666        311
  Deferred revenue..........................................       628         47
                                                              --------   --------
     Total current liabilities..............................     2,835      1,998
Deferred revenue............................................       669        987
Long-term debt..............................................    48,625     47,125
Commitments and contingencies (Note 7)......................        --         --
Partners' capital...........................................    18,385     20,126
                                                              --------   --------
     Total liabilities and partners' capital................  $ 70,514   $ 70,236
                                                              ========   ========

 The accompanying footnotes are an integral part of these financial statements.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
REVENUES:
  Coal royalties............................................  $11,688   $ 7,966   $ 7,457
  Lease and easement income.................................      480       583       787
  Gain on sale of property..................................       12       709       439
  Property tax..............................................       81        87        88
  Other.....................................................       73        45        31
                                                              -------   -------   -------
     Total revenues.........................................   12,334     9,390     8,802
EXPENSES:
  General and administrative................................      574       481       611
  Taxes other than income...................................       98       107       110
  Depreciation, depletion, and amortization.................    3,603     2,244     2,144
                                                              -------   -------   -------
     Total expenses.........................................    4,275     2,832     2,865
                                                              -------   -------   -------
Income from operations......................................    8,059     6,558     5,937
Other income (expense):
  Interest expense..........................................   (4,078)   (4,657)   (3,652)
  Interest income...........................................       63       376       307
                                                              -------   -------   -------
Net income before extraordinary items.......................    4,044     2,277     2,592
Extraordinary item
  Loss on early extinguishment of debt......................    2,721        --        --
                                                              -------   -------   -------
Net income..................................................  $ 1,323   $ 2,277   $ 2,592
                                                              =======   =======   =======

 The accompanying footnotes are an integral part of these financial statements.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                              GENERAL
                                                              PARTNER   LIMITED PARTNERS    TOTAL
                                                              -------   ----------------   -------
                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1998..................................   $ 88         $ 8,698        $ 8,786
Capital contributions.......................................     60           5,940          6,000
Purchase of partners' interest..............................     --              (1)            (1)
Net income..................................................     13           1,310          1,323
                                                               ----         -------        -------
BALANCE, DECEMBER 31, 1999..................................    161          15,947         16,108
Net income..................................................     23           2,254          2,277
                                                               ----         -------        -------
BALANCE, DECEMBER 31, 2000..................................    184          18,201         18,385
Net income..................................................     26           2,566          2,592
Cash distributions..........................................     (9)           (842)          (851)
                                                               ----         -------        -------
BALANCE, DECEMBER 31, 2001..................................   $201         $19,925        $20,126
                                                               ====         =======        =======

 The accompanying footnotes are an integral part of these financial statements.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      2000      2001
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  1,323   $ 2,277   $ 2,592
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, depletion and amortization...............     3,603     2,244     2,144
     Gain on sale of properties.............................       (12)     (709)     (439)
     Change in working capital
       (Increase) decrease in accounts receivable...........    (1,162)    1,809       (99)
       Increase in other assets.............................    (1,526)      (12)       (2)
       Increase (decrease) in accounts payable and accrued
          interest..........................................      (300)       35      (256)
       Increase (decrease) in deferred revenue..............      (576)       87      (263)
                                                              --------   -------   -------
          Net cash provided by operating activities.........     1,350     5,731     3,677
                                                              --------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Refunds on timber cutting contracts.......................       (12)       --        --
  Proceeds from sale of properties..........................        14       726       475
                                                              --------   -------   -------
          Net cash provided by investing activities.........         2       726       475
                                                              --------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt.........................................   (54,766)   (1,500)   (1,500)
  Repayments on revolving note..............................    (2,200)       --        --
  Proceeds from debt........................................    52,000        --        --
  Partners' contributions (distributions)...................     6,000        --      (851)
  Purchase of partners' interest............................        (1)       --        --
  Cash placed in restricted accounts, net...................    (2,369)   (4,705)   (2,213)
                                                              --------   -------   -------
          Net cash used in financing activities.............    (1,336)   (6,205)   (4,564)
                                                              --------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        16       252      (412)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD...........       893       909     1,161
                                                              --------   -------   -------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD.................  $    909   $ 1,161   $   749
                                                              ========   =======   =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $  3,424   $ 4,662   $ 3,663
                                                              ========   =======   =======

 The accompanying footnotes are an integral part of these financial statements.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     Great Northern Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed in 1992 to own and manage land and mineral rights located in Montana, North Dakota, Wyoming, Illinois and Washington. GNP Management Corporation ("GNP"), a Delaware corporation, serves as its general partner. All items of income, gain, loss, deduction and credit of the Partnership are allocated 1% to the general partner and 99% to the limited partners. In 1999, a limited partner's interest in the Partnership was redeemed by the partners for $1,000.

     The Partnership enters into leases with various coal mine operators for the right to mine coal reserves on the Partnership's land in exchange for royalty payments. Generally, the lessees make payments to the Partnership based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     Preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash represents cash and cash equivalents placed in a debt service account and is pledged to the Partnership's lender for debt service requirements.

  PROPERTY AND EQUIPMENT

     Land and coal property are carried at cost and include expenditures for additions and improvements, such as roads and land improvements, which substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Coal properties are depleted on a unit-of-production basis by lease based upon coal mined in relation to the net cost of the mineral properties and estimated proven tonnage therein.

  ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

  CONCENTRATION OF CREDIT RISK

     Substantially all of the Partnership's accounts receivable result from amounts due from third party companies in the coal industry. This concentration of customers may impact the Partnership's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Receivables are generally not collateralized. Historical credit losses incurred by the Partnership on receivables have not been significant.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The carrying value of these financial instruments approximate fair value.

  REVENUES

     Coal Royalties. Coal royalty revenues are recognized on the basis of tons of coal sold by the Partnership's lessees and the corresponding revenue from those sales. Generally, the lessees make payments to the Partnership based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

     Lease and Easement Income. Lease and easement income is generated through contracts with third parties for use of the Partnership's land for transportation of coal mined on adjacent properties, agricultural grazing and recreational uses.

     Minimum Royalties. Most of the Partnership's lessees must make minimum annual or quarterly payments which are generally recoupable over certain time periods. These minimum payments are recorded as deferred revenue. The deferred revenue attributable to the minimum payment is recognized as coal royalty revenues either when the lessee recoups the minimum payment through production or when the period during which the lessee is allowed to recoup the minimum payment expires. The minimum payments expected to be recouped during the next twelve months are classified as current deferred revenue on the balance sheet.

  PROPERTY TAXES

     The Partnership is responsible for paying property taxes on the properties it owns. The lessees are responsible for reimbursing the Partnership for property taxes on the leased properties. The reimbursement of property taxes is included in revenues in the statement of income as property tax.

  INCOME TAXES

     The Partnership is not a taxpaying entity as the individual partners are responsible for reporting their pro rata share of the Partnership's taxable income or loss. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if an adjustment in the Partnership's income is ultimately sustained by the taxing authorities.

  NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the Partnership's financial position or results of operations. The Partnership currently does not use derivative instruments.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. With regard to intangible assets, SFAS No. 142 states that acquired intangible assets should be recognized separately if the benefit of the intangible asset is

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, without regard to the acquirer's intent. The future adoption of SFAS No. 142 on January 1, 2002 will not have a material impact on the Partnership's financial position or results of operations. The Partnership currently does not have any goodwill or intangible assets recorded in its financial statements.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and a reconciliation of changes in the components of those obligations. The Partnership is evaluating the future financial effects of adopting SFAS No. 143 and expects to adopt the standard effective January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS No. 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to SFAS No. 121. The Partnership expects to adopt SFAS No. 144 effective January 1, 2002 and does not expect such adoption to have a material impact on its financial position or results of operations.

3.  NONPARTICIPATING ROYALTY INTEREST

     The previous owner of the Partnership's coal properties, Meridian Minerals Company ("Meridian"), a subsidiary of Burlington Resources, Inc., retained a nonparticipating royalty interest in certain properties, which were not leased at the time of acquisition at a royalty rate ranging from 2% to 5%. In the event any of the properties subject to the nonparticipating royalty interest are sold to a third party, Meridian will receive a certain percentage of the selling price as defined in the asset purchase agreement.

4.  PROPERTY AND EQUIPMENT

     Property and equipment includes:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
Land........................................................  $ 2,207   $ 2,172
Coal properties.............................................   70,491    70,491
Other.......................................................       57        57
                                                              -------   -------
                                                              $72,755   $72,720
                                                              =======   =======

     In 2000, the Partnership sold 5,628 acres of surface in Montana and recognized a gain of $709,000.

     In 2001, the Partnership sold 3,194 acres of surface in Montana and recognized a gain of $439,000.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

5.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
Floating rate notes, bearing interest at 9.37 percent and
  4.70 percent at December 31, 2000 and 2001, respectively,
  due September 30, 2004....................................  $50,125   $48,625
Less -- Current portion of notes payable....................   (1,500)   (1,500)
                                                              -------   -------
Long-term debt..............................................  $48,625   $47,125
                                                              =======   =======

     As of December 31, 2001, principal maturities of long-term debt over the next three years were as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                               ------------
                                                              (IN THOUSANDS)
2002........................................................     $ 1,500
2003........................................................       1,500
2004........................................................      45,625

     The notes are collateralized by a mortgage on the Partnership's properties, a security interest in accounts receivable, other assets, the partners' interest in the Partnership and the debt service account established by the Partnership. The debt service account is funded quarterly with 100% of the Partnership's cash flows, defined as all cash revenue received by the Partnership, net of any operating expenses, management fees and up to a maximum of 20% of positive operating income to be used to pay the income tax liabilities of the partners as they relate to the Partnership properties, except that the Partnership may maintain $250,000 in cash for general operating purposes. The debt service account will be used to collateralize the notes until the balance of the account reaches a minimum of $10.0 million, after which the amount in excess of $10.0 million may be applied directly to the outstanding balance of the notes. The Partnership contributed $4.7 million and $2.2 million to the debt service account for the years ended December 31, 2000 and 2001, respectively.

     In 1999, the Partnership retired senior and revolving notes with a carrying value of $57.0 million. The Partnership paid a $1.8 million prepayment penalty and expensed approximately $879,000 of deferred financing costs related to the retired notes. These expenses have been classified as an extraordinary loss on the early extinguishment of debt in the statement of income.

6.  RELATED PARTY TRANSACTIONS

     The Partnership has a management contract to receive management, engineering and accounting services from Western Pocahontas Properties Limited Partnership ("WPP"), a limited partnership which has some common ownership with the Partnership. The contract provides for a $250,000 annual fee to be paid annually. The contract may be canceled upon 90 days advance notice to the Partnership.

7.  COMMITMENTS AND CONTINGENCIES

  LEGAL

     The Partnership is involved, from time to time, in various legal proceedings arising in the ordinary course of business. While the ultimate results of these proceedings cannot be predicted with certainty, Partnership management believes these claims will not have a material effect on the Partnership's financial position, liquidity or operations.

                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP

  ENVIRONMENTAL COMPLIANCE

     The operations conducted on Partnership properties by its lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. As owner of surface interests in some properties, the Partnership may be liable for certain environmental conditions occurring at the surface properties. The terms of substantially all of the Partnership's coal leases require the lessee to comply with all applicable laws and regulations, including environmental. The lessees obtain reclamation bonds and substantially all of the leases require the lessee to indemnify the Partnership against, among other things, environmental liabilities. Some of these indemnifications survive the termination of the lease. Employees regularly visit the mines to ensure compliance with lease terms, but the duty to comply with all regulations rests with the lessees. Management believes that the Partnership's lessees will be able to comply with existing regulations and does not expect any material impact on its financial condition or results of operations. The Partnership has neither incurred, nor is aware of, any material environmental charges imposed on it related to its properties for the years ended December 31, 1999, 2000 and 2001.

8.  MAJOR LESSEES

     The Partnership depends on a few lessees for a significant portion of its revenues. Revenues from major lessees which exceed ten percent of total revenues are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                         1999                 2000                 2001
                                  ------------------   ------------------   ------------------
                                  REVENUES   PERCENT   REVENUES   PERCENT   REVENUES   PERCENT
                                  --------   -------   --------   -------   --------   -------
                                                         (IN THOUSANDS)
Lessee A........................   $8,637     70.0%     $6,467     68.9%     $5,324     60.5%
Lessee B........................    2,260     18.3%      1,233     13.1%      1,634     18.6%

9.  SUBSEQUENT EVENT

     In connection with the formation of Natural Resource Partners L.P., the Partnership intends to transfer certain assets and liabilities related to its coal properties that are currently under lease to coal mine operators to Natural Resource Partners L.P. in connection with the proposed public offering of limited partnership units. The Partnership will retain coal reserve properties that are leased to third parties which are short-lived or contain uneconomic terms. Additionally, the Partnership will retain unleased coal reserve properties and surface. The Partnership will also retain liabilities except for a portion of long-term debt.

                NEW GAULEY COAL CORPORATION FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
New Gauley Coal Corporation:

We have audited the accompanying balance sheets of New Gauley Coal Corporation (a West Virginia corporation) as of December 31, 2000 and 2001, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Gauley Coal Corporation, as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /ARTHUR ANDERSEN LLP/

Houston, Texas
March 27, 2002

                          NEW GAULEY COAL CORPORATION

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS

Current assets:
  Cash and cash equivalents.................................  $   342   $   399
  Accounts receivable.......................................       94       121
  Note receivable (Note 4)..................................       --       200
                                                              -------   -------
       Total current assets.................................      436       720
Property and equipment, at cost.............................    6,490     6,490
  Less accumulated depletion................................   (2,592)   (2,786)
                                                              -------   -------
                                                                3,898     3,704
                                                              -------   -------
Deferred financing costs....................................      219       201
                                                              -------   -------
       Total assets.........................................  $ 4,553   $ 4,625
                                                              =======   =======

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $    92   $    99
  Accrued liabilities.......................................       21       107
  Deferred revenue..........................................      297       373
                                                              -------   -------
       Total current liabilities............................      410       579
Deferred revenue............................................    3,450     3,228
Long-term debt..............................................    1,682     1,584
Commitments and contingencies (Note 7)......................       --        --
Stockholders' equity (deficit):
  Common stock, $100 par value
     25,000 shares authorized, 21,738 issued and
      outstanding...........................................    2,174     2,174
  Retained deficit..........................................   (3,163)   (2,940)
                                                              -------   -------
       Total stockholders' equity (deficit).................     (989)     (766)
                                                              -------   -------
       Total liabilities and stockholders' equity
        (deficit)...........................................  $ 4,553   $ 4,625
                                                              =======   =======

 The accompanying footnotes are an integral part of these financial statements.

                          NEW GAULEY COAL CORPORATION

                              STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
REVENUES:
  Coal royalties............................................  $1,332   $  955   $1,609
  Timber royalties..........................................      67       --       --
  Gain on sale of property..................................      --       --       25
  Property tax..............................................      26       25       28
  Other.....................................................       8       32       61
                                                              ------   ------   ------
     Total revenues.........................................   1,433    1,012    1,723
EXPENSES:
  General and administrative................................      27       32       41
  Taxes other than income...................................      54       48       45
  Depletion and amortization................................     214      132      212
                                                              ------   ------   ------
     Total expenses.........................................     295      212      298
                                                              ------   ------   ------
Income from operations......................................   1,138      800    1,425
Other income (expense):
  Interest expense..........................................    (145)    (139)    (132)
  Interest income...........................................      --       --       15
  Reversionary interest (Note 3)............................      --       --      (85)
                                                              ------   ------   ------
Net income..................................................  $  993   $  661   $1,223
                                                              ======   ======   ======

 The accompanying footnotes are an integral part of these financial statements.

                          NEW GAULEY COAL CORPORATION

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                             RETAINED
                                                              COMMON STOCK   DEFICIT     TOTAL
                                                              ------------   --------   -------
                                                                       (IN THOUSANDS)
BALANCE, DECEMBER 31, 1998..................................     $2,174      $(3,417)   $(1,243)
  Net income................................................         --          993        993
  Dividends.................................................         --         (900)      (900)
                                                                 ------      -------    -------
BALANCE, DECEMBER 31, 1999..................................      2,174       (3,324)    (1,150)
  Net income................................................         --          661        661
  Dividends.................................................         --         (500)      (500)
                                                                 ------      -------    -------
BALANCE, DECEMBER 31, 2000..................................      2,174       (3,163)      (989)
  Net income................................................         --        1,223      1,223
  Dividends.................................................         --       (1,000)    (1,000)
                                                                 ------      -------    -------
BALANCE, DECEMBER 31, 2001..................................     $2,174      $(2,940)   $  (766)
                                                                 ======      =======    =======

 The accompanying footnotes are an integral part of these financial statements.

                          NEW GAULEY COAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1999    2000     2001
                                                              -----   -----   -------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 993   $ 661   $ 1,223
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depletion and amortization.............................    214     132       212
     Gain on sale of properties.............................     --      --       (25)
     Change in working capital
       Increase in accounts receivable......................     (4)    (36)      (27)
       Increase in note receivable..........................     --      --      (200)
       Increase (decrease) in accrued liabilities...........    (16)      1        86
       Decrease in deferred revenues........................   (287)   (154)     (146)
                                                              -----   -----   -------
          Net cash provided by operating activities.........    900     604     1,123
                                                              -----   -----   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of properties..........................     --      --        25
  Capital expenditures......................................    (67)     --        --
                                                              -----   -----   -------
          Net cash provided by (used in) investing
            activities......................................    (67)     --        25
                                                              -----   -----   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt.........................................    (79)    (91)      (91)
  Dividends.................................................   (900)   (500)   (1,000)
                                                              -----   -----   -------
          Net cash used in financing activities.............   (979)   (591)   (1,091)
                                                              -----   -----   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   (146)     13        57
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD...........    475     329       342
                                                              -----   -----   -------
CASH AND CASH EQUIVALENTS, AT END OF PERIOD.................  $ 329   $ 342   $   399
                                                              =====   =====   =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $ 145   $ 139   $   132

 The accompanying footnotes are an integral part of these financial statements.

                          NEW GAULEY COAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

     New Gauley Coal Corporation (the "Company"), a West Virginia subchapter S corporation, was incorporated in 1918 to own and manage land and mineral rights. The Company owns property located in Alabama and West Virginia.

     The Company enters into leases with various coal mine operators for the right to mine coal reserves on the Company's land in exchange for royalty payments. Generally, the lessees make payments to the Company based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     Preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Land and coal property are carried at cost and include expenditures for additions and improvements, such as roads and land improvements, which substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Coal properties are depleted on a unit-of-production basis by lease based upon coal mined in relation to the net cost of the mineral properties and estimated proven tonnage therein.

  ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

  CONCENTRATION OF CREDIT RISK

     Substantially all of the Company's accounts receivable result from amounts due from third party companies in the coal industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in the economic or other conditions. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The carrying value of these financial instruments approximate fair value.

                          NEW GAULEY COAL CORPORATION

  DEFERRED FINANCING COSTS

     Deferred financing costs consist of legal and other costs related to the issuance of the Company's long-term note payable. These costs are amortized over the term of the note payable.

  REVENUES

     Coal Royalties. Coal royalty revenues are recognized on the basis of tons of coal sold by the Company's lessees and the corresponding revenue from those sales. Generally, the lessees make payments to the Company based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

     Minimum Royalties. Most of the Company's lessees must make minimum annual or quarterly payments which are generally recoupable over certain time periods. These minimum payments are recorded as deferred revenue. The deferred revenue attributable to the minimum payment is recognized as coal royalty revenues either when the lessee recoups the minimum payment through production or when the period during which the lessee is allowed to recoup the minimum payment expires. The minimum payments expected to be recouped during the next twelve months are classified as current deferred revenue on the balance sheet.

  PROPERTY TAXES

     The Company is responsible for paying property taxes on the properties it owns. One of the lessees is not responsible for reimbursing the Company for property taxes on the leased properties. The reimbursement of property taxes is included in revenues in the statement of income as property tax.

  INCOME TAXES

     The Company is not a taxpaying entity as the individual shareholders are responsible for reporting their pro rata share of the Company's taxable income or loss. In the event of an examination of the shareholders' tax return, the tax liability of the shareholders could be changed if an adjustment in the shareholders' income is ultimately sustained by the taxing authorities.

  NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the Company's financial position or results of operations. The Company currently does not use derivative instruments.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. With regard to intangible assets, SFAS No. 142 states that acquired intangible assets should be recognized separately if the benefit of the intangible asset is obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, without regard to the acquirer's intent. The future adoption of SFAS No. 142 on January 1, 2002 will not have a material impact on the Company's financial position or results of operations. The Company currently does not have any goodwill or intangible assets recorded in its financial statements.

                          NEW GAULEY COAL CORPORATION

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and a reconciliation of changes in the components of those obligations. The Company is evaluating the future financial effects of adopting SFAS No. 143 and expects to adopt the standard effective January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS No. 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to SFAS No. 121. The Company expects to adopt SFAS No. 144 effective January 1, 2002 and does not expect such adoption to have a material impact on its financial position or results of operations.

3.  REVERSIONARY INTEREST

     The previous owner of the Company's coal properties (CSX Corporation and certain of its affiliates, or "CSX") retained a reversionary interest in certain of those properties whereby it receives a 25% interest in the properties and the net revenues, as defined, from the properties after July 1, 2001, and in the net proceeds, as defined, of any property sale occurring prior to July 1, 2001. The reversionary interest only applies to the Company's Alabama property.

4.  NOTE RECEIVABLE

     In June 2001, the Company loaned $200,000 to a third party. The agreement requires the third party to use the proceeds to develop certain coal properties it owned. In exchange for the loan, the Company will receive a royalty on coal produced from the developed properties. The total royalty received by the Company is limited to the greater of $200,000 plus 15% interest per year or $240,000. If no royalties are received by June 2005, the third party is required to repay the note with interest. Currently, the Company has recognized $15,000 of interest income related to this note. This agreement may be terminated at any time by the third party by repaying the note under the terms described above.

5.  PROPERTY AND EQUIPMENT

     Property and equipment includes:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
                                                              (IN THOUSANDS)
Land........................................................  $   88   $   88
Coal properties.............................................   6,402    6,402
                                                              ------   ------
                                                              $6,490   $6,490
                                                              ======   ======

     In January of 2001, the Company sold property to a lessee, and recognized a gain of $25,000.

                          NEW GAULEY COAL CORPORATION

6.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
                                                              (IN THOUSANDS)
7.6% fixed note payable due April 1, 2013...................  $1,774   $1,683
Less -- Current portion of note payable.....................     (92)     (99)
                                                              ------   ------
Long-term debt..............................................  $1,682   $1,584
                                                              ======   ======

     As of December 31, 2001, principal maturities of long-term debt over the next five years were as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              (IN THOUSANDS)
2002........................................................      $   99
2003........................................................         107
2004........................................................         115
2005........................................................         124
2006........................................................         134
Thereafter..................................................      $1,104

     The note is collateralized by a mortgage on the Company's properties, a security interest in accounts receivable, other assets, the stockholders' interest in the Company and the debt service account established by the Company. The notes are guaranteed by Western Pocahontas Properties Limited Partnership ("the Partnership"). The Partnership formerly owned the Company.

     The Company is required to contribute cash or cash equivalents to a debt service account when the Company receives royalties greater than a predetermined amount or sells qualified properties. The Company was not required to contribute to the debt service account for the years ended December 31, 1999, 2000 and 2001.

7.  COMMITMENTS AND CONTINGENCIES

  LEGAL

     The Company is involved, from time to time, in various legal proceedings arising in the ordinary course of business. While the ultimate results of these proceedings cannot be predicted with certainty, Company management believes these claims will not have a material effect on the Company's financial position, liquidity or operations.

  ENVIRONMENTAL COMPLIANCE

     The operations conducted on Company properties by its lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. As owner of surface interests in some properties, the Company may be liable for certain environmental conditions occurring at the surface properties. The terms of substantially all of the Company's coal leases require the lessee to comply with all applicable laws and regulations, including environmental. The lessees obtain reclamation bonds and substantially all of the leases require the lessee to indemnify the Company against, among other things, environmental liabilities. Some of these indemnifications survive the termination of the lease. Employees of the Company regularly visit the mines

                          NEW GAULEY COAL CORPORATION
to ensure compliance with lease terms, but the duty to comply with all regulations rests with the lessees. Management believes that the Company's lessees will be able to comply with existing regulations and does not expect any material impact on its financial condition or results of operations. The Company has neither incurred, nor is aware of, any material environmental charges imposed on it related to its properties for the years ended December 31, 1999, 2000 and 2001.

8.  MAJOR LESSEES

     The Company depends on a few lessees for a significant portion of its revenues. Revenues from major lessees which exceed ten percent of total revenues are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                         1999                 2000                 2001
                                  ------------------   ------------------   ------------------
                                  REVENUES   PERCENT   REVENUES   PERCENT   REVENUES   PERCENT
                                  --------   -------   --------   -------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
Lessee A........................    $368      25.7%      $298      29.4%      $985      57.2%
Lessee B........................     640      44.6%       464      45.9%       477      27.7%

9.  SUBSEQUENT EVENT

     In March 2002, the Partnership purchased the reversionary interest from CSX (see Note 3). As a result of this transaction, the Partnership owns 25% and the Company owns 75% of the Alabama property.

     In connection with the formation of Natural Resource Partners L.P., the Company intends to transfer certain assets and liabilities related to its coal properties that are currently under lease to coal mine operators to Natural Resource Partners L.P. in connection with the proposed public offering of limited partnership units. The Company will retain unleased coal reserve properties. The Company will also retain liabilities except for portions of deferred revenue and long-term debt.

          ARCH COAL, INC. CONTRIBUTED PROPERTIES FINANCIAL STATEMENTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Arch Coal, Inc.

     We have audited the accompanying statements of assets purchased and liabilities assumed as of December 31, 2000 and 2001, and the related statements of revenues and direct costs and expenses for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the accompanying financial statements have been prepared solely to present the assets purchased and liabilities assumed of the properties acquired by Natural Resource Partners L.P. from Arch Coal, Inc., as of December 31, 2000 and 2001 and the revenue and direct costs and expenses of the acquired properties for each of the three years in the period ended December 31, 2001, for the purpose of complying with the requirements of the Securities and Exchange Commission and are not intended to be a complete presentation of the financial position and results of operations of the acquired properties on a stand-alone basis.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets purchased and liabilities assumed of the properties acquired from Arch Coal, Inc. as of December 31, 2000 and 2001, and the revenues and direct costs and expenses of the acquired properties for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /ERNST & YOUNG LLP/

St. Louis, Missouri
April 12, 2002

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES

             STATEMENTS OF ASSETS PURCHASED AND LIABILITIES ASSUMED

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)

                                      ASSETS
Accounts receivable from lessees............................  $   1,549   $   1,434
                                                              ---------   ---------
  Total current assets......................................      1,549       1,434
Coal lands and mineral rights:
  Coal lands and mineral rights, at cost....................    242,730     242,730
  Less accumulated depletion................................   (147,049)   (153,431)
                                                              ---------   ---------
                                                                 95,681      89,299
                                                              ---------   ---------
Total assets................................................  $  97,230   $  90,733
                                                              =========   =========

                                    LIABILITIES
Current liabilities:
  Property tax payable......................................  $     919   $     771
                                                              ---------   ---------
Total current liabilities...................................        919         771
Deferred revenue............................................     10,035      10,409
                                                              ---------   ---------
Total liabilities...........................................     10,954      11,180
                                                              ---------   ---------
Net assets purchased........................................  $  86,276   $  79,553
                                                              =========   =========

    The accompanying notes are an integral part of the financial statements.

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT COSTS AND EXPENSES

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      2000      2001
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
REVENUES
  Coal royalties............................................  $ 13,193   $16,152   $18,415
  Other royalties...........................................       983       907     1,363
  Property tax..............................................     1,173     1,204     1,033
                                                              --------   -------   -------
                                                                15,349    18,263    20,811
                                                              --------   -------   -------
DIRECT COSTS AND EXPENSES
  Depletion.................................................     5,625     5,395     6,382
  Property tax..............................................     1,173     1,204     1,033
  Other expense.............................................        --        18       283
  Write-down of impaired assets.............................    65,229        --        --
                                                              --------   -------   -------
                                                                72,027     6,617     7,698
                                                              --------   -------   -------
Excess (deficit) of revenue over direct costs and
  expenses..................................................  $(56,678)  $11,646   $13,113
                                                              ========   =======   =======

    The accompanying notes are an integral part of the financial statements.

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     Ark Land Company ("Ark Land") is a wholly owned subsidiary of Arch Coal, Inc. ("Arch Coal"). Ark Land owns and manages land and mineral rights primarily located in the Western, Central Appalachian and the Illinois Basins. In conjunction with the formation of Natural Resource Partners, Ark Land intends to contribute certain owned land and coal interests on which coal leasing activity occurs ("Contributed Properties") to the Natural Resource Partners. Ark Land will retain owned land and mineral reserves with no leasing activity as well as other land and mineral reserves controlled through leasing arrangements. The accompanying statements have been prepared on Ark Land's historical cost basis in the Contributed Properties.

     The Contributed Properties are not a legal entity and, except for revenues earned from the properties and certain direct costs and expenses of the properties and assets acquired and liabilities assumed, no separate financial information is maintained. The Contributed Properties do not maintain stand-alone corporate treasury, legal, tax, human resources, general administration and other similar corporate support functions. Corporate general and administrative expenses have not been previously allocated to the Contributed Properties, nor were they allocated in connection with the preparation of the accompanying statements because there was not sufficient information to develop a reasonable cost allocation. Because the separate and distinct accounts necessary to present individual balance sheets and income statements of the Contributed Properties have not been maintained as of December 31, 2000 and 2001 and for each of the three years ended December 31, 2001, Statements of Revenues and Direct Costs and Expenses and Assets Purchased and Liabilities Assumed have been prepared.

     The accompanying Statements of Revenues and Direct Costs and Expenses and Statements of Assets Purchased and Liabilities Assumed are not intended to be a complete presentation of the financial position and results of operations of the Contributed Properties. The accompanying financial statements were prepared to comply with the requirements of the Securities and Exchange Commission for inclusion in the registration statement, and to provide information regarding the Contributed Properties to potential investors in Natural Resource Partners.

     With respect to cash flows, the Contributed Properties do not maintain cash accounts. Cash receipts and expenditures are maintained by Ark Land. A description of cash flows directly attributable to the Contributed Properties is included in Note 6.

2.  ACCOUNTING POLICIES

  ACCOUNTING ESTIMATES

     Preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  COAL PROPERTIES

     Coal properties are carried at cost. Coal properties are depleted on a unit-of-production basis by lease based upon coal mined in relation to the net cost of the mineral properties and estimated proven tonnage therein. Depletion occurs either as Arch Coal mines on the property, or as others mine on the property through leasing transactions.

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES

  ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value. See additional discussion in Note 7, "Write-Down of Impaired Assets".

  REVENUES

     Coal Royalties. Coal royalty revenues are recognized on the basis of tons of coal sold by the Partnership's lessees and the corresponding revenue from those sales. Generally, the coal lessees make payments to the Contributed Properties based on the greater of a percentage of the gross sales price or a fixed price per ton of coal they sell, subject to minimum annual or quarterly payments.

     Minimum Royalties. Most of the Contributed Properties' lessees must make minimum annual or quarterly payments which are generally recoupable over certain time periods. These minimum payments are recorded as deferred revenue. The deferred revenue attributable to the minimum payment is recognized as coal royalty revenues either when the lessee recoups the minimum payment through production or when the period during which the lessee is allowed to recoup the minimum payment expires.

  PROPERTY TAXES

     Ark Land is responsible for paying property taxes on the properties it owns. The lessees are responsible for reimbursing Ark Land for property taxes on the leased properties. The reimbursement of property taxes is included in revenues in the statement of revenues and direct costs and expenses as property tax.

  NEW ACCOUNTING STANDARDS

     While these financial statements are not intended to be a complete presentation of financial statements prepared in conformity with accounting principles generally accepted in the United States, the following recent accounting pronouncements are included in consideration of potential impacts associated with the accounts included in these financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the Contributed Properties' financial position or results of operations. The Contributed Properties currently do not use derivative instruments.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues goodwill amortization over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. With regard to intangible assets, SFAS No. 142 states that acquired intangible assets should be recognized separately if the benefit of the intangible asset is obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged, without regard to the acquirer's intent. The future adoption of SFAS No. 142 on January 1, 2002 will not have a material impact on the Contributed Properties' financial position or results of

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES
operations. The Contributed Properties currently do not have any goodwill or intangible assets recorded in its financial statements.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and a reconciliation of changes in the components of those obligations. The Contributed Properties are evaluating the future financial effects of adopting SFAS No. 143 and expects to adopt the standard effective January 1, 2003.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The objective of SFAS No. 144 is to establish one accounting model for long-lived assets to be disposed of by sale as well as resolve implementation issues related to SFAS No. 121. The Contributed Properties expect to adopt SFAS No. 144 effective January 1, 2002 and does not expect such adoption to have a material impact on its financial position or results of operations.

3.  RELATED PARTY TRANSACTIONS

     Certain of the Contributed Properties are leased to affiliates of Arch Coal that mine on the properties. Contracted royalty rates from these affiliates ("affiliate royalties") for the three years ended December 31, 2001 were 6.5% of the gross sales price of coal sold from the property using underground mining methods and 7.5% of the gross sales price of coal sold from the property using surface mining methods, which are similar to those that are received from third parties. Affiliate royalties amounted to $10.5 million, $10.2 million and $10.3 million during the years ended December 31, 2001, 2000 and 1999, respectively.

4.  MAJOR LESSEES

     The Contributed Properties depend on a few lessees for a significant portion of its revenues. Revenues from major lessees, which exceed 10% of total revenues, are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------
                                         1999                 2000                 2001
                                  ------------------   ------------------   ------------------
                                  REVENUES   PERCENT   REVENUES   PERCENT   REVENUES   PERCENT
                                  --------   -------   --------   -------   --------   -------
                                                   (IN THOUSANDS OF DOLLARS)
Arch Coal.......................  $10,253      66%     $10,191      55%     $10,492      50%
Lessee A........................       --     --         2,942      16%       4,895      23%

5.  ENVIRONMENTAL COMPLIANCE

     The operations conducted on our property by our lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. As owner of surface interests in some properties, Ark Land may be liable for certain environmental conditions occurring at the surface properties. The terms of substantially all of Ark Land's coal leases require the lessee to comply with all applicable laws and regulations, including environmental. The lessees obtain reclamation bonds and substantially all of the leases require the lessee to indemnify Ark Land against, among other things, environmental liabilities. Some of these indemnifications survive the

                     ARCH COAL, INC. CONTRIBUTED PROPERTIES
termination of the lease. Employees of Ark Land regularly visit the mines to ensure compliance with lease terms, but the duty to comply with all regulations rests with the lessees. Management of Ark Land believes that Ark Land's lessees will be able to comply with existing regulations and does not expect any material impact on the financial condition or results of operations of the Contributed Properties. Ark Land has neither incurred, nor is aware of, any material environmental charges imposed on it related to the Contributed Properties for the years ended December 31, 2001, 2000 and 1999.

6.  CASH FLOW

     The Contributed Properties do not maintain cash accounts. Cash receipts and expenditures are maintained by Ark Land. However, the following information is provided to identify direct cash flows generated from the Contributed
Properties:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      2000      2001
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM CONTRIBUTED PROPERTIES
  Excess (deficit) of revenue over direct costs and
     expenses...............................................  $(56,678)  $11,646   $13,113
     Adjustments to reconcile to net cash provided from
       Contributed Properties:
       Depletion............................................     5,625     5,395     6,382
       Write-down of impaired assets........................    65,229        --        --
       Change in working capital:
          (Increase) decrease in accounts receivable........       139      (457)      115
          Increase (decrease) in property tax payable.......       (67)       60      (148)
          Increase (decrease) in deferred royalties.........     1,107       (43)      374
                                                              --------   -------   -------
            Direct cash flow from Contributed Properties....  $ 15,355   $16,601   $19,836
                                                              ========   =======   =======

7.  WRITE-DOWN OF IMPAIRED ASSETS

     During 1999, Arch Coal determined that as a result of several adverse regulatory rulings and the continued negative pricing trends related to Central Appalachian coal production experienced by Arch Coal that existed at that time, an evaluation of the recoverability of its active mining operations and coal reserves was necessary pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The evaluation indicated that the future undiscounted cash flows of certain coal reserves were below the carrying value of such assets. Accordingly, Arch Coal adjusted the value of certain reserves. The estimated fair value for the coal reserves with no future mine plans was based upon the fair value of these properties to be derived from leasing operations. The Contributed Properties affected by the write-down were written down to approximately $47.1 million, resulting in a non-cash impairment charge of $65.2 million.

                         NATURAL RESOURCE PARTNERS L.P.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Natural Resource Partners L.P.:

     We have audited the accompanying balance sheet of Natural Resource Partners L.P. as of April 15, 2002. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Natural Resource Partners L.P. as of April 15, 2002 in conformity with accounting principles generally accepted in the United States.

                                        /ERNST & YOUNG LLP/

April 16, 2002
St. Louis, Missouri

                         NATURAL RESOURCE PARTNERS L.P.

                                 BALANCE SHEET
                                 APRIL 15, 2002

                               ASSETS

  Current Assets
     Cash...................................................   $1,000
                                                               ------
       Total Assets.........................................   $1,000
                                                               ======

                          PARTNERS' CAPITAL
  Limited Partners' Capital.................................   $  980
  General Partner's Capital.................................       20
                                                               ------
       Total Partners' Capital..............................   $1,000
                                                               ======

     The accompanying note is an integral part of the financial statement.

                         NATURAL RESOURCE PARTNERS L.P.

                             NOTE TO BALANCE SHEET

     Natural Resource Partners L.P. (the "Partnership") is a Delaware limited partnership formed on April 9, 2002 to acquire certain of the producing coal royalty related assets of Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and Ark Land Company.

     The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering, and to concurrently issue common units and subordinated units, representing additional limited partner interests, to Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and Arch Coal, Inc.

     NRP (GP) LP, as general partner, contributed $20 and affiliates of the Partnership, as limited partners, contributed $980 in proportion to their ownership on April 15th 2002. There have been no other transactions involving the Partnership as of April 15, 2002.

                                  NRP (GP) LP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NRP (GP) LP:

     We have audited the accompanying balance sheet of NRP (GP) LP as of April 15, 2002. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of NRP (GP) LP as of April 15, 2002 in conformity with accounting principles generally accepted in the United States.

                                        /ERNST & YOUNG LLP/

April 16, 2002
St. Louis, Missouri

                                  NRP (GP) LP

                                 BALANCE SHEET
                                 APRIL 15, 2002

                               ASSETS

  Current Assets
     Cash...................................................   $  980
  Investment in Natural Resource Partners L.P...............       20
                                                               ------
       Total Assets.........................................   $1,000
                                                               ======

                          PARTNERS' CAPITAL
  Limited Partners' Capital.................................   $  999
  General Partner's Capital.................................        1
                                                               ------
       Total Partners' Capital..............................   $1,000
                                                               ======

     The accompanying note is an integral part of the financial statement.

                                  NRP (GP) LP

                             NOTE TO BALANCE SHEET

     NRP (GP) LP (the "Partnership") is a Delaware limited partnership formed on April 9, 2002 by GP Natural Resource Partners LLC as the general partner, and by Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership, New Gauley Coal Corporation and Ark Land Company as limited partners to manage Natural Resource Partners L.P.

     On April 15, 2002 GP Natural Resource Partners LLC, its general partner contributed $1, and the limited partners contributed $999 to the Partnership in exchange for 0.001% and 99.999% ownership interest respectively.

     The Partnership has invested $20 in Natural Resource Partners L.P. There have been no other transactions involving the Partnership as of April 15, 2002.

                        GP NATURAL RESOURCE PARTNERS LLC

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
GP Natural Resource Partners LLC:

     We have audited the accompanying balance sheet of GP Natural Resource Partners LLC as of April 15, 2002. This financial statement is the responsibility of the LLC's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of GP Natural Resource Partners LLC as of April 15, 2002 in conformity with accounting principles generally accepted in the United States.

                                        /ERNST & YOUNG LLP/

April 16, 2002
St. Louis, Missouri

                        GP NATURAL RESOURCE PARTNERS LLC

                                 BALANCE SHEET
                                 APRIL 15, 2002

                               ASSETS

  Current Assets
     Cash...................................................   $  999
     Investment in NRP (GP) LP..............................        1
                                                               ------
       Total Assets.........................................   $1,000
                                                               ======

                           MEMBERS' EQUITY
  Members' Equity...........................................   $1,000
                                                               ------
       Total Members' Equity................................   $1,000
                                                               ======

     The accompanying note is an integral part of the financial statement.

                        GP NATURAL RESOURCE PARTNERS LLC

                             NOTE TO BALANCE SHEET

     GP Natural Resource Partners LLC ("LLC") is a Delaware limited Liability Company formed on April 9, 2002 to become the general partner of NRP (GP) LP (the "Partnership"). LLC owns a 0.001% interest in the Partnership.

     On April 15, 2002, members of the LLC contributed $1,000 in exchange for 100% ownership interest in LLC.

     LLC has invested $1 in the Partnership. There have been no other transactions involving the LLC as of April 15, 2002.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FIRST AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         NATURAL RESOURCE PARTNERS L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS
SECTION 1.1     Definitions.................................................   A-6
SECTION 1.2     Construction................................................  A-20

                                    ARTICLE II
                                   ORGANIZATION
SECTION 2.1     Formation...................................................  A-20
SECTION 2.2     Name........................................................  A-20
SECTION 2.3     Registered Office; Registered Agent; Principal Office; Other
                Offices
SECTION 2.4     Purpose and Business........................................  A-21
SECTION 2.5     Powers......................................................  A-21
SECTION 2.6     Power of Attorney...........................................  A-21
SECTION 2.7     Term........................................................  A-23
SECTION 2.8     Title to Partnership Assets.................................  A-23

                                   ARTICLE III
                            RIGHTS OF LIMITED PARTNERS
SECTION 3.1     Limitation of Liability.....................................  A-23
SECTION 3.2     Management of Business......................................  A-23
SECTION 3.3     Outside Activities of the Limited Partners..................  A-23
SECTION 3.4     Rights of Limited Partners..................................  A-24

                                    ARTICLE IV
  CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF
                              PARTNERSHIP INTERESTS
SECTION 4.1     Certificates................................................  A-24
SECTION 4.2     Mutilated, Destroyed, Lost or Stolen Certificates...........  A-25
SECTION 4.3     Record Holders..............................................  A-25
SECTION 4.4     Transfer Generally..........................................  A-26
SECTION 4.5     Registration and Transfer of Limited Partner Interests......  A-26
SECTION 4.6     Transfer of the General Partner's General Partner
                Interest....................................................  A-27
SECTION 4.7     Transfer of Incentive Distribution Rights...................  A-27
SECTION 4.8     Restrictions on Transfers...................................  A-28
SECTION 4.9     Citizenship Certificates; Non-citizen Assignees.............  A-28
SECTION 4.10    Redemption of Partnership Interests of Non-citizen
                Assignees...................................................  A-29

                                    ARTICLE V
           CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
SECTION 5.1     Organizational Contributions................................  A-30
SECTION 5.2     Contributions by the General Partner and its Affiliates.....  A-30
SECTION 5.3     Contributions by Initial Limited Partners and Distributions
                to the General Partner......................................  A-31
SECTION 5.4     Interest and Withdrawal.....................................  A-31
SECTION 5.5     Capital Accounts............................................  A-31
SECTION 5.6     Issuances of Additional Partnership Securities..............  A-33

SECTION 5.7     Limitations on Issuance of Additional Partnership
                Securities..................................................  A-34
SECTION 5.8     Conversion of Subordinated Units............................  A-36
SECTION 5.9     Limited Preemptive Right....................................  A-37
SECTION 5.10    Splits and Combinations.....................................  A-37
SECTION 5.11    Fully Paid and Non-Assessable Nature of Limited Partner
                Interests...................................................  A-38

                                    ARTICLE VI
                          ALLOCATIONS AND DISTRIBUTIONS
SECTION 6.1     Allocations for Capital Account Purposes....................  A-38
SECTION 6.2     Allocations for Tax Purposes................................  A-44
SECTION 6.3     Requirement and Characterization of Distributions;
                Distributions to Record Holders.............................  A-45
SECTION 6.4     Distributions of Available Cash from Operating Surplus......  A-46
SECTION 6.5     Distributions of Available Cash from Capital Surplus........  A-47
SECTION 6.6     Adjustment of Minimum Quarterly Distribution and Target
                Distribution Levels.........................................  A-47
SECTION 6.7     Special Provisions Relating to the Holders of Subordinated
                Units.......................................................  A-48
SECTION 6.8     Special Provisions Relating to the Holders of Incentive
                Distribution Rights.........................................  A-48
SECTION 6.9     Entity-Level Taxation.......................................  A-48

                                   ARTICLE VII
                       MANAGEMENT AND OPERATION OF BUSINESS
SECTION 7.1     Management..................................................  A-49
SECTION 7.2     Certificate of Limited Partnership..........................  A-50
SECTION 7.3     Restrictions on the General Partner's Authority.............  A-51
SECTION 7.4     Reimbursement of the General Partner........................  A-51
SECTION 7.5     Outside Activities..........................................  A-52
SECTION 7.6     Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain
                Restrictions on the General Partner.........................  A-53
SECTION 7.7     Indemnification.............................................  A-54
SECTION 7.8     Liability of Indemnitees....................................  A-55
SECTION 7.9     Resolution of Conflicts of Interest.........................  A-56
SECTION 7.10    Other Matters Concerning the General Partner................  A-57
SECTION 7.11    Purchase or Sale of Partnership Securities..................  A-58
SECTION 7.12    Registration Rights of the General Partner and its
                Affiliates..................................................  A-58
SECTION 7.13    Reliance by Third Parties...................................  A-60

                                   ARTICLE VIII
                      BOOKS, RECORDS, ACCOUNTING AND REPORTS
SECTION 8.1     Records and Accounting......................................  A-60
SECTION 8.2     Fiscal Year.................................................  A-60
SECTION 8.3     Reports.....................................................  A-60

                                    ARTICLE IX
                                   TAX MATTERS
SECTION 9.1     Tax Returns and Information.................................  A-61
SECTION 9.2     Tax Elections...............................................  A-61
SECTION 9.3     Tax Controversies...........................................  A-61
SECTION 9.4     Withholding.................................................  A-61


                                    ARTICLE X
                              ADMISSION OF PARTNERS
SECTION 10.1    Admission of Initial Limited Partners.......................  A-62
SECTION 10.2    Admission of Substituted Limited Partner....................  A-62
SECTION 10.3    Admission of Successor General Partner......................  A-62
SECTION 10.4    Admission of Additional Limited Partners....................  A-63
SECTION 10.5    Amendment of Agreement and Certificate of Limited
                Partnership.................................................  A-63

                                    ARTICLE XI
                        WITHDRAWAL OR REMOVAL OF PARTNERS
SECTION 11.1    Withdrawal of the General Partner...........................  A-63
SECTION 11.2    Removal of the General Partner..............................  A-64
SECTION 11.3    Interest of Departing Partner and Successor General
                Partner.....................................................  A-65
SECTION 11.4    Termination of Subordination Period, Conversion of
                Subordinated Units and Extinguishment of Cumulative Common
                Unit Arrearages.............................................  A-66
SECTION 11.5    Withdrawal of Limited Partners..............................  A-66

                                   ARTICLE XII
                           DISSOLUTION AND LIQUIDATION
SECTION 12.1    Dissolution.................................................  A-66
SECTION 12.2    Continuation of the Business of the Partnership After
                Dissolution.................................................  A-67
SECTION 12.3    Liquidator..................................................  A-67
SECTION 12.4    Liquidation.................................................  A-68
SECTION 12.5    Cancellation of Certificate of Limited Partnership..........  A-68
SECTION 12.6    Return of Contributions.....................................  A-68
SECTION 12.7    Waiver of Partition.........................................  A-69
SECTION 12.8    Capital Account Restoration.................................  A-69

                                   ARTICLE XIII
            AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
SECTION 13.1    Amendment to be Adopted Solely by the General Partner.......  A-69
SECTION 13.2    Amendment Procedures........................................  A-70
SECTION 13.3    Amendment Requirements......................................  A-70
SECTION 13.4    Special Meetings............................................  A-71
SECTION 13.5    Notice of a Meeting.........................................  A-71
SECTION 13.6    Record Date.................................................  A-72
SECTION 13.7    Adjournment.................................................  A-72
SECTION 13.8    Waiver of Notice; Approval of Meeting; Approval of
                Minutes.....................................................  A-72
SECTION 13.9    Quorum......................................................  A-72
SECTION 13.10   Conduct of a Meeting........................................  A-73
SECTION 13.11   Action Without a Meeting....................................  A-73
SECTION 13.12   Voting and Other Rights.....................................  A-73

                                   ARTICLE XIV
                                      MERGER
SECTION 14.1    Authority...................................................  A-74
SECTION 14.2    Procedure for Merger or Consolidation.......................  A-74

SECTION 14.3    Approval by Limited Partners of Merger or Consolidation.....  A-75
SECTION 14.4    Certificate of Merger.......................................  A-75
SECTION 14.5    Effect of Merger............................................  A-75

                                    ARTICLE XV
                    RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
SECTION 15.1    Right to Acquire Limited Partner Interests..................  A-76

                                   ARTICLE XVI
                                GENERAL PROVISIONS
SECTION 16.1    Addresses and Notices.......................................  A-77
SECTION 16.2    Further Action..............................................  A-78
SECTION 16.3    Binding Effect..............................................  A-78
SECTION 16.4    Integration.................................................  A-78
SECTION 16.5    Creditors...................................................  A-78
SECTION 16.6    Waiver......................................................  A-78
SECTION 16.7    Counterparts................................................  A-78
SECTION 16.8    Applicable Law..............................................  A-78
SECTION 16.9    Invalidity of Provisions....................................  A-78
SECTION 16.10   Consent of Partners.........................................  A-78

                FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
                 PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P.

     THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NATURAL
RESOURCE PARTNERS L.P., dated as of        ,2002, is entered into by and among
NRP (GP) LP, a Delaware limited partnership, as the General Partner, and GP Natural Resource Partners LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1  Definitions.

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

     "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

          (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

     "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

     "Ark Land" means Ark Land Company, a Delaware corporation.

     "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

     "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net reduction in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

     "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

     "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

     "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as it may be amended, supplemented or restated from time to time.

     "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

     "Associate" means, when used to indicate a relationship with any Person,
(a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

     "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

     Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

     "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

     "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section
5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

     "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement, or any payment made by the General Partner to the Partnership described in Section 5.2(c).

     "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, coal mines and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

     "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

     "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

     "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

     "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

     "Claim" has the meaning assigned to such term in Section 7.12(c).

     "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

     "Closing Price" has the meaning assigned to such term in Section 15.1(a).

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

     "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

     "Commission" means the United States Securities and Exchange Commission.

     "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

     "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

     "Conflicts Committee" means a committee of the Board of Directors of the general partner of the General Partner (or the applicable governing body of any successor to the General Partner) composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

     "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

     "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

     "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

     "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

     "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

     "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

     "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

     "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

     "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

     "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

     "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(D).

     "First Target Distribution" means $0.55 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2002, it means the product of $0.55 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is
90), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, and (c) that may be converted into or exercised or exchanged for such Units during the Quarter following the end of the last Quarter contained in the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange; provided that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.8, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units which such consideration would purchase at the Current Market Price.

     "General Partner" means NRP (GP) LP and its successors and permitted assigns as general partner of the Partnership.

     "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

     "Great Northern" means Great Northern Properties Limited Partnership, a Delaware limited partnership.

     "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

     "Group Member" means a member of the Partnership Group.

     "Holder" as used in Section 7.12, has the meaning assigned to such term in
Section 7.12(a).

     "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner, Western Pocahontas, Great Northern, New Gauley and Ark Land in connection with their Capital Contributions to the Partnership pursuant to Section 5.2, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

     "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iii), (iv) and (v).

     "Indemnified Persons" has the meaning assigned to such term in Section 7.12(c).

     "Indemnitee" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Initial Common Units" means the Common Units sold in the Initial Offering.

     "Initial Limited Partners" means the General Partner and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

     "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

     "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

     "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

     "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

     "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

     "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

     "Merger Agreement" has the meaning assigned to such term in Section 14.1.

     "Minimum Quarterly Distribution" means $0.50 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2002, it means the product of $0.50 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is
90), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

     "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

     "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the

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determination of the items that have been specially allocated under Section
6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

     "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

     "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

     "New Gauley" means New Gauley Coal Corporation, a West Virginia
Corporation.

     "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

     "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

     "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b).

     "Omnibus Agreement" means that Omnibus Agreement, dated as of the Closing Date, among Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas, the General Partner, the Partnership, the Operating Company and certain other parties.

     "Operating Company" means NRP (Operating) LLC, a Delaware limited partnership, and any successors thereto.

     "Operating Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

     "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

          (a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

          (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

     "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

          (a) the sum of (i) $15.0 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

          (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

     Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

     "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

     "Organizational Limited Partner" means GP Natural Resource Partners LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

     "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner; provided further, that the provisions contained herein may be amended by the General Partner as provided in Section 13.1 hereof.

     "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership and Ark Land pursuant to the Underwriting Agreement.

     "Parity Units" means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section
6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such
(i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

     "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

     "Partners" means the General Partner and the Limited Partners.

     "Partnership" means Natural Resource Partners L.P., a Delaware limited partnership, and any successors thereto.

     "Partnership Group" means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

     "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

     "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

     "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

     "Percentage Interest" means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), 2.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing
(A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

     "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and

Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

     "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

     "Quarter" means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

     "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

     "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

     "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

     "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

     "Registration Statement" means the Registration Statement on Form S-1
(Registration No. 333-          ) as it has been or as it may be amended or
supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

     "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

     "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and
(b) any allocation of an item of income, gain, loss or deduction pursuant to
Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

     "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

     "Restricted Business" has the meaning assigned to such term in the Omnibus Agreement.

     "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

     "Second Target Distribution" means $0.65 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2002, it means the product of $0.65 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

     "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period,
(i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

     "Special Approval" means approval by a majority of the members of the Conflicts Committee.

     "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

     "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

          (a) the first day of any Quarter beginning after June 30, 2007 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution (or portion thereof for the first fiscal quarter after the Closing Date) on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

          (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

     "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

     "Surviving Business Entity" has the meaning assigned to such term in
Section 14.2(b).

     "Third Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(F).

     "Third Target Distribution" means $0.75 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2002, it means the product of $0.75 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "Trading Day" has the meaning assigned to such term in Section 15.1(a).

     "Transfer" has the meaning assigned to such term in Section 4.4(a).

     "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

     "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

     "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

     "Underwriting Agreement" means the Underwriting Agreement dated          ,
2002 among the Underwriters, the Partnership, the General Partner, the Operating Company, Western Pocahontas, Great Northern, New Gauley, Ark Land, Arch Coal, Inc. and certain other parties, providing for the purchase of Common Units by the Underwriters.

     "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

     "Unitholders" means the holders of Units.

     "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Common Units.

     "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

     "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

     "Western Pocahontas" means Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.

     "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

     "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

     "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing
Date) for an economically meaningful period of time.

SECTION 1.2  Construction.

     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II

                                  ORGANIZATION

SECTION 2.1  Formation.

     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Natural Resource Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

SECTION 2.2  Name.

     The name of the Partnership shall be "Natural Resource Partners L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3  Registered Office; Registered Agent; Principal Office; Other
Offices.

     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4  Purpose and Business.

     The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary or a Partnership activity that generates qualifying income or (ii) enhances the operations of an activity of the Operating Company, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

SECTION 2.5  Powers.

     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

SECTION 2.6  Power of Attorney.

     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to
Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized

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officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement;
     (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

          (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7  Term.

     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8  Title to Partnership Assets.

     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

                                  ARTICLE III

                           RIGHTS OF LIMITED PARTNERS

SECTION 3.1  Limitation of Liability.

     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

SECTION 3.2  Management of Business.

     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.3  Outside Activities of the Limited Partners.

     Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.4  Rights of Limited Partners.

     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

          (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

     (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.4).

                                   ARTICLE IV

        CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
                      REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1  Certificates.

     Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition,
(a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

SECTION 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv) satisfies any other reasonable requirements imposed by the Partnership.

     If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

     (c) As a condition to the issuance of any new Certificate under this
Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3  Record Holders.

     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

SECTION 4.4  Transfer Generally.

     (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.

SECTION 4.5  Registration and Transfer of Limited Partner Interests.

     (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

     (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this
Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5 and in Section 4.7. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

     (f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

SECTION 4.6  Transfer of the General Partner's General Partner Interest.

     (a) Subject to Section 4.6(c) below, prior to June 30, 2012, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

     (b) Subject to Section 4.6(c) below, on or after June 30, 2012, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7  Transfer of Incentive Distribution Rights.

     Prior to June 30, 2012, the General Partner or a subsequent holder of its Incentive Distribution Rights may transfer any or all of such Incentive Distribution Rights without any consent of the Unitholders (a) to an Affiliate of such holder (other than an individual) or (b) to another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all or substantially all of the equity interests of such holder to such other Person. Western Pocahontas, Great Northern, New Gauley and Ark Land and any subsequent holder of their Incentive Distribution Rights may transfer any of their Incentive Distribution Rights at any time without Unitholder approval. Any other transfer of the Incentive Distribution Rights prior to June 30, 2012, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2012, the General Partner or any other holder of Incentive Distribution Rights restricted by this
Section 4.7 may transfer any or all of its Incentive Distribution Rights without

Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

SECTION 4.8  Restrictions on Transfers.

     (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or
(iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

     (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

     (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

     (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

SECTION 4.9  Citizenship Certificates; Non-citizen Assignees.

     (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

     (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

     (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

     (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

SECTION 4.10  Redemption of Partnership Interests of Non-citizen Assignees.

     (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

          (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

     (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

     (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V

          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1  Organizational Contributions.

     In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a certain interest in the Partnership and has been admitted as a General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

SECTION 5.2  Contributions by the General Partner and its Affiliates.

     (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, (i) New Gauley shall contribute to the Partnership as a Capital Contribution all of its interest in NNG LLC in exchange for (A) a special
limited partner interest, (B)      Common Units, (C)      Subordinated Units and
(D) % of the Incentive Distribution Rights; (ii) Western Pocahontas shall contribute to the Partnership as a Capital Contribution all of its interest in WPP LLC to the Partnership in exchange for (A) a special limited partner
interest, (B)      Common Units, (C)      Subordinated Units and (D)      % of
the Incentive Distribution Rights; (iii) Great Northern shall contribute to the Partnership as a Capital Contribution all of its interest in GNP LLC in exchange
for (A) a special limited partner interest, (B)      Common Units, (C)
Subordinated Units and (D)      % of the Incentive Distribution Rights; (iv) Ark
Land shall contribute to the Partnership as a Capital Contribution all of its interest in ACIN LLC in exchange for (A) a special limited partner interest, (B)
     Common Units, (C)      Subordinated Units and (D)      % of the Incentive
Distribution Rights; and (v) New Gauley, Western Pocahontas, Great Northern and Ark Land each contribute such special limited partner interests to the General Partner and such special limited partner interests shall (A) be deemed to be an additional Capital Contribution by the General Partner and a continuation of its General Partner Interest and (B) shall no longer be treated as a special limited partner interest.

     (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering and other than the issuance of the Common Units issued pursuant to the Over-Allotment Option and other than Common Units purchased by the General Partner to the extent the Over-Allotment Option is not exercised), the General Partner shall be required to make additional Capital Contributions equal to 2/98ths of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

     (c) Any payment made to the Partnership Group by the General Partner or its
Affiliates pursuant to Section   of the Omnibus Agreement shall be treated for
purposes of this Agreement as a Capital Contribution by the General Partner to the Partnership.

SECTION 5.3 Contributions by Initial Limited Partners and Distributions to the General Partner.

     (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

     (b) Upon the exercise of the Over-Allotment Option and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

     (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph
(a) hereof in aggregate number equal to 3,836,613, (ii) the "Additional Units" as such term is used in the Underwriting Agreement in an aggregate number up to 663,387 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof or up to 70,000 units to New Gauley and Great Northern to the extent the Over-Allotment Option is not exercised, (iii) the 12,005,000 Subordinated Units issuable to Western Pocahontas, Great Northern, New Gauley and Ark Land pursuant to Section 5.2 hereof, and (iii) the Incentive Distribution Rights.

SECTION 5.4  Interest and Withdrawal.

     No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of
Section 17-502(b) of the Delaware Act.

SECTION 5.5  Capital Accounts.

     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

     (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

          (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

          (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
     Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
     6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

     (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section
     5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

SECTION 5.6  Issuances of Additional Partnership Securities.

     (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership;
(iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

     (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

SECTION 5.7  Limitations on Issuance of Additional Partnership Securities.

     Except as otherwise specified in this Section 5.7, the issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

          (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than 6,002,500 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the Underwriting Agreement, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the General Partner Interest or any Incentive Distribution Rights pursuant to
     Section 11.3(b), (D) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member, (E) upon a conversion or exchange of Parity Units issued after the date hereof into Common Units or other Parity Units; provided that the total amount of Available Cash required to pay the aggregate Minimum Quarterly Distribution on all Common Units and all Parity Units does not increase as a result of this conversion or exchange and (F) in the event of a combination or subdivision of Common Units.

          (b) During the Subordination Period, the Partnership may also issue an unlimited number of Parity Units without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in:

             (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis as described below) as compared to

             (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed Quarters.

The General Partner's good faith determination that such an increase would have resulted shall be conclusive. If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis consistent with the procedures, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that
(1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

     (c) During the Subordination Period, without the prior approval of the holders of a Unit Majority, the Partnership shall not issue any additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are entitled in any Quarter to receive in respect of the Subordination Period any distribution of Available Cash from Operating Surplus before the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter or (ii) that are entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and any Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B).

     (d) During the Subordination Period, without the prior approval of the Unitholders, the Partnership may issue additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are not entitled in any Quarter during the Subordination Period to receive any distributions of Available Cash from Operating Surplus until after the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter and (ii) that are not entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and Parity Units have been allocated Net Termination Gain pursuant to
Section 6.1(c)(i)(B), even if (A) the amount of Available Cash from Operating Surplus to which each such Partnership Security is entitled to receive after the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage have been paid or set aside for payment on the Common Units exceeds the Minimum Quarterly Distribution, (B) the amount of Net Termination Gain to be allocated to such Partnership Security after Net Termination Gain has been allocated to any Common Units and Parity Units pursuant to Section 6.1(c)(i)(B) exceeds the amount of such Net Termination Gain to be allocated to each Common

Unit or Parity Unit or (C) the holders of such additional Partnership Securities have the right to require the Partnership or its Affiliates to repurchase such Partnership Securities at a discount, par or a premium.

     (e) During the Subordination Period, the Partnership may also issue an unlimited number of Parity Units without the approval of the Unitholders, if the proceeds from such issuance are used exclusively to repay indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Units or Partnership Securities, plus the related distributions on the General Partner Interest in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such additional Units or Partnership Securities had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such additional Units or Partnership Securities) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In the event that the Partnership is required to pay a prepayment penalty in connection with the repayment of such indebtedness, for purposes of the foregoing test the number of Parity Units issued to repay such indebtedness shall be deemed increased by the number of Parity Units that would need to be issued to pay such penalty.

     (f) No fractional Units shall be issued by the Partnership.

SECTION 5.8  Conversion of Subordinated Units.

     (a) A total of 3,001,250 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2005 in respect of which:

          (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest in the Partnership, during such periods; and

          (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

     (b) An additional 3,001,250 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2006, in respect of which:

          (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the

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     Minimum Quarterly Distribution on all of the Common Units, Subordinated
     Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest during such periods; and

          (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

     provided, however, that the conversion of Subordinated Units pursuant to this Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).

     (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

     (d) Any Subordinated Units that are not converted into Common Units pursuant to Section 5.8(a) and (b) shall convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

     (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

     (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

SECTION 5.9  Limited Preemptive Right.

     Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

SECTION 5.10  Splits and Combinations.

     (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

     (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership

                                       A-37
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Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

     (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.11  Fully Paid and Non-Assessable Nature of Limited Partner Interests.

     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

                                   ARTICLE VI

                         ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1  Allocations for Capital Account Purposes.

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     (a) Net Income. After giving effect to the special allocations set forth in
Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

          (i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

          (ii) Second, 2% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 98% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

          (iii) Third, 2% to the General Partner, and 98% to the Unitholders, Pro Rata.

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

     (b) Net Losses. After giving effect to the special allocations set forth in
Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

          (i) First, 2% to the General Partner, and 98% to the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to
     Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (ii) Second, 2% to the General Partner, and 98% to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this
     Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (iii) Third, the balance, if any, 100% to the General Partner.

     (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section
6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this
Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

             (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

             (B) Second, 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

             (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 98% to all Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

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

             (D) Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus
        (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

             (E) Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

             (F) Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi)and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the "Third Liquidation Target Amount"); and

             (G) Finally, any remaining amount 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner.

          (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

             (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 98% to the Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

             (B) Second, 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

             (C) Third, the balance, if any, 100% to the General Partner.

          (iii) If, immediately prior to the allocation of any Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c)(i) and (ii), the cumulative amount of Capital Contributions by the General Partner to the Partnership described in Section 5.2(c) exceeds the cumulative amount of items allocated to the General Partner pursuant to Section 6.1(d)(xiii), items of loss and deduction shall be allocated to the General Partner, immediately prior to any allocation pursuant to Section 6.1(c)(i) and (ii), in an amount equal to such excess. In the event the amount of Partnership losses and deductions available to make the allocation described in the previous sentence is less than the amount required to satisfy such allocation, Net Termination Gain that would otherwise be allocated to the General Partner pursuant to Sections 6.1(c)(i)(B), (D), (E), (F) or (G), in an amount equal to such shortfall, shall be allocated to the Unitholders holding Common Units instead.

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

     (d) Special Allocations.  Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

          (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) Chargeback of Partner Nonrecourse Debt Minimum
     Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
     Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation
     Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) Priority Allocations.

             (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/98th of the sum of the amounts allocated in clause (1) above.

             (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

          (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to
     Section 6.1(d)(i) or (ii).

          (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii) Nonrecourse Liabilities.  For purposes of Treasury Regulation
     Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the
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

     Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

          (xi) Curative Allocation.

             (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to
        (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and
        (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

             (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

             (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this
        Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

             (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

             (C) In making the allocations required under this Section 6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

SECTION 6.2  Allocations for Tax Purposes.

     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
     Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this
Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

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

     (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

     (g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by
Section 706 of the Code and the regulations or rulings promulgated thereunder.

     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

SECTION 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2002, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to
Section 17-607 of the Delaware Act.

     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

     (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4  Distributions of Available Cash from Operating Surplus.

     (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i) First, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii) Second, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii) Third, 98% to the Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv) Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v) Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi) Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (vii) Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

     (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by
Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i) First, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii) Second, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii) Third, 85% to all Unitholders, Pro Rata, and 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv) Fourth, 75% to all Unitholders Pro Rata, and 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (v) Thereafter, 50% to all Unitholders, Pro Rata, and 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

SECTION 6.5  Distributions of Available Cash from Capital Surplus.

     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 98% to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

SECTION 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

     (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

     (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

SECTION 6.7  Special Provisions Relating to the Holders of Subordinated Units.

     (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

     (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

SECTION 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

SECTION 6.9  Entity-Level Taxation.

     If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes a Group Member to be treated as an association taxable as a corporation or otherwise subjects a Group Member to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by
(b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Group Member for the taxable year of the Group Member in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Group Member for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Group Member is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Group Member had been subject to such state and local taxes during such preceding taxable year.

                                  ARTICLE VII

                      MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1  Management.

     (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

          (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Company), the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

          (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi) the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

          (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Company from time to time) subject to the restrictions set forth in Section 2.4;

          (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

          (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

          (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Company or any other subsidiary of the Partnership as a member or partner.

     (b) Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

SECTION 7.2  Certificate of Limited Partnership.

     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

SECTION 7.3  Restrictions on the General Partner's Authority.

     (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner;
(iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

     (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

SECTION 7.4  Reimbursement of the General Partner.

     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

     (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

     (c) Subject to Section 5.7, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

SECTION 7.5  Outside Activities.

     (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement,
(B) the acquiring, owning or disposing of debt or equity securities in any Group Member or (C) the operation, maintenance and administration of the Retained Assets and the businesses conducted by or related to them and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Business.

     (b) Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas and certain of their respective Affiliates have entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Company, which agreement sets forth certain restrictions on the ability of Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas and such Affiliates to engage in Restricted Businesses.

     (c) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

     (d) Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

     (e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

     (f) The term "Affiliates" when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

     (g) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

SECTION 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

     (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

     (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

     (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

     (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

SECTION 7.7  Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section
7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

     (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.8  Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as General Partner set forth in
Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

     (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9  Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Operating Company Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any such approval shall be subject to the presumption that, in making its decision, the Conflicts Committee acted on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the Partnership, and in any proceeding brought by any Unitholder or by or on behalf of such Unitholder or any other Unitholders or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;
(B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. In any proceeding brought by any Unitholder by or on behalf of such Unitholder or any other Unitholders or the Partnership alleging that such a resolution by the General Partner (and not by the Conflicts Committee, whose resolution shall be conclusive as provided above) is not fair to the Partnership, such Unitholder shall have the burden of proof of overcoming such conclusion. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 2% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10  Other Matters Concerning the General Partner.

     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

SECTION 7.11  Purchase or Sale of Partnership Securities.

     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to
Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

SECTION 7.12  Registration Rights of the General Partner and its Affiliates.

     (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

     (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

     (e) Any request to register Partnership Securities pursuant to this Section
7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to
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provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

SECTION 7.13  Reliance by Third Parties.

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1  Records and Accounting.

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2  Fiscal Year.

     The fiscal year of the Partnership shall be a fiscal year ending December
31.

SECTION 8.3  Reports.

     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows,

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such statements to be audited by a firm of independent public accountants selected by the General Partner.

     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  TAX MATTERS

SECTION 9.1  Tax Returns and Information.

     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2  Tax Elections.

     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3  Tax Controversies.

     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

SECTION 9.4  Withholding.

     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the

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Operating Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to
Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                             ADMISSION OF PARTNERS

SECTION 10.1  Admission of Initial Limited Partners.

     Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, the Limited Partner and the Underwriters as described in Section 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

SECTION 10.2  Admission of Substituted Limited Partner.

     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.3  Admission of Successor General Partner.

     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or

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instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.4  Admission of Additional Limited Partners.

     (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

          (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

          (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.5  Amendment of Agreement and Certificate of Limited Partnership.

     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 2.6.

                                   ARTICLE XI

                       WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1  Withdrawal of the General Partner.

     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii) The General Partner is removed pursuant to Section 11.2;

          (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

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

          (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B),
(C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on June 30, 2012, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2012, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

SECTION 11.2  Removal of the General Partner.

     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor
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General Partner by the Unitholders holding a majority of the outstanding Common
Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3. The percentage of the Outstanding Units required to remove the General Partner may be amended by the General Partner as described in Section 13.1 hereof.

SECTION 11.3  Interest of Departing Partner and Successor General Partner.

     (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

     For purposes of this Section 11.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

     (b) If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

     (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 2/98ths of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 2% of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 2%.

SECTION 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

SECTION 11.5  Withdrawal of Limited Partners.

     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII

                          DISSOLUTION AND LIQUIDATION

SECTION 12.1  Dissolution.

     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

          (a) an Event of Withdrawal of the General Partner as provided in
     Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

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          (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

          (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

          (d) the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.2  Continuation of the Business of the Partnership After Dissolution.

     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

          (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.3  Liquidator.

     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4  Liquidation.

     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

          (a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

          (b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

          (c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation
     Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.5  Cancellation of Certificate of Limited Partnership.

     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6  Return of Contributions.

     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
                                       A-68
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SECTION 12.7  Waiver of Partition.

     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8  Capital Account Restoration.

     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                  ARTICLE XIII

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 13.1  Amendment to be Adopted Solely by the General Partner.

     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

          (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

          (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section
     5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

          (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

          (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

          (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

          (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

          (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

          (k) a merger or conveyance pursuant to Section 14.3(d);

          (l) an amendment to Section 11.2 that would reduce the percentage of the Outstanding Units required for the Unitholders to remove the General Partner; provided, however, that once such required percentage has been reduced, it may be further reduced by the General Partner but such required percentage may not be increased without a vote of the Unitholders; provided further, however, that no such amendment may provide that any class Units may vote separately as a class to remove the General Partner.

          (m) an amendment to the definition of "Outstanding" contained in
     Section 1.1 hereof to increase from 20% or more the percentage of Outstanding Partnership Securities, that if at any time acquired by any Person or Group, shall not be voted on any matter and shall not be considered to be Outstanding for the other purposes described in such definition; provided, however, that once such percentage has been increased, it may be further increased by the General Partner, but such required percentage may not be reduced without a vote of the Unitholders; or

          (n) any other amendments substantially similar to the foregoing.

SECTION 13.2  Amendment Procedures.

     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3  Amendment Requirements.

     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

     (c) Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4  Special Meetings.

     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

SECTION 13.5  Notice of a Meeting.

     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with
Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6  Record Date.

     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

SECTION 13.7  Adjournment.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8  Waiver of Notice; Approval of Meeting; Approval of Minutes.

     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9  Quorum.

     The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10  Conduct of a Meeting.

     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11  Action Without a Meeting.

     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until
(a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12  Voting and Other Rights.

     (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

     (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                                  ARTICLE XIV

                                     MERGER

SECTION 14.1  Authority.

     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

SECTION 14.2  Procedure for Merger or Consolidation.

     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (c) the terms and conditions of the proposed merger or consolidation;

          (d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

          (g) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.3  Approval by Limited Partners of Merger or Consolidation.

     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.4  Certificate of Merger.

     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5  Effect of Merger.

     (a) At the effective time of the certificate of merger:

          (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV

                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1  Right to Acquire Limited Partner Interests.

     (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and
(iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

     (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this
Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                  ARTICLE XVI

                               GENERAL PROVISIONS

SECTION 16.1  Addresses and Notices.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 16.2  Further Action.

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.3  Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.4  Integration.

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 16.5  Creditors.

     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.6  Waiver.

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 16.7  Counterparts.

     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

SECTION 16.8  Applicable Law.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 16.9  Invalidity of Provisions.

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 16.10  Consent of Partners.

     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          NRP (GP) LP

                                          By: GP Natural Resource Partners LLC,
                                              its general partner

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          GP NATURAL RESOURCE PARTNERS LLC

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          LIMITED PARTNERS:

                                          All Limited Partners now and hereafter
                                          admitted as Limited Partners of the
                                          Partnership, pursuant to powers of
                                          attorney now and hereafter executed in
                                          favor of, and granted and delivered to
                                          the General Partner.

                                          NRP (GP) LP

                                          By: GP Natural Resource Partners LLC,
                                              its
                                              general partner

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT A
                            TO THE FIRST AMENDED AND
                  RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                         NATURAL RESOURCE PARTNERS L.P.
                      CERTIFICATE EVIDENCING COMMON UNITS
                   REPRESENTING LIMITED PARTNER INTERESTS IN
                         NATURAL RESOURCE PARTNERS L.P.


NO.---------------                                 --------------- COMMON UNITS

     In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Natural Resource Partners L.P., a Delaware limited partnership (the
"Partnership"), hereby certifies that           (the "Holder") is the registered
owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

     The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

     This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.


Dated: ---------------                            Natural Resource Partners L.P.

Countersigned and Registered by:                  By: NRP (GP) LP, its General Partner

                                                  By: GP Natural Resource
                                                          Partners LLC, its General
                                                          Partner

                                                  By: ------------------------------

--------------------------------                  Name: ----------------------------
as Transfer Agent and Registrar

By: ----------------------------                  By: ------------------------------
       Authorized Signature                                    Secretary

                            [REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM --    as tenants in common                       UNIF GIFT/TRANSFERS MIN ACT
TEN ENT --    as tenants by the entireties               ------------------ Custodian ------------------
                                                         (Cust)                                    (Minor)
JT TEN --     as joint tenants with right of             under Uniform Gifts/Transfers to CD Minors Act
              survivorship and not as tenants in         (State)
              common

     Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                         NATURAL RESOURCE PARTNERS L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
                          DUE TO TAX SHELTER STATUS OF
                         NATURAL RESOURCE PARTNERS L.P.

     You have acquired an interest in Natural Resource Partners L.P., 601 Jefferson Street, Suite 3600, Houston Texas 77002, whose taxpayer identification number is 35-2164875. The Internal Revenue Service has issued Natural Resource
Partners L.P. the following tax shelter registration number:           .

     YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN NATURAL RESOURCE PARTNERS L.P.

     You must report the registration number as well as the name and taxpayer identification number of Natural Resource Partners L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN NATURAL RESOURCE PARTNERS L.P.

     If you transfer your interest in Natural Resource Partners L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Natural Resource Partners L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

     ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

     FOR VALUE RECEIVED,           hereby assigns, conveys, sells and transfers
unto

-------------------------------------------      -------------------------------------------
(Please print or typewrite name and address      (Please insert Social Security or other
of Assignee)                                     identifying number of Assignee)

               Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby
irrevocably constitute and appoint           as its attorney-in-fact with full
power of substitution to transfer the same on the books of Natural Resource Partners L.P.

Date:                                      NOTE:   The signature to any endorsement hereon
                                                   must correspond with the name as
                                                   written upon the face of this
                                                   Certificate in every particular,
                                                   without alteration, enlargement or
                                                   change.
SIGNATURE(S) MUST BE GUARANTEED BY A
MEMBER FIRM OF THE NATIONAL ASSOCIATION
OF SECURITIES DEALERS, INC. OR BY A                __________________________________________________
COMMERCIAL BANK OR TRUST COMPANY                   (Signature)
SIGNATURE(S) GUARANTEED

                                                   __________________________________________________
                                                   (Signature)

     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.




 Date:_________________

 ___________________________________________     ______________________________
 Social Security or other identifying number         Signature of Assignee

 ___________________________________________     ______________________________
Purchase Price including commissions, if any      Name and Address of Assignee

Type of Entity (check one):

[ ]  Individual              [ ]  Partnership              [ ]  Corporation
[ ]  Trust                   [ ]  Other (specify)

Nationality (check one):

[ ]  U.S. Citizen, Resident or Domestic Entity
[ ]  Foreign Corporation                         [ ]  Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.  Individual Interestholder

    1.  I am not a non-resident alien for purposes of U.S. income taxation.

    2.  My U.S. taxpayer identification number (Social Security Number)

        is __________________________________.

    3.  My home address is ___________________________________________________.

B.  Partnership, Corporation or Other Interestholder

    1. _________ is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

    2. The interestholder's U.S. employer identification number is _______________________________________.

    3. The interestholder's office address and place of incorporation (if applicable) is _______________________________________________________.

     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

               __________________________________________________
                             Name of Interestholder

               __________________________________________________
                               Signature and Date

               __________________________________________________
                             Title (if applicable)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX B

                    APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as its attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,
(d) gives the powers of attorney provided for in the Partnership Agreement, and
(e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________________________


_____________________________________________________  _____________________________________________________
  Signature of Assignee                                  Social Security or other identifying number

_____________________________________________________  _____________________________________________________
  Purchase Price including commissions, if any           Name and Address of Assignee

Type of Entity (check one):

    [ ] Individual                [ ] Partnership               [ ] Corporation
    [ ] Trust                     [ ] Other (specify)

Nationality (check one):

    [ ] U.S. Citizen, Resident or Domestic Entity
    [ ] Foreign Corporation       [ ] Non-resident Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.   Individual Interestholder

     (1) I am not a non-resident alien for purposes of U.S. income taxation

     (2) My U.S. taxpayer identification number (Social Security Number) is

     _________________________________.

     (3) My home address is

     __________________________________________________________________________.

B.   Partnership, Corporation or Other Interestholder

     (1) ________________________________________ is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

     (2) The interest holder's U.S. employer identification number is __________

         _______________________________________________________________________

     (3) The interest holder's office address and place of incorporation (if applicable) is ________________________________________________________

         _______________________________________________________________________


     The interest holder agrees to notify the Partnership within sixty (60) days of the date the interest holder becomes a foreign person.

     The interest holder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

                                      _________________________________________
                                      Name of Interestholder

                                      _________________________________________
                                      Signature and Date

                                      _________________________________________
                                      Title (if applicable)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX C

                               GLOSSARY OF TERMS

     "adjusted operating surplus" means for any period, operating surplus generated during that period as adjusted to:

          (a) decrease operating surplus by:

             (1) any net increase in working capital borrowings with respect to that period; and

             (2) any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and

          (b) increase operating surplus by:

             (1) any net decrease in working capital borrowings with respect to that period; and

             (2) any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

     Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) of the definition of operating surplus.

     "anthracite" means the highest rank of economically usable coal with moisture content less than 15% by weight and heat value as high as 14,000 Btus per pound.

     "ash" means impurities consisting of incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of transportation and handling and can affect the burning characteristics of coal. Coal with a higher percentage of ash will have a lower heating value.

     "as received" means that the weight of coal includes both moisture and other mineral matter.

     "available cash" means for any quarter prior to liquidation:

          (a) the sum of

             (1) all cash and cash equivalents of Natural Resource Partners and its subsidiaries on hand at the end of that quarter; and

             (2) all additional cash and cash equivalents of Natural Resource Partners and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

          (b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

             (1) provide for the proper conduct of the business of Natural Resource Partners and its subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of Natural Resource Partners and its subsidiaries) after that quarter;

             (2) comply with applicable law or any debt instrument or other agreement or obligation to which Natural Resource Partners or any of its subsidiaries is a party or by which it is bound or its assets are subject;

             (3) provide funds for distributions to unitholders for any one or more of the next four quarters; and

     provided, however, that the general partner may not establish cash reserves pursuant to clause (b)(3) immediately above if the effect of such reserves would be that Natural Resource Partners is unable to distribute the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and
     provided, further, that disbursements made by Natural Resource Partners or any of its subsidiaries of cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

     "base load electricity demand" means the amount of power that is consistently required 24 hours per day.

     "bituminous coal" means a soft black coal with a heat content that ranges from 10,500 to 14,000 Btus per pound, as received. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah, and is the type most commonly used for electricity generation in the United States. Bituminous coal is also used for industrial steam purposes and as metallurgical coal used in steel production.

     "British thermal unit, or Btu" means a measure of the energy required to raise the temperature of one pound of water one degree Fahrenheit.

     "capital account" means the capital account maintained for a partner under the partnership agreement. The capital account of a partner for a general partner interest, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner interest, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Natural Resource Partners held by such partner from and after the date on which it was first issued.

     "capital surplus" means all available cash distributed by Natural Resource Partners from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter immediately before that distribution. Any excess available cash distributed by Natural Resource Partners will be deemed to be capital surplus.

     "Clean Air Act" means the federal law enacted to regulate air emissions, as amended to date.

     "closing price" means the last sale price on a day, regular way, or in case no sale takes place on that day the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading, or if the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by the board of directors of the general partner.

     "coal seam" means a layered coal deposit typically separated by rock. Each layer is called a "seam."

     "coke" means a hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful by-products.

     "common unit arrearage" means the amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

     "compliance coal" means coal which, when burned, emits less than 1.2 pounds of sulfur dioxide per million Btus. Compliance coal meets sulfur emission standards imposed by Title IV of the Clean Air Act.

     "continuous mining" means a form of underground room and pillar mining, which involves the excavation of a series of "rooms" into the coal seam leaving "pillars" or columns of coal to help support the mine roof. A specialized cutting machine, the continuous miner, mechanizes the extraction procedure. Continuous miners tear the coal from the seam and load it onto conveyors or into shuttle cars in a continuous operation.

     "contract mining" means the contractual engagement of a third-party mining company by the mineral rights holder to mine coal. Contract mining companies are typically paid on a set price per ton of coal mined. Under most contract mining agreements the mineral rights holder is responsible for the permitting of the mine site. The contract miner is generally responsible for providing all equipment, financing for its operation, internal mine capital needs, employee salary and benefits and all other requirements associated with an independent business.

     "current market price" means with respect to any class of units as of any date, the average of the daily closing prices per unit of such class for the 20 consecutive trading days immediately prior to the date.

     "dragline" means a large machine used in the surface mining process to remove the overburden, or layers of earth and rock, covering a coal seam. The dragline has a large bucket suspended from the end of a huge boom. The bucket, which is suspended by cables, is able to scoop up great amounts of overburden as it is dragged across the excavation area.

     "highwall mining" means a method of mining generally utilized in conjunction with truck-and-shovel surface mining. At the highwall exposed by the truck-and-shovel operation a modified continuous miner with an attached conveying system cuts horizontal passages from the surface into a seam.

     "high sulfur coal" means coal with a sulfur content of greater than 1.5%.

     "high-volatile metallurgical coal" means metallurgical coal that contains more than 31% volatile matter. Volatile matter consists of the products, exclusive of moisture, given off as gas and vapor when the coal is heated under specified conditions.

     "incentive distribution right" means a non-voting limited partner interest issued to the general partner or one of its affiliates conferring upon it the right to receive increasing percentages, up to 48%, of the cash we distribute each quarter in excess of $0.55 per unit.

     "interim capital transactions" means the following transactions if they occur prior to liquidation:

          (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Natural Resource Partners or any of its subsidiaries;

          (b) sales of equity interests (including any common units sold to the underwriters pursuant to their over-allotment option by Natural Resource Partners or any of its subsidiaries); and

          (c) sales or other voluntary or involuntary dispositions of any assets of Natural Resource Partners or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

     "lignite" means a brownish-black coal with a heat content that generally ranges from 4,500 to 8,300 Btus per pound.

     "longwall mining" means a form of underground mining in which two sets of parallel entries, that can be up to 1,000 feet apart, are joined together at their far ends by a crosscut, called the longwall. The longwall machine consists of a rotating drum that moves back and forth across the longwall. The loosened coal falls onto a conveyor for removal from the mine.

     "low sulfur coal" means coal with a sulfur content of less than 1.0%.

     "low-volatile metallurgical coal" means metallurgical coal that contains less than 23% volatile matter. Volatile matter consists of the products, exclusive of moisture, given off as gas and vapor when the coal is heated under specified conditions.

     "medium sulfur coal" means coal with a sulfur content greater than or equal to 1.0% but less than or equal to 1.5%.

     "medium-volatile metallurgical coal" means metallurgical cola that contains between 23% and 31% volatile matter. Volatile matter consists of the products, exclusive of moisture, given off as gas and vapor when the coal is heated under specified conditions.

     "metallurgical coal" means the various grades of coal suitable for carbonization to make coke for the manufacture of steel. Also known as "met" coal, it possesses four important qualities; volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and expansion characteristics, which affect coke oven safety.

     "nitrogen oxide" means a gas formed in high temperature environments such as coal combustion. It is reported to contribute to ground level ozone and visibility degradation.

     "operating expenditures" means all expenditures of Natural Resource Partners and its subsidiaries including, but not limited to, taxes, reimbursements of the general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

          (a) payments (including prepayments) of principal of and premium on indebtedness other than working capital borrowings will not constitute operating expenditures; and

          (b) operating expenditures will not include:

             (1) capital expenditures made for acquisitions or for capital improvement;

             (2) payment of transaction expenses relating to interim capital transactions; or

             (3) distributions to partners.

     "operating surplus" means, with respect to any period before liquidation, on a cumulative basis and without duplication:

          (a) the sum of:

             (1) $15.0 million plus all the cash and cash equivalents of Natural Resource Partners and its subsidiaries on hand as of the closing of Natural Resource Partners' initial public offering;

             (2) all the cash receipts of Natural Resource Partners and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

             (3) all cash receipts of Natural Resource Partners and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

          (b) the sum of:

             (1) operating expenditures for the period beginning on the date, of the closing date of Natural Resource Partners' initial public offering and ending with the last day of that period; and

             (2) the amount of cash reserves that are necessary or advisable in the reasonable discretion of the general partner to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to Natural Resource Partners or any of its subsidiaries or disbursements on behalf of Natural Resource Partners or any of its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for the purposes of determining operating surplus within such period, if the general partner so determines.

     "overburden" means layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

     "peak electricity demand" means the maximum level of power that is required during a 24-hour period.

     "preparation plant" means a facility for sizing and washing coal to prepare it for use by customers. The washing process removes ash from the coal and has the added benefit of reducing the coal's sulfur content.

     "probable reserves" means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

     "proven reserves" means reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

     "reclamation" means the restoration of a mining site to its approximate original contour after the coal is extracted following the requirement of mining permits and approved restoration plans. Reclamation operations are usually underway where the coal has already been taken from a mine even as mining operations are taking place elsewhere at the site. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance restoring topsoil and planting native grass and ground covers. Reclamation is closely regulated by both state and federal law.

     "reserves" means that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

     "room and pillar mining" means a system of coal mining commonly used in the U.S. in which rooms are driven off the entries with pillars of coal left standing between them for temporary or permanent roof support.

     "scrubber" means any of several forms of chemical/physical devices that operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal.

     "spot market" means sales of coal pursuant to an agreement for shipments over a period of one year or less. Spot market sales are generally obtained via a competitive bidding process.

     "steam coal" means coal used by power plants and industrial boilers to produce steam for the generation or heating processes. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

     "subbituminous coal" means a black coal with a heat content that ranges from 8,300 to 11,500 Btus per pound, as received. Most subbituminous reserves are located in Alaska, Colorado, Montana, New Mexico, Washington and Wyoming. Subbituminous coal is used almost exclusively by electricity generators and some industrial consumers.

     "subordination period" means the period of time that will generally extend from the date of the closing of the initial public offering until the first to occur of the following:

          (a) the first day of any quarter beginning on or after June 30, 2007 for which:

             (1) distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

             (2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during these periods on a fully diluted basis, plus the related distribution on the general partner interest in Natural Resource Partners; and

             (3) there are no outstanding cumulative common unit arrearages.

          (b) the date on which the general partner is removed as general partner of Natural Resource Partners upon the requisite vote by limited partners under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of removal.

     "sulfur" means one of the elements present in varying quantities in coal. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

     "tons" means a "short" or net ton, which is equal to 2,000 pounds.

     "units" means both common units and subordinated units, but not the general partner interest.

     "volatile matter" means combustible matter which is vaporized in the combustion process. Power plant boilers are designed to burn coal containing specific amounts of volatile matter.

     "working capital borrowings" means borrowings solely for working capital purposes or to pay distributions to partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

                                                                      APPENDIX D

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

     The following table shows the calculation of pro forma available cash from operating surplus and should be read in conjunction with "Cash Available for Distribution," and the Natural Resource Partners L.P. Unaudited Pro Forma Financial Statements.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2001
                                                              ------------
Pro forma income from operations(a).........................    $22,716
Add:
  Depreciation, depletion and amortization..................     20,103
Less:
  Reversionary Interest (b).................................         --
  Gain on sale of property and equipment....................        220
                                                                -------
Pro forma available cash from operating surplus(c)(d).......    $42,599
                                                                =======

---------------

(a) Pro forma income from operations comes from our pro forma financial statements. The pro forma financial statements do not purport to present our financial position or results of operations had the transactions to be effected at the closing of this offering actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts whereas available cash from operating surplus is defined in the partnership agreement on a cash accounting basis. As a consequence, the amount of pro forma cash available from operating surplus shown in the table should be viewed as a general indication of the amounts of available cash from operating surplus that may in fact have been generated by us had we been formed in earlier periods.

(b) Reflects our purchase of the reversionary interest retained by CSX in the properties owned by Western Pocahontas Properties Limited Partnership for the six month period ending December 31, 2001.

(c) Pro forma available cash from operating surplus has not been reduced to reflect additional administrative expenses of approximately $1.5 million per year that we expect to incur as a result of becoming a publicly traded partnership.

(d) The amounts of available cash from operating surplus needed to distribute the minimum quarterly distribution for one quarter and for four quarters on the common units, subordinated units and the 2% general partner interest are approximately:

                                                                FOUR         ONE
                                                              QUARTERS     QUARTER
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Common units................................................  $24,010.0   $ 6,002.5
Subordinated units..........................................   24,010.0     6,002.5
General partner.............................................      980.0       245.0
                                                              ---------   ---------
  Total.....................................................  $49,000.0   $12,250.0
                                                              =========   =========

     The amount of pro forma available cash from operating surplus generated during 2001 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and approximately 73.9% of the minimum quarterly distribution on the subordinated units.

                                                                      APPENDIX E
                                           WEIR INTERNATIONAL MINING CONSULTANTS
               2340 River Road, Suite 203, Des Plaines, Illinois 60018-3223, USA
                    Tel: 847-297-3500 Fax: 847-297-0217 e-mail: wimc@weirimc.com

April 3, 2002
Job No. 4568.3

Mr. David B. Peugh
Vice President -- Business Development
Arch Coal, Inc.
CityPlace One, Suite 300
St. Louis, Missouri 63141

Reference: Audit of Selected Proven and Probable Coal Reserves
           Controlled by Arch Coal, Inc.

Dear Dave:

     Weir International Mining Consultants (WIMC) has completed an overview audit of the proven and probable reserves, as of December 31, 2001, for selected coal mining properties (Contributed Properties) of Arch Coal, Inc. (Arch) located in Illinois, Kentucky and West Virginia.

     By assignment, the objective of this summary report is to express an independent opinion on Arch's estimates of proven and probable reserves based on WIMC's detailed audit review, familiarity with the Arch properties and knowledge of the coal mining industry in the regions of this study.

     This summary report addresses the following areas:

     - Summary and conclusions of our coal reserve audit.

     - Definitions relating to the coal reserve audit.

     - WIMC's qualifications to conduct the coal reserve audit.

SUMMARY AND CONCLUSIONS

     Based on the scope and process of our audit of Arch's proven and probable coal reserve estimates, it is our professional opinion that:

     - Based on WIMC's audit of selected coal mining properties as of December 31, 2001, Arch controlled by lease and fee ownership of the Contributed Properties an estimated 454 million tons of recoverable proven and probable coal reserves summarized as follows:

                                                 RECOVERABLE COAL RESERVES -- TONS (000)
                                 -----------------------------------------------------------------------

                                      BY CLASSIFICATION           BY MINING METHOD         BY CONTROL
                                 ----------------------------   ---------------------   ----------------
                                  TOTAL    PROVEN    PROBABLE   UNDERGROUND   SURFACE    OWNED    LEASED
                                 -------   -------   --------   -----------   -------   -------   ------
CENTRAL APPALACHIA
Eastern Kentucky...............  389,889   231,116   158,773      379,472     10,417    389,889      --
Southern West Virginia.........   57,659    40,987    16,672       52,820      4,839     36,760   20,898
                                 -------   -------   -------      -------     ------    -------   ------
Sub-total Central Appalachia...  447,548   272,103   175,444      432,292     15,255    426,649   20,898
ILLINOIS BASIN.................    6,449     6,449        --           --      6,449      6,449      --
                                 -------   -------   -------      -------     ------    -------   ------
Total..........................  453,997   278,552   175,444      432,292     21,704    433,098   20,898
                                 =======   =======   =======      =======     ======    =======   ======

                                 RECOVERABLE COAL RESERVES -- TONS (000)        TYPICAL
                                 ----------------------------------------     QUALITY (AS
                                                 BY SULFUR CONTENT (AS         RECEIVED)
                                                     RECEIVED)(2)           ---------------
                                 COMPLIANCE   ---------------------------            SULFUR
                                  COAL(1)     < 1.0%    1.0-1.5%   < 1.5%   BTU/LB    (%)
                                 ----------   -------   --------   ------   ------   ------
CENTRAL APPALACHIA
Eastern Kentucky...............   163,567     355,643    18,968    15,278   13,332    0.86
Southern West Virginia.........    14,475      34,845    21,333     1,481   13,147    0.99
                                  -------     -------    ------    ------   ------    ----
Sub-total Central Appalachia...   178,042     390,487    40,301    16,759   13,308    0.88
ILLINOIS BASIN.................        --          --     4,300     2,149   11,477    1.89
                                  -------     -------    ------    ------   ------    ----
Total..........................   178,042     390,487    44,601    18,908   13,282    0.89
                                  =======     =======    ======    ======   ======    ====

Notes:

(1) Compliance coal meets the sulfur dioxide emission standards (1.2 lbs SO2/Mbtu) imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a sub-set of <1.0% sulfur coal and is, therefore, also reported within the amounts for <1.0% sulfur coal.

(2) As received quality is based on 12% moisture for the Illinois reserves and 6% moisture for the Kentucky and West Virginia reserves.

     The reserves are shown in detail on Table 1.

     - Proven and probable reserve estimates presented by Arch are properly calculated in accordance with Arch's standard procedures and parameters. These procedures and parameters comply with practices and standards generally employed by and within the coal mining industry and are consistent with the requirements of the Item 102 of Regulation S-K as well as Industry Guide 7, both of which are promulgated pursuant to the Securities Act of 1933, as amended.

DEFINITIONS RELATING TO THE COAL RESERVE AUDIT

     Definitions of terms and criteria applied in our report based on U.S. Geological Circular 891, "Coal Resource Classification of U.S. Geological Survey," 1983, are summarized as follows:

          Reserve Classification: Refers to the reliability or accuracy of the reserve estimate. This report is limited to two reserve classifications: proven (measured) and probable (indicated), in decreasing order of geologic assurance.

          Proven (Measured) Reserves: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral contents of reserves are well-established.

          Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

     Additional definitions include:

          Recoverable Reserves (Reserves): Tons mined and prepared for sale; can include both tonnage cleaned and processed in a preparation plant and ROM tonnage that can be sold without cleaning.

          ROM: Run-of-mine tons. Tonnage as mined, including in-seam rock and out-of-seam dilution (top and bottom rock).

          In computing reserves, legal, technical and economic constraints are taken into account. Reserves are the sum of coal tons classified as proven and probable. It is emphasized that use of the term reserve implies assurance of coal tonnage estimates based on industry-standard parameters of existence, continuity and situational suitability for permitting and mining related to legal, economic and technical standards. The reserve estimates prepared by Arch and audited by WIMC adequately account for mining limitations, including coal in roof and barrier pillars and coal under railroads, roads, buildings, power lines, or other structures protected by state restrictions including restrictions on surface disturbance. These limitations are taken into account by the application of a mining recovery factor and the exclusion of reserves in areas encumbered by restrictions.

WIMC QUALIFICATIONS

     WIMC has provided consulting services to the United States and International mining industries continuously for over 65 years. The company was founded in 1936 in Chicago, Illinois, as the Paul Weir Company, where the firm continues to maintain its principal office. WIMC provides independent professional advice to the mining industry and enjoys an unrivalled reputation for objectively.

     WIMC operates independently from equipment manufacturers, government agencies and producing companies to ensure total independence.

     WIMC is a member of the International Mining Consultants Group, and thus has access to the resources of the world's largest specialized consulting company serving the needs of the mining and minerals industries through 400 staff and 34 offices worldwide. WIMC provides a complete range of consulting and engineering services in mining, geology, geotechnical and hydrogeologic engineering, environmental investigations, economics, and coal beneficiation, combustion and utilization. WIMC has been involved in over 4,000 assignments for clients in all significant geographical areas across the United States and in many foreign countries.

     WIMC is familiar with Arch's fee coal holdings in the Contributed Properties and has visited many of Arch's operations at the Contributed Properties in the past six months. Our audit was planned and performed to obtain a reasonable assurance of the reserve estimates of Arch for the Contributed Properties. The audit process included a review and examination of exploration data that supports the reserve estimates as well as assessing the methodology and practices applied by Arch in formulating the reserve estimates.

     In preparing this overview reserve audit report, we have relied on real property information and other data provided by Arch. We have not independently investigated real property ownership, verified such data or other information, or examined any agreements or documents in regard to Arch's reserve ownership or control.

     Based on the foregoing, we believe our findings are reasonable and realistic and have been developed using accepted engineering practices. All findings are subject to the accuracy and reliability of the source data used as the basis of this report.

     WIMC is an independent mining consulting firm, and it does not own any interest in Arch Coal, Inc., Natural Resource Partners L.P., Western Pocahontas Properties Limited Partnership, Great Northern Properties Limited Partnership or New Gauley Coal Corporation, or any of their respective affiliates, or in the Contributed Properties. No employee, officer or director of WIMC is an employee, officer or director of Arch or any of their respective affiliates. Neither the employment nor the compensation received by WIMC was contingent upon providing any of the summary information about the selected coal mining properties.

     We appreciate the opportunity to provide Arch with this audit of the Contributed Properties. If we can be of further assistance, please contact us.

Sincerely,

Weir International Mining Consultants





                /s/ DENNIS N. KOSTIC                                     /s/ JOHN W. SABO
-----------------------------------------------------  -----------------------------------------------------
                  Dennis N. Kostic                                         John W. Sabo
                  President and CEO                                    Senior Vice President

Enclosures
cc: Scott Stewart, Arch Coal, Inc.

Mr. Nick Carter
April 16, 2002

                                                                      APPENDIX F

                                                                  (304) 776-6660
                                                             Fax: (304) 776-7867

[STAGG LOGO]                                               Url: www.staggusa.com
                                                     E-mail: stagg@charterbn.com

April 16, 2002

Mr. Nick Carter
President
Western Pocahontas Properties Limited Partnership
Suite 300
1035 Third Avenue
P.O. Box 2827
Huntington, West Virginia 25727

     Project: Coal Reserve Audit of Selected Properties
              Western Pocahontas Properties Limited Partnership,
              New Gauley Coal Corporation, and
              Great Northern Properties Limited Partnership
              United States
              Job No. E410-100-122

Dear Nick:

     As you requested, Stagg Resource Consultants, Inc. ("STAGG") has conducted an audit of the reserves at specified properties for which the coal estate was controlled variously by Western Pocahontas Properties Limited Partnership ("WPPLP"), New Gauley Coal Corporation ("NGCC"), or Great Northern Properties Limited Partnership ("GNPLP") at December 31, 2001 (respectively, the "Audit" and the "Audit Date"). The properties included in the Audit are those specified by you (collectively, the "Audit Properties").

     As a result of the work conducted in the Audit, it is our opinion that at the Audit Date the Audit Properties contained a total of 699.92 million tons of recoverable coal classified as a reserve. All tonnage is in the proven and probable categories.

     The Audit Properties are located in the following five coal producing regions of the U.S.

     - NORTHERN APPALACHIA -- that portion of the Appalachian Region of the Eastern Coal Province lying in Maryland, Ohio, Pennsylvania, and northern West Virginia. Coal rank is bituminous.

     - CENTRAL APPALACHIA -- that portion of the Appalachian Region of the Eastern Coal Province lying in eastern Kentucky, southern West Virginia, and southwestern Virginia. Coal rank is bituminous.

     - SOUTHERN APPALACHIA -- that portion of the Appalachian Region of the Eastern Coal Province lying in eastern Tennessee, northwestern Georgia, and Alabama. Coal rank is bituminous.

     - ILLINOIS BASIN -- that portion of the Interior Coal Province lying in Illinois, Indiana, and western Kentucky. Coal rank is bituminous.

     - POWDER RIVER BASIN -- that portion of the Northern Great Plains Coal Province containing subbituminous coal and lying in Montana and Wyoming.

     In the Audit, coal quality is reported on an imputed as-received basis, assuming 6 percent moisture content for coal in the Appalachian regions, 12 percent for coal in the Illinois Basin, and 25 percent for coal in the Powder River Basin.
                        STAGG RESOURCE CONSULTANTS, INC.
     5457 Big Tyler Road - P.O. Box 7028 - Cross Lanes, West Virginia 25356

Mr. Nick Carter
April 16, 2002

     The distribution of tonnage is presented by region and state in Table 1.

                                    TABLE 1
                     ASSIGNED PROVEN AND PROBABLE RESERVES
                            AS OF DECEMBER 31, 2001
               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP
                          NEW GAULEY COAL CORPORATION
                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP
              ---------------------------------------------------

                               (000'S SHORT TONS)

                                                               RECOVERABLE COAL BY    RECOVERABLE COAL
                                          RECOVERABLE COAL        MINING METHOD          BY CONTROL
                                         ------------------   ---------------------   ----------------   COMPLIANCE
REGION                          TOTAL    PROVEN    PROBABLE   UNDERGROUND   SURFACE    OWNED    LEASED    COAL(1)
------                         -------   -------   --------   -----------   -------   -------   ------   ----------

Northern Appalachia..........  184,661   123,665    60,995      179,315       5,346   184,661      0       12,735
Central Appalachia
 Eastern Kentucky............  120,606    65,477    55,129       75,365      45,241   120,606      0        5,116
 Southern West Virginia......  193,837   135,125    58,712      168,453      25,384   193,756     81       80,711
                               -------   -------   -------      -------     -------   -------     --      -------
Sub-Total....................  314,443   200,602   113,841      243,818      70,624   314,362     81       85,827
Southern Appalachia..........   11,929    10,726     1,203            0      11,929    11,929      0       11,929
Illinois Basin...............   21,949    21,949         0            0      21,949    21,949      0            0
Northern Powder River
 Basin.......................  166,939   166,939         0            0     166,939   166,939      0            0
                               -------   -------   -------      -------     -------   -------     --      -------
Total........................  699,921   523,882   176,039      423,134     276,787   699,840     81      110,491

                                         SULFUR CONTENT                    HEAT CONTENT
                               -----------------------------------   ------------------------
                                       (AS-RECEIVED BASIS)             (AS-RECEIVED BASIS)
                               -----------------------------------   ------------------------
REGION                            LOW        MEDIUM        HIGH       SULFUR      BTU'S/LB.
------                         ---------   -----------   ---------   ---------   ------------
                               (< 1.0%)    (1.0%-1.5%)   (> 1.5%)       (%)
Northern Appalachia..........    21,029       10,986      152,646      2.92         13,232
Central Appalachia
 Eastern Kentucky............    13,987       75,650       30,969      1.41         12,675
 Southern West Virginia......   150,526        2,237       11,074      0.88         18,914
                                -------      -------      -------
Sub-Total....................   164,513      107,887       42,043      0.69         13,959
Southern Appalachia..........    11,929            0            0      2.56         11,451
Illinois Basin...............         0        5,803       16,146
Northern Powder River
 Basin.......................   166,930            0                   0.72          8,444
                                -------      -------      -------
Total........................   364,410      124,675      210,836

---------------

(1) Compliance coal meets the sulfur dioxide emission standards imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a subset of low sulfur coal and is, therefore, also reported within the amounts for low sulfur coal.

Mr. Nick Carter
April 16, 2002

     The distribution of tonnage is presented by controlling entity in Tables 2 through 4.

                                    TABLE 2
                     ASSIGNED PROVEN AND PROBABLE RESERVES
                            AS OF DECEMBER 31, 2001
               WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP
            -------------------------------------------------------

                               (000'S SHORT TONS)

                                                             RECOVERABLE COAL BY    RECOVERABLE COAL
                                        RECOVERABLE COAL        MINING METHOD          BY CONTROL
                                       ------------------   ---------------------   ----------------   COMPLIANCE
REGION                        TOTAL    PROVEN    PROBABLE   UNDERGROUND   SURFACE    OWNED    LEASED    COAL(1)
------                       -------   -------   --------   -----------   -------   -------   ------   ----------

Northern Appalachia........  176,745   115,749    60,995      171,399       5,346   176,745      0        4,819
Central Appalachia
 Eastern Kentucky..........  120,606    65,477    55,129       75,365      45,241   120,606      0        5,116
 Southern West Virginia....  193,837   135,125    58,712      168,453      25,384   193,756     81       80,711
                             -------   -------   -------      -------     -------   -------     --       ------
Sub-Total..................  314,443   200,602   113,841      243,818      70,624   314,362     81       85,827
Illinois Basin.............   21,949    21,949         0            0      21,949    21,949      0            0
                             -------   -------   -------      -------     -------   -------     --       ------
Total......................  513,136   338,300   174,836      415,217      97,919   513,055     81       90,646

                                       SULFUR CONTENT                    HEAT CONTENT
                             -----------------------------------   ------------------------
                                     (AS-RECEIVED BASIS)             (AS-RECEIVED BASIS)
                             -----------------------------------   ------------------------
REGION                          LOW        MEDIUM        HIGH       SULFUR      BTU'S/LB.
------                       ---------   -----------   ---------   ---------   ------------
                             (< 1.0%)    (1.0%-1.5%)   (> 1.5%)       (%)
Northern Appalachia........    13,113       10,986      152,646      2.36         13,206
Central Appalachia
 Eastern Kentucky..........    13,987       75,650       30,969      1.41         12,675
 Southern West Virginia....   150,526       32,237       11,074      0.88         13,185
                              -------      -------      -------
Sub-Total..................   164,513      107,887       42,043      2.56         11,451
Illinois Basin.............         0        5,803       16,146
                              -------      -------      -------
Total......................   177,626      124,675      210,836

---------------

(1) Compliance coal meets the sulfur dioxide emission standards imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a subset of low sulfur coal and is, therefore, also reported within the amounts for low sulfur coal.

                                    TABLE 3
                     ASSIGNED PROVEN AND PROBABLE RESERVES
                            AS OF DECEMBER 31, 2001
                          NEW GAULEY COAL CORPORATION
                       ---------------------------------

                               (000'S SHORT TONS)

                                                                 RECOVERABLE COAL BY      RECOVERABLE
                                            RECOVERABLE COAL        MINING METHOD       COAL BY CONTROL
                                            -----------------   ---------------------   ---------------   COMPLIANCE
REGION                             TOTAL    PROVEN   PROBABLE   UNDERGROUND   SURFACE   OWNED    LEASED    COAL(1)
------                             ------   ------   --------   -----------   -------   ------   ------   ----------

Northern Appalachia..............   7,917    7,917        0        7,917           0     7,917      0        7,917
Southern Appalachia..............  11,929   10,726    1,203            0      11,929    11,929      0       11,929
                                   ------   ------    -----        -----      ------    ------     --       ------
Total............................  19,846   18,643    1,203        7,917      11,929    19,846      0       19,846

                                             SULFUR CONTENT                    HEAT CONTENT
                                   -----------------------------------   ------------------------
                                           (AS-RECEIVED BASIS)             (AS-RECEIVED BASIS)
                                   -----------------------------------   ------------------------
REGION                                LOW        MEDIUM        HIGH       SULFUR      BTU'S/LB.
------                             ---------   -----------   ---------   ---------   ------------
                                   (< 1.0%)    (1.0%-1.5%)   (> 1.5%)       (%)
Northern Appalachia..............    7,917          0            0         0.67         13,829
Southern Appalachia..............   11,929          0            0         0.69         13,959
                                    ------         --           --
Total............................   19,846          0            0

---------------

(1) Compliance coal meets the sulfur dioxide emission standards imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a subset of low sulfur coal and is, therefore, also reported within the amounts for low sulfur coal.

Mr. Nick Carter
April 16, 2002

                                    TABLE 4
                     ASSIGNED PROVEN AND PROBABLE RESERVES
                            AS OF DECEMBER 31, 2001
                 GREAT NORTHERN PROPERTIES LIMITED PARTNERSHIP
            -------------------------------------------------------

                               (000'S SHORT TONS)

                                                                                     RECOVERABLE
                                                             RECOVERABLE COAL BY       COAL BY
                                        RECOVERABLE COAL        MINING METHOD          CONTROL
                                       ------------------   ---------------------   --------------   COMPLIANCE
REGION                        TOTAL    PROVEN    PROBABLE   UNDERGROUND   SURFACE   OWNED   LEASED    COAL(1)
------                       -------   -------   --------   -----------   -------   -----   ------   ----------

Northern Powder River
 Basin.....................  166,939   166,939       0           0        166,939     0        0          0
                             -------   -------      --          --        -------    --       --         --
Total......................  166,939   166,939       0           0        166,939     0        0          0

                                       SULFUR CONTENT                    HEAT CONTENT
                             -----------------------------------   ------------------------
                                     (AS-RECEIVED BASIS)             (AS-RECEIVED BASIS)
                             -----------------------------------   ------------------------
REGION                          LOW        MEDIUM        HIGH       SULFUR      BTU'S/LB.
------                       ---------   -----------   ---------   ---------   ------------
                             (< 1.0%)    (1.0%-1.5%)   (> 1.5%)       (%)
Northern Powder River
 Basin.....................   166,930         0            0         0.72          8,444
                              -------        --           --
Total......................   166,930         0            0

---------------

(1) Compliance coal meets the sulfur dioxide emission standards imposed by Phase II of the Clean Air Act without blending with other coals or using sulfur dioxide reduction technologies. Compliance coal is a subset of low sulfur coal and is, therefore, also reported within the amounts for low sulfur coal.

     The objective of the Audit is to provide an independent assessment and opinion of the reserves present on the Audit Properties in accordance with sound professional practices currently accepted for use in estimating coal reserves. Reserve estimates can be classified according to the relative degree of geologic assurance of the estimates, a function of varying distances from points of control or reliability. In the Audit, only those reserves in the proven (measured) and probable (indicated) classifications are included. The definitions of these terms as set forth in Securities Act Industry Guide 7 issued by the United States Security and Exchange Commission are as follows.

     - Reserve -- That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

      Note: Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals; when other materials such as coal, oil, shale, tar, sands, limestone, etc. are involved, an appropriate term such as "recoverable coal" may be substituted.

     - Proven (Measured) Reserves -- Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

     - Probable (Indicated) Reserves -- Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

     In estimating reserves, legal, technical, and economic constraints are taken into account. In the Audit, reserves are the sum of the tons of recoverable coal classified as proven (measured) and probable (indicated), as defined above. It is emphasized that the use of the term reserve in the Audit implies assurance of coal tonnage estimates based on industry-standard parameters of existence, continuity, and situational suitability for permitting and mining related to legal, economic, and technical standards.

     The reserve estimates prepared by WPPLP, NGCC, and GNPLP, its lessees, and consultants and audited by STAGG, as well as those estimates prepared by STAGG, adequately account for mining limitations, including coal in roof and barrier pillars and coal under railroads, roads, buildings, power lines,

Mr. Nick Carter
April 16, 2002

or other structures protected by state restrictions including restrictions on surface disturbance. These limitations are taken into account by the application of mining recovery factors and the exclusion of tonnage in areas encumbered by restrictions.

     In the Audit, detailed reviews of material in the files of WPPLP, NGCC, and GNPLP were conducted in conjunction with interviews of WPPLP's and NGCC's mine inspectors assigned to the various properties. The material reviewed included reserve studies prepared both internally by a number of lessees and by consulting firms, as well as mine maps, production records, and quality data. Regarding GNPLP's properties, a review of material in GNPLP's files and a review of mine maps with a representative of the principal producing lessee were conducted. During the latter review, the configuration of the various surface mine pits at the Audit Date was established, and discussions of geologic and operating conditions were conducted. For each of the three controlling entities, considerable reliance was placed on reserve estimates prepared previously by STAGG at the following dates:

- Western Pocahontas Properties Limited Partnership.........  February 1, 1998
- New Gauley Coal Corporation...............................  February 1, 1998
- Great Northern Properties Limited Partnership.............  December 1, 1998

     In some instances, reserve estimates were prepared by STAGG in the Audit.

     STAGG is familiar with the Audit Properties on a continuing basis by virtue of annual reviews of WPPLP's and NGCC's lessees it conducts for these entities' lender.

     In the Audit, STAGG relied solely on maps provided by WPPLP, NGCC, and GNPLP in establishing property control and boundaries, and makes no representation regarding either WPPLP's, NGCC's, or GNPLP's interests in the Audit Properties, nor to the current status or validity of any deed, lease, sublease, or lease assignment affecting the Audit Properties. All property lines were taken from the best available information and are assumed to be accurate for the purpose of the Audit.

     STAGG is a natural resource consulting firm that has provided services to the mining industry for 27 years, with the majority of its work involving coal. All work in the Audit was jointly supervised by Alan Stagg and Joe Norris, who have 38 and 27 years experience, respectively, in the mining industry. Both are variously registered, certified, or licensed professional geologists in a number of states as applicable and both have worked in virtually every coal basin of any significance in the United States.

     STAGG's compensation is not contingent upon the reporting of predetermined estimates of tonnage. Additionally, neither STAGG nor any employee of STAGG has any ownership interest in WPPLP; NGCC; GNPLP; Arch Coal, Inc.; or Natural Resource Partners L.P. or any Audit Property; nor is any employee of STAGG an employee, officer, or director of any of these entities or of an affiliated entity thereof.

     All background material, work notes, maps, and documents that were used in developing the tonnage estimates contained herein are retained in STAGG's files.

Mr. Nick Carter
April 16, 2002

                                          Sincerely yours,

                                          STAGG RESOURCE CONSULTANTS, INC.

                                                   /s/ JOE G. NORRIS
                                          --------------------------------------
                                                  Joe G. Norris, C.P.G.
                                              Vice President -- Geology and
                                                 Principal Mine Geologist

                                          AIPG Certified Professional Geologist
                                                         No. 8002

                                                   /s/ ALAN K. STAGG
                                          --------------------------------------
                                                  Alan K. Stagg, R.P.G.
                                             President and Principal Economic
                                                        Geologist

                                             Alabama Registered Professional
                                                    Geologist No. 623
                                           Indiana Licensed Geologist No. 2059
                                             Kentucky Registered Professional
                                                    Geologist No. 953

:aks/jgn

Attachments

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,500,000 COMMON UNITS

                         NATURAL RESOURCE PARTNERS L.P.

                                  REPRESENTING
                           LIMITED PARTNER INTERESTS

                        (NATURAL RESOURCE PARTNERS LOGO)

                                  ------------

                                   PROSPECTUS

                                 APRIL   , 2002

                                  ------------

                              SALOMON SMITH BARNEY

                                LEHMAN BROTHERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

Registration fee............................................   $ 9,827
NASD filing fee.............................................    11,180
NYSE listing fee............................................         *
Printing and engraving expenses.............................         *
Fees and expenses of legal counsel..........................         *
Accounting fees and expenses................................         *
Transfer agent and registrar fees and expenses..............         *
Miscellaneous...............................................         *
                                                               -------
  Total.....................................................   $     *

---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The section of the prospectus entitled "The Partnership
Agreement -- Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by law against all losses, claims, damages or similar events and is
incorporated herein by this reference. Reference is also made to Section      of
the Underwriting Agreement to be filed as an exhibit to this registration statement, in which the WPP Group, Arch Coal and their affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement,
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In April 2002, in connection with the formation of the partnership, Natural Resource Partners L.P. issued to (i) NRP (GP) LP the 2% general partner interest in the partnership for $20 and (ii) GP Natural Resource Partners LLC the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.  EXHIBITS

     The following documents are filed as exhibits to this registration statement:

EXHIBIT
NUMBER                                  DESCRIPTION
-------         ------------------------------------------------------------
 1.1*     --    Form of Underwriting Agreement
 3.1      --    Certificate of Limited Partnership of Natural Resource
                Partners L.P.
 3.2      --    Form of First Amended and Restated Agreement of Limited
                Partnership of Natural Resource Partners L.P. (included as
                Appendix A to the Prospectus)
 3.3      --    Certificate of Formation of NRP (Operating) LLC
 3.4*     --    Form of First Amended and Restated Limited Liability Company
                Agreement of NRP (Operating) LLC
 3.5      --    Certificate of Limited Partnership of NRP (GP) LP
 3.6*     --    Form of First Amended and Restated Agreement of Limited
                Partnership of NRP (GP) LP
 3.7      --    Certificate of Formation of GP Natural Resource Partners LLC
 3.8*     --    Form of First Amended and Restated Limited Liability Company
                Agreement of GP Natural Resource Partners LLC
 5.1*     --    Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
 8.1*     --    Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*     --    Form of Credit Facility
10.2*     --    Form of Contribution, Conveyance and Assumption Agreement
10.3*     --    Form of Natural Resource Partners Long-Term Incentive Plan
10.4*     --    Form of Natural Resource Partners Annual Incentive Plan
10.5*     --    Form of Omnibus Agreement
21.1*     --    List of subsidiaries of Natural Resource Partners L.P.
23.1      --    Consent of Arthur Andersen LLP
23.2      --    Consent of Ernst & Young LLP
23.3*     --    Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4*     --    Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5      --    Consent of Weir International Mining Consultants
23.6      --    Consent of Stagg Resource Consultants, Inc.
24.1      --    Powers of Attorney (included on the signature page)
99.1      --    Letter to the SEC from Western Pocahontas Corporation
                regarding Arthur Andersen LLP
99.2      --    Letter to the SEC from New Gauley Coal Corporation regarding
                Arthur Andersen LLP
99.3      --    Letter to the SEC from GNP Management Corporation regarding
                Arthur Andersen LLP

---------------

* To be filed by amendment

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 19, 2002.

                                          NATURAL RESOURCE PARTNERS L.P.

                                          By: NRP (GP) LP

                                              its General Partner

                                          By: GP Natural Resource Partners LLC

                                              its General Partner

                                          By:        /s/ NICK CARTER
                                            ------------------------------------
                                              Name: Nick Carter
                                              Title:   President and Chief
                                                       Operating Officer

     Each person whose signature appears below appoints Dwight L. Dunlap and Nick Carter, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        SIGNATURE                                   TITLE                       DATE
                        ---------                                   -----                       ----

           /s/ CORBIN J. ROBERTSON, JR.              Chief Executive Officer and           April 19, 2002
 ------------------------------------------------      Chairman of the Board of
             Corbin J. Robertson, Jr.                  Directors (Principal Executive
                                                       Officer)


               /s/ DWIGHT L. DUNLAP                  Chief Financial Officer (Principal    April 19, 2002
 ------------------------------------------------      Financial Officer)
                 Dwight L. Dunlap


                /s/ KENNETH HUDSON                   Controller (Principal Accounting      April 19, 2002
 ------------------------------------------------      Officer)
                  Kenneth Hudson


                /s/ STEVEN F. LEER                   Director                              April 19, 2002
 ------------------------------------------------
                  Steven F. Leer

                        SIGNATURE                                   TITLE                       DATE
                        ---------                                   -----                       ----

                /s/ S. REED MORIAN                   Director                              April 19, 2002
 ------------------------------------------------
                  S. Reed Morian


                /s/ DAVID B. PEUGH                   Director                              April 19, 2002
 ------------------------------------------------
                  David B. Peugh


               /s/ W. W. SCOTT, JR.                  Director                              April 19, 2002
 ------------------------------------------------
                 W. W. Scott, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------         ------------------------------------------------------------
 1.1*     --    Form of Underwriting Agreement
 3.1      --    Certificate of Limited Partnership of Natural Resource
                Partners L.P.
 3.2      --    Form of First Amended and Restated Agreement of Limited
                Partnership of Natural Resource Partners L.P. (included as
                Appendix A to the Prospectus)
 3.3      --    Certificate of Formation of NRP (Operating) LLC
 3.4*     --    Form of Amended and Restated Limited Liability Company
                Agreement of NRP (Operating) LLC
 3.5      --    Certificate of Limited Partnership of NRP (GP) LP
 3.6*     --    Form of Amended and Restated Agreement of Limited
                Partnership of NRP (GP) LP
 3.7      --    Certificate of Formation of GP Natural Resource Partners LLC
 3.8*     --    Form of Amended and Restated Limited Liability Company
                Agreement of GP Natural Resource Partners LLC
 5.1*     --    Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
 8.1*     --    Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*     --    Form of Credit Facility
10.2*     --    Form of Contribution, Conveyance and Assumption Agreement
10.3*     --    Form of Natural Resource Partners Long-Term Incentive Plan
10.4*     --    Form of Natural Resource Partners Annual Incentive Plan
10.5*     --    Form of Omnibus Agreement
21.1*     --    List of subsidiaries of Natural Resource Partners L.P.
23.1      --    Consent of Arthur Andersen LLP
23.2      --    Consent of Ernst & Young LLP
23.3*     --    Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4*     --    Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5      --    Consent of Weir International Mining Consultants
23.6      --    Consent of Stagg Resource Consultants, Inc.
24.1      --    Powers of Attorney (included on the signature page)
99.1      --    Letter to the SEC from Western Pocahontas Corporation
                regarding Arthur Andersen LLP
99.2      --    Letter to the SEC from New Gauley Coal Corporation regarding
                Arthur Andersen LLP
99.3      --    Letter to the SEC from GNP Management Corporation regarding
                Arthur Andersen LLP

---------------

* To be filed by amendment